Exhibit 10.1

NINTH AMENDMENT TO CREDIT AGREEMENT

This NINTH AMENDMENT to the Credit Agreement referred to below, dated as of April 29, 2026 (this “Amendment”) is entered into by and among HLF Financing SaRL, LLC, a Delaware limited liability company (the “Term Loan Borrower”), Herbalife Ltd. (f/k/a Herbalife Nutrition Ltd.), a Cayman Islands exempted company incorporated with limited liability with company number 116838 and with its registered office at Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88006 (“HIL”), HBL IHB Operations S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 257956 (“HBL IHB”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent, the Term Loan Borrower, HBL IHB and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrower, are referred to herein as the “Borrowers”), certain subsidiaries of the Borrowers as Subsidiary Guarantors, the 2026 Refinancing Term Loan A Lenders (as defined below), the 2026 Refinancing Revolving Credit Lenders (as defined below), each Issuing Bank, Citizens Bank, N.A. (“Citizens”) as Collateral Agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”) and as security trustee for the benefit of the Secured Parties in accordance with the Intercreditor Agreement (the “Security Trustee”) and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”) as Revolver Administrative Agent (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent”) and as administrative agent for the 2026 Refinancing Term Loan A Lenders (together with its successors and permitted assigns in such capacity, the “Term Loan A Agent”). The Term Loan A Agent and the Revolver Administrative Agent are together referred to as the “Administrative Agents”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement or the Amended Credit Agreement (each as defined below) (as the context may require).

RECITALS

WHEREAS, the Borrowers, the Subsidiary Guarantors, the several Lenders from time to time party thereto, the Revolver Administrative Agent and the Collateral Agent have entered into that certain Credit Agreement, dated as of August 16, 2018 (together with all exhibits and schedules attached thereto, as amended by the First Amendment to Credit Agreement, dated as of December 12, 2019, as further amended by the Second Amendment to Credit Agreement, dated as of March 19, 2020, as further amended by the Third Amendment to Credit Agreement, dated as of February 10, 2021, the Fourth Amendment to Credit Agreement, dated as of July 30, 2021, the Fifth Amendment to Credit Agreement, dated as of April 3, 2023, the Sixth Amendment to Credit Agreement, dated as of April 28, 2023, the Seventh Amendment to Credit Agreement, dated as of June 29, 2023 and the Eighth Amendment to Credit Agreement, dated as of April 12, 2024 and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement” and as amended by this Amendment, the “Amended Credit Agreement”);

WHEREAS, on the date hereof (but prior to giving effect to this Amendment), there are (a) outstanding Term B Loans in an aggregate principal amount of $365,000,000 (the “Existing Term B Loans” and the lenders thereunder, the “Existing Term Loan B Lenders”) and (b) outstanding Revolving Credit Commitments in an aggregate principal amount of $400,000,000 under the Credit Agreement (the “Existing Revolving Credit Commitments” and the lenders thereunder, the “Existing Revolving Credit Lenders” and any outstanding Revolving Credit Loans under the Credit Agreement, the “Existing Revolving Credit Loans”);

WHEREAS, the Borrowers request that the Credit Agreement be amended pursuant to Sections 2.23, 2.24 and 9.2 thereof to effect the modifications set forth in this Amendment to:

(a) establish new Revolving Credit Commitments on the Ninth Amendment Effective Date in an aggregate amount of up to $425,000,000 (the “2026 Refinancing Revolving Credit Commitments”; and the loan incurred thereunder, the “2026 Refinancing Revolving Credit Loans”; and such facility, the “2026 Refinancing Revolving Credit Facility”), and

(b) incur new Term A Loans, which shall be incurred on the Ninth Amendment Effective Date in an initial aggregate principal amount of up to $225,000,000 (the “2026 Refinancing Term A Loans” and the lenders thereunder, the “2026 Refinancing Term Loan A Lenders” and, the commitments with respect thereto, the “2026 Refinancing Term Loan A Commitments”; and such facility, the “2026 Refinancing Term Loan A Facility” and together with the 2026 Refinancing Revolving Credit Facility, the “2026 Refinancing Pro Rata Facilities”),

in each case, the proceeds of which, along with cash on hand and the proceeds of a contemporaneous note offering of up to $800,000,000 in aggregate principal amount of senior secured notes (herein, the “Note Offering”), will be used to (i) repay in full the aggregate principal amount of Existing Term B Loans outstanding on the Ninth Amendment Effective Date under the Credit Agreement and pay the accrued but unpaid interest in connection therewith (for the avoidance of doubt, all interest accrued on the Existing Term B Loans prior to the Ninth Amendment Effective Date shall be paid on the Ninth Amendment Effective Date (provided that, for the avoidance of doubt, interest shall not accrue on the Ninth Amendment Effective Date on the Existing Term B Loans)), (ii) refinance and replace the Existing Revolving Credit Loans and terminate the Existing Revolving Credit Commitments under the Credit Agreement in full and pay the accrued but unpaid interest in connection therewith and (iii) pay any transaction fees and expenses incurred in connection with the foregoing;

WHEREAS, in connection with the arrangement of the 2026 Refinancing Pro Rata Credit Facilities, Rabobank, Bank of America, N.A. (“Bank of America”), Citibank, N.A.1 (“Citi”), Citizens, and Mizuho Bank, Ltd. (“Mizuho”) (in each case, together with any of their affiliates) will act as joint lead arrangers and bookrunners (the “Refinancing Arrangers” and each, a “Refinancing Arranger”), and Standard Chartered Bank, City National Bank and Axos Bank (in each case, together with any of their affiliates) are acting as documentation agents (the “Documentation Agents”);

[1]	“Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

WHEREAS, in addition to the foregoing, the Revolver Borrowers have provided to the Revolver Administrative Agent, and this Amendment shall be deemed to constitute, a request to incur, refinance and replace the Existing Revolving Credit Commitments under the Existing Revolving Credit Facility with 2026 Refinancing Revolving Credit Commitments under the 2026 Refinancing Revolving Credit Facility on terms as set forth in this Amendment and the Amended Credit Agreement. The Revolver Borrowers have requested that such 2026 Refinancing Revolving Credit Commitments be provided by banks or other financial institutions that become Lenders or are Existing Revolving Credit Lenders under the Credit Agreement (each such Person committing to provide and providing any such 2026 Refinancing Revolving Credit Commitments on the Ninth Amendment Effective Date being referred to herein as an “2026 Refinancing Revolving Credit Lenders”);

WHEREAS, each 2026 Refinancing Revolving Credit Lender who executes and delivers this Amendment agrees to provide 2026 Refinancing Revolving Credit Commitments and make Borrowings thereunder available to the Revolver Borrowers from time to time on and following the Ninth Amendment Effective Date on the terms and conditions set forth in this Amendment and the Amended Credit Agreement in an amount set forth against its name on Schedule I hereto;

WHEREAS, all the Existing Revolving Credit Loans outstanding under the Existing Revolving Credit Commitments immediately prior to the Ninth Amendment Effective Date shall be repaid in full and all the Existing Revolving Credit Commitments shall be irrevocably terminated and shall be refinanced and replaced by the 2026 Refinancing Revolving Credit Commitments;

WHEREAS, On the Ninth Amendment Effective Date, all outstanding Letters of Credit issued under the Credit Agreement pursuant to the Existing Revolving Credit Commitments shall remain outstanding and shall, for all purposes of the Amended Credit Agreement, be automatically deemed issued under 2026 Refinancing Revolving Credit Commitments and 2026 Refinancing Revolving Credit Facility;

WHEREAS, each Person that has agreed to become a 2026 Refinancing Term Loan A Lender under the Amended Credit Agreement by providing new 2026 Refinancing Term Loan A Commitments to provide 2026 Refinancing Term A Loans on the terms and conditions set forth in this Amendment and the Amended Credit Agreement in an amount set forth against its name on Schedule I hereto consents to terms of this Amendment; and

WHEREAS, each Loan Party party hereto (collectively, the “Reaffirming Parties”, and each, a “Reaffirming Party”) expects to realize substantial direct and indirect benefits as a result of this Amendment becoming effective and the consummation of the transactions contemplated hereby and agrees to reaffirm its obligations, guaranties and any security interests granted by it pursuant to the Credit Agreement, the Collateral Documents, and the other Loan Documents to which it is a party.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments to Credit Agreement.

(a) The Credit Agreement is, effective as of the Ninth Amendment Effective Date, and subject to the satisfaction of the conditions precedent set forth in SECTION 3 below, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and insert the added text (indicated textually in the same manner as the following example: added text) as shown in Exhibit A hereto.

(b) Amendment to Schedule 2.1: Schedule 2.1 to the Credit Agreement is hereby amended and restated in the form attached as Schedule I hereto.

(c) Amendment to Schedule 1.1(B): Schedule 1.1(B) to the Credit Agreement is hereby amended and restated in the form attached as Schedule II hereto.

(d) Amendment to Exhibit B: Exhibit B to the Credit Agreement is hereby amended and restated in the form attached as Schedule III hereto.

SECTION 2. Facilities.

(A)	2026 Refinancing Term Loan A Facility

(a) Each 2026 Refinancing Term Loan A Lender agrees to make 2026 Refinancing Term Loan A Loans, in a single draw, on the Ninth Amendment Effective Date to the Term Loan Borrower, in an aggregate principal amount equal to such 2026 Refinancing Term Loan A Lender’s 2026 Refinancing Term Loan A Commitment.

(b) The 2026 Refinancing Term Loan A Commitments of the 2026 Refinancing Term Loan A Lenders shall automatically terminate upon the funding of the 2026 Refinancing Term A Loans on the Ninth Amendment Effective Date.

(c) For the avoidance of doubt, Interest will accrue on the 2026 Refinancing Term A Loans from and after the Ninth Amendment Effective Date as provided in the Amended Credit Agreement. The initial Interest Period applicable to the 2026 Refinancing Term A Loans that are SOFR Loans shall be the period identified by the Borrower in the Borrowing Notice relating to the 2026 Refinancing Term A Loans referenced in SECTION 3(b) below.

(d) From and after the Ninth Amendment Effective Date, (i) each 2026 Refinancing Term Loan A Lender shall be a “Lender”, a “Term Loan A Lender” and a “Term Loan Lender” for all purposes under the Amended Credit Agreement and the other Loan Documents and perform all the obligations of, and have all the rights of, a Lender thereunder, (ii) each 2026 Refinancing Term Loan A Commitment shall be a “Term Loan A Commitment” and a “Commitment” for all purposes under the Amended Credit Agreement and the other Loan Documents, (iii) the 2026 Refinancing Term Loan A Facility shall be a “Facility”, “Term Loan Facility” and a “Term Loan A Facility” for all purposes under the Amended Credit Agreement and the other Loan Documents and (iv) the 2026 Refinancing Term A Loans shall each be a “Term A Loan”, a “Loan” and a “Term Loan” for all purposes under the Amended Credit Agreement and the other Loan Documents. The other terms of the 2026 Refinancing Term A Loans made pursuant to this Amendment shall be those set forth in the Amended Credit Agreement.

(B)	2026 Refinancing Revolving Credit Facility

(e) Each 2026 Refinancing Revolving Credit Lender who executes and delivers this Amendment agrees to provide 2026 Refinancing Revolving Credit Commitments and make Borrowings thereunder available to the Revolver Borrowers from time to time on and following the Ninth Amendment Effective Date on the terms and conditions set forth in this Amendment and the Amended Credit Agreement in an amount set forth against its name on Schedule I hereto.

(f) Pursuant to Section 2.10 of the Credit Agreement, the Revolver Borrowers have elected to terminate the Existing Revolving Credit Commitments of the Existing Revolving Credit Lenders. This Amendment constitutes the notice required pursuant to Section 2.10 of the Credit Agreement. On the Ninth Amendment Effective Date, all Existing Revolving Credit Commitments shall terminate in full and each Existing Revolving Credit Loan shall be repaid in full, together with all accrued and unpaid interest on, and all other amounts owing in respect of such Existing Revolving Credit Loans.

(g) On the Ninth Amendment Effective Date, (1) each Letter of Credit outstanding under the Credit Agreement immediately prior to giving effect to this Agreement (each, an “Outstanding Letter of Credit”) will continue to remain outstanding and shall thereafter be deemed to be a Letter of Credit issued under the Amended Credit Agreement on the Ninth Amendment Effective Date for all purposes under the Amended Credit Agreement and the other Loan Documents and (2) the Issuing Bank of each Outstanding Letter of Credit shall be deemed to have sold to each 2026 Refinancing Revolving Credit Lender, and each 2026 Refinancing Revolving Credit Lender shall be deemed to have purchased from such Issuing Bank, without further action by any party hereto, an undivided interest and participation, pro rata (based on the percentage of the aggregate 2026 Refinancing Revolving Credit Commitments represented by such 2026 Refinancing Revolving Credit Lender’s 2026 Refinancing Revolving Credit Commitment), in such Outstanding Letter of Credit.

(h) On and after the Ninth Amendment Effective Date, (i) each 2026 Refinancing Revolving Credit Lender shall be a “Lender” and a “Revolving Credit Lender” for all purposes under the Amended Credit Agreement and the other Loan Documents and perform all the obligations of, and have all the rights of, a Lender thereunder, (ii) each 2026 Refinancing Revolving Credit Commitment shall be a “Revolving Credit Commitment” and a “Commitment” for all purposes under the Amended Credit Agreement and the other Loan Documents, (iii) each 2026 Refinancing Revolving Credit Loan shall be a “Loan” and a “Revolving Loan” for all purposes under the Amended Credit Agreement and the other Loan Documents, and (iv) the 2026 Refinancing Revolving Credit Facility shall be a “Credit Facility” and a “Revolving Credit Facility” for all purposes under the Amended Credit Agreement and the other Loan Documents.

(i) The parties hereto agree that this Amendment constitutes the notice of the prepayment, in full, of the Existing Term B Loans and the Existing Revolving Credit Loans and the requirement set forth in Section 2.12 of the Credit Agreement is deemed satisfied hereby.

SECTION 3. Conditions of Effectiveness. The effectiveness of this Amendment (including the amendments contained in SECTION 1 above and agreements contained in SECTION 2 above) are subject to the satisfaction (or written waiver) of the following conditions (the date of satisfaction of such conditions being referred to herein as the “Ninth Amendment Effective Date”):

(a) This Amendment shall have been duly executed by the Borrowers, the Subsidiary Guarantors, each 2026 Refinancing Revolving Credit Lender, each Issuing Bank, the Revolver Administrative Agent and the Collateral Agent (which may include a copy transmitted by facsimile or other electronic method), and delivered to the Administrative Agents;

(b) Borrowing Requests in accordance with Sections 2.2 and 2.6 of the Credit Agreement;

(c) The Administrative Agents shall have received favorable legal opinions of (A) Gibson, Dunn & Crutcher LLP, special counsel to the Loan Parties, (B) Snell & Wilmer, L.L.P., Nevada counsel to the Loan Parties, (C) Maples and Calder (Cayman) LLP, Cayman Islands counsel to the Loan Parties, (D) Latham & Watkins (London) LLP, English law counsel to the Administrative Agents, (E) Walder Wyss AG, Swiss counsel to the Loan Parties with respect to capacity of each Subsidiary Guarantor incorporated in Switzerland to enter into the Loan Documents to which it is a party, (F) Niederer Kraft Frey AG, Swiss counsel to the Collateral Agent regarding the validity of the confirmations of the Swiss first-ranking quota pledge agreements granted over the quotas of each of the Subsidiary Guarantors incorporated in Switzerland, (G) DLA Piper Luxembourg S.à r.l., Luxembourg counsel to the Loan Parties with respect to the capacity of the Luxembourg Loan Parties to enter into the Loan Documents and subsistence of security interest, in each case in form and substance reasonably satisfactory to the Administrative Agents and (H) Camilleri Preziosi Advocates, Malta counsel to the Administrative Agents;

(d) The Administrative Agents shall have received a certificate signed by a Responsible Officer of the Borrowers as to the matters set forth in SECTIONS 3(g) and (h) below;

(e) The Administrative Agents shall have received:

(I) a certificate dated as of the Ninth Amendment Effective Date of the corporate secretary or an assistant or associate corporate secretary or director or manager (or such other officer reasonably acceptable to the Administrative Agents) of each of the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agents, certifying (i) that attached thereto is a true and complete and up to date copy of the articles or certificate of incorporation, final certificate of continuation, memorandum and articles of association or other comparable organizational documents including any certificate on change of name and all amendments thereto of such Loan Party certified (other than in the case of any Loan Party that is a Cayman Islands exempted company or any Loan Parties incorporated in England and Wales) as of a recent date by the secretary of state (or comparable Governmental Authority) of its jurisdiction of organization (where applicable), and that the same has not been amended since the date of such certification, (ii) if applicable, that attached thereto is a true and complete copy of the bylaws or comparable governing documents of such Loan Party, as then in effect and as in effect at all times without amendment of supersession from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors or managers or other comparable governing body or bodies of such Loan Party (and, if applicable, resolutions adopted by all the holders of the issued shares of such Loan Party), (A) authorizing the execution, delivery and performance of this Amendment and any related Loan Documents to which it is a party, (B) approving the terms of, and the transactions contemplated by, this Amendment any related Loan Documents, and the continuing security interest, or granting of security interest, over Collateral pursuant to the relevant Collateral Documents; (C) authorizing a specified person or persons to execute this Amendment, any other Loan Document and related documents on its behalf; and (D) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (if relevant) to be signed and/or dispatched by it under or in connection with this Amendment, any other Loan Document and related documents, which are in full force and effect without amendment or supersession as of the date of the certificate, (iv) as to the incumbency and genuineness of the signature of each officer, director, manager or other comparable authorized manager or attorney of such Loan Party, executing this Amendment or any of such other Loan Documents, and attaching all such copies of the documents described above together with, in the case of the Loan Parties incorporated in the Cayman Islands and HBL Ltd., copies of their internal registers of directors and officers, registers of members (except the register of members of the Parent) and registers of mortgages and charges (except such register of HBL Ltd.), (v) in case of any Loan Party formed, organized or incorporated under the laws of Switzerland, a copy of the minutes of the quotaholder resolutions of each of the such Loan Party duly adopted by the relevant sole quotaholder of such Loan Party approving the terms of, and the transactions contemplated by, and authorizing the execution, delivery and performance of the Amendment, any Loan Documents and related documents to which it is a party, (vi) in case of any Loan Party formed, organized or incorporated under the laws of Switzerland, a copy of a certified up-to-date excerpt from the commercial register of each such Loan Party and (vii) in case of any Loan Party incorporated under the laws of England and Wales, (A) the records relating to persons with significant control of that Loan Party shown on the “register” (within the meaning of section 1080(2) of the Companies Act 2006) and (B) that the borrowing, guaranteeing or security, as appropriate, of the Commitments will not cause any borrowing, guarantee, security or other similar limit binding on it to be exceeded, and

(II) in respect of (i) any Luxembourg Loan Party, (ii) WHBL Luxembourg S.à r.l., (iii) HLF Luxembourg Distribution S.à r.l. and (iv) Herbalife Africa (together the “Luxembourg Entities” and each a “Luxembourg Entity”), a manager’s certificate dated as of the Ninth Amendment Effective Date signed by a manager of the relevant Luxembourg Entity, attaching and certifying the following items: (A) an up-to-date copy of the articles of association (statuts) of the relevant Luxembourg Entity; (B) an electronic true and complete certified excerpt (extrait) of the Luxembourg Companies Register pertaining to the relevant Luxembourg Entity dated as of the date of this Amendment; (C) an electronic true and complete certified certificate of non-registration of judicial decisions or administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) dated as of the date of this Amendment issued by the Luxembourg Insolvency Register (Registre de l’insolvabilité, Reginsol) held and maintained by the Luxembourg Companies Register and reflecting the situation no more than one Business Day prior to the date of this Amendment; (D) a true, complete and up-to-date board resolutions approving the entry by the relevant Luxembourg Loan Party into, among others, the Loan Documents; (E) the relevant Luxembourg Entity is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (faillite), voluntary or judicial liquidation (liquidation volontaire ou judiciaire), reprieve from payment (sursis de paiement), general settlement with creditors, administrative dissolution without liquidation (dissolution administrative sans liquidation), out-of-court mutual agreement (reorganization extra-judiciaire par accord amiable), judicial reorganisation (réorganisation judiciaire), judicial reorganisation in the form of a stay to enter into a mutual agreement (sursis en vue de la conclusion d’un accord amiable extra-judiciaire), judicial reorganisation by collective agreement (réorganisation judiciaire par accord collectif), judicial reorganisation by transfer of assets or activities (réorganisation judiciaire par transfert sous autorité de justice), conciliation (conciliation) or protective measures (mesures en vue de préserver les entreprises), reorganisation or similar laws affecting the rights of creditors generally and no application has been made or is to be made by its manager or, as far as it is aware, by any other person for the appointment of a conciliateur, juge délégué, expert-vérificateur, administrateur provisoire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings; (F) a true and complete specimen of signatures for each of the managers or authorized signatories having executed for and on behalf of the relevant Luxembourg Loan Party the Loan Documents and (G) a certificate (or a section in the manager’s certificate, as applicable) of the domiciliation agent or signed by a manager of the relevant Luxembourg Loan Party certifying, as the case may be, (i) due compliance by the relevant Luxembourg Loan Party with, and adherence to, the provisions of the Luxembourg Law dated 31 May 1999 concerning the domiciliation of companies, as amended, and the related circulars issued by the Commission de Surveillance du Secteur Financier or (ii) that the premises of the Luxembourg Loan Party are leased pursuant to a legal, valid and binding (and still in full force and effect) lease agreement and correspond to sufficient unshared office space, with a separate entrance and sufficient office equipment allowing it to effectively carry out its business activities;

(III) in respect of any Loan Party incorporated or existing under the laws of Malta (a “Malta Loan Party”), (i) a certificate of incumbency issued by the Malta Business Registry, dated no more than ten (10) Business Days prior to the Ninth Amendment Effective Date, confirming that as at the date thereof, the Malta Business Registry has not received notice that proceedings have been commenced against each Malta Loan Party for its dissolution, winding up or striking off or that any application has been filed with the Courts in Malta for bankruptcy proceedings of each Malta Loan Party and (ii) a true and complete specimen of signatures for each of the managers or authorized signatories having executed for and on behalf of the relevant Malta Loan Party the Loan Documents;

(f) The Administrative Agents shall have received a certificate as of a recent date (and in the case of any Malta Loan Party, be dated no more than ten (10) Business Days prior to the Ninth Amendment Effective Date) of the good standing of each of the Loan Parties (other than the Luxembourg Loan Parties, any Loan Parties incorporated in England and Wales, any Loan Parties incorporated in Switzerland) under the laws of its jurisdiction of organization, from the secretary of state (or comparable Governmental Authority) of such jurisdiction as well as corresponding bring-down good standing certificates dated as of the Ninth Amendment Effective Date, save that, no such bring-down good standing certificate is required for any Loan Party that is a Cayman Islands exempted company where the above recent date of the certificate of good standing initially provided is no earlier than 10 Business Days prior to the Ninth Amendment Effective Date;

(g) No Default or Event of Default has occurred and is continuing both before and immediately after giving effect to the transactions contemplated hereby;

(h) The representations and warranties of each Loan Party set forth in SECTION 5(b) below are true and correct and the representations and warranties of each Loan Party set forth in SECTIONS 5(a) and (c) below are true and correct in all material respects on and as of the Ninth Amendment Effective Date (immediately after giving effect to this Amendment) as if made on as of such date, except in the case of any representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided, that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”;

(i) The Administrative Agents shall have received a solvency certificate in the form of Exhibit J to the Credit Agreement from a Responsible Officer of the Parent with respect to the solvency of the Parent and its Subsidiaries, on a consolidated basis, after giving effect to the Ninth Amendment;

(j) Know Your Customer and Other Required Information.

(i) The Term Loan A Agent shall have received, no later than one (1) Business Day prior to the Ninth Amendment Effective Date, all documentation and other information about the Loan Parties as has been reasonably requested in writing at least three (3) Business Days prior to the Ninth Amendment Effective Date by the Term Loan A Agent with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(ii) At least three (3) Business Days prior to the Ninth Amendment Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower to any Lender that requests such Beneficial Ownership Certification in writing at least three (3) Business Days prior to the Ninth Amendment Effective Date;

(k) A written notice of prepayment in respect of the Existing Term B Loans and the Existing Revolving Credit Loans in accordance with Section 2.12 of the Credit Agreement;

(l) Evidence that the refinancing of all Existing Term B Loans (including payment of all accrued but unpaid interest on such Existing Term B Loans) shall have been consummated or, substantially concurrently with the incurrence of the 2026 Refinancing Term A Loans, shall be consummated;

(m) All fees and expenses required to be paid hereunder or pursuant to the Credit Agreement, (including all fees and expenses as separately agreed in writing among the Parent, the Refinancing Arrangers, Documentation Agents and TCBI Securities, Inc.) shall have been paid in full in cash or will be paid in full in cash on the Ninth Amendment Effective Date, including, without limitation, all reasonable and documented out-of-pocket expenses (including, for the avoidance of doubt, the reasonable and documented fees and expenses of Latham & Watkins LLP and each other counsel to the Refinancing Arrangers) incurred by the Refinancing Arrangers, the Agents and their respective Affiliates in connection with the execution and delivery of this Amendment;

(n) The Borrower shall have executed and delivered its consent to the Master Assignment and Acceptance Agreement substantially in the form attached hereto as Annex A (a “Master Assignment”) as contemplated under this Amendment;

(o) The Parent, HBL Luxco 1 S.à r.l. and each Subsidiary Guarantor which is a Cayman Islands exempted company and a mortgagor under any existing Cayman Share Mortgage shall have executed and delivered (in a form and substance reasonably satisfactory to the Collateral Agent) an omnibus supplementary equitable share mortgage over the shares secured by the existing Cayman Security Documents (the “Cayman Omnibus Share Mortgage”) (and shall have delivered to the Collateral Agent the ancillary documents required to be delivered pursuant to the Cayman Omnibus Share Mortgage on the date it is entered into);

(p) (i) A Swiss law governed security confirmation agreement relating to a first-ranking quota pledge agreement originally dated March 6, 2024, and further released and immediately after simultaneously retaken on 12 April 2024, as confirmed on 12 April 2024 and further amended and confirmed on December 11, 2024, between HBL UK 1 Limited, as pledgor and Citizens as Collateral Agent and pledgee, acting for itself and as direct representative (direkter Stellvertreter) in the name and for the account of all other Secured Parties thereunder as pledgees, and the Secured Parties thereunder as pledgees, represented for all purposes by the Collateral Agent as direct representative (direkter Stellvertreter), regarding a first-ranking pledge of all quotas in HBL Swiss Holdings GmbH; and (ii) Swiss law governed security confirmation agreement relating to a first-ranking quota pledge agreement originally dated March 6, 2024 and as further confirmed on April 12, 2024, between HBL Swiss Holdings GmbH, as pledgor and Citizens as Collateral Agent and pledgee, acting for itself and as direct representative (direkter Stellvertreter) in the name and for the account of all other Secured Parties thereunder as pledgees, and the Secured Parties thereunder as pledgees, represented for all purposes by the Collateral Agent as direct representative (direkter Stellvertreter), regarding a first-ranking pledge of all quotas in HBL Swiss Services GmbH (foregoing (i) and (ii) collectively, the “Swiss Confirmation Agreements”);

(q) (i) each Loan Party incorporated in England and Wales shall have executed and delivered a supplemental debenture relating to the UK Debenture, (ii) HBL Holdings Ltd. shall have executed and delivered a supplemental share charge relating to an English law governed share charge dated March 6, 2024 and made between HBL Holdings Limited as the chargor and the Collateral Agent, (iii) WH Intermediate Holdings Ltd. shall have executed and delivered a supplemental share charge relating to an English law governed share charge dated March 6, 2024 and made between WH Intermediate Holdings Ltd. as the chargor and the Collateral Agent, (iv) HBL Swiss Services GmbH shall have executed and delivered a supplemental share charge relating to an English law governed share charge dated December 23, 2024 and made between HBL Swiss Services GmbH as the chargor and the Collateral Agent and (v) the Term Loan Borrower shall have executed and delivered a supplemental share charge relating to an English law governed share charge dated December 11, 2024 and made between the Term Loan Borrower as the chargor and the Collateral Agent (the “UK Supplemental Security Agreements”);

(r) The Collateral Agent shall have received an executed Maltese law governed share pledge agreement made between HBL Luxembourg Services S.à r.l., a private limited liability company (société à responsabilité limitée) registered with the Luxembourg Register of Commerce and Companies under number B 235926 and having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg as pledgor, the Security Trustee as pledgee and HBL Malta Limited a company registered as continuing in Malta with effect from 5 December 2024, having company registration number C 110311 and having its registered office situated at 171, Triq L-Ifran, Valletta, VLT 1455, Malta as the company in which the shares are pledged;

(s) The Collateral Agent shall have received (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area,” (x) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (y) evidence of the receipt by the applicable Loan Parties of such notice; (c) if required by Flood Laws, evidence of required flood insurance and (d) any other customary documentation that may be reasonably requested by the Collateral Agent; and

(t) The Collateral Agent shall have received the results of a recent lien, tax lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) in which UCC financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the US Loan Parties (or would have been made at any time during the five years immediately preceding the Ninth Amendment Effective Date to evidence or perfect Liens on any assets of the US Loan Parties), and such search shall reveal no Liens or judgments on any of the assets of the US Loan Parties, except for Permitted Liens or Liens and judgments to be terminated on the Ninth Amendment Effective Date pursuant to documentation satisfactory to the Collateral Agent.

SECTION 4. Post-Closing Matters. (A) The Borrowers shall, and shall cause each Guarantor to, within 90 days after the Ninth Amendment Effective Date (or such longer period as the Collateral Agent may determine in its reasonable discretion) (and which requirements may be waived by the Collateral Agent in its reasonable discretion):

(a) execute, deliver and file amendments to the Mortgages existing prior to the Ninth Amendment Effective Date in a form acceptable to the Collateral Agent, together with such title endorsements as are reasonably required to give effect thereto in a form acceptable to the Collateral Agent, together with (x) such owner’s title affidavits as may be reasonably required by the title insurer in substantially the form previously accepted by the title insurer with respect to such Mortgages, including therein any so-called “no-change” survey affidavit and (y) any documents required in connection with the recording of such mortgage amendments and issuance of such endorsements;

(b) to the extent reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the amendments to the Mortgages described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent; and

(c) The Borrowers shall and shall cause each Guarantor to within 30 days after the Ninth Amendment Effective Date (or such longer period as the Collateral Agent may determine in its reasonable discretion) execute and deliver to the Collateral Agent supplements to any US IP Security Agreement, or new US IP Security Agreements (in the forms attached to the Security Agreement) as necessary, in each case as required by the Credit Agreement and the other Loan Documents. The Collateral Agent is hereby authorized to file such supplements or US IP Security Agreements with each IP Office, as applicable;

(d) The Parent and each Subsidiary Guarantor which is a Cayman Islands exempted company shall deliver to the Collateral Agent within three Business Days after the Ninth Amendment Effective Date (or such longer period as the Collateral Agent may determine in its reasonable discretion) copies of (i) its internal register of mortgages and charges (other than such register of HV Holdings Ltd.) and (ii) the register of members of each such Subsidiary Guarantor and HBL Ltd., in each case updated to reflect (as applicable) the Cayman Omnibus Share Mortgage and any other Collateral Document which is entered into by it on or after the Ninth Amendment Effective Date.

SECTION 5. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, each Loan Party represents and warrants to each of the Lenders party hereto and the Agents that, as of the Ninth Amendment Effective Date:

(a) This Amendment has been duly authorized, executed and delivered by each Loan Party and constitutes, and the Credit Agreement, as amended by this Amendment constitutes, its legal, valid and binding obligation, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing;

(b) The representations and warranties of each Loan Party set forth in Section 3 of the Credit Agreement (as amended by this Amendment) and the other Loan Documents are true and correct in all material respects on and as of the Ninth Amendment Effective Date (immediately after giving effect to this Amendment) as if made on as of such date, except in the case of any representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided, that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”; provided, that the representations and warranties set forth in Section 3.19 of the Credit Agreement are qualified by (i) the information disclosed under the heading “Other Matters” in note 5 (Contingencies) to the condensed consolidated financial statements of the Parent and its Subsidiaries in the 10-K for the year ended December 31, 2025 and (ii) information publicly available as of the Ninth Amendment Effective Date, including as disseminated by Reuters or other news sources, in respect of charges against former Herbalife officers Yanliang Li, also known as Jerry Li, and Hongwei Yang, also known as Mary Yang for violation of the FCPA; and

(c) After giving effect to this Amendment and the transactions contemplated hereby, no Default or Event of Default has occurred and is continuing.

SECTION 6. Borrower’s Consent. For purposes of Section 9.4 of the Credit Agreement (and to the extent such consent is required), each Borrower hereby consents to the Master Assignment with respect to the purchase by each assignee that is previously identified by Rabobank to the Borrower in connection with the syndication of the 2026 Refinancing Pro Rata Facilities.

SECTION 7. Effects on Loan Documents. Except as specifically amended herein or contemplated hereby, all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver, release or discharge of any right, power or remedy of any Lender or the Agents under any of the Loan Documents, nor constitute a waiver, release or discharge of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Lenders or the Agents under the Loan Documents. Each Borrower and each of the Subsidiary Guarantors acknowledges and agrees that, on and after the Ninth Amendment Effective Date, this Amendment and each of the other Loan Documents to be executed and delivered by the Borrower in connection herewith shall constitute a Loan Document for all purposes of the Amended Credit Agreement. On and after the Ninth Amendment Effective Date, each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment, and this Amendment and the Credit Agreement as amended by this Amendment shall be read together and construed as a single instrument. Nothing herein shall be deemed to entitle the Borrowers nor the Subsidiary Guarantors to a further consent to, or a further waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement as amended by this Amendment or any other Loan Document in similar or different circumstances.

SECTION 8. Indemnification. Each Borrower hereby confirms that the indemnification provisions set forth in Section 9.3 of the Credit Agreement as amended by this Amendment shall apply to this Amendment and the transactions contemplated hereby.

SECTION 9. Refinancing Arrangers. The Borrowers and the Lenders party hereto agree (a) that the Refinancing Arrangers, acting in such capacity with respect to this Amendment, shall be entitled to the privileges, indemnification, immunities and other benefits afforded to the Arrangers under the Amended Credit Agreement and (b) except as otherwise agreed to in writing by the Borrowers and the Refinancing Arrangers, the Refinancing Arrangers shall have no duties, responsibilities or liabilities with respect to this Amendment, the Amended Credit Agreement or any other Loan Document.

SECTION 10. Amendments; Execution in Counterparts; Severability.

(a) This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by each Borrower, each of the Subsidiary Guarantors, the Lenders party hereto and the Agents; and

(b) To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

SECTION 11. Reaffirmation. Each of the Reaffirming Parties, as party to the Credit Agreement and certain of the Collateral Documents and the other Loan Documents, in each case as amended, supplemented or otherwise modified from time to time, hereby (i) acknowledges and agrees that all of its obligations under the Credit Agreement, the Collateral Documents and the other Loan Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (ii) reaffirms (A) each Lien granted by it to the Administrative Agents or the Collateral Agent for the benefit of the Secured Parties and (B) any guaranties made by it pursuant to the Credit Agreement, (iii) acknowledges and agrees that the grants of security interests by it contained in the Collateral Documents shall remain in full force and effect after giving effect to the Amendment and that such security interests secure, and shall continue to secure following the Ninth Amendment Effective Date, the Obligations as described in the following clause (iv) and (iv) acknowledges and agrees that the Obligations include, among other things and without limitation, the prompt and complete payment and performance by the Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of principal and interest on, and premium (if any) on, the Loans under the Amended Credit Agreement, including the 2026 Refinancing Term A Loans and the 2026 Refinancing Revolving Credit Loans. Nothing contained in this Amendment shall be construed as substitution or novation of the obligations outstanding under the Credit Agreement or the other Loan Documents, which shall remain in full force and effect, except to any extent modified hereby.

SECTION 12. Agents.

(a) The Term Loan Borrower acknowledges and agrees that (i) Citizens, in its capacity as Collateral Agent under the Credit Agreement, will serve as Collateral Agent under this Amendment and under the Amended Credit Agreement and (ii) Rabobank will serve as Term Loan A Agent under this Amendment and under the Amended Credit Agreement.

(b) Each Revolver Borrower acknowledges and agrees that Rabobank, in its capacity as Revolver Administrative Agent under the Credit Agreement, will serve as Revolver Administrative Agent under this Amendment and under the Amended Credit Agreement.

(c) By their execution hereof, the Required Lenders hereby authorizes and direct Citizens, in its capacity as the Collateral Agent, as applicable, to execute and deliver this Amendment, Senior Pari Passu Intercreditor Agreement, the Cayman Omnibus Share Mortgage, the Swiss Confirmation Agreements, the UK Supplemental Security Agreements and any other document required in connection with this Amendment;

(d) Citizens hereby acknowledges and accepts that certain Loan Parties will enter into the following documents and provides its consent in respect thereto (including, where applicable, to the creation of any second ranking pledge (gage de second rang) thereunder):

i.	Senior Secured Notes Indenture; and

ii.	new Luxembourg law governed and Swiss law governed security documents (second ranking) related to the Note Offering.

SECTION 13. Governing Law; Waiver of Jury Trial; Jurisdiction. This Amendment shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflicts of law provisions thereof). EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT. The provisions of Section 9.9 and Section 9.10 of the Credit Agreement as amended by this Amendment are incorporated herein by reference, mutatis mutandis.

SECTION 14. Headings. Section headings in this Amendment are included herein for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

SECTION 15. No Novation. By its execution of this Amendment, each of the parties hereto acknowledges and agrees that the terms of this Amendment do not constitute a novation, but, rather, a supplement of the terms of the pre-existing indebtedness and related agreements, as evidenced by the Credit Agreement.

SECTION 16. Counterparts; Electronic Signatures. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF or other electronic means shall have the same force and effect as manual signatures delivered in person. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

BORROWERS:

HLF FINANCING SaRL, LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Manager

HERBALIFE LTD.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 88006

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

By:	/s/ Nebil Belakhlef
Name:	Nebil Belakhlef
Title:	Authorized Signatory

[Signature Page to Ninth Amendment]

HBL IHB OPERATIONS S.À R.L. a
private limited liability company (société à responsabilité limitée) having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 257956

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Authorized Signatory

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

By:	/s/ Chuan Ju (Jenny) Lin
Name:	Chuan Ju (Jenny) Lin
Title:	Authorized Signatory

HERBALIFE INTERNATIONAL, INC.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Vice President and Treasurer

[Signature Page to Ninth Amendment]

SUBSIDIARY GUARANTORS:

HERBALIFE INTERNATIONAL OF AMERICA, INC.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Vice President and Treasurer

WH CAPITAL, LLC
By: HLF Financing SaRL, LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Manager

HERBALIFE INTERNATIONAL OF EUROPE, INC.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE TAIWAN, INC.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE INTERNATIONAL DO BRASIL, LTDA.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

[Signature Page to Ninth Amendment]

HBL US HOLDINGS 1, LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HBL US HOLDINGS 2, LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer and Secretary

HBL US HOLDINGS 3, LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE CENTRAL AMERICA LLC

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

HERBALIFE KOREA CO., LTD.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE VENEZUELA HOLDINGS, LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

[Signature Page to Ninth Amendment]

HERBALIFE MANUFACTURING LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

WH LUXEMBOURG INTERMEDIATE HOLDINGS S.À R.L. LLC

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE INTERNATIONAL (THAILAND), LTD.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HERBALIFE VH INTERMEDIATE INTERNATIONAL, LLC

By:	VHS, LLC
By:	HERBALIFE INTERNATIONAL, INC.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Vice President and Treasurer

[Signature Page to Ninth Amendment]

HERBALIFE VH INTERNATIONAL LLC

By:	HERBALIFE VH INTERMEDIATE INTERNATIONAL, LLC
By:	VHSA, LLC
By:	HERBALIFE INTERNATIONAL, INC., its sole member

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Vice President and Treasurer

HBL LUXEMBOURG HOLDINGS S.À R.L., a
private limited liability company (société à responsabilité limitée) having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 143579

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

By:	/s/ Nebil Belakhlef
Name:	Nebil Belakhlef
Title:	Authorized Signatory

[Signature Page to Ninth Amendment]

WH LUXEMBOURG HOLDINGS S.À R.L., a
private limited liability company (société à responsabilité limitée) having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 88007

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

By:	/s/ Nebil Belakhlef
Name:	Nebil Belakhlef
Title:	Authorized Signatory

HERBALIFE LUXEMBOURG DISTRIBUTION S.À R.L., a private limited liability company (société à responsabilité limitée) having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number 111594

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

By:	/s/ Chuan Ju (Jenny) Lin
Name:	Chuan Ju (Jenny) Lin
Title:	Authorized Signatory

[Signature Page to Ninth Amendment]

HV HOLDINGS LTD.

By:	/s/ Alaaeddine Sahibi
Name:	Alaaeddine Sahibi
Title:	Director

WH INTERMEDIATE HOLDINGS LTD.

By:	/s/ Alaaeddine Sahibi
Name:	Alaaeddine Sahibi
Title:	Director

HBL HOLDINGS LTD.

By:	/s/ Alaaeddine Sahibi
Name:	Alaaeddine Sahibi
Title:	Director

HBL LUXEMBOURG SERVICES S.À R.L., a
private limited liability company (société à responsabilité limitée) having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 235926

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

By:	/s/ Nebil Belakhlef
Name:	Nebil Belakhlef
Title:	Authorized Signatory

[Signature Page to Ninth Amendment]

HLF FINANCING, INC.

By:	/s/ David Tademaru
Name:	David Tademaru
Title:	Treasurer

HBL SWISS HOLDINGS GMBH

By:	/s/ Nicolas Hasenöhrl
Name:	Nicolas Hasenöhrl
Title:	Managing Officer

HBL SWISS SERVICES GMBH

By:	/s/ Nicolas Hasenöhrl
Name:	Nicolas Hasenöhrl
Title:	Managing Officer

HERBALIFE (U.K.) Limited

By:	/s/ James Segal
Name:	James Segal
Title:	Director

HBL UK 1 LIMITED

By:	/s/ James Segal
Name:	James Segal
Title:	Director

HBL UK 2 LIMITED

By:	/s/ James Segal
Name:	James Segal
Title:	Director

[Signature Page to Ninth Amendment]

HBL UK 3 LIMITED

By:	/s/ James Segal
Name:	James Segal
Title:	Director

HBL LUXCO 1 S.À R.L. a
private limited liability company (société à responsabilité limitée) having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 291768

By:	/s/ Ruslan Mammadov
Name:	Ruslan Mammadov
Title:	Authorized Signatory

HBL MALTA LIMITED, a limited liability company registered in Malta as continuing with company registration number C 110311 and having its registered office at 171, Triq l-Ifran, Valletta VLT 1455, Malta

By:	/s/ John Carbone
Name:	John Carbone
Title:	Director

[Signature Page to Ninth Amendment]

CITIZENS BANK, N.A., as Collateral Agent

By:	/s/ Darran Wee
Name:	Darran Wee
Title:	Senior Vice President

[Signature Page to Ninth Amendment]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Revolver Administrative Agent, Issuing Bank, a 2026 Refinancing Term Loan A Lender and a 2026 Refinancing Revolving Credit Lender

By:	/s/ Anthony Fidanza
Name:	Anthony Fidanza
Title:	Executive Director

By:	/s/ Tesha Olson
Name:	Tesha Olson
Title:	Vice President

[Signature Page to Ninth Amendment]

BANK OF AMERICA, N.A., as a 2026 Refinancing Term Loan A Lender and a 2026 Refinancing Revolving Credit Lender

By:	/s/ Keith Suen
Name:	Keith Suen
Title:	Senior Vice President

[Signature Page to Ninth Amendment]

CITIBANK, N.A., as a 2026 Refinancing Term Loan A Lender and a 2026 Refinancing Revolving Credit Lender

By:	/s/ Julia Ivanova
Name:	Julia Ivanova
Title:	Authorized Signatory

[Signature Page to Ninth Amendment]

CITIZENS BANK, N.A., as a 2026 Refinancing Term Loan A Lender and a 2026 Refinancing Revolving Credit Lender

By:	/s/ Darran Wee
Name:	Darran Wee
Title:	Senior Vice President

[Signature Page to Ninth Amendment]

MIZUHO BANK, LTD., as a 2026 Refinancing Term Loan A Lender and a 2026 Refinancing Revolving Credit Lender

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Managing Director

[Signature Page to Ninth Amendment]

AXOS BANK, as a 2026 Refinancing Term Loan A Lender and a 2026 Refinancing Revolving Credit Lender

By:	/s/ Kristian Ilkov
Name:	Kristian Ilkov
Title:	EVP

[Signature Page to Ninth Amendment]

CITY NATIONAL BANK, as a 2026 Refinancing Term Loan A Lender and a 2026 Refinancing Revolving Credit Lender

By:	/s/ Mac Moore
Name:	Mac Moore
Title:	Vice President

[Signature Page to Ninth Amendment]

STANDARD CHARTERED BANK, as a 2026 Refinancing Term Loan A Lender and a 2026 Refinancing Revolving Credit Lender

By:	/s/ Ryan Cronin
Name:	Ryan Cronin
Title:	Director

[Signature Page to Ninth Amendment]

TEXAS CAPITAL BANK, as a 2026 Refinancing Term Loan A Lender and a 2026 Refinancing Revolving Credit Lender

By:	/s/ Austin Tabor
Name:	Austin Tabor
Title:	Vice President

[Signature Page to Ninth Amendment]

Schedule I

Schedule 2.1

Lenders

2026 Refinancing Term Loan A Lenders

2026 REFINANCING TERM LOAN A LENDER	2026 REFINANCING TERM LOAN A COMMITMENT
Coöperatieve Rabobank U.A., New York Branch	$32,727,272.75
Bank of America, N.A.	$31,704,545.45
Citibank N.A.	$29,659,090.91
Citizens Bank, N.A.	$29,659,090.91
Mizuho Bank, Ltd.	$29,659,090.91
Axos Bank	$20,454,545.45
City National Bank	$20,454,545.45
Standard Chartered Bank	$20,454,545.45
Texas Capital Bank	$10,227,272.72
TOTAL	$225,000,000.00

2026 Refinancing Revolving Credit Lenders

2026 REFINANCING REVOLVING CREDIT LENDER	2026 REFINANCING REVOLVING CREDIT COMMITMENT (USD)
Coöperatieve Rabobank U.A., New York Branch	$61,818,181.80
Bank of America, N.A.	$59,886,363.64
Citibank N.A.	$56,022,727.27
Citizens Bank, N.A.	$56,022,727.27
Mizuho Bank, Ltd.	$56,022,727.27
Axos Bank	$38,636,363.64
City National Bank	$38,636,363.64
Standard Chartered Bank	$38,636,363.64
Texas Capital Bank	$19,318,181.83
TOTAL	$425,000,000.00

Schedule I to Ninth Amendment

Schedule II

Schedule 1.1(B)

Existing Roll-Over Letters of Credit

Account Party	Letter of Credit Issuer	Letter of Credit Number	Currency	Letter of Credit Amount	Beneficiary	Expiry
HERBALIFE LTD.	Rabobank	SBLC57992	USD	$44,400,000.00	AVLA SEGUROS BRASIL S.A.	November 14, 2026

Schedule II to Ninth Amendment

Schedule III

Exhibit B

Form of Compliance Certificate

[Attached]

EXHIBIT B
to the Credit Agreement

FORM OF AMENDED AND RESTATED COMPLIANCE CERTIFICATE

This Amended and Restated Compliance Certificate (this “Certificate”) is delivered to you pursuant to Section 5.2(a) of the Credit Agreement dated as of April 29, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among HLF Financing SaRL, LLC, a Delaware limited liability company, Herbalife Ltd. (f/k/a Herbalife Nutrition Ltd.), a Cayman Islands exempted company incorporated with limited liability with company number 116838 and with its registered office at Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman, KY1-1104, Cayman Islands (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88006, HBL IHB Operations S.à r.l., a Luxembourg private limited company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 257956, Herbalife International, Inc., a Nevada corporation, the several banks and other financial institutions or entities from time to time parties thereto as lenders, Citizens Bank, N.A., as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch, as an Issuing Bank and as administrative agent for the Term Loan A Lenders (together with its successors and permitted assigns in such capacity, the “Term Loan A Agent”) and the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent”). Capitalized terms used and not defined herein have the meanings given such terms in the Credit Agreement.

1. I am the duly elected, qualified and acting [_________________]1 of Parent.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Parent and its Restricted Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). [Except as specified on Attachment 2,]2[S]uch review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any continuing Default or Event of Default.

[1]	Insert title of Responsible Officer of Parent.
[2]	Attachment 2 should be included if there is any Default or Event of Default.

4. Attached hereto as Attachment 3 is a reasonably detailed calculation of the Financial Covenants for the Relevant Reference Period.3

5. In accordance with Section 5.14 of the Credit Agreement, the undersigned hereby certifies as follows:

a.	the aggregate (without duplication) Loan Party Consolidated EBITDA for the most recently ended four fiscal quarter attributable to the Loan Parties as a group [was] [was not] less than 70.0% of the Consolidated EBITDA of Parent and its Restricted Subsidiaries on a consolidated basis for such four fiscal quarter of Parent ended as of the above date; and

b.	the aggregate (without duplication) Loan Party Assets of the Loan Parties as a group as of the last day of the most recently ended fiscal quarter [was] [was not] less than 70.0% of total assets of Parent and its Restricted Subsidiaries on a consolidated basis as of the last day of such fiscal quarter, in each case calculated pursuant to Section 5.14 of the Credit Agreement.4

6. [Attached hereto as Attachment 4 is an updated Perfection Certificate, signed by a Responsible Officer, (A) setting forth the information required pursuant to the Perfection Certificate and indicating, in a manner reasonably satisfactory to the Collateral Agent, any changes in such information from the most recent Perfection Certificate delivered pursuant to Section 5.2(a)(ii) of the Credit Agreement (or, prior to the first delivery of a Perfection Certificate pursuant to Section 5.2(a)(ii) of the Credit Agreement, from the Perfection Certificate delivered on the Closing Date) or (B) certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to Section 5.2(a)(ii) of the Credit Agreement (or, prior to the first delivery of a Perfection Certificate pursuant to Section 5.2(a)(ii) of the Credit Agreement, from the Perfection Certificate delivered on the Closing Date).]5

[Signature page follows]

[3]	The Financial Covenants shall apply to the Term Loan A Facility and the Revolving Credit Facility.
[4]	If either 5.a or 5.b was not met as of the date specified, additional guarantors must be added to meet the 70.0% requirement within 60 days (or such later date as may be agreed by the Term Loan A Agent in their sole discretion) after the date of this Compliance Certificate. Additionally, any Loan Party that is not a guarantor of all of the Obligations under the Loan Documents, including HIL, shall be excluded for the purposes of Section 5.14 of the Credit Agreement in determining any Loan Party Consolidated EBITDA and/or Loan Party Assets.
[5]	To be included solely with respect to the concurrent delivery of annual audited financial statements pursuant to Section 5.1 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this                            day of ___________, 20___ in the name of and on behalf of Parent.

HERBALIFE LTD.

By
Name:
Title:

Attachment 1
to Exhibit B

The information described herein pertains to the [fiscal quarter / fiscal year] ended __________ ___, 20____.

[Attach Financial Statements.]

B
Attachement 1

Attachment 2
to Exhibit B

[Description of Default or Event of Default, if applicable]

[Specify the nature and extent thereof and any action taken or proposed to be taken with respect thereto]

B
Attachement 2

Attachment 3
to Exhibit B

For the quarter/year ended ___________________, ____ (“Statement Date”)

I. Total Leverage Ratio.

A.	Consolidated Total Debt at Statement Date:	$________
B.	Consolidated EBITDA for Subject Period (Line V.9 below):	$________
C.	Total Leverage Ratio (Line I.A : Line I.B):	___ to 1.00

Four Fiscal Quarters Ending as of	Maximum Total Leverage Ratio
December 31, 2025 and thereafter	4.00 to 1.00

II. First Lien Net Leverage Ratio

A.	Consolidated First Lien Net Debt[1] at Statement Date:	$________
B.	Consolidated EBITDA for Subject Period (Line V.9 below):	$________
C.	First Lien Net Leverage Ratio (Line II.A : Line II.B):	___ to 1.00

Four Fiscal Quarters Ending as of	Maximum First Lien Net Leverage Ratio
December 31, 2025 and thereafter	2.50 to 1.00

III. Fixed Charge Coverage Ratio

A.	Consolidated EBITDA for Subject Period (Line V.9 below):	$________
B.	Consolidated Interest Expense[2]:	$________
C.	Fixed Charge Coverage Ratio (Line III.A : Line III.B):	___ to 1.00

Four Fiscal Quarters Ending as of	Minimum Fixed Charge Coverage Ratio
December 31, 2025 and thereafter	2.00 to 1.00

[1]	Aggregate principal amount of Consolidated First Lien Debt, less the aggregate amount of all cash and Cash Equivalents on the consolidated balance sheet of the Group Members that is not “restricted” for purposes of GAAP; provided such unrestricted cash shall not (i) exceed $250.0 million, (ii) include any cash or Cash Equivalents that are subject to a Lien (other than any Lien in favor of the Collateral Agent or in favor of the institution holding such cash or Cash Equivalents so long as not securing Indebtedness for borrowed money) or (iii) include any cash or Cash Equivalents that are restricted by contract, law or material adverse tax consequences from being applied to repay any Funded Debt.
[2]	For the period of four consecutive fiscal quarters most recently ended.

B
Attachement 3

Attachment 3
to Exhibit B

IV. Consolidated EBITDA

Consolidated EBITDA for four consecutive fiscal quarters ending on the Statement Date (“Subject Period”):

1.	Consolidated Net Income for Subject Period:	$______

2.	Consolidated Interest Expense for Subject Period:	$______

3.	Provision for income taxes for Subject Period:	$______

4.	Depreciation expenses for Subject Period:	$______

5.	Amortization expenses for Subject Period (including amortization of deferred fees and the accretion of original issue discount):	$______

6.	All other noncash items subtracted in determining Consolidated Net Income (including any noncash charges and noncash equity based compensation expenses related to any grant of stock, stock options or other equity-based awards (including, without limitation, restricted stock units or stock appreciation rights) of Parent or any of its Restricted Subsidiaries recorded under GAAP, noncash charges related to warrants or other derivative instruments classified as equity instruments that will result in equity settlements and not cash settlements, and noncash losses or charges related to impairment of goodwill and other intangible assets and excluding any noncash charge that results in an accrual of a reserve for cash charges in any future period) for Subject Period[3]:	$______

7.	Fees and expenses incurred in connection with the incurrence, prepayment, amendment, or refinancing of Indebtedness (including in connection with (i) the negotiation and documentation of the Credit Agreement and the other Loan Documents and any amendments or waivers thereof and (ii) the on-going compliance with the Credit Agreement and the other Loan Documents) for Subject Period:	$______

8.	Aggregate amount of all noncash items and nonrecurring gains or credits, determined on a consolidated basis, to the extent such items were added in determining Consolidated Net Income for Subject Period:	$______

9.	Consolidated EBITDA (Lines V.1 + 2 + 3 + 4 + 5 + 6 + 7 - 8):	$______

[3]	Note: all extraordinary, unusual or non-recurring charges, gains and losses including, without limitation, (i) all restructuring costs, severance costs, one-time compensation charges, transition costs, facilities consolidation, closing or relocation costs, costs incurred in connection with any acquisition prior to or after the Closing Date (including integration costs) together with (ii) all fees, commissions, expenses and other similar charges of accountants, attorneys, brokers and other financial advisors related thereto and cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock, together with any related provision for taxes, shall be excluded; provided that amounts added back pursuant to clause (i) of this footnote and adjustments made pursuant to Section 1.5 of the Credit Agreement, in each case, whether added back pursuant to Consolidated EBITDA or Consolidated Net Income, shall not, in the aggregate, exceed 25% of Consolidated EBITDA for the Subject Period (determined prior to giving effect thereto).

Attachment 4
to Exhibit B

[Attach updated Perfection Certificate]

ANNEX A

FORM OF MASTER ASSIGNMENT AND ACCEPTANCE AGREEMENT

FOR HERBALIFE LTD. CREDIT AGREEMENT

This Master Assignment and Acceptance Agreement (the “Master Assignment”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended by the First Amendment to Credit Agreement, dated as of December 12, 2019, the Second Amendment to Credit Agreement, dated as of March 19, 2020, the Third Amendment to Credit Agreement, dated as of February 10, 2021, the Fourth Amendment to Credit Agreement, dated as of July 30, 2021, the Fifth Amendment to Credit Agreement, dated as of April 3, 2023, the Sixth Amendment to Credit Agreement, dated as of April 28, 2023, the Seventh Amendment to Credit Agreement, dated as of June 29, 2023, the Eighth Amendment to Credit Agreement, dated as of April 12, 2024, the Ninth Amendment to Credit Agreement, dated as of April 29, 2026 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Master Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the applicable Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Master Assignment, without representation or warranty by the Assignor.

By purchasing the Assigned Interest, the Assignee agrees that, for purposes of that certain Ninth Amendment to Credit Agreement dated as of April 29, 2026 (the “Ninth Amendment”), by and among the Borrowers, the Subsidiary Guarantors, the 2026 Refinancing Term Loan A Lenders (as defined therein), the 2026 Refinancing Revolving Credit Lenders (as defined therein), each Issuing Bank, the Term Loan A Agent, and the Revolver Administrative Agent, it shall be deemed to have consented and agreed to the Ninth Amendment.

1.	Assignors: Each person identified on Schedule I hereto

2.	Assignees: [●] and is an Affiliate/Approved Fund of [●]

3.	Term Loan Borrower: HLF Financing SaRL, LLC

4.	Revolver Borrowers: HLF Financing SaRL, LLC, Herbalife Ltd., Herbalife International Luxembourg S.à R.L., HBL IHB Operations S.à r.l. and Herbalife International, Inc.

5.	Term Loan A Agent and Revolver Administrative Agent: Coöperatieve Rabobank U.A., New York Branch

6.	Credit Agreement: The Credit Agreement dated as of August 16, 2018 (as amended by the First Amendment to Credit Agreement, dated as of December 12, 2019, as further amended by the Second Amendment to Credit Agreement, dated as of March 19, 2020, as further amended by the Third Amendment to Credit Agreement, dated as of February 10, 2021, as further amended by the Fourth Amendment to Credit Agreement, dated as of July 30, 2021, as further amended by the Fifth Amendment to Credit Agreement, dated as of April 3, 2023, as further amended by the Sixth Amendment to Credit Agreement, dated as of April 28, 2023, as further amended by the Seventh Amendment to Credit Agreement, dated as of June 29, 2023, as further amended by the Eighth Amendment to Credit Agreement, dated as of April 12, 2024, as further amended by the Ninth Amendment to Credit Agreement, dated as of April 29, 2026 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among HLF Financing SaRL, LLC a Delaware limited liability company (“Term Loan Borrower”), Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 88006 (“HIL”), HBL IHB Operations S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), existing and organized under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 257956 (“HBL IHB”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent, TL Borrower, HIL and HBL IHB, the “Revolver Borrowers”; the Revolver Borrowers, together with the TL Borrower, are referred to herein as the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, Citizens Bank, N.A. (“Citizens”), as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”), and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as an Issuing Bank, and as administrative agent for the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent”) and as administrative agent for 2026 Refinancing Term Loan A Lenders (together with its successors and permitted assigns in such capacity, the “Term Loan A Agent”). The Term Loan A Agent and the Revolver Administrative Agent are together referred to as the “Administrative Agents”).

7.	Assigned Interest: As indicated on Schedule I hereto.

Effective Date: [●], 2026

The Assignee agrees to deliver to the applicable Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about each Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[Signature page follows]

The terms set forth in this Master Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[●]

By:
Name:
Title:

Annex A

[Signature Page to Assignment and Assumption]

Consented to and Accepted:

COÖPERATIEVE RABOBANK U.A.,
NEW YORK BRANCH,
as Term Loan A Agent and Revolver Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Annex A

[Signature Page to Assignment and Assumption]

Consented to:

Term Loan Borrower

HLF FINANCING SaRL, LLC

By:
Name:
Title:

Annex A

[Signature Page to Assignment and Assumption]

ANNEX 1

ANNEX 1 TO MASTER ASSIGNMENT

STANDARD TERMS AND CONDITIONS FOR
MASTER ASSIGNMENT

Article I Representations and Warranties.

SECTION 1. Assignor. Each Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Master Assignment and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of the other Loan Parties or their respective Subsidiaries and Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of the other Loan Parties or their respective Subsidiaries and Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or documents furnished pursuant hereto or thereto.

SECTION 2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Master Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.1 thereof or delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Master Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the applicable Administrative Agent or any other Lender, (vi) it is not a Disqualified Lender or an Affiliate of a Disqualified Lender and (viii) attached to the Master Assignment hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on any applicable Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) that it appoints and authorizes the applicable Administrative Agents to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the applicable Administrative Agents by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Article II Payments. From and after the Effective Date, the APPLICABLE Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Article III General Provisions. This Master Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Master Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Master Assignment by email or telecopy or other electronic method shall be effective as delivery of a manually executed counterpart of this Master Assignment. This Master Assignment shall be governed by, and construed in accordance with, the law of the State of New York.

[Remainder of page intentionally left blank]

SCHEDULE I to Annex A

Assigned Interest

On File with the applicable Administrative Agent

Annex A

SCHEDULE I

Exhibit A

Amended Credit Agreement

[Attached]

Execution Version

Exhibit A to ~~Eighth~~Ninth Amendment to Credit Agreement

CREDIT AGREEMENT

(dated as of August 16, 2018, as amended by the First Amendment to Credit Agreement, dated as of December 12, 2019, as further amended by the Second Amendment to Credit Agreement, dated as of March 19, 2020, as further amended by the Third Amendment to Credit Agreement, dated as of February 10, 2021, as further by the Fourth Amendment to Credit Agreement, dated as of July 30, 2021, as further by the Fifth Amendment to Credit Agreement, dated as of April 3, 2023, as further by the Sixth Amendment to Credit Agreement, dated as of April 28, 2023, as further by the Seventh Amendment to Credit Agreement, dated as of June 29, 2023 ~~and~~, as further amended by the Eighth Amendment to Credit Agreement, dated as of April 12, 2024 and as further amended by the Ninth Amendment to Credit Agreement, dated as of April 29, 2026)

among

HLF FINANCING SaRL, LLC
as Term Loan Borrower,

HERBALIFE INTERNATIONAL, INC., HERBALIFE LTD. (f/k/a HERBALIFE NUTRITION LTD.), HLF FINANCING SaRL, LLC, HERBALIFE INTERNATIONAL LUXEMBOURG S.À R.L., and HBL IHB OPERATIONS S.À R.L.
as Revolver Borrowers,

THE LENDERS PARTY HERETO,

~~JEFFERIES FINANCE LLC~~

CITIZENS BANK, N.A.,

as ~~Term Loan B Agent and~~ Collateral Agent,

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

as Term Loan A Agent and Revolver Administrative Agent,

~~CITIBANK N.A.,~~ COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, BANK OF AMERICA, N.A., CITIBANK N.A., CITIZENS BANK, N.A. and MIZUHO BANK, LTD.~~,~~

as Joint Lead Arrangers ~~and~~, Joint Bookrunners and Co-Syndication Agents for the Term Loan ~~B~~A Facility and the Revolving Credit Facility,

and

~~COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, CITIBANK N.A., BANK OF AMERICA, N.A., CITIZENS BANK, N.A. and MIZUHO BANK, LTD.,~~

~~as Joint Lead Arrangers and Bookrunners for the Revolving Credit Facility~~

~~and~~

~~CITIBANK N.A., COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, BANK OF AMERICA, N.A., CITIZENS BANK, N.A. and MIZUHO BANK, LTD.,~~

~~as Co-Syndication Agents~~

~~and~~

~~COMERICA SECURITIES and STANDARD CHARTERED BANK~~

~~as Co-Managers~~

~~and~~

AXOS BANK, CITY NATIONAL BANK AND STANDARD CHARTERED BANK

as Documentation ~~Agent~~Agents

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	2

1.1	Defined Terms	2
1.2	Other Definitional Provisions	~~71~~76
1.3	Classification of Loans and Borrowings	~~73~~78
1.4	Accounting Terms; GAAP	~~73~~78
1.5	Pro Forma Calculations	~~74~~79
1.6	Classification of Permitted Items	~~75~~80
1.7	Rounding	~~75~~80
1.8	Currency Equivalents Generally	~~76~~81
1.9	Exchange Rates; Currency Equivalents	~~76~~81
1.10	Additional Alternative Currencies	~~76~~82
1.11	Change of Currency	~~78~~83
1.12	Cashless Rolls	~~78~~83
1.13	Divisions.	83

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	~~79~~84

2.1	Term Loan Commitments	~~79~~84
2.2	Procedure for Term A Loan Borrowing	~~79~~84
2.3	Repayment of Term Loans	~~79~~85
2.4	Revolving Credit Commitments	~~80~~85
2.5	Loans and Borrowings	~~80~~85
2.6	Requests for Revolving Credit Borrowing	~~81~~86
2.7	Letter of Credit	~~82~~87
2.8	Funding of Borrowings	~~89~~94
2.9	Interest Elections	~~90~~95
2.10	Termination and Reduction of Commitments	~~91~~97
2.11	Repayment of Revolving Credit Loans; Evidence of Debt	~~92~~98
2.12	Prepayment of Loans	~~93~~98
2.13	Fees	~~96~~102
2.14	Mandatory Prepayments	~~97~~104
2.15	Interest	~~100~~107
2.16	Alternate Rate of Interest; Benchmark Replacement Setting	~~101~~107
2.17	Increased Costs	~~104~~110
2.18	Break Funding Payments	~~106~~112
2.19	Taxes	~~106~~113
2.20	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~111~~118
2.21	Mitigation Obligations; Replacement of Lenders	~~113~~119
2.22	Defaulting Lenders	~~115~~121
2.23	Incremental Facilities	~~117~~124
2.24	Replacement Facilities	~~125~~128
2.25	Extensions of Term Loans and Revolving Credit Commitments	~~128~~132

i

2.26	Permitted Debt Exchanges	~~132~~134
2.27	MIRE Events	~~135~~137
2.28	~~Sustainability Adjustment Amendment~~Illegality.	~~135~~138

SECTION 3.	REPRESENTATIONS AND WARRANTIES	~~136~~139

3.1	Financial Condition	~~136~~139
3.2	No Change	~~137~~140
3.3	Corporate Existence; Compliance with Law	~~137~~140
3.4	Organizational Power; Authorization; Enforceable Obligations	~~137~~140
3.5	No Legal Bar	~~138~~141
3.6	No Material Litigation	~~138~~141
3.7	Ownership of Property; Liens	~~138~~141
3.8	Intellectual Property	~~138~~141
3.9	Taxes	~~138~~142
3.10	Federal Reserve Board Regulations	~~139~~142
3.11	ERISA	~~139~~142
3.12	Investment Company Act	~~139~~143
3.13	Restricted Subsidiaries	~~139~~143
3.14	Use of Proceeds	~~140~~143
3.15	Environmental Matters	~~140~~143
3.16	Accuracy of Information, Etc.	~~141~~144
3.17	Collateral Documents	~~141~~145
3.18	Solvency	~~142~~145
3.19	PATRIOT Act; FCPA; Sanctions	~~142~~145
3.20	Broker’s or Finder’s Commissions	~~142~~146
3.21	Labor Matters	~~143~~146
3.22	Representations as to Foreign Obligors	~~143~~146
3.23	Luxembourg Specific Representations	~~144~~147

SECTION 4.	CONDITIONS PRECEDENT	~~145~~148

4.1	Conditions to Closing Date	~~145~~148
4.2	Conditions to Each Post-Closing Extension of Credit	~~150~~152

SECTION 5.	AFFIRMATIVE COVENANTS	~~151~~153

5.1	Financial Statements	~~151~~153
5.2	Certificates; Other Information	~~152~~154
5.3	Payment of Obligations	~~153~~155
5.4	Conduct of Business and Maintenance of Existence, Compliance with Laws, Etc.	~~153~~155
5.5	Maintenance of Property; Insurance	~~154~~156
5.6	Inspection of Property; Books and Records; Discussions	~~155~~156
5.7	Notices	~~155~~157
5.8	Environmental Laws	~~156~~157

5.9	Additional Collateral, Etc.	~~156~~158
5.10	Use of Proceeds	~~164~~165
5.11	Further Assurances	~~164~~165
5.12	~~Maintenance of Ratings~~[Reserved]	~~165~~166
5.13	Designation of Subsidiaries	~~165~~167
5.14	Guarantor Coverage Test	~~166~~167
5.15	Post-Closing Matters	~~166~~168

SECTION 6.	NEGATIVE COVENANTS	~~167~~168

6.1	[Reserved]	~~167~~168
6.2	Limitation on Indebtedness	~~167~~168
6.3	Limitation on Liens	~~171~~173
6.4	Limitation on Fundamental Changes	~~177~~178
6.5	Limitation on Disposition of Property	~~178~~180
6.6	Limitation on Restricted Payments	~~181~~183
6.7	Limitation on Investments	~~183~~185
6.8	Limitation on Optional Payments of Junior Debt Instruments	~~187~~189
6.9	Limitation on Transactions with Affiliates	~~188~~190
6.10	Limitation on Sales and Leasebacks	~~190~~192
6.11	Limitation on Negative Pledge Clauses	~~190~~192
6.12	Limitation on Restrictions on Restricted Subsidiary Distributions	~~191~~193
6.13	Limitation on Lines of Business	~~192~~193
6.14	Financial Covenants.	~~192~~193
6.15	Modification of Certain Agreements	~~192~~194
6.16	Changes in Fiscal Periods	~~193~~194

SECTION 7.	EVENTS OF DEFAULT	~~193~~194

7.1	Events of Default	~~193~~194
7.2	Right to Cure	~~197~~198
7.3	Application of Funds	~~198~~200

SECTION 8.	THE AGENTS	~~200~~201

8.1	Appointment	~~200~~201
8.2	Delegation of Duties	~~202~~203
8.3	Exculpatory Provisions	~~202~~203
8.4	Reliance by the Agents	~~202~~204
8.5	Notice of Default	~~203~~204
8.6	Non-Reliance on the Agents and Other Lenders	~~203~~204
8.7	Indemnification	~~203~~205
8.8	The Agent in Its Individual Capacity	~~204~~205
8.9	Successor Agent	~~204~~206
8.10	Arrangers, Documentation ~~Agent~~Agents and Syndication Agent	~~205~~207
8.11	Certain ERISA Matters	~~205~~207

8.12	Swiss Matters	~~207~~208
8.13	Administrative Agent May File Proofs of Claim	~~207~~209
8.14	Erroneous Payments	209

SECTION 9.	MISCELLANEOUS	~~208~~213

9.1	Notices	~~208~~213
9.2	Waivers; Amendments	~~212~~217
9.3	Expenses; Indemnity; Damage Waiver	~~216~~222
9.4	Successors and Assigns	~~218~~224
9.5	Survival	~~224~~230
9.6	Counterparts; Integration; Effectiveness	~~224~~231
9.7	Severability	~~224~~231
9.8	Right of Setoff	~~225~~231
9.9	Governing Law; Jurisdiction; Consent to Service of Process	~~225~~232
9.10	WAIVER OF JURY TRIAL	~~226~~232
9.11	Headings	~~226~~233
9.12	Confidentiality	~~226~~233
9.13	PATRIOT Act	~~228~~234
9.14	Release of Liens and Guarantees; Secured Parties	~~228~~235
9.15	No Fiduciary Duty	~~229~~236
9.16	Interest Rate Limitation	~~230~~237
9.17	Intercreditor Agreements	~~230~~237
9.18	Discretionary Guarantors	~~231~~238
9.19	Posting of Margin and Collateral	~~232~~239
9.20	Judgment Currency	~~232~~239
9.21	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~233~~240
9.22	Collateral	~~233~~240
9.23	Swiss Limitations	~~233~~240
9.24	Acknowledgement Regarding Any Supported QFCs	242
9.25	Luxembourg Limitations	243

SCHEDULES

1.1(A)	Closing Date Guarantors
1.1(B)	Existing Roll-Over Letters of Credit
1.2	Closing Date Mortgaged Property
2.1	Lenders
3.4	Consents, Authorizations, Filings and Notices
3.9	Tax ID Numbers
3.13(a)	Restricted Subsidiaries
3.13(b)	Agreements Related to Capital Stock
5.15	Post-Closing Matters
6.2(d)	Existing Indebtedness

6.3(f)	Existing Liens
6.7(c)	Existing Investments
6.9(b)	Existing Affiliate Transactions
6.11	Existing Negative Pledges

EXHIBITS:

A	Form of Security Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Perfection Certificate
E	Form of Assignment and Assumption
F-1	Form of Senior/Junior Intercreditor Agreement
F-2	Form of Senior Pari Passu Intercreditor Agreement
G-1	Form of Term A Note
G-2	~~Form of Term B Note~~[Reserved]
G-3	Form of Revolving Credit Note
H-1 – H-4	Forms of US Tax Compliance Certificates
I	Form of Borrowing Request
J	Form of Solvency Certificate
K	Form of Notice of Additional Guarantor
L	[Reserved]
M	[Reserved]

v

CREDIT AGREEMENT, dated as of April ~~12~~29, ~~2024~~2026, among HLF Financing SaRL, LLC, a Delaware limited liability company (the “Term Loan Borrower”), Herbalife Ltd. (f/k/a Herbalife Nutrition Ltd.), a Cayman Islands exempted company incorporated with limited liability with company number 116838 and with its registered office at Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town, Grand Cayman, KY1-1104, Cayman Islands (“Parent”), Herbalife International Luxembourg S.à R.L., a Luxembourg private limited liability company (société à responsabilité limitée), incorporated and existing ~~and organized~~ under the laws of Luxembourg, having its registered office at 16, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 88006 (“HIL”), HBL IHB Operations S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), incorporated and existing ~~and organized~~ under the laws of Luxembourg, having its registered office at 16, avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 257956 (“HBL IHB”), Herbalife International, Inc., a Nevada corporation (“HII” and, together with Parent, the Term Loan Borrower, HBL IHB and HIL, the “Revolver Borrowers”; the Revolver Borrowers, together with the Term Loan Borrower, are referred to herein as the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders, ~~Jefferies Finance LLC (“Jefferies”), as administrative agent for the Term Loan B Lenders (together with its successors and permitted assigns in such capacity, the “Term Loan B Agent~~Citizens Bank, N.A. (“Citizens”) ~~and~~, as collateral agent (together with its successors and permitted assigns in such capacity, the “Collateral Agent”) (in each case, as successor to Jefferies Finance LLC (“Jefferies”)), and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as an Issuing Bank and as administrative agent for the Term Loan A Lenders (together with its successors and permitted assigns in such capacity, the “Term Loan A Agent”) and the Revolving Credit Lenders (together with its successors and permitted assigns in such capacity, the “Revolver Administrative Agent” and, together with the Term Loan ~~B~~A Agent, the “Administrative Agents”; the ~~Term Loan B Agent, the Collateral Agent and the Revolver~~ Administrative Agents and the Collateral Agent are referred to herein collectively as the “Agents” and each, an “Agent”).

PRELIMINARY STATEMENTS

The Borrowers, Parent, certain of the Lenders party thereto, Rabobank as ~~the administrative agent for the~~ Term Loan A ~~Lenders (as defined in the Existing Credit Agreement)~~Agent and Revolver Administrative Agent and ~~Jefferies as the administrative agent for the Term Loan B Lenders and collateral agent~~Citizens as Collateral Agent (as successor to Jefferies) are parties to that certain Credit Agreement (together with all exhibits and schedules attached thereto, as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) dated as of August 16, 2018 (“Closing Date”).

[Credit Agreement]

The Borrowers, Parent, the Subsidiary Guarantors parties thereto, the Lenders party thereto, Rabobank as the Term Loan A Agent and the Revolver Administrative Agent and ~~Jefferies~~Citizens as the ~~Term Loan B Agent and the~~ Collateral Agent have entered into that certain ~~Eighth~~Ninth Amendment, dated as of the date hereof, under which (i) the ~~2024~~2026 Refinancing Term Loan ~~B~~A Lenders have agreed to ~~refinance and replace in full the Existing Term B Loans and~~ extend credit to the Term Loan Borrower in the form of ~~2024~~2026 Refinancing Term ~~B~~A Loans on the ~~Eighth~~Ninth Amendment Effective Date in an initial aggregate principal amount of up to $~~400.0~~225.0 million pursuant to this Agreement and (ii) the ~~2024~~2026 Refinancing Revolving Credit Lenders have agreed to refinance and replace in full the Existing Revolving Credit Commitments and extend credit to the Revolver Borrowers in the form of ~~2024~~2026 Refinancing Revolving Credit Commitments in an aggregate principal amount of up to $~~400.0~~425.0 million pursuant to this Agreement (with the aggregate principal amount of Revolving Credit Loans permitted to be borrowed on the ~~Eighth~~Ninth Amendment Effective Date).

On the ~~Eighth~~Ninth Amendment Effective Date, HII and the Term Loan Borrower will issue Senior Secured Notes under the Senior Secured Notes Indenture in an aggregate principal amount of $800.0 million. The Borrowers will use the proceeds of the Senior Secured Notes, together with the proceeds of ~~2024~~the 2026 Refinancing Term ~~B~~A Loans and the 2026 Refinancing Revolving Credit Loans and the cash on hand, to repay in full all Existing Term ~~A~~B Loans, Existing Revolving Credit Commitments and the 2029 Senior Secured Notes (collectively, the “Ninth Amendment Refinancing”).

The parties to the ~~Eighth~~Ninth Amendment have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement.

The Existing Credit Agreement ~~is~~ shall be, and hereby is, amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“~~2024~~2026 Refinancing Revolving Credit Commitments”: has the meaning provided to such term in the ~~Eighth~~Ninth Amendment.

“~~2024~~2026 Refinancing Revolving Credit Facility”: has the meaning provided to such term in the ~~Eighth~~Ninth Amendment.

“~~2024~~2026 Refinancing Revolving Credit Lenders”: has the meaning provided to such term in the ~~Eighth~~Ninth Amendment.

“~~2024~~2026 Refinancing Revolving Credit Loans”: has the meaning provided to such term in the ~~Eighth~~Ninth Amendment.

“~~2024~~2026 Refinancing Term ~~B~~A Loans”: has the meaning provided to such term in the ~~Eighth~~Ninth Amendment.

“~~2024~~2026 Refinancing Term Loan ~~B~~A Facility”: has the meaning provided to such term in the ~~Eighth~~Ninth Amendment.

“~~2024~~2026 Refinancing Term Loan ~~B~~A Lenders”: has the meaning provided to such term in the ~~Eighth~~Ninth Amendment~~.~~

~~“2025 Senior Notes”: the unsecured senior notes due 2025 issued pursuant to that certain Indenture, dated as of May 29, 2020, by and among Parent, the guarantors party thereto and MUFG Union Bank, N.A., as trustee, as amended, restated, supplemented or otherwise modified from time to time to the extent not less favorable in any material respect to the Loan Parties or the Lenders than as in effect on the Closing Date~~.

“2028 Convertible Notes”: the unsecured Convertible Senior Notes due 2028 issued pursuant to that certain Indenture, dated as of December 9, 2022, by and among Parent and U.S. Bank Trust Company, National Association, in its capacity as trustee, as amended, restated, supplemented or otherwise modified from time to time to the extent not less favorable in any material respect to the Loan Parties or the Lenders than as in effect on the Closing Date.

“2029 Senior Notes”: the unsecured senior notes due 2029 issued pursuant to that certain Indenture, dated as of May 20, 2021, by and among Term Loan Borrower, HII, the guarantors party thereto and Citibank, N.A., as trustee, as amended, restated, supplemented or otherwise modified from time to time to the extent not less favorable in any material respect to the Loan Parties or the Lenders than as in effect on the Closing Date.

“2029 Senior Secured Notes”: the senior secured notes due 2029 pursuant to that certain Indenture dated as of April 12, 2024, by and among, HII and the Term Loan Borrower, as co-issuers, Citibank N.A., as trustee and collateral agent and the guarantors from time to time party thereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, to the extent not prohibited under the Loan Documents.

“ABR”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day”: has the meaning specified in the definition of “Term SOFR”.

“Accessible Cash”: means all cash and Cash Equivalents that are available to repatriate within a reasonable period of time as determined in good faith by the Parent, to any Loan Party that is formed, organized or incorporated in the United States or the Cayman Islands and solely to the extent that the repatriation of such cash and Cash Equivalents (a) would not result in any significant adverse Tax consequences to Parent or any Subsidiary of Parent, as reasonably determined by Parent or (b) would not be prohibited or restricted by applicable law, rule or regulation, in each case, as determined in good faith by Parent.

“Accounting Change”: as defined in Section 1.4.

“Additional Lenders”: any Eligible Assignee that makes an Incremental Term ~~B~~A Loan or Replacement Term Loan or extends Incremental Revolving Commitments or commitments with respect to Incremental Revolving Increases pursuant to Section 2.23 or 2.24.

“Adjusted LIBO Rate”: with respect to any Eurodollar Borrowing, for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, that the Adjusted LIBO Rate shall in no event be less than 0.00%.

~~“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) solely with respect to the Revolving Credit Facility, the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor (if any), then Adjusted Term SOFR shall be deemed to be the Floor.~~

“Administrative Agents”: as defined in the preamble hereto.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the applicable Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. ~~For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.~~

“Agency Fee Letters”: collectively, (i) that certain Pro Rata Agency Fee Letter, ~~August 16~~dated February 17, ~~2018~~2026, by and among~~, inter alios,~~ the ~~Borrowers~~Parent and ~~Jefferies,~~Rabobank as the Term Loan A Agent and the Revolver Administrative Agent and (ii) that certain Collateral Agency Fee Letter, dated April ~~12~~29, ~~2024~~2026, by and among the Borrowers and ~~Rabobank and (iii) any agency fee letter, dated on or about hereof, by and among the Borrowers and any successors and/or assigns of Jefferies~~Citizens Bank, N.A. as the ~~Term Loan B Agent and the~~ Collateral Agent.

“Agent”: as defined in the preamble hereto.

“Agent Indemnitee”: as defined in Section 8.7.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term ~~B~~A Loans~~, as applicable~~ and (ii) the amount of such Lender’s Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Credit Exposure.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement.

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1.00%, and (c) the ~~Adjusted~~ Term SOFR that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed SOFR Loan with a one-month Interest Period plus 1.00%; provided, that the Alternate Base Rate shall in no event be less than 1.00%. If the applicable Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (b) of the immediately preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or ~~Adjusted~~ Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or such ~~Adjusted~~ Term SOFR, respectively.

“Alternative Currency”: each of Euro and each other currency (other than US Dollars) that is approved in accordance with Section 1.10.

“Alternative Currency Equivalent”: at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Revolver Administrative Agent or the applicable Issuing Bank, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with US Dollars.

~~“Applicable Discount”: as defined in Section 2.12(f)(iii).~~

“Applicable Margin”: (a~~) [Reserved], (b~~) with respect to Term ~~B~~A Loans, (i) until delivery of the financial statements for the first full fiscal quarter ending after the Ninth Amendment Effective Date pursuant to Sections 5.1(a) and 5.1(b), the rate per annum ~~equal to (i) for ABR Loans, 5.75%, and (ii) for SOFR Loans, 6.75%~~set forth in Level II below for the applicable Type of Loan and (ii) thereafter, the rate per annum set forth in the table below for the applicable Type of Loan based on the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agents pursuant to Section 5.2(a), (b) [reserved], (c) with respect to Revolving Credit Loans, (i) until delivery of the financial statements for the first full fiscal quarter ending after the ~~Eighth~~Ninth Amendment Effective Date pursuant to Sections 5.1(a) and 5.1(b), the rate per annum set forth in Level II below for the applicable Type of Loan and (ii) thereafter, the rate per annum set forth in the table below based on the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agents pursuant to Section 5.2(a), (d) with respect to any Incremental Facility, the rate or rates per annum set forth in the applicable Incremental Facility Amendment, (e) with respect to any Extended Revolving Credit Commitment or Extended Term Loan, the rate or rates per annum specified in the applicable Extension Offer and (f) with respect to any Replacement Facility, the rate or rates per annum specified in the applicable Replacement Facility Amendment.

Level	Total Leverage Ratio	Applicable Margin for (i) Revolving Loans that are Eurodollar Loans or SOFR Loans and (ii) Term A Loans that are SOFR Loans	Applicable Margin for Revolving Loans and Term A Loans that are ABR Loans	Revolving Commitment Fee Rate
I	~~≥ 4.00:1.00~~greater than or equal to 3.50:1.00	~~6.50%~~3.25%	~~5.50%~~2.25%	~~0.45%~~0.35%
II	~~< 4:00:1.00, but ≥ 3:50:1.00~~less than 3.50:1.00, but greater than or equal to 2.75:1.00	~~6.25%~~3.00%	~~5.25%~~2.00%	~~0.45%~~0.30%
III	~~< 3:50:1.00, but ≥ 2:75:1.00~~less than 2.75:1.00, but greater than or equal to 2.00:1.00	~~6.00%~~2.75%	~~5.00%~~1.75%	~~0.40%~~0.30%
IV	~~< 2.75:1.00, but ≥~~ less than 2.00:1.00	~~5.75%~~2.50%	~~4.75%~~1.50%	~~0.40%~~0.25%
~~V~~	~~< 2.00x~~	~~5.50%~~	~~4.50%~~	~~0.35%~~

No change in the Applicable Margin shall be effective until three (3) Business Days after the date on which the Administrative Agents shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.2(a) calculating the Total Leverage Ratio. If (x) an Event of Default has occurred and is continuing or (y) the Borrower shall fail to deliver any financial statement or certificate required to be delivered pursuant to Section 5.1 or Section 5.2 within the time periods specified in Section 5.1 or Section 5.2, as applicable, then the Applicable Margin from and including the 60th day after the end of such fiscal quarter or the 90th day after the end of such fiscal year, as the case may be, to but not including the date the Borrower delivers to the Administrative Agent such financial statement or certificate shall conclusively equal the highest possible Applicable Margin provided for in this definition. Within one (1) Business Day of receipt of the applicable information under Section 5.1 or Section 5.2, the Term Loan A Agent shall give each Term Loan A Lender and the Revolver Administrative Agent shall give each Revolving Credit Lender electronic or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.

Notwithstanding anything to the contrary set forth in this Agreement (including the then-effective Total Leverage Ratio), if (i) the Total Leverage Ratio used to determine the Applicable Margin for any period is incorrect as a result of any error, misstatement or misrepresentation contained in any financial statement or certificate delivered pursuant to Section 5.1 or Section 5.2, and (ii) as a result thereof, the Applicable Margin paid to the Lenders and/or the Issuing Banks, as the case may be, at any time pursuant to this Agreement is lower than the Applicable Margin that would have been payable to the Lenders and/or the Issuing Banks, as the case may be, had the Applicable Margin been calculated on the basis of the correct Total Leverage Ratio, the Applicable Margin in respect of such period will be adjusted upwards automatically and retroactively, and the applicable Borrowers shall pay to each Lender and/or each Issuing Bank, as the case may be, such additional amounts (“Additional Amounts”) as are necessary so that after receipt of such amounts such Lender and/or Issuing Bank, as the case may be, receives an amount equal to the amount it would have received had the Applicable Margin been calculated during such period on the basis of the correct Total Leverage Ratio. Additional Amounts shall be payable ten (10) days following delivery by the applicable Administrative Agent to the applicable Borrower(s) of a notice (which shall be conclusive and binding absent manifest error) setting forth in reasonable detail such Administrative Agent’s calculation of the amount of any Additional Amounts owed to the Lenders and/or the Issuing Banks. The payment of Additional Amounts shall be in addition to, and not in limitation of, any other amounts payable by the Borrower pursuant to Section 2.13 and Section 2.15. Additional Amounts shall constitute “Obligations”. The agreements in this paragraph shall survive the payment of the Loans and all other Obligations payable under this Agreement and the termination of the Commitments.

“Applicable Percentage”: with respect to any Revolving Credit Lender, the percentage of the Total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, after giving effect to any assignments. The Applicable Percentage shall be adjusted appropriately, as determined by the Revolver Administrative Agent, in accordance with Section 2.22(c) to disregard the Revolving Credit Commitment of Defaulting Lenders.

~~“Applicable Prepayment Percentage”: (a) on or prior to the first anniversary of the Eighth Amendment Effective Date, 2.00% (b) after the first anniversary of the Eighth Amendment Effective Date, but on or prior to the second anniversary of the Eighth Amendment Effective Date, 1.00%, and (c) thereafter, 0%.~~

“Appraisal Period”: any period of twelve consecutive calendar months commencing on May 1 in any calendar year through and including April 30 in the following calendar year.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: (i) ~~Citibank, N.A. (“Citi”),~~ Rabobank, Bank of America, N.A. (“BofA”), ~~Citizens Bank~~Citi, ~~N.A. (“~~Citizens~~”)~~ and Mizuho Bank, Ltd. (“Mizuho”), as joint lead arrangers and joint bookrunners for the Term Loan ~~B~~A Facility~~,~~ and (ii) Rabobank~~, Citi~~, BofA, Citi, Citizens and Mizuho, as joint lead arrangers and joint bookrunners for the Revolving Credit Facility.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property pursuant to clause (d)(ii), (j), (k), (o) or (q) of Section 6.5 or Section 6.10 to the extent applicable by any Group Member to any Person (other than a Group Member).

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the applicable Administrative Agent, in the form of Exhibit E-1 or any other form approved by the applicable Administrative Agent and the applicable Borrowers.

“Attributable Indebtedness”: when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Parent’s then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

~~“Auction”: as defined in Section 2.12(f)(i).~~

~~“Auction Amount”: as defined in Section 2.12(f)(i).~~

~~“Auction Notice”: as defined in Section 2.12(f)(i).~~

“Auto Renewal Letter of Credit”: as defined in Section 2.7(c).

“Availability Period”: with respect to the Revolving Credit Facility, the period from and after the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments.

“Available Basket”: as of any date of determination, an amount equal to (a)(i) $~~100.0~~400.0 million plus (ii) (x) an amount equal to 50% of Consolidated Net Income of the Group Members for the period (taken as one accounting period) commencing with ~~April~~January 1, ~~2024~~2026 to the end of the fiscal quarter most recently ended in respect of which a Compliance Certificate has been delivered as required hereunder or (y) in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus (iii) the net cash proceeds from the issuance of Capital Stock of, or capital contributions to, Parent after the ~~Eighth~~Ninth Amendment Effective Date (other than proceeds from the issuance of Disqualified Capital Stock, Excluded Contributions, any Cure Amount and proceeds from capital contributions described in Section 6.2(y)) other than, for the avoidance of any doubt, in connection with the 2028 Convertible Notes, plus (iv) the net cash proceeds received by Parent after the ~~Eighth~~Ninth Amendment Effective Date from the issuance or sale of convertible or exchangeable Disqualified Capital Stock or debt securities of any Group Member that has thereafter been converted into or exchanged for Qualified Capital Stock other than, for the avoidance of any doubt, in connection with the 2028 Convertible Notes, plus (v) returns, repayments, interest, profits, distributions, income and similar amounts received in cash or Cash Equivalents by the Group Members in respect of Investments (including Investments made in non-Group Members) made using the Available Basket (such amounts not exceeding the fair market value (as determined in good faith by Parent) of such original Investment), plus (vi) an amount equal to Retained Asset Sale Proceeds, plus (vii) the Investments of the Group Members made using the Available Basket in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into Parent or any of the Restricted Subsidiaries (up to the lesser of (A) the fair market value (as determined in good faith by Parent) of the Investments of Parent and the Restricted Subsidiaries made using the Available Basket in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (B) the fair market value (as determined in good faith by Parent) of the original Investments by Parent and the Restricted Subsidiaries made using the Available Basket in such Unrestricted Subsidiary), plus (viii) any Declined Term Loan ~~B~~A Proceeds, minus (b) the sum of (w) Investments made pursuant to Section 6.7(f)(iii), (x) the amount of Restricted Payments made by Parent pursuant to Section 6.6(d), (y) Investments made pursuant to Section 6.7(s) and (z) Specified Prepayments made pursuant to Section 6.8(ii), in each case to the extent utilizing the Available Basket.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(b)(v).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part 1 of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. § 101, et seq.).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding or a corporate statutory arrangement proceeding having similar effect, is subject to, or any Person that directly or indirectly controls such Person is subject to, a forced liquidation, or winding-up, or has had a receivership, liquidator, provisional liquidator, or has had a receiver, administrative receiver, compulsory manager, conservator, trustee, administrator, custodian, monitor, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or any substantial part of its assets, or, in the good faith determination of the Term Loan ~~B~~A Agent, has taken any action or the shareholders of such Person have passed a resolution in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment under the laws of any jurisdiction; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, (i) with respect to Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, US Dollars, the Term SOFR Reference Rate and (ii) with respect to Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, EURIBOR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to ~~Sections~~Section 2.16(b)(i) ~~and 2.16(b)(ii)~~.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the applicable Administrative Agent and Borrowers giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the applicable Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Board of Directors”: with respect to any Person, (i) in the case of any corporation or exempted company, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such person or, if there is none, the Board of Directors of the managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person, (iv) in any other case, the functional equivalent of the foregoing, and (v) in the case of any Person organized or incorporated under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, the foreign equivalent of any of the foregoing.

“Borrower Materials”: as defined in Section 9.1.

“Borrowers”: as defined in the preamble.

“Borrowing”: Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans or SOFR Loans, as applicable, as to which a single Interest Period is in effect.

“Borrowing Request”: a request by the applicable Borrowers for a Borrowing substantially in the form of Exhibit I.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Luxembourg are authorized or required by law to remain closed.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person, it being understood that Capital Expenditures do not include amounts expended to purchase assets constituting an on-going business, including investments that constitute Permitted Acquisitions.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock or equity of a corporation or exempted company, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding debt securities convertible or exchangeable into any of the foregoing and/or into cash based on the value of the foregoing (including the 2028 Convertible Notes).

“Cash Equivalents”: (a) US Dollars; (b) securities and other obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that the full faith and credit of such country is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (c) certificates of deposit, time deposits and eurocurrency time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic or foreign bank having, or which is a banking subsidiary of a domestic or foreign bank holding company or any branch of a foreign bank in the US having, capital and surplus of not less than $500.0 million (or its foreign currency equivalent); (d) fully collateralized repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clause (f) below entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, maturing within one year after the date of acquisition; (f) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision thereof rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of one year or less from the date of acquisition; (h) Investments with average maturities of one year or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and (i) investment funds investing substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (i) Investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include, in the case of any Foreign Subsidiary, amounts denominated in the local currency of the jurisdiction of incorporation or formation of such Foreign Subsidiary in addition to those set forth in clause (a) above; provided, that such amounts are held by such Foreign Subsidiary from time to time in the ordinary course of business and not for speculation.

“Cash Management Obligations”: obligations owed by any Loan Party or any of its Restricted Subsidiaries to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by such Qualified Counterparty and the Borrowers in writing to the Collateral Agent as “Cash Management Obligations”.

“Cash Management Services”: any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds.

“Cayman Security Documents”: the following Cayman Islands law governed security agreements:

(a) ~~(i)~~ each equitable mortgage over shares made between Parent, as mortgagor, and the Collateral Agent, over 100% of the shares held by Parent in HBL Holdings Ltd.;

(b) ~~(ii)~~ each equitable mortgage over shares made between Parent, as mortgagor, and the Collateral Agent, over 100% of the shares then held by Parent in WH Intermediate Holdings Ltd.;

(c) ~~(iii)~~ each equitable mortgage over shares made between Parent, as mortgagor, and the Collateral Agent, over 100% of the shares held by HBL Holdings Ltd. in WH Intermediate Holdings Ltd.;

(d) ~~(iv)~~ each equitable mortgage over shares made between WH Intermediate Holdings Ltd., as mortgagor, and the Collateral Agent, over 100% of the shares held by WH Intermediate Holdings Ltd. in HV Holdings Ltd.;

(e) ~~(v)~~ each equitable mortgage over shares made between WH Intermediate Holdings Ltd., as mortgagor, and the Collateral Agent, over 100% of the shares held by WH Intermediate Holdings Ltd. in HBL Ltd.; and

(f) each equitable mortgage over shares made between HBL Luxco 1 S.À R.L., as mortgagor, and the Collateral Agent, over 100% of the shares held by HBL Luxco 1 S.À R.L. in WH Intermediate Holdings Ltd;

(g) other equitable mortgage over shares made between any Loan Party, as mortgagor, and the Collateral Agent, over the shares held by such Loan Party in any Guarantor that is a Cayman Islands exempted company;

(h) ~~(vi)~~ each omnibus equitable share mortgage made among any or all of the foregoing mortgagors, as mortgagors (whether or not any other Loan Party is also a party thereto as a mortgagor), and the Collateral Agent, over any or all of the foregoing shares held by each such mortgagor, in each case, from time to time, as the same may have been or may be assigned from time to time to the Collateral Agent or any successor Collateral Agent.

“CFC”: any “controlled foreign corporation” within the meaning of Section 957 of the Code that is directly or indirectly owned by any member of the Parent Group that is a “United States person,” within the meaning of Section 7701(a)(30) of the Code.

“CFC Debt”: intercompany loans, indebtedness or receivables owed (or treated as owed for U.S. federal income tax purposes) by one or more CFCs.

“Change in Law”: (a) the adoption of any law, rule, regulation or treaty after the Closing Date or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or Issuing Bank hereunder, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the Closing Date or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or Issuing Bank hereunder or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.17(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date or, if later, the date on which the applicable Lender or Issuing Bank becomes a Lender or Issuing Bank hereunder; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” ~~(~~as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but (i) excluding any employee benefit plan of Parent or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (ii) excluding from any determination of the amount of Capital Stock beneficially owned by such “person” or “group,” where such person or group includes both Permitted Holders and one or more Persons that are not Permitted Holders, any Capital Stock owned by Permitted Holders, and (iii) excluding any “person” or “group” comprised solely of Permitted Holders) shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than 35.0% of the ordinary voting power for the election of directors of Parent, measured by voting power rather than number of shares; (b) Parent shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each other Borrower free and clear of all Liens (except Permitted Liens); (c) Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Parent outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or (d) a Specified Change of Control.

“Citi”: Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

“Citizens”: as defined in the preamble hereto.

“Class”: (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, Term Loan Lenders, Incremental Revolving Lenders (of the same tranche), Lenders in respect of Incremental Term ~~B~~A Loans (of the same tranche), Extending Revolving Credit Lenders (of the same tranche), Lenders in respect of a Replacement Revolving Credit Facility, Extending Term Lenders (of the same tranche) or Lenders in respect of Replacement Term Loans (of the same tranche), (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Term Loan Commitments, Incremental Revolving Commitments (of the same tranche), commitments in respect of Incremental Term ~~B~~A Loans (of the same tranche), Extended Revolving Credit Commitments (of the same tranche), Replacement Revolving Credit Commitments, commitments to make Extended Term Loans (of the same tranche) or commitments to make Replacement Term Loans (of the same tranche) and (c) when used with respect to Loans or Borrowings, refers to whether such Loan or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans ~~or~~, Incremental Term ~~B~~A Loans (of the same tranche), Extended Term Loans (of the same tranche) or Replacement Term Loans (of the same tranche) or other loans in respect of the same Class of Commitments.

“Closing Date”: has the meaning given in the Preliminary Statements.

~~“Co-Managers”: means Comerica Securities and Standard Chartered Bank.~~

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Collateral Document.

“Collateral Agent”: as defined in the preamble hereto.

“Collateral Documents”: collectively, the Perfection Certificate, the Security Agreement, any US IP Security Agreements, any Mortgages, the Cayman Security Documents, the Luxembourg Security Documents, the Malta Security Documents, the Swiss Security Documents, the Pledge Agreement, the IP Security Agreement, the UK Collateral Documents, any security agreements, pledge agreements, mortgages, deeds to secure debt or deeds of trust, or other similar agreements delivered to the Collateral Agent pursuant to Section 5.9 hereof and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment”: with respect to any Lender, a Term Loan ~~B~~A Commitment or a Revolving Credit Commitment of such Lender, as the context may require.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Parent within the meaning of Section 4001 of ERISA or is part of a group that includes Parent and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“Communications”: as defined in Section 9.1.

“Company Intellectual Property”: as defined in Section 3.8(i).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the applicable Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the applicable Administrative Agent in a manner substantially consistent with market practice (or, if the applicable Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the applicable Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the applicable Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets”: of Parent at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Group Members at such date, excluding deferred tax assets, assets held for sale, loans permitted to third parties, pension assets, deferred bank fees and derivative financial instruments, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities”: of Parent at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Group Members at such date, excluding, to the extent otherwise included therein, (a) the current portion of any Funded Debt or other long-term liabilities (including Capital Lease Obligations) or interest, (b) revolving loans and letter of credit obligations under the Revolving Credit Facility or any other revolving credit facilities or revolving lines of credit, (c) deferred tax liabilities, and (d) non-cash compensation liabilities and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated EBITDA”: with respect to any Person for any period, Consolidated Net Income for such period, adjusted, in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income, without duplication, by (x) adding thereto:

(a) Consolidated Interest Expense,

(b) provision for taxes based on income,

(c) depreciation,

(d) amortization (including amortization of deferred fees and accretion of original issue discount);

(e) all other noncash items subtracted in determining Consolidated Net Income (including any noncash charges and noncash equity based compensation expenses related to any grant of stock, stock options or other equity-based awards (including, without limitation, restricted stock units or stock appreciation rights) of such Person or any of its Restricted Subsidiaries recorded under GAAP, noncash charges related to warrants or other derivative instruments classified as equity instruments that will result in equity settlements and not cash settlements, and noncash losses or charges related to impairment of goodwill and other intangible assets and excluding any noncash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

(f) fees and expenses incurred in connection with the incurrence, prepayment, amendment, or refinancing of Indebtedness (including in connection with (i) the negotiation and documentation of this Agreement and the other Loan Documents and any amendments or waivers thereof and (ii) the on-going compliance with this Agreement and the other Loan Documents); and

(y) subtracting therefrom the aggregate amount of all noncash items and nonrecurring gains or credits, determined on a consolidated basis, to the extent such items were added in determining Consolidated Net Income for such period.

“Consolidated First Lien Debt”: at any date, the sum of (x) the aggregate principal amount of all Consolidated Total Debt under this Agreement and (y) all other Consolidated Total Debt to the extent such debt is secured by any assets of the Parent or any of its Restricted Subsidiaries on an equal priority basis (but without regard to control of remedies) with the Liens securing the Obligations.

“Consolidated First Lien Net Debt”: Consolidated First Lien Debt less Unrestricted Cash as of such date.

“Consolidated Interest Expense”: with respect to any Person for any period, the total consolidated cash interest expense (including that portion attributable to Capital Lease Obligations) of such Person and its consolidated Restricted Subsidiaries for such period (calculated without regard to any limitations on the payment thereof and including commitment fees, letter-of-credit fees, and net amounts payable under any interest rate protection agreements) determined in accordance with GAAP.

“Consolidated Net Income”: with respect to any Person for any period, the consolidated net after tax income (or loss) of such Person and its consolidated Restricted Subsidiaries determined in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided that:

(a) solely to the extent it relates to calculation of the Available Basket (but, for the avoidance of doubt, not the calculation of the Total Net Leverage Ratio) for Restricted Payments permitted by Section 6.6(d), the net income of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions (unless a like amount may be advanced to the Company or another Restricted Subsidiary as a loan or advance) by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(b) the net income (or loss) for such period of any Person that is not a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the specified Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) made by such Person that is a not a Restricted Subsidiary to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(c) the cumulative effect of any change in accounting principles shall be excluded;

(d) the income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded;

(e) any gain (or loss) realized upon the sale or other disposition of assets of such Person or its consolidated Subsidiaries, other than a sale or disposition in the ordinary course of business, and any gain (or loss) realized upon the sale or disposition of any Capital Stock of any Person shall be excluded;

(f) any impairment charge or asset write-off, including impairment charges or asset write-offs or writedowns related to intangible assets, long-lived assets, investments in debt and equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) or as a result of a change in law or regulation, in each case pursuant to GAAP, shall be excluded;

(g) any non-cash compensation expense realized from employee benefit plans or postemployment benefit plans, grants of stock appreciation, restricted stock or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(h) all extraordinary, unusual or non-recurring charges, gains and losses including, without limitation, (i) all restructuring costs, severance costs, one-time compensation charges, transition costs, facilities consolidation, closing or relocation costs, costs incurred in connection with any acquisition prior to or after the Closing Date (including integration costs), and (ii)_all fees, commissions, expenses and other similar charges of accountants, attorneys, brokers and other financial advisors related thereto and cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock, together with any related provision for taxes, shall be excluded; provided that amounts added back pursuant to subclause (i) of this clause (h) and all adjustments made pursuant to Section 1.5, in each case, whether added back pursuant to Consolidated EBITDA or Consolidated Net Income, shall not, in the aggregate, exceed 25% of Consolidated EBITDA for any Test Period (determined prior to giving effect thereto);

(i) the effects of purchase accounting adjustments, in amounts required or permitted by GAAP and related authoritative pronouncement, and amortization, write-off or impairment charges resulting therefrom, in each case from the application of purchase accounting in relation to any acquisition, shall be excluded;

(j) any fees and expenses, including prepayment premiums and similar amounts, incurred during such period, or any amortization thereof for such period, in connection with any equity issuance, acquisition, disposition, recapitalization, Investment, asset sale, issuance or repayment of Indebtedness (including any issuance of notes), financing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed), shall be excluded;

(k) any unrealized gains and losses and with respect to Hedge Agreements for such period shall be excluded;

(l) any unrealized gains and losses related to fluctuations in currency exchange rates for such period shall be excluded;

(m) any gains and losses from any early extinguishment of Indebtedness shall be excluded; and

(n) any gains and losses from any redemption or repurchase premiums paid with respect to the notes shall be excluded; and

(o) any write-off or amortization of deferred financing costs (including the amortization of original issue discount) associated with Indebtedness shall be excluded.

“Consolidated Total Assets”: the consolidated total assets of the Group Members, determined in accordance with GAAP, shown on the consolidated balance sheet of Parent as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements have been delivered; provided, that, for purposes of calculating “Consolidated Total Assets” under this Agreement, the consolidated assets of the Group Members shall be adjusted to reflect any acquisitions and dispositions of assets outside the ordinary course of business that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination but without giving effect to the transaction being tested under this Agreement.

“Consolidated Total Debt”: at any date, an amount equal to the aggregate outstanding principal amount of all third party Indebtedness of the Group Members at such date that would be classified as a liability on the consolidated balance sheet of Parent, in accordance with GAAP, consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, Capital Lease Obligations and third party debt obligations evidenced by bonds, notes, debentures or similar instruments; provided, that Consolidated Total Debt shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of obligations in respect of drawn letters of credit unreimbursed for at least three Business Days and (ii) obligations under Hedge Agreements unless such obligations have not been paid when due.

“Consolidated Total Net Debt”: Consolidated Total Debt net of Unrestricted Cash as of such date.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Contractual Obligation”: with respect to any Person, (i) the Organizational Documents of such Person and (ii) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Credit Party”: the Agents or any other Lender.

“Cure Amount”: as defined in Section 7.2(b).

“Cure Notice”: as defined in Section 7.2(b).

“Cure Right”: as defined in Section 7.2(b).

“Cure Specified Date”: with respect to any of the first three fiscal quarters of Parent in a fiscal year, the deadline to deliver quarterly financial statements pursuant to Section 5.1(b), commencing with the fiscal quarter ending March 31, 2019 and with respect to the fourth fiscal quarter of Parent in a fiscal year, the deadline to deliver annual audited financial statements pursuant to Section 5.1(a), commencing with the fiscal quarter ending December 31, 2018.

“Debtor Relief Laws”: the Bankruptcy Code and other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, administrative receivership, insolvency, winding-up, reorganization, restructuring, compromise, arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, and including the statutory arrangement provisions of any corporations statute having similar effect.

“Declined Asset”: as defined in Section 2.14(g)(i).

“Declined Term Loan ~~B~~A Proceeds”: as defined in Section 2.14(g)(i).

“Declining Lender”: as defined in Section 2.14(g)(i).

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: as defined in Section 2.15(b).

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the applicable Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Parent, any other ~~Revolver~~ Borrower or the applicable Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the applicable Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans (unless such Lender indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) and participations in then outstanding Letters of Credit under this Agreement (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the applicable Administrative Agent’s and the ~~Revolver~~applicable Borrowers’ receipt of such certification in form and substance reasonably satisfactory to the applicable Administrative Agent), or (d) admits that it is insolvent or has (or has a direct or indirect parent that has) become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent that has, become the subject ~~to~~of a Bail-In Action. This definition is subject to the provisions of the second paragraph of Section 2.22.

“Designated Lender”: as defined in Section 2.8(c).

“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by Parent) of non-cash consideration received by a Group Member in connection with a Disposition pursuant to Section 6.5(j) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Discharge of Secured Obligations”: collectively, (i) the termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification and reimbursement obligations that are not then due and payable and (B) Cash Management Obligations and obligations and liabilities under Specified Hedge Agreements as to which arrangements satisfactory to the applicable Qualified Counterparty shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Revolver Administrative Agent and the applicable Issuing Bank shall have been made).

~~“Discount Range”: as defined in Section 2.12(f)(i).~~

“Discretionary Guarantor”: as defined in Section 9.18.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding Liens but including by allocation of assets by division, merger, consolidation or amalgamation, or allocation or assets to any series of a limited liability company); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the then Latest Maturity Date at the time of issuance, except, in the case of clauses (i) and (ii), if as a result of a change of control event or asset sale or other Disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other Disposition or casualty event are subject to the prior payment in full of the Obligations; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of any Group Member or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by any Group Member in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender”: (i) any bank, financial institution or other institutional lender that has been identified in writing to the Arrangers as a Disqualified Lender on August 16, 2018, (ii) any other Persons who are competitors of any Group Member that are separately identified in writing by Parent or the other Borrowers to the Arrangers (or, after the Closing Date, to the Administrative Agents) from time to time and (iii) in each case of the foregoing clauses (i) and (ii), any of such Person’s Affiliates (other than any bona-fide debt funds) that are either (x) identified in writing by Parent or the other Borrowers to the Administrative Agents from time to time or (y) clearly identifiable as an Affiliate on the basis of such Affiliate’s name; provided, that no such identification after the Closing Date pursuant to clauses (ii) or (iii) above shall apply retroactively to disqualify and Person that has previously acquired an assignment or participation of an interest in any of the Facilities with respect to amounts of Commitments or Loans previously acquired by such Person. The list of Disqualified Lenders shall be made available by the applicable Administrative Agent to the Lenders upon written request therefor.

“Disqualifying Event”: as defined in Section 1.10(d).

“Documentation ~~Agent”:~~Agents”: Axos Bank, City National Bank and Standard Chartered Bank.

“Dollar Basket Incremental Debt”: as defined in Section 2.23(a).

“Domestic Subsidiary”: a Restricted Subsidiary that is organized under the laws of the United States or any State thereof or the District of Columbia, including any Domesticated Foreign Subsidiary.

“Domesticated Foreign Subsidiary”: a Foreign Subsidiary that is also treated as a Domestic Subsidiary by reason of being or treated as being organized under the laws of any political subdivision of the United States.

~~“Dutch Auction”: an auction of Term Loans conducted pursuant to Section 9.4(g) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a non-pro rata basis in accordance with the applicable Dutch Auction Procedures.~~

~~“Dutch Auction Procedures”: Dutch auction procedures as set forth in Section 2.12(f) and otherwise as reasonably agreed upon by the applicable Purchasing Borrower Party and the Term Loan B Agent.~~

~~“ECF Percentage”: with respect to any Excess Cash Flow Period, 75.0%; provided, that (i) the ECF Percentage shall be 50.0% if the Total Net Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 2.90:1.00 and greater than 2.40:1.00, (ii) the ECF Percentage shall be 25.0% if the Total Net Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 2.40:1.00 and greater than 1.90:1.00 and (iii) the ECF Percentage shall be 0.0% if the Total Net Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 1.90:1.00.~~

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

~~“Eighth Amendment”: that certain Eighth Amendment to Credit Agreement, dated as of April 12, 2024, by and among the Borrowers, the Subsidiary Guarantors, the Revolver Administrative Agent, Term Loan B Agent, Collateral Agent and the Lenders party thereto.~~

~~“Eighth Amendment Effective Date”: the date on which all of the conditions contained in Section 3 of the Eighth Amendment have been satisfied or waived in accordance with the terms of the Eighth Amendment.~~

~~“Eighth Amendment Effective Date Borrowing”: a borrowing consisting of the 2024 Refinancing Term B Loans and 2024 Refinancing Revolving Credit Facility.~~

~~“Eighth Amendment Transactions”: (a) the refinancing in full of the Existing Term B Loans (together with any accrued but unpaid interest) with 2024 Refinancing Term B Loans, (b) the refinancing in full of the Existing Term A Loans (together with any accrued but unpaid interest) with the proceeds of 2024 Refinancing Term B Loans and the proceeds of Senior Secured Notes, (c) the refinancing in full of the Revolving Credit Loans (together with any accrued but unpaid interest) outstanding immediately prior to the Eighth Amendment Effective Date and the Existing Revolving Credit Commitments with 2024 Refinancing Revolving Credit Facility and (d) the payment of the Eighth Amendment Transaction Costs.~~

~~“Eighth Amendment Transaction Costs”: all fees, costs and expenses incurred by any Group Member in connection with the Eighth Amendment Transactions.~~

“Eligible Assignee”: (i) any Lender, any Affiliate of a Lender and any Approved Fund, and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course ~~and (iii) subject to the terms of Section 2.12(f) and Sections 9.4(g) and (h), Purchasing Borrower Parties~~; provided, that “Eligible Assignee” shall not include (w) any Borrower or any Borrower’s Subsidiaries or Affiliates ~~(other than Purchasing Borrower Parties to the extent permitted by, and in accordance with, Section 2.12(f) and Sections 9.4(g) and (h))~~, (x) unless a Specified Event of Default has occurred and is continuing, any Disqualified Lender, (y) any Lender that is, as of the date of the applicable assignment, a Defaulting Lender or (z) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person).

“EMU Legislation”: the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, enforceable guidelines, codes, decrees, or other legally enforceable requirements of any federal, state, territorial, local, municipal, foreign or other Governmental Authority, regulating, relating to or imposing liability associated with or standards of conduct for the protection of the environment, or insofar as it relates to exposure to hazardous or toxic materials.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation or compliance with orders and directives, fines, penalties or indemnities), resulting from or based upon (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, and other authorizations of a Governmental Authority required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“~~ESG~~Erroneous Payment”: as defined in ~~Section 2.28~~8.14(a).

“~~ESG Amendment~~Erroneous Payment Deficiency Assignment”: as defined in ~~Section 2.28~~8.14(~~a~~d)(i).

“~~ESG Applicable Rate Adjustments~~Erroneous Payment Impacted Facility”: as defined in ~~Section 2.28(a~~8.14(d)(i).

“~~ESG Pricing Provisions~~Erroneous Payment Return Deficiency”: as defined in ~~Section 2.28(a~~8.14(d)(i).

“Erroneous Payment Subrogation Rights”: as defined in 8.14(e).“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR”: the Euro interbank offered rate for Euros.

“Euro” and “EUR”: the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate. All Revolving Credit Loans denominated in an Alternative Currency must be Eurodollar Loans. No Revolving Credit Loans denominated in US Dollars shall be Eurodollar Loans and no Term ~~B~~A Loans shall be Eurodollar Loans.

“Event of Default”: any of the events specified in Section 7; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

~~“Excess Cash Flow”: for any Excess Cash Flow Period, the excess, if any, of:~~

~~(a) the sum, without duplication, of:~~

~~(i) Consolidated Net Income for such period,~~

~~(ii) the amount of all non-cash charges (including but not limited to depreciation, amortization and deferred compensation) deducted in arriving at such Consolidated Net Income for such period, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,~~

~~(iii) the amount of the net decrease, if any, in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Group Members completed during such period or the application of purchase or recapitalization accounting) as disclosed and presented on the Parent’s consolidated cash flow statement and determined pursuant to GAAP and then adjusted to comply with the definitions of Consolidated Current Assets and Consolidated Current Liabilities,~~

~~(iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Group Members during such period (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, and~~

~~(v) the amount by which the tax expenses deducted in determining Consolidated Net Income for such period exceeds the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period, minus~~

~~(b) the sum, without duplication, of:~~

~~(i) the amount of (A) all non-cash credits and gains included in arriving at Consolidated Net Income for such period (excluding any such non-cash credits and gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period) and the amount of all cash expenses, charges and losses excluded from Consolidated Net Income for such period by virtue of the definition thereof, (B) all amounts included in Consolidated Net Income pursuant to the last paragraph of the definition thereof, to the extent not received in cash during such period and (C) all extraordinary, unusual or non-recurring cash charges included in arriving at Consolidated Net Income for such period in accordance with the definition thereof,~~

~~(ii) the aggregate amount actually paid by the Group Members in cash during such fiscal year on account of Capital Expenditures to the extent funded with Internally Generated Cash Flow,~~

~~(iii) the aggregate amount of all principal payments of Indebtedness (other than payments and amounts constituting “Indebtedness” under clause (g), (h) or (i) of the definition thereof), payments of earn-out obligations, and the principal component of payments in respect of Capital Lease Obligations (but (x) excluding optional prepayments of the Term Loans and Revolving Credit Loans made pursuant to Section 2.12(a) (in each case, included in the Optional Prepayment Amount) and (y) excluding mandatory prepayments of the Term Loans made pursuant to Section 2.14) of the Group Members made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), to the extent funded with Internally Generated Cash Flow,~~

~~(iv) the amount of the net increase, if any, in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Group Members completed during such period or the application of purchase or recapitalization accounting) as disclosed and presented on the Parent’s consolidated cash flow statement and determined pursuant to GAAP and then adjusted to comply with the definitions of Consolidated Current Assets and Consolidated Current Liabilities,~~

~~(v) the aggregate net amount of non-cash gain on the Disposition of Property by the Group Members during such period (other than Dispositions in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,~~

~~(vi) cash payments made during such period in respect of long-term liabilities (other than amounts constituting “Indebtedness” under clause (g), (h) or (i) of the definition thereof and amounts covered by clause (b)(iii) (above)) of the Group Members to the extent such payments were not expensed during such period or are not deducted in determining Consolidated Net Income, to the extent funded with Internally Generated Cash Flow,~~

~~(vii) the aggregate amount actually paid by the Group Members in cash during such period on account of Investments (including acquisitions) permitted by Section 6.7(d), (f), (h), (l), (q), (r), (s) (solely to the extent made in reliance on clause (a)(i), (a)(v) or (a)(vii) of the definition of Available Basket (and in the cases of clauses (a)(v) and (a)(vii), solely to the extent such amounts are included in the calculation of Consolidated Net Income for such period)), (t), (u), (x), (z)or (ee), in each case to the extent funded with Internally Generated Cash Flow,~~

~~(viii) the aggregate amount actually paid by the Group Members in cash during such period on account of Restricted Payments permitted by Section 6.6(b), (d) (solely to the extent made in reliance on (x) clause (a)(i), (a)(v) or (a)(vii) of the definition of Available Basket (and in the cases of clauses (a)(v) and (a)(vii), solely to the extent such amounts are included in the calculation of Consolidated Net Income for such period)), (e) (solely to the extent paid to a Person other than Parent or a Restricted Subsidiary), (h) (but not in respect of transactions permitted by Section 6.7(r)), (j), (n) or (o) in each case to the extent funded with Internally Generated Cash Flow,~~

~~(ix) the aggregate amount of mandatory prepayments made pursuant to Section 2.14, with the proceeds of Asset Sales and Recovery Events during such year to the extent such proceeds are included in the calculation of such Consolidated Net Income for such period,~~

~~(x) the aggregate amount of (A) purchases or buybacks of Term Loans pursuant to a Dutch Auction in accordance with Section 9.4(g) and (B) any prepayments, repayments, refinancing, substitutions or replacements of any portion of the Term Loans of any Non-Consenting Lender pursuant to Section 2.21(c)(ii),~~

~~(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Parent and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness, to the extent not deducted in determining Consolidated Net Income,~~

~~(xii) the amount of cash taxes (including withholding taxes) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,~~

~~(xiii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Parent or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments (including acquisitions) or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of Parent following the end of such period (such period, the “Next Excess Cash Flow Period”); provided, that, to the extent the aggregate amount of Internally Generated Cash Flow actually utilized to finance such Investments or Capital Expenditures during such Next Excess Cash Flow Period is less than the Contract Consideration, or the amount actually paid during such Next Excess Cash Flow Period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Next Excess Cash Flow Period; provided, further, that no deduction shall be taken under clause (b)(ii) or (b)(vi) of this definition of Excess Cash Flow for the Next Excess Cash Flow Period with respect to the aggregate amount of Internally Generated Cash Flow actually utilized or paid during such Next Excess Cash Flow Period in respect of Contract Consideration previously deducted pursuant to this clause (b)(xiii),~~

~~(xiv) the aggregate amount of expenditures (other than those constituting Restricted Payments or Investments) actually made by the Group Members in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or any previous period and are financed with Internally Generated Cash Flow and not by utilizing the Available Basket (except for amounts received by the Group Members in respect of Investments funded by utilizing the Available Basket); provided, that, if Consolidated Net Income is reduced in any subsequent period by an expense or charge in respect of such cash expenditure, Excess Cash Flow shall be increased by the amount of such expense or charge in such subsequent period,~~

~~(xv) the aggregate amount of deferred compensation paid in cash during such period, and~~

~~(xvi) the amount of cash paid during such period to the applicable taxing authorities when directly withholding shares from employee equity award exercises (such as stock options and stock appreciation rights) for tax withholding purposes.~~

~~“Excess Cash Flow Application Date”: as defined in Section 2.14(c).~~

~~“Excess Cash Flow Period”: (x) prior to the Eighth Amendment Effective Date, each fiscal year of Parent, commencing with the fiscal year ending December 31, 2019 and (y) on and after the Eighth Amendment Effective Date, each fiscal year of Parent, commencing with the fiscal year ending December 31, 2025.~~

“Exchange Act”: the Securities Exchange Act of 1934.

“Exchange Rate”: on any day, and subject to Section 1.8, with respect to any currency (the “Initial Currency”), the rate at which such currency may be exchanged into another currency (the “Exchange Currency”), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for the Initial Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the applicable Administrative Agent (in consultation with Parent and the other Borrowers), or, in the absence of such available service, such Exchange Rate shall instead be the arithmetic average of the exchange rates of the applicable Administrative Agent in the market where its foreign currency exchange operations in respect of the Initial Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of the Exchange Currency for delivery two Business Days later; provided, that if at the time of any such determination, no such exchange rate can reasonably be quoted, the applicable Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets”: the collective reference to:

(a) any interest in leased real property (including any leasehold interests in real property) (it being agreed that no Loan Party shall be required to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters) and any agreement or arrangement (including any sale and purchase agreement, call option agreement, assignment, lease agreement or otherwise) relating to the acquisition of (either directly or indirectly) any interest in leased real property (including any leasehold interests in real property);

(b) any fee interest (including, for the avoidance of doubt, any freehold interest) in real property (x) located outside of the United States or (y) that is not Material Real Property;

(c) any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof);

(d) Letter-of-Credit Rights (other than to the extent such rights can be perfected by filing a UCC-1 financing statement or by a similar filing in any relevant US jurisdiction);

(e) (a) any “margin stock” within the meaning of such term under Regulation U as now and from time to time hereafter in effect and (b) commercial tort claims as to which legal proceedings have not been instituted;

(f) any asset if the granting of a security interest or pledge under the Collateral Documents in such asset would be prohibited by any law, rule or regulation or agreements with any Governmental Authority or would require the consent, approval, license or authorization of any Governmental Authority unless such consent, approval, license or authorization has been received (except to the extent such prohibition or restriction is ineffective under the UCC or any similar applicable law in any relevant jurisdiction and other than proceeds thereof, to the extent the assignment of such proceeds is effective under the UCC or any similar applicable law in any relevant jurisdiction notwithstanding any such prohibition or restriction);

(g) Capital Stock in any joint venture or Restricted Subsidiary that is not a domestic Wholly Owned Subsidiary, to the extent that granting a pledge of or a security interest in such Capital Stock under the Collateral Documents would not be permitted by the terms of such joint venture or such Restricted Subsidiary’s Organizational Documents;

(h) assets to the extent a security interest in such assets could result in a material adverse tax consequence to Parent or any of its Subsidiaries as reasonably determined by the Borrowers in consultation with the Collateral Agent;

(i) in the case of security for the Obligations of the Term Loan Borrower and HII, (i) voting equity interests constituting an amount greater than 65.0% of the outstanding voting equity interests of any Restricted Subsidiary that is a CFC or a Foreign Holding Company, (ii) voting equity interests constituting an amount greater 65.0% of the outstanding voting equity interests of any Restricted Subsidiary that is an entity disregarded as separate from its owner under Treasury Regulations Section 301.7701-3 that owns an interest in a CFC or a Foreign Holding Company and/or CFC Debt and (iii) CFC Debt; provided, however, that this clause (i) shall not apply if, as a result of any change in law after the Closing Date, the provision of such security no longer would cause any adverse U.S. federal income tax consequences to the Parent or any of its Subsidiaries under Section 956 of the Code by more than a de minimis amount;

(j) any foreign Intellectual Property that is of de minimis value;

(k) (i) any lease, license or other agreement relating to a purchase money obligation, capital lease or sale/leaseback, or any Property being leased or purchased thereunder, or the proceeds or products thereof and (ii) any Property, license or other agreement not referred to in clause (i) (or any rights or interests thereunder), in each case, to the extent that a grant of a security interest therein under the Loan Documents would violate or invalidate such lease, license or agreement (including any agreement governing such Property) or create a right of termination in favor of any other party thereto (other than a Loan Party) (except to the extent such restriction is ineffective under the UCC and any similar law in any relevant jurisdiction and other than proceeds and products thereof, to the extent the assignment of such proceeds and products is expressly deemed effective under the UCC and any similar law in any relevant jurisdiction notwithstanding any such restriction);

(l) assets in circumstances where the Term Loan ~~B Agent, Revolver Administrative~~A Agent and the Borrower reasonably agree that the cost of obtaining or perfecting a security interest under the Loan Documents in such assets is excessive in relation to the benefit to the Lenders afforded thereby;

(m) any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, a Loan Party’s right, title or interest therein or any trademark or service mark registration issued as a result of such application under applicable Federal law;

(n) any Property of any Excluded Subsidiary and any Property of any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Excluded Subsidiary and, in the case of security for the Obligations of the Term Loan Borrower and HII, any Property of an applicable Excluded U.S. Guarantor;

(o) Capital Stock in Immaterial Subsidiaries (or any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Immaterial Subsidiary), captive insurance Subsidiaries, not-for-profit Subsidiaries and Unrestricted Subsidiaries; and

(p) in the case of security for the Obligations of the Term Loan Borrower and HII, in each case, in their capacity as a Borrower hereunder, CFC Debt issued by any applicable Excluded U.S. Guarantor;

provided, that assets described above that were deemed “Excluded Assets” as a result of a prohibition or restriction described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction that caused such assets to be treated as “Excluded Assets.”

“Excluded Contributions”: the net cash proceeds received by Parent from (a) capital contributions to its common Capital Stock or (b) the sale (other than to a Subsidiary) of Capital Stock of Parent (other than proceeds from the issuance of Disqualified Capital Stock) which proceeds are used substantially concurrently to make an Investment.

“Existing Roll-Over Letters of Credit” shall mean, respectively, those letters of credit or bank guarantees (x) issued and outstanding as of the Closing Date and set forth on Schedule 1.1(B), which shall each be deemed to constitute a Letter of Credit issued hereunder on the Closing Date and (y) issued and outstanding as of the Ninth Amendment Effective Date and set forth on Schedule 1.1(B), which shall each be deemed to constitute a Letter of Credit issued hereunder on the Ninth Amendment Effective Date.

“Excluded Subsidiary”: (a) Unrestricted Subsidiaries, (b) Immaterial Subsidiaries, (c) any Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, the date it becomes a Restricted Subsidiary) from guaranteeing the Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, (d) other than with respect to HIL, a Restricted Subsidiary whose provision of a guarantee would otherwise result in material adverse tax consequences to Parent or any of its Subsidiaries, as reasonably determined by the Borrowers, (e) not-for-profit Restricted Subsidiaries or (f) Restricted Subsidiaries that are captive insurance companies. As of the Closing Date, Herbalife Venezuela, as well as Restricted Subsidiaries of the Parent that are incorporated in China, Russia, India and Mexico, shall be Excluded Subsidiaries (unless subsequently designated by the Parent as not constituting an Excluded Subsidiary). For the avoidance of doubt, in no event shall any Borrower constitute an Excluded Subsidiary.

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Agents, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, or required to be withheld or deducted from any payment to any such recipient (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender or Issuing Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or Issuing Bank, US Federal withholding Taxes that are imposed on amounts payable to or for the account of such Lender or Issuing Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender or Issuing Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the applicable Borrowers under Section 2.21(b)) or (ii) such Lender or Issuing Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s or Issuing Bank’s assignor immediately before such Lender or Issuing Bank acquired the applicable interest in a Loan or Commitment or to such Lender or Issuing Bank immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.19(e) and (d) any US Federal withholding Taxes imposed under FATCA.

“Excluded U.S. Guarantor”: (a) in the case of Obligations of HII, any Restricted Subsidiary that is a Foreign Holding Company or a CFC or that is owned directly or indirectly by a CFC; and (b) in the case of Obligations of Term Loan Borrower, any Restricted Subsidiary that is a Foreign Holding Company or a CFC or that is owned directly or indirectly by a CFC; provided that, notwithstanding the foregoing, HIL shall not be an Excluded U.S. Guarantor. For the avoidance of doubt, it is understood that the following Guarantors do not constitute, as of the ~~Closing~~Ninth Amendment Effective Date, Excluded U.S. Guarantors: Herbalife Ltd. (f/k/a Herbalife Nutrition Ltd.), Herbalife International Luxembourg S.à R.L., Herbalife International, Inc., HLF Financing SaRL, LLC, ~~HLF Financing US, LLC~~HBL IHB Operations S.À R.L., HV Holdings Ltd., WH Intermediate Holdings Ltd., HBL Holdings Ltd., HBL Luxembourg Holdings S.~~a.~~à R.L., WH Luxembourg Holdings S.~~a~~à R.~~R.L., HLF~~L., Herbalife Luxembourg ~~Holdings~~Distribution S.À R.L., HBL Luxembourg Services S.À R.L., HLF Financing, Inc., WH Luxembourg Intermediate Holdings S.~~a.~~à R.L.~~,~~ LLC, WH Capital ~~Corporation, Herbalife International Luxembourg S.a.R.L.~~, LLC, Herbalife International do Brasil Ltda. ~~and~~, HBL US Holdings 1, LLC, HBL US Holdings 2, LLC, HBL US Holdings 3, LLC, Herbalife Korea Co., Ltd., Herbalife International of Europe, Inc., Herbalife International of America, Inc., Herbalife Taiwan, Inc., Herbalife International (Thailand), Ltd., Herbalife Manufacturing LLC, Herbalife Venezuela Holdings, LLC, Herbalife VH Intermediate International, LLC ~~and~~, Herbalife VH International LLC, HBL Swiss Holdings GmbH, HBL Swiss Services GmbH, Herbalife (U.K.) Limited, HBL UK 1 Limited, HBL UK 2 Limited, HBL UK 3 Limited, Herbalife Central America LLC, HBL Luxco 1 S.À R.L. and HBL Malta Limited.

“Existing Credit Agreement”: has the meaning given in the Preliminary Statements.

“Existing Revolving Credit Commitments”: Revolving Credit Commitments outstanding under the Existing Credit Agreement immediately prior to the ~~Eighth~~Ninth Amendment Effective Date.

~~“Existing Term A Loans”: Term A Loans (as defined under the Existing Credit Agreement) outstanding under the Existing Credit Agreement immediately prior to the Eighth Amendment Effective Date.~~

“Existing Term B Loans”: ~~Term~~term B ~~Loans~~loans outstanding under the Existing Credit Agreement immediately prior to the ~~Eighth~~Ninth Amendment Effective Date.

“Extended Revolving Credit Commitment”: as defined in Section 2.25(a)(i).

“Extended Term Loans”: as defined in Section 2.25(a).

“Extending Revolving Credit Lender”: as defined in Section 2.25(a)(i).

“Extending Term Lender”: as defined in Section 2.25(a).

“Extension”: as defined in Section 2.25(a).

“Extension Amendment”: as defined in Section 2.25(c).

“Extension Offer”: as defined in Section 2.25(a).

“Facility”: each of (a~~) [Reserved], (b~~) the Term Loan ~~B~~A Commitments and any Term ~~B~~A Loan made thereunder, including, for the avoidance of doubt, the ~~2024~~2026 Refinancing Term Loan ~~B~~A Facility (the “Term Loan ~~B~~A Facility”), (b) [reserved], (c) the Revolving Credit Commitments and the extensions of credit made thereunder, including, for the avoidance of doubt, the ~~2024~~2026 Refinancing Revolving Credit Facility (the “Revolving Credit Facility”), (d) any Incremental Facility and the Commitments and extensions of credit thereunder and (e) any Replacement Facility and the Commitments and extensions of credit thereunder.

~~“Failed Auction”: as defined in Section 2.12(f)(iii).~~

“FATCA”: Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements with respect thereto, any law, regulation, or other official guidance enacted in a non-US jurisdiction pursuant to an intergovernmental agreement with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, guidance, notes or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA”: United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate”: for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Fee Letters”: (a) any fee letters by and among any Borrower or the Parent (as applicable) and any of the Lead Arrangers and/or the Agents (as applicable) and (b) the Agency Fee Letters.

“Financial Covenant Event of Default”: an Event of Default under paragraph (c) of Section 7.1 as a result of a failure to observe or perform the Financial Covenant.

~~“Financial Covenant Standstill”: as defined in Section 7.1(e).~~

“Financial Maintenance Covenant”: the Total Leverage Ratio covenant set forth in Section 6.14.

“First Lien Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated First Lien Net Debt on such day to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the Relevant Reference Period. For the avoidance of doubt, any Indebtedness that is (i) secured on a junior basis with respect to security to the Obligations and (ii) has been incurred pursuant to Section 2.23 and/or 6.3(ff) shall be deemed ranking pari passu with the liens securing the Facilities at all times for any purpose of the calculation of the First Lien Net Leverage Ratio.

“Fixed Charge Coverage Ratio”: on any date, the ratio of (i) Consolidated EBITDA of Parent and its Restricted Subsidiaries to (ii) Consolidated Interest Expense paid or payable in cash, in each case for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Floor”: means a rate of interest equal to 0.00%.

“Foreign Asset Sale”: an Asset Sale consummated by a Foreign Subsidiary.

“Foreign Currency”: an official national currency (including the Euro) of any nation other than the United States and which constitutes freely-transferable and lawful money under the laws of the country or countries of issuance.

“Foreign Holding Company”: a Restricted Subsidiary of Parent that is organized under the laws of the United States and substantially all of the assets of such Restricted Subsidiary consist of stock of one or more CFCs (or are treated as consisting of such assets for U.S. federal income tax purposes) and/or CFC Debt.

“Foreign Lender”: any Lender or Issuing Bank that is not a US Person.

“Foreign Obligor Enforceability Exceptions”: (a) as it relates to HIL and any other Luxembourg Loan Party, (i) the enforceability of the provisions hereof with respect to compound interest may be subject to the provisions of Article 1154 of the Luxembourg Civil Code (and any successor provision) in case a Luxembourg court would hold these provisions to be a point of international public policy, (ii) any certificate or determination which would by contract be deemed to be conclusive may not be upheld by the Luxembourg courts, (iii) the rights and obligations hereunder binding successors and assigns may not be enforceable in Luxembourg, if such successor or assign is a Luxembourg individual or Person organized under the laws of Luxembourg in the absence of an agreement from any such Luxembourg resident confirming the enforceability thereof, (iv) the severability of the provisions of this Agreement or any other Loan Document to which HIL or any other Luxembourg Loan Party is party may be ineffective if a Luxembourg court considers the clause regarding illegality, invalidity or unenforceability to be a substantive or material clause, (v) the enforceability of a foreign jurisdiction clause, which may not prevent the parties thereto from initiating legal action before a Luxembourg court to the extent that summary proceedings seeking conservatory or urgent provisional measures are taken and which may retain jurisdiction with respect to assets located in Luxembourg, (vi) the enforceability of contractual provisions in this Agreement or the other Loan Documents allowing service of process against HIL and any other Luxembourg Loan Party at any location other than such Loan Party’s Luxembourg domicile, which may be overridden by Luxembourg statutory provisions allowing the valid service of process against such Loan Parties in accordance with applicable Luxembourg laws only at the Luxembourg domicile of such Loan Party, (vii) the enforceability of any provision in this Agreement or the other Loan Documents providing for renunciation, before litigation arises, to the right to bring a claim in a court, (viii) certain creditors may have rights to preferred payments arising by operation of law, some of which may supersede the right to payment of secured creditors, (ix) certain obligations may not be the subject of specific performance pursuant to court orders, but may result only in damages, (x) jurisdiction clauses would be unenforceable in, or not binding upon, a Luxembourg court in relation to actions brought for non-contractual claims, (xi) the perfection of the security interests created pursuant to, and in pursuance of, the Loan Documents does not prevent any third party creditor of the respective security provider from seeking attachment or execution against the assets which are subject to security interests created pursuant to the Loan Documents to satisfy such creditor’s unpaid claims against such security provider without however impairing the priority of the secured creditor over the collateral and (xii) a third party creditor may seek the forced sale of the assets of the security provider which are subject to the security rights granted under the Loan Documents through court proceedings, although the beneficiaries thereunder will, in principle, remain entitled to priority over the proceeds of such sale (subject to insolvency proceedings and the preferred rights of certain creditors deriving from laws of general application) and (b) any provision, whether by statute, common law, civil law, in equity or otherwise, of any jurisdiction other than Luxembourg or any State or territory of the United States having an effect similar to any of the foregoing.

“Foreign Obligors”: collectively, Parent, HIL, and each other Loan Party that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Recovery Event”: a Recovery Event relating to the property or casualty insurance claims or condemnation proceedings relating to any asset of any Foreign Subsidiary.

“Foreign Subsidiary”: any Restricted Subsidiary of Parent that is not a Domestic Subsidiary.

“Funded Debt”: all Indebtedness of Parent and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date and is renewable or extendable, at the option of such Person, to a date that is more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time; provided, however, that if the Borrowers notify the applicable Administrative Agent that the Borrowers request an amendment to any provision hereof in respect of an Accounting Change (including through the adoption of International Financial Reporting Standards (“IFRS”)) (or if the applicable Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), GAAP shall be interpreted in accordance with Section 1.4 until such notice shall have been withdrawn or such provision amended in accordance with Section 1.4.

“Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Member”: any of Parent or any of the Restricted Subsidiaries of Parent.

“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security for such primary obligation, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, in each case, so as to enable the primary obligor to pay such primary obligation, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Guaranties”: collectively, (i) the Parent Obligations Guaranty, (ii) the HII Obligations Guaranty, (iii) the HIL Obligations Guaranty, and (iv) Term Loan Borrower Obligations Guaranty. Subject to the terms thereof, the Guaranties are the joint and several obligations of the Guarantors party thereto.

“Guarantors”: collectively, Parent, HII, HIL, the Term Loan Borrower, each IP Holding Company, each Restricted Subsidiary of Parent listed on Schedule 1.1(A) hereto and each other Restricted Subsidiary (other than any Excluded Subsidiary) that is required to guarantee the Obligations pursuant to Sections 5.9 and 5.14 hereof.

“Hazardous Materials”: (i) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (ii) any chemical, material, waste, substance or pollutant that is prohibited, limited or regulated pursuant to any Environmental Law.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements (which, for the avoidance of doubt, shall include any master agreement that governs the terms of one or more interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements) entered into by any Group Member providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Herbalife Venezuela”: Vida Herbal Suplementos Alimenticios, C.A., a company dually organized under the laws of Venezuela (compania anónima) and Delaware (under the name VHSA, LLC).

“HII”: as defined in the preamble hereto.

“HII Obligations Guaranty”: the Guaranty, dated as of the Closing Date, made by Parent and its Restricted Subsidiaries that are Loan Parties (other than (i) HII and (ii) any such Restricted Subsidiaries that are Excluded U.S. Guarantors pursuant to clause (a) of the definition thereof) in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“HIL”: as defined in the preamble hereto.

“HIL Obligations Guaranty”: the Guaranty, dated as of the Closing Date, made by the Parent and its Restricted Subsidiaries that are Loan Parties (other than HIL) in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“IBA”: as defined in Section 2.16(b).

“IFRS”: as defined in the definition of GAAP.

“Immaterial Subsidiary”: a Subsidiary (other than any Borrower) (a) the Consolidated Total Assets of which equal 2.50% or less of the Consolidated Total Assets of Parent and its Restricted Subsidiaries as of the end of Parent’s most recently ended fiscal quarter for which financial statements have been delivered and (b) the gross revenues of which for the most recently ended four full fiscal quarters for which financial statements have been delivered constitute 2.50% or less of the total gross revenues of Parent and its Subsidiaries, on a consolidated basis, for such period; provided, that if at any time the aggregate amount of Consolidated Total Assets as of the end of Parent’s most recently ended fiscal quarter for which financial statements have been delivered represented by all Immaterial Subsidiaries would, but for this proviso, exceed 5.00% of Consolidated Total Assets of Parent and its Subsidiaries as of such date, or the total gross revenues represented by all Immaterial Subsidiaries would, but for this proviso, exceed 5.00% of the total gross revenues of Parent and its Subsidiaries, on a consolidated basis, in each case as of the end of Parent’s most recently ended fiscal quarter, then Parent shall designate sufficient Immaterial Subsidiaries to no longer constitute Immaterial Subsidiaries so as to eliminate such excess, and each such designated Subsidiary shall thereupon cease to be an Immaterial Subsidiary (or, if Parent shall make no such designation by the next date of delivery of financial statements pursuant to Section 5.1(a) or 5.1(b), one or more of such Immaterial Subsidiaries selected in descending order based on their respective contributions to the Consolidated Total Assets of Parent and its Subsidiaries shall cease to be considered to be Immaterial Subsidiaries until such excess is eliminated) and any such Subsidiary (if not otherwise an Excluded Subsidiary) shall be required to comply with Section 5.9(c) within the time periods set forth therein. For purposes of this definition, Consolidated Total Assets shall be calculated eliminating all intercompany items.

“Incremental Equivalent Debt”: Indebtedness consisting of (x) unsecured senior, senior subordinated or junior subordinated notes, or senior secured notes secured by the Collateral on an equal or junior priority basis with or to the Obligations, in each case issued in a public offering, Rule 144A or other private placement, or (y) senior unsecured loans or senior secured loans secured by the Collateral on an equal or junior priority basis with or to the Obligations, in each case of clauses (x) and (y), subject to the terms set forth in Section 2.23(d).

“Incremental Facility”: as defined in Section 2.23(a).

“Incremental Facility Amendment”: as defined in Section 2.23(c).

“Incremental Facility Closing Date”: as defined in Section 2.23(c).

“Incremental Revolving Commitments”: as defined in Section 2.23(a)(ii).

“Incremental Revolving Increase”: as defined in Section 2.23(a)(ii).

“Incremental Revolving Lender”: as defined in Section 2.23(c).

“Incremental Revolving Tranche”: as defined in Section 2.23(a)(ii).

“Incremental Term Loan A Facility”: as defined in Section 2.23(a)(i).

“Incremental Term A Loans”: as defined in Section 2.23(a)(i)

“Incremental Term Loan B Facility”: as defined in Section 2.23(a)(i).

“Incremental Term B Loans”: as defined in Section 2.23(a)(i).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade accounts or similar obligations to a trade creditor and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation unless such obligation is not paid promptly after becoming due and payable and (iii) accruals for payroll or other employee compensation and other liabilities accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), but limited to the lesser of the fair market value (as determined in good faith by Parent) of such Property and the principal amount of such Indebtedness if recourse is solely to such Property, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under bankers’ acceptances, letters of credit, surety bonds and similar instruments (except unsecured and unmatured reimbursement obligations in respect thereof obtained in the ordinary course of business to secure the performance of obligations that are not Indebtedness pursuant to another clause of this definition), (g) the liquidation value of all Disqualified Capital Stock of such Person, to the extent mandatorily redeemable in cash prior to the date that is the 91st day after the relevant Latest Maturity Date (as determined on the date of issuance thereof) (other than in connection with change of control events and asset sales and other Disposition and casualty events to the extent that the terms of such Capital Stock provide that such Person may not redeem any such Capital Stock in connection with such change of control event or asset sale or other Disposition or casualty event unless such redemption is subject to the prior payment in full of the Obligations), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above of another Person secured by any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations (but limited to the lesser of the fair market value of such Property and the principal amount of such obligations) and (j) solely for the purposes of Section 6.2 and Section 7, the net obligations of such Person in respect of Hedge Agreements.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 9.3(b).

“Information”: as defined in Section 9.12(a).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA; and the term “Insolvent” shall have a correlative meaning.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, service marks, trade names, franchise rights, technology, know-how and processes, recipes, formulas, trade secrets, licenses to any of the foregoing, and all rights to sue at law or in equity for any infringement, misappropriation, dilution, or other violation or impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Election Request”: a request by the applicable Borrowers to convert or continue a Borrowing in accordance with Section 2.9.

“Interest Payment Date”: (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and the final maturity date of such Loan and (b) with respect to any Loan that is not an ABR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing or a SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period”: with respect to (a) any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if made available by all participating Lenders, twelve months) and (b) any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, if made available by all participating Lenders, twelve months) (in each case, subject to the availability thereof) or, solely with respect to Revolving Credit Borrowings, one day or one week, thereafter, as the applicable Borrowers may elect (in which case the rate for such Interest Period of one day or one week for the determination of Applicable Margin shall be, the rate which results from interpolating on a linear basis between (x) (a) the applicable Term SOFR rate for the longest period (for which Term SOFR is available) which is less than the Interest Period of the requested loan or (b) if Term SOFR is not available for a period which is less than the Interest Period of the requested loan, SOFR for the day which is two US Government Securities Business Days before such date of determination and (y) Term SOFR for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the requested Loan; provided that such interpolation by the Term Loan A Agent shall only be available if such interpolation of Term SOFR is administratively feasible for the Term Loan A Agent); provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the applicable Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.16(b)(v) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

~~“Internally Generated Cash Flow”: cash and Cash Equivalents on the balance sheet not constituting (i) proceeds of Indebtedness (excluding borrowings under the Revolving Credit Facility or any other revolving credit facilities or revolving lines of credit (other than, in each case, for purposes of clauses (b)(iii), (b)(vi), (b)(vii) and (b)(viii) of the definition of “Excess Cash Flow”)) of Parent and the Group Members, (ii) proceeds of issuances of Capital Stock by or capital contributions to Parent and the Group Members or (iii) proceeds of any Reinvestment Deferred Amount.~~

“Investments”: as defined in Section 6.7.

“IP Holding Company”: (i) ~~WH Intermediate Holdings Ltd.~~HBL Swiss Services GmbH and (ii) any other Restricted Subsidiary of ~~Parent~~the Company which from time to time owns or possesses the right to use any Intellectual Property (other than Intellectual Property that is of de minimis value) and licenses such rights to any other Subsidiary of ~~Parent~~the Company.

“IP Office”: each of the United States Patent and Trademark Office and the United States Copyright Office.

“IP Security Agreement”: the Intellectual Property Security Agreement among HV Holdings Ltd., the other Restricted Subsidiaries of Parent from time to time party thereto and the Collateral Agent.

“IRS”: United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank”: (i) each of Rabobank and Coöperatieve Rabobank U.A., a banking cooperative established under the laws of The Netherlands, in its capacity as issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.7(i), (ii) for purposes of the Existing Roll-Over Letters of Credit, the Issuing Bank set forth on Schedule 1.1(B), and (iii) any other Lender reasonably acceptable to the Revolver Administrative Agent and the Revolver Borrowers, which has agreed to act as Issuing Bank hereunder. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Jefferies”: as defined in the preamble hereto.

“Junior Debt”: any Indebtedness of a Group Member (other than Indebtedness under revolving credit facilities or other revolving lines of credit) that constitutes (i) Indebtedness subordinated in right of payment to the Obligations (other than Indebtedness among Parent and its Restricted Subsidiaries), (ii) unsecured Indebtedness incurred pursuant to Section 6.2(f) and Section 6.2(z) and any Permitted Refinancings thereof, (iii) unsecured Incremental Equivalent Debt or Incremental Equivalent Debt secured by Collateral on a junior basis to the Liens securing the Obligations or (iv) Permitted Junior Secured Refinancing Debt or Permitted Unsecured Refinancing Debt.

~~“KPI Metrics”: as defined in Section 2.28(a).~~

“Latest Maturity Date”: at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“LC Disbursement”: a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”: at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements in respect of Letters of Credit that have not yet been reimbursed by or on behalf of the Revolver Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, in each case with respect to the Revolving Credit Facility.

“LC Percentage”: as of any date of determination, with respect to any Issuing Bank, such Issuing Bank’s share, expressed as a percentage, of the LC Sublimit, as the same may be adjusted from time to time, as a result of an agreement by such Issuing Bank, with the Revolver Borrowers’ consent, to assume the obligations of another such Issuing Bank with respect to any or all of the Letters of Credit issued by such other Issuing Bank or as a result of the addition of a new Issuing Bank, with the Revolver Borrowers’ consent, in accordance with the terms hereof.

“LC Sublimit”: $~~45.0~~50.0 million, as such amount may be increased from time to time in accordance with Section 9.2(i).

“Lender Parties”: as defined in Section 9.16.

“Lenders”: the Persons listed on Schedule 2.1 (as amended and restated by the ~~Eighth~~Ninth Amendment) and any other Person that shall have become a party hereto as a lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto as a lender pursuant to an Assignment and Assumption.

“Lending Office”: as to the Revolver Administrative Agent, any Issuing Bank or any Revolving Credit Lender, the office or offices of such Person as such Person may from time to time notify the Revolver Borrowers and the Revolver Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit”: any standby or commercial letter of credit, in a form acceptable to the Issuing Bank in its sole and absolute discretion, issued by the Issuing Bank pursuant to the provisions hereof and providing for the payment of cash upon the honoring of a presentation thereunder. Each Existing Roll-Over Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date for all purposes of the Loan Documents.

“LIBO Rate”: with respect to any Interest Period when used in reference to any Eurodollar Borrowing, in the case of Eurodollar Loans denominated in Euros, the rate of interest appearing on Reuters Screen EURIBOR-01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by the applicable Administrative Agent) as the Euro interbank offered rate administered by the European Money Markets Institute for deposits in Euros for a term comparable to such Interest Period, at approximately 11:00 a.m. (Brussels time) on the date which is two Business Days prior to the commencement of such Interest Period.

“Lien”: any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself constitute a Lien.

“Limited Conditionality Incremental Transaction”: as defined in Section 2.23(e).

“Liquidity”: in any applicable Test Period, the sum of (x) Accessible Cash and (y) the unused amount of the total Revolving Credit Commitments.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement (including the ~~Eighth~~Ninth Amendment), the Collateral Documents, each Agency Fee Letter, the Fee Letter, any Notes, any Senior Pari Passu Intercreditor Agreement, any Senior/Junior Intercreditor Agreement, any Permitted Amendment and any other document executed and delivered in conjunction with this Agreement from time to time and designated as a “Loan Document”.

“Loan Parties”: the collective reference to the Borrowers and the Guarantors.

“Loan Party Assets”: for any Loan Party, as of any date of determination, the total assets of such Loan Party, determined in accordance with GAAP, calculated on an unconsolidated basis and by excluding all intercompany items other than ordinary course receivables owed to and payables owed by such Loan Party (including, without limitation, the value of any investments (whether as equity or advances) among the Loan Parties and their subsidiaries).

“Loan Party Consolidated EBITDA”: for any period for any Loan Party, the amount of Consolidated EBITDA attributable to such Loan Party for such period, calculated on an unconsolidated basis and by excluding all intercompany items other than ordinary course sales.

“Luxembourg”: the Grand Duchy of Luxembourg or Luxembourg city when the context so requires.

“Luxembourg Companies Register”: the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg).

“Luxembourg Loan Party”: any Loan Party whose registered office or place of central administration is located in Luxembourg.

“Luxembourg Security Documents”: the following Luxembourg law governed pledge agreements:

(a) a share pledge agreement made between, amongst others, WH Intermediate Holdings Ltd., as pledgor, and the Collateral Agent over 100% of the shares held by WH Intermediate Holdings Ltd. in HBL Luxembourg Services S.à r.l.;

(b) a share pledge agreement made between, amongst others, WH Luxembourg Holdings S.à R.L., as pledgor, and the Collateral Agent over 100% of the shares held by WH Luxembourg Holdings S.à R.L. in WHBL Luxembourg S.àr.l.;

(c) a share pledge agreement made between, amongst others, WH Luxembourg Holdings S.à R.L., as pledgor, and the Collateral Agent over 100% of the shares held by WH Luxembourg Holdings S.à R.L. in Herbalife International Luxembourg S.àR.L.;

(d) a share pledge agreement made between, amongst others, Herbalife International Luxembourg S.àR.L., as pledgor, and the Collateral Agent over 100% of the shares held by Herbalife International Luxembourg S.àR.L. in Herbalife Africa;

(e) a share pledge agreement made between, amongst others, Herbalife International Luxembourg S.àR.L., as pledgor, and the Collateral Agent over 100% of the shares held by Herbalife International Luxembourg S.àR.L. in Herbalife Luxembourg Distribution S.à r.l.;

(f) a share pledge agreement made between, amongst others, Herbalife International Luxembourg S.àR.L., as pledgor, and the Collateral Agent over 100% of the shares held by Herbalife International Luxembourg S.àR.L. in HLF Luxembourg Distribution S.à r.l.;

(g) a share pledge agreement made between, amongst others, HBL Luxembourg Services S.à r.l., as pledgor, and the Collateral Agent over 100% of the shares held by HBL Luxembourg Services S.à r.l. in HBL Luxembourg Holdings S.à r.l.;

(h) a share pledge agreement made between, amongst others, HBL Luxembourg Holdings S.à r.l., as pledgor, and the Collateral Agent over 100% of the shares held by HBL Luxembourg Holdings S.à r.l. in WH Luxembourg Holdings S.à R.L.;

(i) a share pledge agreement made between, amongst others, HBL Luxembourg Holdings S.à r.l., as pledgor, and the Collateral Agent over 100% of the shares held by HBL Luxembourg Holdings S.à r.l. in HBL IHB;

(j) a share pledge agreement made between, amongst others, HBL Holdings Ltd. as pledgor, and the Collateral Agent over 100% of the shares held by HBL Holdings Ltd. in HBL Luxco 1 S.à r.l.;

(k) ~~(j)~~ a receivables pledge agreement made between, amongst others, HIL, as pledgor, and the Collateral Agent, with respect to certain monetary rights existing under the Intellectual Property License Agreement (as defined in the Perfection Certificate); and

(l) ~~(k)~~ a receivables pledge agreement made between, amongst others, ~~WH Intermediate Holdings Ltd.~~HBL Swiss Services GmbH, as pledgor, and the Collateral Agent, with respect to certain monetary rights existing under the Intellectual Property License Agreement (as defined in the Perfection Certificate) (as amended, restated and confirmed from time to time).

“Malta Security Documents”: the Maltese law governed share pledge agreement dated on or around the Ninth Amendment Effective Date and entered into by and between: (i) HBL Luxembourg Services S.à r.l., as pledgor; (ii) the Collateral Agent as security trustee for the benefit of the Secured Parties in accordance with the Intercreditor Agreement as pledgee; and (iii) HBL Malta Limited, a company registered as continuing in Malta with effect from 5 December 2024, having company registration number C 110311, as the company in which the shares are pledged.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, assets or results of operations, in each case, of the Group Members, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Agents and the Lenders, taken as a whole, under any Loan Document.

“Material Debt”: Indebtedness (other than Indebtedness constituting Obligations), or obligations in respect of one or more Hedge Agreements (other than to the extent constituting Obligations), of any one or more of any Group Member in an aggregate principal amount exceeding the greater of (a) $120.0 million and (b) 5.0% of Consolidated Total Assets. For purposes of determining Material Debt, the “obligations” of any Group Member in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that any Group Member would be required to pay if such Hedge Agreement were terminated at such time.

“Material Party”: Parent or any Restricted Subsidiary (other than an Immaterial Subsidiary).

“Material Real Property”: any fee-owned real property having a fair market value equal to or in excess of $65.0 million.

“Maturity Date”: with respect to (a) the Revolving Credit Facility, the applicable Revolving Credit Maturity Date~~,~~ and (b) ~~[Reserved] and (c)~~ the Term Loan ~~B~~A Facility, the Term Loan ~~B~~A Maturity Date; provided, that the reference to Maturity Date with respect to any other Term Loans shall be the final maturity date as specified in the applicable Incremental Facility Amendment or Replacement Facility Amendment, and with respect to any Extended Term Loans in respect thereof, shall be the final maturity date as specified in the applicable Extension Offer.

“Maximum Rate”: as defined in Section 9.17.

“Maximum Tender Condition”: as defined in Section 2.26.

“Minimum Tender Condition”: as defined in Section 2.26.

“MIRE Event”: at any time after the Closing Date, if there are any Mortgaged Properties at such time, any increase, extension of the maturity or renewal of any of the Commitments or Loans (including an Incremental Facility Amendment, Extension Amendment or Replacement Facility Amendment, but excluding for the avoidance of doubt (a) any continuation or conversion of borrowings, (b) the making of any Loan, (c) the issuance, creation, renewal or extension of Letters of Credit).

“MNPI”: any material Nonpublic Information regarding Parent and its Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information with respect to the business of Parent and its Subsidiaries that would reasonably be expected to be material to a decision by any Lender to ~~participate in any Dutch Auction or~~ assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Moody’s”: Moody’s Investor Services, Inc.

“Mortgaged Properties”: the real properties listed on Schedule 1.2 (if any), as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien in accordance with Section 5.15 pursuant to the Mortgages and such other real properties as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien after the Closing Date pursuant to Section 5.9.

“Mortgages”: each of the real property mortgages made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, to be in form and substance reasonably satisfactory to the Collateral Agent and the Borrowers.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or Recovery Event, the proceeds thereof received by any Group Member in the form of cash or Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of the sum of (i) out-of-pocket attorneys’ fees, accountants’ fees and investment banking and advisory fees incurred by any Group Member in connection with such Asset Sale or Recovery Event, (ii) principal, premium or penalty, interest and other amounts required to be paid in respect of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Collateral Document or a Lien which is expressly pari passu with or subordinate to the Liens under the Loan Documents) or, in the case of any Asset Sale or Recovery Event relating to assets of a Non-Loan Party Subsidiary, principal, premium or penalty, interest and other amounts required to be paid in respect of Indebtedness of such Non-Loan Party Subsidiary as a result of such Asset Sale or Recovery Event, (iii) other reasonable out-of-pocket fees and expenses actually incurred in connection therewith, (iv) taxes (including sales, transfer, deed or mortgage recording taxes) paid or reasonably estimated to be payable as a result thereof, (v) in the case of any Asset Sale or Recovery Event by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of a Group Member that is a Wholly Owned Subsidiary as a result thereof and (vi) any reserve established in accordance with GAAP (provided, that such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any such reserve) and (b) in connection with any issuance or incurrence of any Indebtedness, the cash proceeds received by any Group Member from such issuance or incurrence, net of reasonable out-of-pocket attorneys’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions and other customary out-of-pocket fees, costs and expenses actually incurred in connection therewith (including, in the case of a Replacement Facility or Permitted Term Loan Refinancing Indebtedness, any swap breakage costs and other termination costs related to Hedge Agreements and any other fees and expenses actually incurred in connection therewith), in each case as determined reasonably and in good faith by a Responsible Officer of Parent.

“Ninth Amendment”: that certain Ninth Amendment to Credit Agreement, dated as of April 29, 2026, by and among the Borrowers, the Subsidiary Guarantors, the Revolver Administrative Agent, Term Loan A Agent, Collateral Agent and the Lenders party thereto.

“Ninth Amendment Effective Date”: the date on which all of the conditions contained in Section 3 of the Ninth Amendment have been satisfied or waived in accordance with the terms of the Ninth Amendment.

“Ninth Amendment Effective Date Borrowing”: a borrowing consisting of 2026 Refinancing Term Loan A Loans and 2026 Refinancing Revolving Credit Facility.

“Ninth Amendment Transactions”: (a) the repayment in full of the Existing Term B Loans (together with any accrued but unpaid interest), (b) the providing of new Term Loan A Commitments and the extension of new Term A Loans thereunder, (c) the refinancing in full of the Revolving Credit Loans (together with any accrued but unpaid interest) outstanding immediately prior to the Ninth Amendment Effective Date and the Existing Revolving Credit Commitments with 2026 Refinancing Revolving Credit Facility, (d) the redemption of 2029 Senior Secured Notes and (e) the payment of the Ninth Amendment Transaction Costs.

“Ninth Amendment Refinancing”: has the meaning given in the Preliminary Statements.

“Ninth Amendment Transaction Costs”: all fees, costs and expenses incurred by any Group Member in connection with the Ninth Amendment Transactions.

“Non-Consenting Lender”: as defined Section 2.21(c).

“Non-Loan Party Subsidiary”: any Restricted Subsidiary of Parent that is not a Loan Party.

“Nonpublic Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note”: any promissory note evidencing any Loan substantially in the form of Exhibit G.

“Notice of Additional Guarantor”: a Notice of Additional Guarantor, in substantially the form of Exhibit K hereto.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Loan Parties to the Agents or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any Specified Hedge Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Arrangers, to the Agents or to any Lender that are required to be paid by the Borrowers pursuant hereto) and any Cash Management Obligations; provided, that (i) obligations of the Term Loan Borrower or any Restricted Subsidiary under any Specified Hedge Agreement or any Cash Management Obligations shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Collateral Document shall not require the consent of holders of obligations under Specified Hedge Agreements or holders of any Cash Management Obligations. Notwithstanding the foregoing, the “Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.

“OFAC”: has the meaning assigned to such term in the definition of “Sanctioned Person.”

~~“Optional Prepayment Amount”: for any Excess Cash Flow Period, the aggregate amount of (x) all prepayments of Revolving Loans during such Excess Cash Flow Period (or, at the option of the Revolver Borrowers, during such Excess Cash Flow Period and the period in the succeeding Excess Cash Flow Period prior to the applicable Excess Cash Flow Application Date) to the extent accompanying permanent optional reductions of the Revolving Credit Commitments, (y) all optional prepayments (including any premiums and penalties associated therewith) of the Term Loans during such Excess Cash Flow Period (or, at the option of the Term Loan Borrower, during such Excess Cash Flow Period and the period in the succeeding Excess Cash Flow Period prior to the applicable Excess Cash Flow Application Date) and (z) all optional prepayments (including any premiums and penalties associated therewith) of any Permitted Credit Agreement Refinancing Indebtedness or any Incremental Equivalent Debt, in each case that is secured on a pari passu basis with the Facilities, which payments are permitted to be made hereunder and made during such Excess Cash Flow Period (or, at the option of the Term Loan Borrower, during such Excess Cash Flow Period and the period in the succeeding Excess Cash Flow Period prior to the applicable Excess Cash Flow Application Date), in each case except to the extent that such prepayments are funded with the proceeds of incurrences of Indebtedness or the issuances of Capital Stock; provided, that, with respect to any prepayment of Term Loans, any Permitted Credit Agreement Refinancing Indebtedness or any Incremental Equivalent Debt, in each case by any Purchasing Borrower Party pursuant to Section 9.4 or the corresponding provision in the definitive agreement governing any Incremental Equivalent Debt, the Optional Prepayment Amount shall include only the aggregate amount of cash actually paid by such Purchasing Borrower Party in respect of the principal amount of the Term Loans, Permitted Credit Agreement Refinancing Indebtedness or Incremental Equivalent Debt, as the case may be, so prepaid; provided, further, that to the extent any such prepayments made after the applicable Excess Cash Flow Period reduce Excess Cash Flow for such Excess Cash Flow Period, such prepayments shall not also reduce Excess Cash Flow in the Excess Cash Flow Period in which they are made.~~

“Organizational Documents”: with respect to any Person and as applicable, the certificate of incorporation or formation, memorandum and/or articles of association, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents of such Person.

“Other Applicable Indebtedness”: as defined in Section 2.14(b).

“Other Connection Taxes”: with respect to the Agents or any Lender or Issuing Bank, Taxes imposed as a result of a present or former connection between the Agents or such Lender or Issuing Bank and the jurisdiction imposing such Tax (other than a connection arising solely from the Agents or such Lender or Issuing Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future recording, stamp or documentary, property, intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“Other Term Loans”: as defined in Section 2.23(a).

“Overnight Rate”: for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the applicable Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Revolver Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent”: as defined in the preamble hereto.

“Parent Group”: Parent and all of its Subsidiaries. For the avoidance of doubt, any reference to a “member of the Parent Group” shall refer to the Company and each of its Subsidiaries.

“Parent Obligations Guaranty”: the Guaranty, dated as of the Closing Date, made by the Restricted Subsidiaries of the Parent that are Loan Parties in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Participant”: as defined in Section 9.4(c).

“Participant Register”: as defined in Section 9.4(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“PATRIOT Act”: Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

“Payment Notice” as defined in 8.14(b).

“Payment Recipient”: as defined in 8.14(a).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Perfection Certificate”: a certificate in the form of Exhibit D or any other form approved by the Collateral Agent.

“Permitted Acquisition”: as defined in Section 6.7(f).

“Permitted Amendment”: any Extension Amendment, Incremental Facility Amendment or Replacement Facility Amendment.

“Permitted Convertible Indebtedness Call Transaction”: any purchase by Parent of a call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock in connection with the issuance of any convertible Indebtedness otherwise permitted hereunder, or any refinancing, refunding, extension or renewal thereof as permitted by Section 6.2(v), and any sale by Parent of a call option or warrant (or substantively equivalent derivative transaction) on Parent’s common stock; provided that the purchase price for the Permitted Convertible Indebtedness Call Transaction does not exceed the net proceeds from the issuance of such convertible notes issued in connection with the Permitted Convertible Indebtedness Call Transaction or any such refinancing, refunding, extension or renewal thereof as permitted by Section 6.2(v), as applicable.

“Permitted Credit Agreement Refinancing Indebtedness”: in the case of any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt or (c) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans or Revolving Credit Commitments (including any successive Permitted Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”), such exchanging, extending, renewing, replacing or refinancing Indebtedness that (i) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, plus upfront fees and original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof or similar prepayment (other than customary offers to purchase upon an asset sale or change of control), the maturity date of such Indebtedness is not prior to the maturity date of the applicable Refinanced Debt and, in the case of a refinancing of Term Loans, the Weighted Average Life to Maturity of such Indebtedness is not shorter than the Weighted Average Life to Maturity of the applicable Refinanced Debt, (iii) has terms and conditions (other than (x) as provided in the foregoing clause (ii), (y) interest rate, fees, funding discounts and other pricing terms, liquidation preferences, call protection periods, prepayment or other premiums, optional prepayment terms and redemption terms (subject to the foregoing clause (ii)) and subordination terms and (z) covenants (including any financial maintenance covenants added for the benefit of any lenders or investors providing such Indebtedness) or other provisions to the extent (1) also added for the benefit of any existing Lenders or (2) applicable only to periods after the then Latest Maturity Date at the time of incurrence of such Indebtedness) that are, when taken as a whole, not materially more favorable (as determined by the Borrowers in good faith) to the lenders or investors providing such Indebtedness than those set forth in the Loan Documents are to the Lenders holding such Refinanced Debt, (iv) is guaranteed only by such Person that is also a Guarantor and (v) the proceeds of which are used to repay (in the case of Refinanced Debt consisting of Loans), defease or satisfy and discharge such Refinanced Debt and pay all accrued interest, fees and premiums (if any) in connection therewith; provided that, in the case of Refinanced Debt consisting of Revolving Credit Loans, the Revolving Credit Commitments shall be permanently reduced on a dollar-for-dollar basis, in each case substantially concurrently with the issuance, incurrence or obtaining of such Permitted Credit Agreement Refinancing Indebtedness.

“Permitted Cure Securities”: Capital Stock of Parent issued (in the form of common equity and/or preferred stock having terms reasonably acceptable to the Revolver Administrative Agent) to fund the Cure Amount in connection with the Cure Right.

“Permitted Debt Exchange”: as defined in Section 2.26.

“Permitted Debt Exchange Notes”: as defined in Section 2.26.

“Permitted Debt Exchange Offer”: as defined in Section 2.26.

“Permitted Holders”: (a) (1) Carl C. Icahn and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group, including without limitation any funds managed by any member of the Family Group that are acting in concert with the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code);(9) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above; and (b) HBL Swiss Services GmbH, HBL Luxembourg Holdings S.à r.l., WH Luxembourg Holdings S.à R.L., Herbalife International Luxembourg S.à R.L., and WH Intermediate Holdings LTD (and their respective successors) in connection with any purchases and/or holdings of Parent’s common equity interests permitted hereunder, to the extent, in the case of this clause (b), (x) immediately before and after giving effect to any such purchases, the Loan Parties shall have been in compliance with the requirements of Section 5.14 determined on a Pro Forma Basis and (y) such Persons are Wholly Owned Subsidiaries of Parent. For the purposes of this definition of Permitted Holders, (I) “Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise and (II) for the avoidance of doubt, in addition to any other Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

“Permitted Junior Secured Refinancing Debt”: Indebtedness incurred by the Term Loan Borrower in the form of one or more series of secured notes or loans; provided, that, (i) such Indebtedness is, in each case, secured by Collateral on a junior basis to the Liens securing the Obligations and is not secured by any property or assets of Parent or any Subsidiary of Parent other than property or assets constituting Collateral, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are not materially more favorable (as determined in good faith by Parent) to the lenders or investors thereunder than the Collateral Documents and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Senior/Junior Intercreditor Agreement or such other customary intercreditor arrangements reasonably satisfactory to the Collateral Agent. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens”: the collective reference to (i) in the case of Collateral other than Pledged Equity Interests and Material Real Property, Liens permitted by Section 6.3, (ii) in the case of Collateral consisting of Material Real Property, Liens of the type described in Sections 6.3(a), 6.3(b), 6.3(e) and 6.3(f) and (iii) in the case of Collateral consisting of Pledged Equity Interests, non-consensual Liens permitted by Section 6.3 and Liens permitted by any of Sections 6.3(h), 6.3(j), 6.3(l), 6.3(s)(ii), 6.3(t), 6.3(v) (other than Liens on the Capital Stock of any Borrower), 6.3(w), 6.3(dd) and 6.3(ff).

“Permitted Pari Passu Secured Refinancing Debt”: Indebtedness incurred by the Term Loan Borrower in the form of one or more series of senior secured loans or senior secured notes; provided, that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Parent or any Subsidiary of Parent other than the Collateral, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are not materially more favorable (as determined in good faith by Parent) to the lenders or investors thereunder than the Collateral Documents and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Senior/Junior Intercreditor Agreement or other customary intercreditor arrangements reasonably satisfactory to the Collateral Agent. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing”: with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (each, a “refinancing”, with “refinanced” having a correlative meaning); provided, that (a) the aggregate principal amount (or accreted value, if applicable) does not exceed the then outstanding aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except by an amount equal to all unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, any swap breakage costs and other termination costs related to Hedge Agreements, plus upfront fees and original issue discount on such refinancing Indebtedness, plus other customary fees and expenses in connection with such refinancing, (b) other than in the case of a refinancing of purchase money Indebtedness and Capital Lease Obligations, such refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, (c) the borrower/issuer under such refinancing is the same Person that is the borrower/issuer under the Indebtedness being so refinanced and the other Persons that are (or are required to be) obligors under such refinancing are not more expansive than the Persons that are (or are required to be) obligors under the Indebtedness being so refinanced, except that any Guarantor may be an obligor thereof if otherwise permitted by this Agreement, (d) in the event such Indebtedness being so refinanced is (i) contractually subordinated in right of payment to the Obligations, such refinancing shall contain subordination provisions that are substantially the same (as determined in good faith by Parent) as those in effect prior to such refinancing or are not materially less favorable, taken as a whole (as determined in good faith by Parent), to the Secured Parties than those contained in the Indebtedness being so refinanced or are otherwise reasonably acceptable to the applicable Administrative Agent or (ii) secured by a junior permitted lien on the Collateral (or portion thereof) and/or subject to intercreditor arrangements for the benefit of the Lenders, in the case of this clause (ii) such refinancing shall be unsecured or secured by a junior permitted lien on the Collateral (or portion thereof), and subject to intercreditor arrangements on substantially the same terms (as determined in good faith by Parent) as those in effect prior to such refinancing or on terms not materially less favorable, taken as a whole, to the Secured Parties than those in respect of the Indebtedness being so refinanced or on such other terms reasonably acceptable to the applicable Administrative Agent, (e) such refinancing does not provide for the granting or obtaining of collateral security from, or obtaining any lien on any assets of, any Person, other than collateral security obtained from Persons that provided (or were required to provide) collateral security with respect to Indebtedness being so refinanced (so long as the assets subject to such liens were or would have been required to secure the Indebtedness so refinanced) (provided, that additional Persons that would have been required to provide collateral security with respect to the Indebtedness being so refinanced may provide collateral security with respect to such refinancing and any Guarantor may provide collateral security otherwise permitted by this Agreement that is junior to the Liens under the Collateral Documents on terms not materially less favorable to the Lenders (as determined in good faith by Parent) than those set forth in the Intercreditor Agreements) and (f) in the event such Indebtedness being so refinanced is Junior Debt or is incurred under Section 6.2(d) or (g), the terms of such refinancing, as compared to the Indebtedness being so refinanced, are, when taken as a whole, not materially less favorable to the Secured Parties as compared to the Indebtedness being so refinanced (other than (x) with respect to interest rates, fees, funding discounts and other pricing terms, liquidation preferences, prepayment or other premiums, call protection periods, subordination terms and optional prepayment and redemption provisions and (y) terms applicable only after the then Latest Maturity Date (as determined on the date of incurrence of such Indebtedness)) (in each case, as determined in good faith by Parent).

“Permitted Term Loan Refinancing Indebtedness”: (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt and (c) Permitted Unsecured Refinancing Debt and, in each case, any Permitted Refinancing thereof.

“Permitted Unsecured Refinancing Debt”: Indebtedness incurred by the Term Loan Borrower in the form of one or more series of unsecured notes or loans; provided, that (i) such Indebtedness is not secured by any property or assets of any Group Member and (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person”: an individual, partnership, corporation, exempted company, person, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

“Plan”: any employee benefit plan that is subject to ERISA and in respect of which any Borrower or a Commonly Controlled Entity is or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 9.1.

“Pledge Agreement”: the Pledge Agreement between WH Luxembourg Holdings S.à R.L. and the Collateral Agent.

“Pledged Debt”: as defined in the Security Agreement.

“Pledged Equity Interests”: as defined in the Security Agreement.

“Prime Rate”: for any day, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. for such day or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate for such day or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), in each case, for such day. Each change in the Prime Rate shall be effective on the date that such change is effective.

“Private Lender Information”: as defined in Section 9.1.

“Pro Forma Balance Sheet”: as defined in Section 3.1(a)(i).

“Pro Forma Basis”: with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.5.

“Pro Forma Financial Statements”: as defined in Section 4.1(d).

“Pro Forma Transaction”: (a) the Transactions, (b) any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business), the making of any Restricted Payment pursuant to Section 6.6(d) or (n), any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of a Group Member, in each case whether by merger, consolidation, amalgamation or otherwise and (c) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.

“Process Agent”: as defined in Section 9.9(e).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 9.1.

“Public Lender Information”: as defined in Section 9.1.

~~“Purchasing Borrower Party”: Parent or any Restricted Subsidiary of Parent that becomes an Eligible Assignee pursuant to Section 9.4.~~

“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Cash Management Obligations, any counterparty thereto that, at the time such Specified Hedge Agreement or Cash Management Obligations were entered into or, in the case of a Specified Hedge Agreement or Cash Management Obligations, as the case may be, existing on the Closing Date, was an Agent, a Lender or an Affiliate of any of the foregoing, regardless of whether any such Person shall thereafter cease to be an Agent, a Lender or an Affiliate of any of the foregoing.

~~“Qualifying Bids”: as defined in Section 2.12(f)(iii).~~

~~“Qualifying Lender”: as defined in Section 2.12(f)(iv).~~

“Ratio-Based Incremental Facility”: as defined in Section 2.23(a).

“Recovery Event”: any settlement of, or payment in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Rate”: (a) with respect to the Loans comprising each Eurodollar Borrowing for each day during each Interest Period with respect thereto, a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing, (b) with respect to the Loans comprising each SOFR Borrowing for each day during each Interest Period with respect thereto, a rate per annum equal to the ~~Adjusted~~ Term SOFR for the Interest Period in effect for such Borrowing, (c) with respect to any ABR Loan, the Alternate Base Rate and (d) with respect to the Loans comprising each Eurodollar Borrowing in Euros for each day during each Interest Period with respect thereto, a rate per annum equal to EURIBOR for the Interest Period in effect for such Borrowing.

~~“Refinancing”: has the meaning given in the Preliminary Statements.~~

“Refinancing Indebtedness”: with respect to any Indebtedness, any other Indebtedness incurred in connection with a Permitted Refinancing of such Indebtedness.

“Register”: as defined in Section 9.4(b)(iv).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation”: as defined in Section 3.22.

“Regulation FD”: Regulation FD as promulgated by the SEC under the Exchange Act, as in effect from time to time.

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Revolver Borrowers to reimburse each Issuing Bank pursuant to Section 2.7(e) for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale (other than a Specified Sale and Leaseback Transaction) or Recovery Event in respect of which the Term Loan Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that a Group Member intends and expects to use all or a portion of the amount of Net Cash Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the business of a Group Member.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in Parent’s or a Restricted Subsidiary’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date that is 365 days after the date of such Reinvestment Event (or, if a Group Member shall have entered into a legally binding commitment prior to the date that is 365 days after such Reinvestment Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the applicable Group Member’s business with the applicable Reinvestment Deferred Amount, the later of (x) the date that is 365 days after the date of such Reinvestment Event and (y) the date that is 180 days after the date on which such commitment became legally binding) and (b) the date on which the Term Loan Borrower shall have determined not to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the applicable Group Member’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, members, trustees, managers, controlling persons, agents, advisors and other representatives of such Person and such Person’s Affiliates and the respective successors and permitted assigns of each of the foregoing.

“Release”: any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Relevant Governmental Body”: means (i) with respect to a Benchmark or Benchmark Replacement in respect of any Benchmark applicable to US Dollars, the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto, and (ii) with respect to a Benchmark or Benchmark Replacement for any Benchmark applicable to any Alternative Currency, (1) the central bank for the currency in which such amounts are denominated hereunder or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such amounts are denominated, (B) any central bank or other supervisor that is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Reference Period”: with respect to any action or determination under this Agreement, the Test Period then most recently ended for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) immediately preceding the date on which the action for which such calculation is being made shall occur or the determination is being made (or, prior to the first delivery of the financial statements pursuant to Section 5.1(a) or 5.1(b), the Test Period ended December 31, 2018).

“Replacement Facility”: as defined in Section 2.24(a).

“Replacement Facility Amendment”: as defined in Section 2.24(c).

“Replacement Facility Closing Date”: as defined in Section 2.24(c).

“Replacement Revolving Credit Commitments”: as defined in Section 2.24(d).

“Replacement Revolving Credit Facility”: as defined in Section 2.24(a).

“Replacement Term Loans”: as defined in Section 2.24(a).

~~“Reply Amount”: as defined in Section 2.12(f)(ii).~~

~~“Reply Discount Price”: as defined in Section 2.12(f)(ii).~~

“Reportable Event”: any of the “reportable events” set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg. Part 4043.

~~“Repricing Event”: (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term B Loans with the proceeds of, or any conversion of Term B Loans into, any new or replacement tranche of term loans (including new Term B Loans under this Agreement) having an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such term loans and (y) four years), but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such new or replacement term loans in their capacities as lenders or holders of such new or replacement term loans) less than the “effective yield” applicable to the Term B Loans (determined on the same basis as provided in the preceding parenthetical) and (b) any amendment (including pursuant to a replacement term loan as contemplated by Section 9.2) to the Term B Loans or any tranche thereof that, directly or indirectly, reduces the “effective yield” (determined on the same basis as provided in the second parenthetical in the preceding clause (a)) applicable to the Term B Loans.~~

~~“Required Lender Consent Items”: as defined in Section 9.4(f).~~

“Required Lenders”: at any time, the holders of more than 50.0% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure; provided that the Aggregate Exposure and Commitments of any Defaulting Lender shall be disregarded in making any determination under this definition; provided further that, if at any time there are two or more Lenders which are not Affiliates, then “Required Lenders” shall be comprised of two or more Lenders which are not Affiliates.

“Required Pro Rata Facility Lenders”: at any time, with respect to the Term Loan A Facility and the Revolving Credit Facility taken together, Lenders holding greater than 50% of (x) the then aggregate unpaid principal amount of the Loans held by all Lenders under such Facilities and (y) the aggregate undrawn Commitments of all Lenders under such Facilities (provided that, for purposes hereof, no Defaulting Lender shall be included in (a) the Lenders holding such amount of the Loans or having such amount of Commitments or (b) determining the aggregate unpaid principal amount of the Loans outstanding under such Facilities or the aggregate unfunded Commitments under such Facilities); provided further that, if at any time there are two or more Lenders which are not Affiliates, then “Required Pro Rata Facility Lenders” shall be comprised of two or more Lenders which are not Affiliates.

“Required Revolving Lenders”: at any time, the holders of more than 50% of the sum of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure; provided that (i) the Revolving Credit Exposure and Revolving Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition and (ii) at any time that there are three (3) or more Revolving Credit Lenders, “Required Revolving Lenders” shall include not less than three (3) Revolving Credit Lenders.

“Required Term Lenders”: at any time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans held by all Lenders under the Term Loan Facilities, or, if no such principal amount is then outstanding, Lenders having greater than 50% of the aggregate Commitments under such Facility; provided that the Aggregate Exposure of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requirement of Tax Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority relating to Taxes, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority”: an EEA Resolution Authority, or with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer or treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer or treasurer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of Parent.

“Restricted Asset Sale Proceeds”: in respect of a Foreign Asset Sale, an amount equal to the Net Cash Proceeds attributable thereto if and solely to the extent that the repatriation of such Net Cash Proceeds to any Group Member, or the inclusion of such Net Cash Proceeds in the calculation of Net Cash Proceeds for purposes of calculating any prepayment requirement under Section 2.14(b) (a) would result in material adverse Tax consequences to Parent or any Subsidiary of Parent, as reasonably determined by Parent or (b) would be prohibited or restricted by applicable law, rule or regulation, in each case as determined in good faith by Parent.

~~“Restricted ECF”: with respect to any Excess Cash Flow Period, an amount equal to the unrepatriated Excess Cash Flow attributable to any Foreign Subsidiary if and solely to the extent that the repatriation of such attributable Excess Cash Flow to any Group Member, or the inclusion of such Excess Cash Flow in Excess Cash Flow for purposes of calculating any prepayment requirement under Section 2.14(c) (a) would result in adverse Tax consequences to Parent or any Subsidiary of Parent of more than a de minimis amount, as reasonably determined by Parent or (b) would be prohibited or restricted by applicable law, rule or regulation, in each case, as determined in good faith by Parent.~~

“Restricted Payments”: as defined in Section 6.6.

“Restricted Recovery Event Proceeds”: in respect of a Foreign Recovery Event, an amount equal to the Net Cash Proceeds attributable thereto if and solely to the extent that the repatriation of such Net Cash Proceeds, or the inclusion of such Net Cash Proceeds in the calculation of Net Cash Proceeds for purposes of calculating any prepayment requirement under Section 2.14(b) (a) would result in material adverse Tax consequences to Parent or any Subsidiary of Parent, as reasonably determined by Parent or (b) would be prohibited or restricted by applicable law, rule or regulation, in each case as determined in good faith by Parent.

“Restricted Subsidiary”: any Subsidiary of Parent other than an Unrestricted Subsidiary. For the avoidance of doubt, each Borrower (other than Parent) is as of the Closing Date and shall remain for all purposes of this Agreement a Restricted Subsidiary.

“Retained Asset Sale Proceeds”: as defined in Section 2.14(b).

~~“Return Bid”: as defined in Section 2.12(f)(ii).~~

“Returns”: with respect to any Investment, any dividends, interest, distributions, return of capital and other amounts received or realized in respect of such Investment.

“Revaluation Date”: (a) with respect to any Revolving Credit Loan, each of the following: (i) each date of a Borrowing of a Eurodollar Loan denominated in an Alternative Currency, but only as to the amounts so borrowed on such date, (ii) each date of a continuation of a Eurodollar Loan denominated in an Alternative Currency pursuant to Section 2.9, but only as to the amounts so continued on such date, and (iii) such additional dates as the Revolver Administrative Agent shall determine or the Required Revolving Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, but only as to the Letter of Credit so issued on such date, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, but only as to the amount of such increase, (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Revolver Administrative Agent or the applicable Issuing Bank shall determine or the Required Revolving Lenders shall require.

“Revolver Administrative Agent”: as defined in the preamble hereto.

“Revolver Borrowers”: as defined in the preamble hereto.

“Revolving Commitment Fee Rate”: (i) until delivery of the financial statements for the first full fiscal quarter ending after the ~~Eighth~~Ninth Amendment Effective Date pursuant to Sections 5.1(a) and 5.1(b), the rate per annum set forth in Level II of the table set forth in the definition of “Applicable Margin” and (ii) thereafter, the rate per annum set forth in the table set forth in the definition of “Applicable Margin” based on the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agents pursuant to Section 5.2(a), in each case on the undrawn portion of the Revolving Credit Commitments (excluding any Revolving Credit Commitments of Defaulting Lenders, except to the extent such Revolving Credit Commitments are reallocated under the same terms to Lenders that are not Defaulting Lenders).

“Revolving Credit Borrowing”: a Borrowing comprised of Revolving Credit Loans.

“Revolving Credit Commitments” as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender, if any, to make Revolving Credit Loans pursuant to Section 2.4, and to participate in Letters of Credit pursuant to Section 2.7, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Credit Lender’s Revolving Credit Exposure hereunder, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Revolving Credit Lender’s name on Schedule 2.1 (as amended and restated by the ~~Eighth~~Ninth Amendment), or, as the case may be, in the Assignment and Assumption pursuant to which such Revolving Credit Lender became a party hereto, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the total Revolving Credit Commitments on the ~~Eighth~~Ninth Amendment Effective Date is $~~400.0~~425.0 million.

“Revolving Credit Exposure”: at any time, with respect to any Lender, the sum of such Lender’s Revolving Credit Loans and its LC Exposure at such time.

“Revolving Credit Facility”: as defined in the definition of “Facility” and including, as appropriate, any Extensions thereof and any Replacement Revolving Credit Facility.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans (including, for the avoidance of doubt, ~~2024~~2026 Refinancing Revolving Credit Lenders).

“Revolving Credit Loan”: a Loan made by a Revolving Credit Lender pursuant to Section 2.4 (including, for the avoidance of doubt, ~~2024~~2026 Refinancing Revolving Credit Loans). Each Revolving Credit Loan shall be a Eurodollar Loan (if denominated in an Alternative Currency), SOFR Loan or an ABR Loan, as applicable.

“Revolving Credit Maturity Date”: with respect to (a) Revolving Credit Commitments (including, for the avoidance of doubt, any Incremental Revolving Increases) that have not been extended pursuant to Section 2.25, April ~~12~~29, ~~2028~~2031; provided that “Revolving Credit Maturity Date” with respect to the Revolving Commitments shall mean the date that is the earlier of (A) the date that is 182 days prior to the scheduled maturity date of the 2028 Convertible Notes if, as of such date, (i) the aggregate principal amount of the 2028 Convertible Notes outstanding ~~on such date~~ exceeds $~~100~~250.0 million and (ii) either (x) the First Lien Net Leverage Ratio ~~as of such date~~ is greater than ~~1.50:1.00~~2.00:1.00 or (y) the Total Net Leverage Ratio ~~as of such date~~ is greater than 3.50:1.00, or (B) the date that is 182 days prior to the scheduled maturity date of the ~~2025~~2029 Senior Notes if, as of such date, (i) the aggregate principal amount of the ~~2025~~2029 Senior Notes outstanding ~~on such date~~ exceeds $~~200.0~~300.0 million and (ii) either (x) the First Lien Net Leverage Ratio is greater than 2.00:1.00 or (y) the Total Net Leverage Ratio is greater than 3.50:1.00, (b) with respect to Extended Revolving Credit Commitments, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Revolving Credit Lender or Revolving Credit Lenders and (c) with respect to any commitments under a Replacement Revolving Credit Facility, the final maturity date therefor specified in the applicable Replacement Facility Amendment. For the avoidance of doubt, upon occurrence of the ~~Eighth~~Ninth Amendment Effective Date, the ~~2024~~2026 Refinancing Revolving Credit Loans and the ~~2024~~2026 Refinancing Revolving Credit Facility shall be subject to the Revolving Credit Maturity Date.

“Sanctioned Countries” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, by the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or other relevant Governmental Authority, (b) any Person operating from, organized, or resident in a Sanctioned Country, or (c) any Person 50% or more owned or, where relevant under applicable Sanctions, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Authorities, including, but not limited those administered by the U.S. government through OFAC, or the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transaction”: as defined in Section 6.10.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: collectively, the Administrative Agents, the Collateral Agent, the Lenders, the Issuing Banks, each Qualified Counterparty, each co-agent or sub-agent appointed by an Agent from time to time pursuant to Section 8.2, the Indemnitees and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Act”: the Securities Act of 1933.

“Security Agreement”: the Security Agreement among HII, the Term Loan Borrower and each Guarantor that is a Domestic Subsidiary, substantially in the form of Exhibit A.

“Senior Secured Notes”: the senior secured notes of HII and the Term Loan Borrower due ~~2029~~2033 in an aggregate principal amount of $800.0 million issued on or prior to the ~~Eight~~Ninth Amendment Effective Date under the Senior Secured Notes Indenture.

“Senior Secured Notes Indenture”: the Indenture dated as of the ~~Eighth~~Ninth Amendment Effective Date, relating to the Senior Secured Notes, among HII and the Term Loan Borrower, as co-issuers, Citibank N.A., as trustee and collateral agent and the Guarantors from time to time party thereto (as defined therein), together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, to the extent not prohibited under the Loan Documents.

“Senior Pari Passu Intercreditor Agreement”: a pari passu intercreditor agreement between or among the Agents and one or more Senior Representatives for holders of Indebtedness secured by any of the Collateral on an equal priority basis with the Obligations substantially in the form of Exhibit F-2 hereto.

“Senior/Junior Intercreditor Agreement”: an intercreditor agreement substantially in the form of Exhibit F-1 hereto.

“Senior Representative”: with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, Incremental Equivalent Debt or other Indebtedness permitted to be secured by the Collateral under this Agreement, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing”: a Borrowing comprised of SOFR Loans.

“SOFR Loan” means any Loan bearing interest or incurring fees, commissions or other amounts based upon ~~Adjusted~~ Term SOFR~~,~~ but excluding any ABR Loan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the fair value of the assets of such Person exceeds the amount of all debts and liabilities of such Person, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of the debts and other liabilities of such Person, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts or other liabilities, including current obligations, beyond its ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise); (d) such Person is not engaged in, and is not about to be engaged in, business for which it has unreasonably small capital; and (e) in respect of a Luxembourg Loan Party, such Person is not in a state of cessation of payments (cessation de paiements) and has not lost its commercial creditworthiness (ébranlement de credit). For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency”: at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Change of Control”: a “Change of Control” or like event as defined in the agreement or agreements governing any Material Debt.

“Specified Event of Default”: any Event of Default under Section 7.1(a) or 7.1(f).

“Specified Hedge Agreements”: any Hedge Agreement entered into or assumed by any Loan Party or any of its Restricted Subsidiaries and any Qualified Counterparty and designated by the Qualified Counterparty and the Borrowers in writing to the Collateral Agent as a “Specified Hedge Agreement”.

“Specified Prepayment”: as defined in Section 6.8.

“Specified Representations”: the representations and warranties with respect to the Borrowers and the Guarantors set forth in this Agreement under (i) Section 3.3(a); (ii) the first two sentences and the last two sentences of Section 3.4; (iii) Section 3.5 (but only in respect of violations or defaults under Organizational Documents of the Loan Parties); (iv) Section 3.10; (v) Section 3.12; (vi) Section 3.17(a), (c) and (d) (subject to (x) Permitted Liens and (y) in the case of priority, any Senior Pari Passu Intercreditor Agreement, any Senior/Junior Intercreditor Agreement and any other intercreditor arrangements required to be entered into pursuant to this Agreement); (vii) Section 3.18; and (viii) Section 3.19.

“Specified Sale and Leaseback Transaction”: as defined in Section 6.10.

“Spot Rate”: for a currency means the rate determined by the Revolver Administrative Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 8:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Revolver Administrative Agent or the applicable Issuing Bank may obtain such spot rate from another financial institution designated by the Revolver Administrative Agent or the applicable Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

~~“SPTs”: as defined in Section 2.28(a).~~

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the applicable Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurodollar Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

~~“Subject Class”: as defined in Section 2.12(f)(i).~~

“Subsequent Required Guarantor”: as defined in Section 5.9(c).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent.

“Subsidiary Guarantor”: each Subsidiary of Parent, other than any Borrower or an Excluded Subsidiary (but including any Discretionary Guarantor).

“Surety Bonds”: surety bonds for which any Group Member is liable that were obtained to secure performance commitments of any Group Member.

~~“Sustainability Adjustment Amendment”: as defined in Section 2.28(a).~~

~~“Sustainability Adjustment Limitations”: as defined in Section 2.28(a).~~

~~“Sustainability Coordinator”: as defined in Section 2.28(a).~~

“Swap Obligation”: with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swiss Security Documents”: the following Swiss law governed pledge agreements:

(a) a quota pledge agreement made between, amongst others, ~~Herbalife (U.K.)~~HBL UK 1 Limited, as pledgor, and the Collateral Agent and pledgee, acting for itself and as direct representative (direkter Stellvertreter) in the name and for the account of all other Secured Parties thereunder as pledgees, as represented for all purposes by the Collateral Agent as direct representative (direkter Stellvertreter), over 100% of the quota in HBL Swiss Holdings GmbH;

(b) a quota pledge agreement made between, amongst others ~~Herbalife International Luxembourg S.àR.L~~HBL Swiss Holdings GmbH., as pledgor, and the Collateral Agent and pledgee, acting for itself and as direct representative (direkter Stellvertreter) in the name and for the account of all other Secured Parties thereunder as pledgees, as represented for all purposes by the Collateral Agent as direct representative (direkter Stellvertreter), ~~and HBL Swiss Holdings GmbH as pledgor in case of the Restructuring,~~ over 100% of the quota in HBL Swiss Services GmbH;

“Syndication Agent”: ~~Citi, Rabo, Citizens, Mizuho~~Rabobank and BofA as syndication agents for the Facilities.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing”: any Borrowing of Term Loans.

“Term ~~B~~A Loan”: ~~a term loan made pursuant to~~as defined in Section 2.1 (including, for the avoidance of doubt, ~~2024~~2026 Refinancing Term ~~B~~A Loans). Each Term ~~B~~A Loan shall be a SOFR Loan or an ABR Loan, as applicable.

“Term Loan ~~B~~A Agent”: as defined in the preamble hereto.

“Term Loan ~~B~~A Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term ~~B~~A Loan to the Term Loan Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan ~~B~~A Commitment” opposite such Lender’s name on Schedule 2.1 (as amended and restated by the ~~Eighth~~Ninth Amendment). The original aggregate amount of the Term Loan ~~B~~A Commitments as of the ~~Eighth~~Ninth Amendment Effective Date is $~~400.0~~225.0 million.

“Term Loan ~~B~~A Facility”: as defined in the definition of “Facility”.

“Term Loan ~~B~~A Installment Date”: as defined in Section 2.3.

“Term Loan ~~B~~A Lenders”: each Lender that has a Term Loan ~~B~~A Commitment or is the holder of a Term ~~B~~A Loan (including, for the avoidance of doubt, 2024 Refinancing Term Loan ~~B~~A Lenders).

“Term Loan ~~B~~A Maturity Date”: April ~~12~~29, ~~2029~~2031; provided that “Term Loan ~~B~~A Maturity Date” with respect to Term ~~B~~A Loans shall mean the date that is the earlier of (A) the date that is ~~91~~182 days prior to the scheduled maturity date of the 2028 Convertible Notes, if, as of such date, (i) the aggregate principal amount of the 2028 Convertible Notes outstanding ~~on such date~~ exceeds $~~100~~250.0 million and (ii) either (x) the First Lien Net Leverage Ratio ~~as of such date~~ is greater than ~~1.50:1.00~~2.00:1.00 or (y) the Total Net Leverage Ratio ~~as of such date~~ is greater than 3.50:1.00, or (B) the date that is ~~91~~182 days prior to the scheduled maturity date of the ~~2025~~2029 Senior Notes if, as of such date, (i) the aggregate principal amount of the ~~2025~~2029 Senior Notes outstanding ~~on such date~~ exceeds $~~200~~300.0 million~~. For the avoidance of doubt, upon occurrence of the Eighth Amendment Effective Date, the 2024 Refinancing Term B Loans shall constitute Term B Loans and Term Loans and the 2024 Refinancing Term Loan Facility shall constitute Term Loan B Facility and Term Loan Facility, with respect to which the Term Loan B Maturity Date shall apply~~ and (ii) either (x) the First Lien Net Leverage Ratio is greater than 2.00:1.00 or (y) the Total Net Leverage Ratio is greater than 3.50:1.00.

“Term Loan ~~B~~A Percentage”: with respect to any Lender on any Term Loan ~~B~~A Installment Date, the percentage which the aggregate principal amount of such Lender’s Term ~~B~~A Loans then outstanding and subject to repayment pursuant to Section 2.3 on such date constitutes of the aggregate principal amount of the Term ~~B~~A Loans of all Term Loan ~~B~~A Lenders then outstanding and subject to repayment pursuant to Section 2.3 on such date.

“Term Loan Borrower” as defined in the preamble hereto.

“Term Loan Borrower Obligations Guaranty”: the Guaranty, dated as of the Closing Date, made by the Parent and its Restricted Subsidiaries that are Loan Parties (other than (i) the Term Loan Borrower and (ii) any such Restricted Subsidiaries that are Excluded U.S. Guarantors pursuant to clause (b) of the definition thereof) in favor of the Collateral Agent, for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Term Loan Facility”: the Term Loan ~~B~~A Facility, an Incremental Term Loan A Facility, an Incremental Term Loan B Facility or a Replacement Facility consisting of Term Loans.

“Term Loans”: Term ~~B~~A Loans as well as any term loans made pursuant to this Agreement (including for the avoidance of doubt, Incremental Term A Loans, Incremental Term B Loans, Replacement Term Loans and Extended Term Loans, if any).

“Term Loan Lender”: any Lender that is the holder of Term Loans.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and the Term SOFR Reference Rate has not been replaced as a benchmark rate pursuant to the terms hereof, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and the Term SOFR Reference Rate has not been replaced as a benchmark rate pursuant to the terms hereof, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day~~.~~;

~~“Term SOFR Adjustment” means, for any calculation with respect to a Revolving Credit Loan that is a SOFR Loan, a percentage per annum as set forth below for such Loan and Interest Period therefor:~~

~~Interest Period~~	~~Percentage~~
~~One month~~	~~0.11448%~~
~~Three months~~	~~0.26161%~~
~~Six months~~	~~0.42826%~~
~~Twelve months~~	~~0.71513%~~

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than the Floor, the Term SOFR shall be deemed the Floor for purposes of this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period”: on any date of determination, the period of four consecutive fiscal quarters of Parent then most recently ended, taken as one accounting period.

“Total Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the Relevant Reference Period.

“Total Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Net Debt on such day to (b) Consolidated EBITDA of Parent and its Restricted Subsidiaries for the Relevant Reference Period.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Credit Exposure”: at any time, the aggregate amount of the Revolving Credit Exposure of all Revolving Credit Lenders outstanding at such time.

“Transaction Costs”: all fees (including original issue discount), costs and expenses incurred by any Group Member in connection with the Transactions.

“Transactions”: the collective reference to (a) the execution, delivery and performance by the Borrowers and each other Loan Party of this Agreement and each other Loan Document required to be delivered hereunder, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the Refinancing ~~(as defined in the Existing Credit Agreement)~~ and (c) the payment of the Transaction Costs.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, ~~Adjusted~~ Term SOFR or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“UK” or “United Kingdom” shall mean the United Kingdom of Great Britain and Norther Ireland.

“UK Collateral Documents” means (i) the UK Debenture ~~and~~, (ii) the UK Share Charges and (iii) each of the other agreements, instruments or documents governed by the laws of England and Wales that creates or purports to create a Lien in favor of the Collateral Agent for itself and for the benefit of the Secured Parties.

“UK Companies Act” means the Companies Act 2006 enacted in the United Kingdom, as such act may be amended, varied, supplemented or replaced from time to time.

“UK Debenture” means that certain debenture governed by English law and dated March 6, 2024 and made between Herbalife (U.K.) Limited, HBL UK 1 Limited, HBL UK 2 Limited, HBL UK 3 Limited as chargors and ~~Jefferies Finance LLC~~Citizens as collateral agent (as successor to Jefferies).

“UK Share Charges” means each of (i) that certain share charge governed by English law and dated March 6, 2024 and made between HBL Holdings ~~Limited~~Ltd. as chargor and ~~Jefferies Finance LLC~~Citizens as collateral agent ~~and~~(as successor to Jefferies), (ii) that certain share charge governed by English law and dated March 6, 2024 and made between WH Intermediate Holdings Ltd as chargor and ~~Jefferies Finance LLC~~Citizens as collateral agent (as successor to Jefferies) and (iii) that certain share charge governed by English law and dated December 23, 2024 and made between HBL Swiss Services GmbH as chargor and Citizens as collateral agent and (iv) that certain share charge governed by English law and dated December 11, 2024 and made between the Term Loan Borrower as chargor and Citizens as collateral agent.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook) (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “US”: the United States of America.

“Unrestricted Cash”: as of any date of determination, the aggregate amount of all cash and Cash Equivalents on the consolidated balance sheet of the Group Members that is not “restricted” for purposes of GAAP; provided, however, that the aggregate amount of Unrestricted Cash shall not (i) exceed $250.0 million, (ii) include any cash or Cash Equivalents that are subject to a Lien (other than any Lien in favor of the Collateral Agent or in favor of the institution holding such cash or Cash Equivalents so long as not securing Indebtedness for borrowed money) or (iii) include any cash or Cash Equivalents that are restricted by contract, law or material adverse tax consequences from being applied to repay any Funded Debt.

“Unrestricted Subsidiary”: any Subsidiary of Parent (other than any other Borrower or the direct parent company of any Borrower) designated by the Board of Directors of Parent as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Closing Date, until such Person ceases to be an Unrestricted Subsidiary of Parent in accordance with Section 5.13. For the avoidance of doubt, no Subsidiary will be an Unrestricted Subsidiary unless it is also an Unrestricted Subsidiary under the Senior Secured Notes Indenture. As of the ~~Eighth~~Ninth Amendment Effective Date, there are no Unrestricted Subsidiaries.

“US Dollar Equivalent”: on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in a Foreign Currency, the equivalent in US Dollars of such amount, determined by the applicable Administrative Agent using the Exchange Rate with respect to such Foreign Currency at the time in effect for such amount.

“US Dollars” and “$”: lawful currency of the United States.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US IP Security Agreements”: the collective reference to each Intellectual Property Security Agreement required to be entered into and delivered pursuant to the terms of this Agreement and the Security Agreement, in each case, in substantially the form of Exhibits A, B and C to the Security Agreement.

“US Loan Party”: any Loan Party that is a US Person.

“US Person”: any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Tax Compliance Certificate”: as defined in Section 2.19(e)(ii)(B)(3).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party or the applicable Administrative Agent, as applicable.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i) the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Documents as a whole and not to any particular provision of thereof;

(ii) Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(vi) unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;

(vii) unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder); and

(viii) capitalized terms not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the Discharge of Secured Obligations.

(f) The expression “refinancing” and any other similar terms or phrases when used herein shall include any exchange, refunding, renewal, replacement, defeasance, discharge or extension.

(g) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, if the LIBO Rate is not available at any time for any reason, then the LIBO Rate for such Interest Period shall be a comparable or successor floating rate that is, at such time, (x) broadly accepted by the syndicated loan market for loans denominated in Dollars in lieu of the LIBO Rate as determined by the applicable Administrative Agent with the consent of the Borrowers, or (y) if no such broadly accepted comparable successor rate exists at such time, a successor index rate as the applicable Administrative Agent may determine with the consent of the Borrowers; provided that, in the case of clause (y), any such successor rate shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after such Administrative Agent shall have posted such proposed successor rate to all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to such Administrative Agent written notice that such Required Lenders do not accept such amendment; provided further that (i) any such successor rate shall be applied by such Administrative Agent in a manner consistent with market practice and (ii) to the extent such market practice is not administratively feasible for such Administrative Agent, such successor rate shall be applied in a manner as otherwise reasonably determined by such Administrative Agent in consultation with the Borrowers.

(h) Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to a Luxembourg Loan Party, a reference to: (i) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, dissolution, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), moratorium or reprieve from payment (sursis de paiement), general settlement with creditors, administrative dissolution without liquidation (dissolution administrative sans liquidation), fraudulent conveyance (actio pauliana), out-of-court mutual agreement (réorganisation extra-judiciaire par accord amiable), judicial reorganisation in the form of a stay to enter into a mutual agreement (sursis en vue de la conclusion d'un accord amiable), judicial ~~reorganisation~~reorganization (réorganisation judiciaire), judicial reorganization by collective agreement (réorganisation judiciaire par accord collectif), judicial ~~reorganisation~~reorganization by transfer of assets or activities (réorganisation judiciaire par transfert sous autorité de justice), conciliation (conciliation) or protective measures (mesures en vue de préserver les entreprises), reorganization or similar laws affecting the rights of creditors generally; (ii) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer appointed for the reorganization or liquidation of the business of a person includes, without limitation, a juge délégué, juge-commissaire, commissaire, mandataire ad hoc, expert-vérificateur, administrateur provisoire, liquidateur, conciliateur or curateur; (iii) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (iv) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (v) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (vi) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and (vii) a director or a manager includes an administrateur or a gérant.

1.3 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”, “Term ~~B~~A Loan”, “Term Loan” or “Extended Term Loan”) or by Type (e.g., a “Eurodollar Loan” or a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing” or a “Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing” or a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Term Loan Borrowing”). Any reference to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, set forth herein shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable.

1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (provided, that (i) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of Parent or any Subsidiary at “fair value”, as defined therein, and (ii) for purposes of determinations of the First Lien Net Leverage Ratio, the Total Leverage Ratio, the Total Net Leverage Ratio and the Fixed Charge Ratio, GAAP shall be construed as in effect on the Closing Date). In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Parent or the applicable Administrative Agent, Parent, the applicable Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Parent’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided, that such Accounting Change shall be disregarded for purposes of this Agreement until the effective date of such amendment. “Accounting Change” refers to (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, (ii) the adoption by Parent of IFRS or (iii) any change in the application of accounting principles adopted by Parent from time to time which change in application is permitted by GAAP. Notwithstanding anything to the contrary above or in the definitions of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring all or certain operating leases to be capitalized, only those leases that would result in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) hereunder shall be considered capital leases hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.

1.5 Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.5~~; provided, that notwithstanding anything to the contrary in clause (b) or (c) of this Section 1.5, when calculating Total Net Leverage Ratio for the purposes of the ECF Percentage of Excess Cash Flow, the events described in this Section 1.5 that occurred subsequent to the end of the applicable Test Period, other than consummation of the Transactions, shall not be given pro forma effect~~.

(b) For purposes of calculating the First Lien Net Leverage Ratio, Total Net Leverage Ratio, Total Leverage Ratio and the Fixed Charge Coverage Ratio, Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the Relevant Reference Period or (ii) subsequent to such period and prior to or simultaneously with the event with respect to which the calculation of any such ratio is being made shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the Relevant Reference Period (it being understood and agreed that Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing floating interest rates, for which pro forma effect is being given, shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods). If since the beginning of any Relevant Reference Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Parent or any of its Restricted Subsidiaries since the beginning of Relevant Reference Period shall have made any Pro Forma Transaction that would have required adjustment pursuant to this Section 1.5, then the First Lien Net Leverage Ratio, Total Net Leverage Ratio and Total Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.5.

(c) In addition, for purposes of calculating the Fixed Charge Coverage Ratio, (1) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownerships therein) disposed of prior to the date of calculation, shall be excluded; and (2) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests) disposed of prior to the date of calculation, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the date of calculation.

(d) Whenever pro forma effect is to be given to a Pro Forma Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of Parent and shall include, without duplication, adjustment for the Consolidated EBITDA (as determined in good faith by Parent) represented by any Person or line of business acquired or disposed of and for the avoidance of doubt, any adjustments relating to Pro Forma Transactions provided for under clause (a)(x) of the definition of Consolidated EBITDA.

1.6 Classification of Permitted Items.

(a) For purposes of determining compliance at any time with Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.11 or 6.12, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Contractual Obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.11 or 6.12, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrowers in their sole discretion at such time of determination.

For purposes of determining compliance at any time with Section 6.7, any Investments made under Section 6.7(r) may be reclassified, as Parent elects from time to time, as incurred under Section 6.7(l), in each case, so long as the ratios and other requirements of such clauses are satisfied as of the date of determination.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio (any such amounts or transactions, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio (including any First Lien Net Leverage Ratio test, any Fixed Charge Coverage Ratio test any Total Leverage Ratio test or any Total Net Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Incurrence-Based Amounts.

1.7 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.8 Currency Equivalents Generally.

(a) For purposes of determining compliance with Sections 6.2, 6.3 and 6.7 with respect to any amount of Indebtedness or Investment in a currency other than US Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b) For purposes of determining the First Lien Net Leverage Ratio, the Total Leverage Ratio, the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio, amounts denominated in a currency other than US Dollars will be converted to US Dollars at the currency exchange rates used in preparing Parent’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the US Dollar Equivalent of such Indebtedness.

1.9 Exchange Rates; Currency Equivalents.

(a) The Revolver Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating US Dollar Equivalent amounts of Borrowings and Letters of Credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of the Loan Documents shall be such US Dollar Equivalent amount as so determined by the Revolver Administrative Agent or the applicable Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurodollar Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Borrowing, Eurodollar Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such US Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Revolver Administrative Agent or the applicable Issuing Bank, as the case may be.

1.10 Additional Alternative Currencies.

(a) The Borrowers may from time to time request that Eurodollar Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than US Dollars) that is readily available and freely transferable and convertible into US Dollars. In the case of any such request with respect to the making of Eurodollar Loans, such request shall be subject to the approval of the Revolver Administrative Agent and all Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Revolver Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Revolver Administrative Agent not later than 8:00 a.m., ten (10) Business Days prior to the date of the desired Borrowing or Letter of Credit issuance (or such other time or date as may be agreed by the Revolver Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Loans, the Revolver Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Revolver Administrative Agent shall promptly notify the Issuing Banks thereof. Each Revolving Credit Lender (in the case of any such request pertaining to Eurodollar Loans) or the Issuing Banks (in the case of a request pertaining to Letters of Credit) shall notify the Revolver Administrative Agent, not later than 8:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Credit Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Bank, as the case may be, to permit Eurodollar Loans to be made or to issue Letters of Credit in such requested currency. If the Revolver Administrative Agent and all the Revolving Credit Lenders consent to making Eurodollar Loans in such requested currency, the Revolver Administrative Agent shall so notify the Revolver Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolver Borrowings of Eurodollar Loans; and if the Revolver Administrative Agent and an Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Revolver Administrative Agent shall so notify the Revolver Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank. If the Revolver Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Revolver Administrative Agent shall promptly so notify the Revolver Borrowers.

(d) If, after the designation by the Revolving Credit Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Required Revolving Lenders (in the case of any Revolving Credit Loans to be denominated in an Alternative Currency) or any Issuing Bank (in the case of any Letter of Credit to be denominated in an Alternative Currency), (i) such currency no longer being readily available, freely transferable and convertible into US Dollars, (ii) a US Dollar Equivalent is no longer readily calculable with respect to such currency, (iii) providing such currency is impracticable for the Revolving Credit Lenders or (iv) no longer a currency in which the Required Revolving Lenders are willing to make such extensions of credit hereunder (each of (i), (ii), (iii), and (iv) a “Disqualifying Event”), then the Revolver Administrative Agent shall promptly notify the Revolving Credit Lenders and the Revolver Borrowers, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within, five (5) Business Days after receipt of such notice from the Revolver Administrative Agent, the Revolver Borrowers shall repay all Revolving Credit Loans in such currency to which the Disqualifying Event applies or convert such Revolving Credit Loans into the US Dollar Equivalent of Revolving Credit Loans in US Dollars, subject to the other terms contained herein.

1.11 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agents may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agents may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.12 Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the applicable Agent and such Lender. ~~Each Cashless Term B Lender agrees that upon the Eighth Amendment Effective Date, all (or such lesser amount as~~

1.13 Divisions. For all purposes under the ~~Term~~ Loan ~~B Agent may allocate to such Lender) of its Existing Term B Loans~~Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be ~~converted~~deemed to ~~2024 Refinancing Term B Loans, and the outstanding principal amount of such converted Term Loans~~have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed ~~repaid in full~~to have been organized on the ~~Eighth Amendment Effective Date. Any reference in this Agreement to funding of 2024 Refinancing Term B Loans or repayment of Existing Term B Loans with proceeds of 2024 Refinancing Term B Loans shall be deemed to have occurred with respect to any such Existing Term B Loans in accordance with the “cashless roll” described in the previous sentence~~first date of its existence by the holders of its equity interests at such time.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Loan Commitments. Subject to the terms and conditions hereof, ~~(a)~~ the ~~term loan A Lenders severally made term loans to the Term Loan Borrower on the Closing Date in US Dollars in an amount equal to $250.0 million, (b) the then applicable Term Loan B Lenders severally made Term Loans to the Term Loan Borrower on the Closing Date in US Dollars in an amount equal to $750.0 million and (c) the 2024 Refinancing Term Loan B~~Term Loan A Lenders severally agree to make term loans (“Term A Loans”) to the Term Loan Borrower on the ~~Eight~~Ninth Amendment Effective Date in the form of ~~2024~~2026 Refinancing Term ~~B~~A Loans in US Dollars in an amount equal to $~~400.0~~225.0 million. Each Term A Loan may from time to time be SOFR Loan or ABR Loans, as determined by the Term Loan Borrower and notified to the Term Loan ~~B~~A Agent in accordance with Sections 2.2 and 2.9. The Borrowers other than Term Loan Borrower shall not be co-obligors or have any joint liability for such Loans (except to the extent that any liability is derived by the other Borrowers as Guarantors of the Obligations of the Term Loan Borrower).

2.2 Procedure for Term A Loan Borrowing. The Term Loan Borrower shall deliver to the Term Loan ~~B~~A Agent a Borrowing Request, not later than 11:00 a.m., New York City time, one Business Day before the anticipated ~~Eighth~~Ninth Amendment Effective Date requesting that the Term Loan A Lenders make the Term A Loans on the ~~Eighth~~Ninth Amendment Effective Date. The Borrowing Request must specify (i) the applicable Facility and the principal amount of the Term A Loans to be borrowed, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the Type of Term A Loans to be borrowed, (iv) in the case of a Eurodollar Borrowing or SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and (v) the location and number of the Term Loan Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.8. Upon receipt of such Borrowing Request, the Term Loan ~~B~~A Agent shall promptly notify each Term Loan A Lender thereof. Not later than 10:00 a.m., New York City time (or, if later, promptly following the satisfaction of the conditions precedent to the initial extension of credit hereunder set forth in Section 4.1), on the ~~Eighth~~Ninth Amendment Effective Date each ~~2024 Refinancing~~ Term Loan ~~B~~A Lender shall make available to the Term Loan ~~B~~A Agent an amount in immediately available funds equal to the Term A Loans to be made by such Term Loan A Lender. Such Term Loan ~~B~~A Agent shall make available to the Term Loan Borrower the aggregate of the amounts made available to such Term Loan ~~B~~A Agent by such Term Loan A Lenders, in like funds as received by such Term Loan ~~B~~A Agent.

2.3 Repayment of Term Loans.

~~(a) [Reserved].~~

(a) ~~(b)~~  The Term ~~B~~A Loan of each Term Loan ~~B~~A Lender shall be repaid in consecutive quarterly installments on the last day of each fiscal quarter of Parent or, if such date is not a Business Day, on the last Business Day of such fiscal quarter ending nearest to such date (each, a “Term Loan ~~B~~A Installment Date”), commencing with the first full fiscal quarter ending after the ~~Eighth~~Ninth Amendment Effective Date, each of which shall be in an aggregate annual amount equal to such Lender’s Term Loan ~~B~~A Percentage multiplied by the amount equal to 5.00% of the aggregate principal amount of the Term Loan ~~B~~A Facility on the ~~Eighth~~Ninth Amendment Effective Date; provided, that the final principal repayment installment of the Term ~~B Loans~~A Loan repaid on the Term Loan ~~B~~A Maturity Date, shall be, in any event, in an amount equal to the aggregate principal amount of all Term ~~B~~A Loans outstanding on such date.

(b) [reserved].

2.4 Revolving Credit Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make revolving credit loans (each, a “Revolving Credit Loan”, which, for the avoidance of doubt, shall include ~~2024~~2026 Refinancing Revolving Credit Loans) to the Revolver Borrowers from time to time during the Availability Period in US Dollars or one or more Alternative Currencies (such agreement not to be unreasonably withheld) in an aggregate principal amount at any one time outstanding that will not (after giving effect to any concurrent use of the proceeds thereof to repay LC Disbursements) result in (i) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment or (ii) the Total Revolving Credit Exposure exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Revolver Borrowers may borrow, prepay and reborrow Revolving Credit Loans during the Availability Period. Revolving Credit Loans may be ABR Loans, SOFR Loans or Eurodollar Loans, as further provided herein. The Revolving Credit Loans made to a Revolver Borrower shall be the sole and several liability of that Borrower, and the other Borrowers shall not be co-obligors or have any joint liability for such Loans (except to the extent that any liability is derived by the other Borrowers as Guarantors of the Obligations of that Revolver Borrower).

2.5 Loans and Borrowings. (a) Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Subject to Section 2.16, (i) each Term Borrowing shall be comprised entirely of (A) ABR Loans or (B) SOFR Loans as the Term Loan Borrower may request in accordance herewith and (ii) each Revolving Credit Borrowing shall be comprised entirely of (A) ABR Loans, (B) Eurodollar Loans (if denominated in Alternative Currency) or (C) SOFR Loans (in case of Revolving Credit Borrowing denominated in US Dollars) as the applicable Revolver Borrowers may request in accordance herewith; provided, that each Revolving Credit Borrowing denominated in an Alternative Currency shall be comprised entirely of Eurodollar Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan and the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing or any SOFR Loan, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Revolving Credit Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Credit Commitments under the applicable Revolving Credit Facility or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.7(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided, that there shall not, at any time, be more than a total of (x) five SOFR Borrowings with respect to each Term Loan Facility outstanding and (y) six Eurodollar Borrowings or SOFR Borrowings with respect to the Revolving Credit Facility outstanding.

(d) Notwithstanding any other provision of this Agreement, the applicable Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

2.6 Requests for Revolving Credit Borrowing. To request a Revolving Credit Borrowing, the Revolver Borrowers shall notify the Revolver Administrative Agent of such request by email (a) in the case of a SOFR Borrowing denominated in US Dollars, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (other than Eurodollar Borrowings to be incurred on the Closing Date which notice may be given one (1) Business Day prior to the Closing Date) (b) in the case of a Eurodollar Borrowing denominated in an Alternative Currency, not later than 1:00 p.m., New York City time, four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) before the date of the proposed Borrowing (other than Eurodollar Borrowings to be incurred on the Closing Date which notice may be given one (1) Business Day prior to the Closing Date) or (c) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such email Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission as agreed to by the Revolver Administrative Agent, to the Revolver Administrative Agent of a written Borrowing Request in a form approved by the Revolver Administrative Agent and signed by the Revolver Borrowers. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.5:

(i) the aggregate amount and currency of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) in the case of a Borrowing denominated in US Dollars, whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(iv) in the case of a Eurodollar Borrowing or a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.8.

If no election as to the Type of Revolving Credit Borrowing is specified, then the requested Revolving Credit Borrowing shall be (A) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing or (B) in the case of a Borrowing denominated in an Alternative Currency, a Eurodollar Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Credit Borrowing or SOFR Revolving Credit Borrowing, then the Revolver Borrowers shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any Borrowing, then the applicable Revolver Borrowers shall be deemed to have requested a Borrowing in US Dollars. If a Borrowing Request fails to specify the identity of the applicable Revolver Borrower, then the Loans so requested shall be made to the Revolver Borrower submitting such Borrowing Request; provided, however, that in the case of a failure to identify the applicable Borrower in the case of a request for a continuation of Revolving Credit Loans, such Loans shall be continued as Loans made to the Borrower to which such Loans were initially made. No Revolving Credit Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. Promptly following receipt of a Borrowing Request in accordance with this Section, the Revolver Administrative Agent shall advise each Revolving Credit Lender of the relevant Facility or Facilities of the details thereof and of the amount of such Revolving Credit Lender’s Loan to be made as part of the requested Revolving Credit Borrowing.

2.7 Letter of Credit. (a) General.

(i) Subject to the terms and conditions set forth herein, each Issuing Bank, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 2.7(d), agrees to issue trade and standby Letters of Credit (which must be denominated in US Dollars or an Alternative Currency) for the account of any Revolver Borrower or the account of any Revolver Borrower for the benefit of any Restricted Subsidiary, in each case on any Business Day during the applicable Availability Period in such form as may be approved from time to time by such Issuing Bank; provided, that no Issuing Bank shall have any obligation to issue any Letter of Credit if:

(A) after giving effect to such issuance (i) the LC Exposure with respect to Letters of Credit would exceed the LC Sublimit, (ii) the Total Revolving Credit Exposure would exceed the total Revolving Credit Commitments, (iii) the LC Exposure of such Issuing Bank would exceed the LC Percentage of such Issuing Bank or (iv) solely to the extent of the Issuing Banks on the Closing Date, the amount of the LC Exposure attributable to the Letters of Credit issued by such Issuing Banks would exceed their Applicable Percentage on the Closing Date;

(B) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such Issuing Bank is not otherwise compensated hereunder);

(C) the expiry date of such requested Letter of Credit would occur after the date that is three (3) Business Days prior to the Revolving Credit Maturity Date, unless all the Lenders have approved such expiry date; or

(D) the issuance of such Letter of Credit would violate any policies of the applicable Issuing Bank applicable to letters of credit generally.

(ii) An Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

Additionally, no Issuing Bank shall be under any obligation to issue or renew any Letter of Credit if the Letter of Credit is to be denominated in a currency other than US Dollars or an Alternative Currency. Subject to the terms and conditions set forth herein, any Revolver Borrower may request the issuance of Letters of Credit for its own account or for its own account for the benefit of any Restricted Subsidiary, in a form reasonably acceptable to the Revolver Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period (but not later than the date that is 30 days prior to the Revolving Credit Maturity Date). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Revolver Borrower to, or entered into by such Revolver Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Revolver Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Revolver Administrative Agent (at least three (3) Business Days (or such shorter period as may be agreed by the applicable Issuing Bank and the Revolver Administrative Agent) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the applicable Revolver Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Revolver Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (x) the LC Exposure shall not exceed the LC Sublimit and (y) the Total Revolving Credit Exposure shall not exceed the total Revolving Credit Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one (1) year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, the date that is one (1) year after the date of such renewal or extension) and (ii) the date that is three (3) Business Days prior to the Revolving Credit Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank and Revolver Administrative Agent shall have been made with respect to such Letter of Credit, but which shall include the release by the relevant Issuing Bank of each applicable Revolving Credit Lender from its participation obligations hereunder with respect to such Letter of Credit). If the applicable Revolver Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank shall issue a Letter of Credit that has automatic renewal provisions (each, an “Auto Renewal Letter of Credit”); provided that the applicable Revolver Borrower shall be required to make a specific request to the applicable Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the applicable Revolving Credit Lenders shall be deemed to have authorized the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) the date that is one (1) year from the date of such renewal and (ii) the date that is three (3) Business Days prior to the Revolving Credit Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank shall have been made with respect to such Letter of Credit, and shall include the release by the relevant Issuing Bank and the Revolver Administrative Agent of each applicable Revolving Credit Lender from its participation obligations hereunder with respect to such Letter of Credit); provided that the applicable Issuing Bank shall not permit any such renewal if such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 4.2 or otherwise).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Revolver Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement with respect to a Letter of Credit made by such Issuing Bank and not reimbursed by the Revolver Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Revolver Borrowers for any reason in respect thereof. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit, and such Revolving Credit Lender’s obligations under Section 2.7(e) are absolute and unconditional and shall not be affected by any circumstance including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Issuing Bank, the Revolver Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender or any reduction in or termination of the Revolving Credit Commitments or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Revolver Borrower shall reimburse such LC Disbursement by paying to the Revolver Administrative Agent an amount and currency equal to such LC Disbursement not later than 12:00 noon, New York City time, on the first Business Day immediately following the day that such Revolver Borrower receives notice that such LC Disbursement is made (or, if such Revolver Borrower receives such notice after 12:00 noon, New York City time, on the second Business Day immediately following the day that such Revolver Borrower receives such notice); provided that (if the conditions of Section 4.2 are satisfied) such Revolver Borrower shall have the absolute and unconditional right to require that such payment be financed with an ABR Revolving Credit Borrowing (in the case of a Letter of Credit denominated in US Dollars) or a Eurodollar Revolving Credit Borrowing with an Interest Period of one month (in the case of a Letter of Credit denominated in an Alternative Currency), in each case, by such Revolver Borrower under the applicable Revolving Credit Facility under which the applicable Letter of Credit was issued, in each case in an equivalent amount and currency (subject to the requirements of set forth in Sections 2.4 through 2.6, as applicable) and, to the extent so financed, such Revolver Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Borrowing. If a Revolver Borrower fails to make such payment when due, or finance such payment in accordance with the proviso to the preceding sentence, the applicable Issuing Bank shall promptly notify the Revolver Administrative Agent of the applicable LC Disbursement and the Revolver Administrative Agent shall promptly notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from such Revolver Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Revolver Administrative Agent its Applicable Percentage of the applicable Revolving Credit Facility of the payment then due from such Revolver Borrower by wire transfer of immediately available funds to the account of the Revolver Administrative Agent most recently designated by it for such purpose by notice to the Lenders not later than 2:00 p.m., New York City time, on the date such notice is received (or, if such Revolving Credit Lender shall have received such notice later than 12:00 noon, New York City time on such day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), and the Revolver Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Revolver Administrative Agent of any payment from a Revolver Borrower pursuant to this paragraph, the Revolver Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or Eurodollar Revolving Credit Loans in Alternative Currency as contemplated above) shall not constitute a Loan and shall not relieve the applicable Revolver Borrower of its obligation to reimburse such LC Disbursement. If any Revolving Credit Lender shall not have made its Applicable Percentage of an LC Disbursement available to the Revolver Administrative Agent as provided above, such Revolving Credit Lender and the applicable Revolver Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this Section 2.7(e) to but excluding the date such amount is paid, to the Revolver Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of such Revolver Borrower, a rate per annum equal to the interest rate applicable to ABR Revolving Credit Loans and (ii) in the case of such Revolving Credit Lender, (A) in the case of Letters of Credit denominated in US Dollars, for the first such day, the Federal Funds Rate, and for each day thereafter, the Alternate Base Rate and (B) in the case of Letters of Credit denominated in an Alternative Currency, the Eurodollar Rate with an Interest Period of one month.

(f) Obligations Absolute. Each Revolver Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, several and not joint, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the exchange rate or in the availability of an Alternative Currency to any Borrower or any of the Restricted Subsidiaries or in the relevant currency markets generally (v) any payment made by the Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP or UCP, as applicable, or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Revolver Borrower’s obligations hereunder. None of the Agents, the Lenders or the Issuing Banks, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the provisions of this Section 2.7(f) shall not be construed to excuse the applicable Issuing Bank from liability to the applicable Revolver Borrower to the extent of any direct damages (as opposed to indirect, consequential, special and punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Revolver Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall promptly notify the Revolver Administrative Agent and the applicable Revolver Borrower by telephone (confirmed by email) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Revolver Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Revolver Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Revolver Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans (in the case of Letters of Credit denominated in US Dollars) and the Eurodollar Rate with an Interest Period of one month (in the case of Letters of Credit denominated in an Alternative Currency); provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.15(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Revolver Borrowers, the Revolver Administrative Agent, the replaced Issuing Bank (provided that no consent of the replaced Issuing Bank will be required if it has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Revolver Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, each Revolver Borrower, severally, shall pay all unpaid fees accrued for the account of the replaced Issuing Bank with respect to such Revolver Borrower pursuant to Section 2.13(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to renew existing Letters of Credit or issue additional Letters of Credit.

(j) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Bank and the applicable Borrower when a Letter of Credit is issued or when it is amended with the consent of the beneficiary thereof, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to such Borrower for, and the Issuing Bank’s rights and remedies against such Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of any governmental authority in a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(k) Cash Collateralization. If any Event of Default under Section 7.1(f) with respect to Parent or any Borrower shall occur and be continuing or if the Loans have been accelerated pursuant to Section 7 as a result of any Event of Default, on the Business Day that any Revolver Borrower receives notice from the Revolver Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure), in each case, demanding (which demand, in the case of any Event of Default under Section 7.1(f) with respect to Parent or any Borrower, shall be deemed to have been given automatically) the deposit of cash collateral pursuant to this paragraph, such Revolver Borrower shall deposit in an account with the Revolver Administrative Agent, in the name of the Revolver Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the applicable LC Exposure with respect to such Revolver Borrower as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Revolver Administrative Agent as collateral for the payment and performance of the Letter of Credit obligations of such Revolver Borrower under this Agreement. The Revolver Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and reasonable discretion of the Revolver Administrative Agent and at such Revolver Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Revolver Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of such Revolver Borrower for the applicable LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of such Revolver Borrower under this Agreement. If a Revolver Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default specified above, such amount (to the extent not applied as aforesaid) shall be returned to such Revolver Borrower within two (2) Business Days after such Event of Default has been cured or waived (unless the Commitments have been terminated and the Obligations have been accelerated, in each case in accordance with Section 7).

(l) Provisions Related to Extended Revolving Credit Commitments. If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect and such Letter of Credit would otherwise be available under such tranche of Revolving Credit Commitments, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.7(d) and (e)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-maturing tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the applicable Revolver Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.7(j). For the avoidance of doubt, commencing with the Maturity Date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed in the relevant Permitted Amendment with the applicable Revolving Credit Lenders.

2.8 Funding of Borrowings. (a) Except as expressly set forth in Section 2.2, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency of such Loan by 12:00 noon, New York City time, to the account of the applicable Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The applicable Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the applicable Administrative Agent in New York City or such other account reasonably approved by the applicable Administrative Agent, in each case, as is designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Loans or Eurodollar Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.7(e) shall be remitted by the Revolver Administrative Agent to the applicable Issuing Bank.

(b) Unless the applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the applicable Administrative Agent such Lender’s share of such Borrowing, such Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.8 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the applicable Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the applicable Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the applicable Administrative Agent, at (i) in the case of such Lender, the Overnight Rate, or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the applicable Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) Each of the Revolver Administrative Agent, each Issuing Bank and each Revolving Credit Lender at its option may make any extension of credit hereunder or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of any Revolver Borrower to repay any such extension of credit in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Revolving Credit Lender; provided that in the case of an Affiliate or branch of a Revolving Credit Lender, such provisions that would be applicable with respect to extensions of credit actually provided by such Affiliate or branch of such Revolving Credit Lender shall apply to such Affiliate or branch of such Revolving Credit Lender to the same extent as such Revolving Credit Lender; provided further that for the purposes only of voting in connection with any Loan Document, any participation by any Designated Lender in any outstanding extension of credit shall be deemed a participation of such Revolving Credit Lender.

2.9 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing or a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing or a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.9. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section 2.9, (i) the Borrowers will not be permitted to change the currency of any Borrowing and (ii) Loans denominated in an Alternative Currency will not be permitted to be converted into ABR Revolving Credit Borrowings.

(b) To make an election pursuant to this Section 2.9, the applicable Borrower shall notify the applicable Administrative Agent of such election by email by (i) in the case of a Eurodollar Borrowing or a SOFR Borrowing, not later than 11:00 a.m., New York City time, three Business Days (or five Business Days in the case of a Special Notice Currency) before the proposed effective date of the proposed election (or such later time and/or date as may be agreed by the applicable Administrative Agent in its reasonable discretion) or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the proposed effective date of the proposed election (or such later time and/or date as may be agreed by the applicable Administrative Agent in its reasonable discretion). Each such email Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the applicable Administrative Agent of a written Interest Election Request signed by the applicable Borrower.

(c) Each email and written Interest Election Request shall specify the following information in compliance with Section 2.5:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing or a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or a SOFR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the applicable Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing or a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing; provided, however, that in the case of a failure to timely request a continuation of Eurodollar Borrowing denominated in an Alternative Currency, such Loans shall be continued as Eurodollar Loans or SOFR Loans in their original currency with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the applicable Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (x) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing or SOFR Borrowing and (y) unless repaid, each Eurodollar Borrowing or SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto. In addition to the foregoing, during the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Loans or SOFR Loans (whether in US Dollars or any Alternative Currency, as applicable) without the consent of the Required Revolving Lenders or the Required Term Lenders, as applicable, and the Required Revolving Lenders may demand that any or all of the then outstanding Eurodollar Loans denominated in an Alternative Currency be prepaid, or redenominated into US Dollars in the amount of the US Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

2.10 Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Credit Commitments shall terminate on the applicable Revolving Credit Maturity Date. The ~~(1) [Reserved] and (2)~~ Term Loan ~~B~~A Commitments shall automatically terminate upon the making of the Term ~~B~~A Loans on the ~~Eighth Amendment Effective~~Closing Date and, in any event, not later than ~~5:00~~5.00 p.m., New York City time, on the ~~Eighth~~Ninth Amendment Effective Date. The commitments of each Issuing Bank to issue, amend, renew or extend any Letters of Credit shall automatically terminate on the earliest to occur of (i) the termination of the Revolving Credit Commitments, (ii) the date that is five (5) Business Days prior to the latest Revolving Credit Maturity Date and (iii) such Issuing Bank ceasing to be a Revolving Credit Lender hereunder.

(b) The Revolver Borrowers may at any time terminate, without premium or penalty, or from time to time reduce, the Revolving Credit Commitments under any Revolving Credit Facility (or under any tranche of the Revolving Credit Commitments); provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) in any event, the Revolver Borrowers shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.12, the Total Revolving Credit Exposure under any tranche would exceed the total Revolving Credit Commitments under such tranche.

(c) The Revolver Borrowers shall notify the Revolver Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under any Revolving Credit Facility (or any tranche thereof) pursuant to paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Revolver Administrative Agent shall advise the applicable Revolving Credit Lenders of the contents thereof. Each notice delivered by the Revolver Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Revolver Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or any other financing, sale or other transaction. Any termination or reduction of the Revolving Credit Commitments shall be permanent (but subject to any increase pursuant to Section 2.23). Each reduction of the Revolving Credit Commitments under any Revolving Credit Facility (other than any such reduction resulting from the termination of the Revolving Credit Commitment of any Lender as provided in Section 2.21) shall be made ratably among the Revolving Credit Lenders holding Revolving Credit Commitments under such Revolving Credit Facility.

2.11 Repayment of Revolving Credit Loans; Evidence of Debt. (a) Each Revolver Borrower hereby unconditionally promises to pay to the Revolver Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Revolver Borrower on the applicable Revolving Credit Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder

(c) The applicable Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the applicable Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.11 shall be conclusive, absent manifest error, of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the applicable Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request through the applicable Administrative Agent that Loans made by it to a Borrower be evidenced by a promissory note. In such event, such Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit G-1, G-2 or G-3, as applicable. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the payee named therein (and its registered assigns).

2.12 Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, without premium or penalty (but subject to Sections 2.12(e) and 2.18), subject to prior notice in accordance with paragraph (c) of this Section 2.12.

(b) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section 2.12. Each optional or mandatory prepayment of Term Loans shall be applied ratably to such Term Loans (based on the respective outstanding principal amounts thereof unless, in the case of Extended Term Loans, Incremental Term ~~B~~A Loans or Replacement Term Loans, the applicable Permitted Amendment specifies a less favorable treatment); provided, that prepayments of Term Loans made with the proceeds of any Replacement Term Loans and Permitted Term Loan Refinancing Indebtedness shall be applied in accordance with Section 2.14(d). Prepayments of Term Loans shall be applied to the remaining scheduled installments as follows:

(i) any mandatory prepayments of Term ~~B~~A Loans pursuant to Section 2.14 shall be applied to the remaining scheduled principal installments in direct order of maturity or as otherwise directed by the Term Loan Borrower and (b) in the case of any other Term Loans, in the order specified in the applicable Permitted Amendment, and

(ii) any optional prepayments of Term Loans pursuant to Section 2.12(a) shall be applied to the remaining scheduled installments thereof as directed by the Term Loan Borrower (or, if no such direction is given, in direct order of maturity thereof).

(c) The applicable Borrower shall notify the applicable Administrative Agent by email of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing or a SOFR Borrowing, not later than 11:00 a.m., New York City time, three Business Days (or five Business Days in the case of a Special Notice Currency) before the date of prepayment (or such later time and/or date as may be agreed by the applicable Administrative Agent in its reasonable discretion), or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment (or such later time and/or date as may be agreed by the applicable Administrative Agent in its reasonable discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that any notice of prepayment may be conditioned upon the effectiveness of other credit facilities or any other financing, Disposition, sale or other transaction. Promptly following receipt of any such notice relating to a Borrowing, the applicable Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.5. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15. Each repayment of a Borrowing (x) in the case of a Revolving Credit Facility, shall be applied to the Loans included in the repaid Borrowing such that each Revolving Credit Lender holding Loans included in such repaid Borrowing receives its ratable share of such repayment (based upon the respective Revolving Credit Exposures of the Revolving Credit Lenders holding Loans included in such repaid Borrowing at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. In the event the applicable Borrower fails to specify the Borrowings to which any such voluntary prepayment shall be applied, such prepayment shall be applied as follows:

(i) first, to repay outstanding Revolving Credit Borrowings to the full extent thereof (ratably among Revolving Credit Facilities); and

(ii) second, to prepay the Term Borrowings ratably in accordance with paragraph (b) of this Section 2.12 (unless, with respect to a Class of Term Loans, the applicable Permitted Amendment specifies a less favorable treatment).

~~(d) Notwithstanding anything to the contrary set forth in this Agreement (including the penultimate sentence of Section 2.12(c) or Section 2.20(c)) or any other Loan Document, the Purchasing Borrower Parties shall have the right at any time and from time to time to purchase Term Loans by way of assignment in accordance with Section 9.4(g), including pursuant to a Dutch Auction in accordance with Section 2.12(f).~~

~~(e) (A) In the event that the Term Loan Borrower, on or prior to the second anniversary of the Eighth Amendment Effective Date, (i) repays, prepays, purchases, buys back, refinances, substitutes or replaces any Term B Loans (including in connection with a Repricing Event, pursuant to Section 2.12(a) or as a result of a mandatory prepayment pursuant to Section 2.14(a)) (but other than a repayment pursuant to Section 2.3) or (ii) effects any amendment of this Agreement resulting in a Repricing Event, the Term Loan Borrower shall pay to the Term Loan B Agent, for the ratable account of each of the applicable Term Loan B Lenders (x) in the case of clause (i), an amount equal to the Applicable Prepayment Percentage of the aggregate principal amount of the Term B Loans so being repaid, prepaid, purchased, bought back, refinanced, substituted or replaced and (y) in the case of clause (ii), an amount equal to the Applicable Prepayment Percentage of the aggregate principal amount of the applicable Term B Loans that are the subject of such Repricing Event and outstanding immediately prior to such amendment; and (B) In the event that the Term Loan Borrower, after the second anniversary of the Eighth Amendment Effective Date, but on or prior to the third anniversary of the Eighth Amendment Effective Date (i) repays, prepays, purchases, buys back, refinances, substitutes or replaces any Term B Loans in connection with a Repricing Event (other than as a result of a mandatory prepayment pursuant to Section 2.14(b) or Section 2.14(c) or a repayment pursuant to Section 2.3) or (ii) effects any amendment of this Agreement resulting in a Repricing Event, the Term Loan Borrower shall pay to the Term Loan B Agent, for the ratable account of each of the applicable Term Loan B Lenders (x) in the case of clause (i), an amount equal to 1.00% of the aggregate principal amount of the Term B Loans so being repaid, prepaid, purchased, bought back, refinanced, substituted or replaced and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the applicable Term B Loans that are the subject of such Repricing Event and outstanding immediately prior to such amendment.~~

~~(f) Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Term Loans, so long as no Default or Event of Default has occurred and is continuing, any Purchasing Borrower Party may repurchase outstanding Term Loans in negotiated open market purchases pursuant to Section 9.4(g) or pursuant to this Section 2.12(f) on the following basis:~~

~~(i) Any Purchasing Borrower Party may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans of a Class (the “Subject Class”) made to it by providing written notice to the Term Loan B Agent (for distribution to the Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to such Term Loan B Agent and shall contain (x) the total cash value of the bid, in a minimum amount of $5.0 million with minimum increments of $1.0 million (the “Auction Amount”), and (y) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans at issue that represents the range of purchase prices that could be paid in the Auction;~~

~~(ii) In connection with any Auction, each Term Loan Lender may, in its sole discretion, participate in such Auction and may provide the Term Loan B Agent with a notice of participation (the “Return Bid”), which shall be in a form reasonably acceptable to such Term Loan B Agent and shall specify (x) a price discounted to par that must be expressed as a price (the “Reply Discount Price”), which must be within the Discount Range, and (y) a principal amount of Term Loans which must be in increments of $1.0 million or in an amount equal to the Term Loan Lender’s entire remaining amount of such Loans (the “Reply Amount”). Term Loan Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, the participating Term Loan Lender must execute and deliver, to be held in escrow by such Term Loan B Agent, an Assignment and Assumption in a form reasonably acceptable to such Term Loan B Agent;~~

~~(iii) Based on the Reply Discount Prices and Reply Amounts received by the Term Loan B Agent, such Term Loan B Agent, in consultation with the Term Loan Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount Price for which the applicable Purchasing Borrower Party can complete the Auction at the Auction Amount; provided, that, in the event that the Reply Amounts are insufficient to allow such Purchasing Borrower Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), such Purchasing Borrower Party shall either, at its election, (x) withdraw the Auction or (y) complete the Auction at an Applicable Discount equal to the highest Reply Discount Price. Such Purchasing Borrower Party shall purchase Term Loans (or the respective portions thereof) from each Term Loan Lender with a Reply Discount Price that is equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided, further, that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Term Loan Borrower shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Term Loan B Agent). Each participating Term Loan Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due;~~

~~(iv) Once initiated by an Auction Notice, no Purchasing Borrower Party may withdraw an Auction without the consent of the Term Loan B Agent other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Term Loan Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. Each purchase of Term Loans in an Auction shall be consummated pursuant to procedures (including as to response deadlines, rounding amounts, type and Interest Period of accepted Term Loans, and calculation of the Applicable Discount referred to above) established by the Term Loan B Agent and agreed to by the Term Loan Borrower; and~~

~~(v) The repurchases by any Purchasing Borrower Party of Term Loans pursuant to this Section 2.12(f) shall be subject to the following conditions: (A) the Auction is open to all Term Loan Lenders of the Subject Class on a pro rata basis, (B) no Event of Default has occurred or is continuing or would result therefrom, (C) the applicable Assignment and Assumption shall include a customary “big boy” representation from each of the Purchasing Borrower Party and the Qualifying Lender (it being agreed that no Purchasing Borrower Party shall be required to make a representation as to absence of MNPI) and (D) any Term Loans repurchased pursuant to this Section 2.12(f) shall be automatically and permanently canceled upon acquisition thereof by the Purchasing Borrower Party~~

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

2.13 Fees. (a) The Revolver Borrowers agree, on a several and not joint basis, to pay to the Revolver Administrative Agent for the account of each Revolving Credit Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Revolving Commitment Fee Rate per annum applicable to the Revolving Credit Commitments on the actual daily unused amount of the Revolving Credit Commitment of such Revolving Credit Lender during the period from and including the Closing Date to but excluding the date on which such Lender’s Revolving Credit Commitment terminates. The foregoing notwithstanding, the applicable lenders may consent to a different commitment fee to be paid pursuant to the terms of any applicable Incremental Facility Amendment, Replacement Facility Amendment or Extension Offer. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the last day of December 2018. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of calculating the commitment fee only, the Revolving Credit Commitment of any Revolving Credit Lender shall be deemed to be used to the extent of Revolving Credit Loans of such Revolving Credit Lender and the LC Exposure of such Revolving Credit Lender.

(b) The Revolver Borrowers agree, on a several and not joint basis, to pay to the Revolver Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Credit Loans or SOFR Revolving Credit Loans, on the daily amount of such Lender’s LC Exposure in respect of Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure with respect to any Letters of Credit. The Revolver Borrowers agree, on a several and not joint basis, to pay to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum (or such other percentage as may be separately agreed to by the Revolver Borrowers and the applicable Issuing Bank) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to the Letters of Credit issued by such Issuing Bank on account of such Revolver Borrowers during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure attributable to the Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the last day of December 2018; provided that any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree, on a several and not joint basis, to pay to each Agent, for its own account, the fees described in each Agency Fee Letter, as applicable.

(d) All fees payable hereunder shall be paid in US Dollars on the dates due, in immediately available funds, to the applicable Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances (except as otherwise expressly agreed).

2.14 Mandatory Prepayments. (a) If Indebtedness is incurred by any Group Member (other than Indebtedness permitted under Section 6.2), then on the date of such issuance or incurrence, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied to the prepayment of the Term Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(e). The provisions of this Section 2.14 do not constitute a consent to the incurrence of any Indebtedness by any Group Member.

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sales or Recovery Events (to the extent such Asset Sales or Recovery Events result in Net Cash Proceeds in excess of $15.0 million in the aggregate in any fiscal year (with only the amount in excess of such annual threshold required to be applied to such prepayment)) in a single transaction or a series of related transactions, then, unless a Reinvestment Notice shall be delivered in respect thereof (other than with respect to any Specified Sale and Leaseback Transaction, in respect of which no Reinvestment Notice shall be permitted) and no later than five Business Days (or, if an Event of Default has occurred and is continuing, two Business Days) after the date of receipt by any Group Member of such Net Cash Proceeds, an amount equal to 100% of the amount of such Net Cash Proceeds shall be applied to the prepayment of the Term Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(e) (any such amounts not required to prepay the Term Loans as a result of application of this clause, the “Retained Asset Sale Proceeds”, which shall not, however, include any proceeds incurred in connection with Sale and Leaseback Transactions permitted pursuant to Section 6.10); provided, that (i) notwithstanding the foregoing, on each Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of the Term Loans (together with accrued interest thereon), (ii) the provisions of this Section 2.14 do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5 and (iii) if at the time that any such prepayment would be required, the Term Loan Borrower is required to, or required to offer to, repurchase or redeem or repay or prepay any other Indebtedness secured on a pari passu basis with the Obligations (other than the Revolving Credit Loans) pursuant to the terms of the documentation governing such Indebtedness with proceeds of such Asset Sale or Recovery Event (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Term Loan Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, further, that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or repayment of Other Applicable Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.14(b) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or repaid with such net proceeds, the declined amount of such net proceeds shall promptly (and in any event within five Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such net proceeds would otherwise have been required to be so applied if such Other Applicable Indebtedness was not then outstanding). Notwithstanding the foregoing, with respect to any Foreign Asset Sale or Foreign Recovery Event, the Term Loan Borrower may elect to reduce the amount of such prepayment by the amount of any Restricted Asset Sale Proceeds or Restricted Recovery Event Proceeds, as the case may be, included in such Net Cash Proceeds; provided, that the Term Loan Borrower shall use its commercially reasonable efforts such that the distribution of any amounts constituting Restricted Asset Sale Proceeds or Restricted Recovery Event Proceeds solely pursuant to clause (a) of the respective definition thereof (if such amounts were distributed), or the inclusion of any amounts constituting Restricted Asset Sale Proceeds or Restricted Recovery Event Proceeds solely pursuant to clause (a) of the respective definition thereof in Net Cash Proceeds for purposes of calculating any repayment obligation pursuant to this paragraph, as applicable, would not result in adverse tax consequences of more than a de minimis amount to Parent and its Subsidiaries (as reasonably determined by Parent), such that such amounts would not constitute Restricted Asset Sale Proceeds or Restricted Recovery Event Proceeds, as the case may be, as promptly as practicable following the date of such prepayment. For the avoidance of doubt, in no event shall the Term Loan Borrower be required to repatriate cash at Foreign Subsidiaries.

(c) ~~If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Term Loan Borrower shall apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow minus (ii) the Optional Prepayment Amount (if any) for such Excess Cash Flow Period to the prepayment of the Term B Loans, as set forth in Section 2.14(e). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (x) the date on which the financial statements of Parent referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is to be made, are required to be delivered to the Lenders and (y) the date such financial statements are actually delivered. Notwithstanding the foregoing, the Term Loan Borrower may elect to reduce the amount of such prepayment by an amount equal to the ECF Percentage of Restricted ECF, if any, for such Excess Cash Flow; provided, that the Term Loan Borrower shall use its commercially reasonable efforts such that the distribution of such applicable percentage of amounts constituting Restricted ECF solely pursuant to clause (a) of the definition thereof (if such amounts were distributed), or the inclusion of such applicable percentage of amounts constituting Restricted ECF solely pursuant to clause (a) of the definition thereof in Excess Cash Flow for purposes of calculating any repayment obligation pursuant to this paragraph, would not result in adverse tax consequences (as reasonably determined by Parent), such that such amounts would not constitute Restricted ECF, as promptly as practicable following the Excess Cash Flow Application Date (and at such time (if applicable), shall prepay the Term B Loans by the amount thereof in accordance with this Section 2.14(c)). For the avoidance of doubt, in no event shall the Term Loan Borrowers be required to repatriate cash at foreign subsidiaries~~[reserved].

(d) The Net Cash Proceeds of any Replacement Term Loans or any Permitted Term Loan Refinancing Indebtedness of Term ~~B~~A Loans (that is incurred to refinance Term ~~B~~A Loans) shall be used on a dollar-for-dollar basis for the repayment of Term ~~B~~A Loans to be repaid from such Net Cash Proceeds on the date such Net Cash Proceeds are received. Any such prepayment of Term Loans of a Class shall be paid ratably to the holders of such Class and shall be applied to the remaining scheduled amortization installments of the Term Loans of such Class in the order specified in Section 2.12(b)(ii).

(e) Amounts to be applied pursuant to this Section 2.14 shall be applied first to reduce outstanding ABR Loans of the applicable Class. Any amounts remaining after each such application shall be applied to prepay SOFR Loans of such Class; provided, however, that if any Lenders exercise the right to waive a given mandatory prepayment of any Class of Term Loans pursuant to Section 2.14(f) then such mandatory prepayment shall be applied on a pro rata basis to the then outstanding Term Loans of the accepting Lenders of such Class being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or SOFR Loans; provided, further, that the Borrowers may elect (except in the case of a prepayment pursuant to Section 2.14(d)) that the remainder of such prepayments not applied to prepay ABR Loans be deposited in a collateral account pledged to the applicable Administrative Agent to secure the Obligations and applied thereafter to prepay the SOFR Loans on the last day of the next expiring Interest Period for SOFR Loans; provided, that (A) interest shall continue to accrue thereon at the rate otherwise applicable under this Agreement to the SOFR Loan in respect of which such deposit was made, until such amounts are applied to prepay such SOFR Loan, and (B) (x) at any time while a Specified Event of Default has occurred and is continuing, the applicable Administrative Agent may, and (y) at any time while an Event of Default has occurred and is continuing, upon written direction from the Required Lenders, the applicable Administrative Agent shall, apply any or all of such amounts to the payment of SOFR Loans.

(f) Any mandatory prepayment of ~~(x)~~ the Term Loans to be made pursuant to Section 2.14(b) shall be applied pro rata to the Term Loans under the Term Loan Facilities then outstanding based on the aggregate principal amounts of outstanding Term Loans of each Class under the Term Loan Facilities; provided that to the extent provided in the relevant Incremental Facility Amendment or Extension Amendment, any Class of Incremental Term ~~B~~A Loans or Extended Term Loans under the Term Loan ~~B~~A Facility may be paid on a pro rata basis or less than pro rata basis with any other Class of Term Loans under the Term Facilities ~~and (y) Term B Loans to be made pursuant to Section 2.14(c) shall be applied pro rata to the Term B Loans then outstanding based on the aggregate principal amounts of outstanding Term B Loans; provided that to the extent provided in the relevant Incremental Facility Amendment or Extension Amendment, any Incremental Term B Loans or Extended Term Loans under the Term Loan B Facility may be paid on a pro rata basis or less than pro rata basis with the Term Loan B Facility~~.

(g) Notwithstanding anything in this Section 2.14 to the contrary:

~~(i) [reserved]; and~~

(i) ~~(ii)~~ any Term Loan ~~B~~A Lender (and, to the extent provided in the applicable Permitted Amendment, any other Term Loan ~~B~~A Lender) may elect, by notice to the Term Loan ~~B~~A Agent by telephone (confirmed by hand delivery, facsimile or, in accordance with the second paragraph of Section 9.1, e-mail) at least one Business Day prior to the required prepayment date, to decline all of any mandatory prepayment of its Term ~~B~~A Loans pursuant to clauses (b) and (c) of this Section 2.14, in which case the aggregate amount of the prepayment that would have been applied to prepay Term ~~B~~A Loans but was so declined may be retained by the Group Members (such declined amounts to the extent retained by the Group Members, the “Declined Term Loan ~~B~~A Proceeds”); and

(ii) [reserved].

(h) If for any reason, the Total Revolving Credit Exposure exceeds the total Revolving Credit Commitments then in effect (including after giving effect to any reduction in the Revolving Credit Commitments pursuant to Section 2.10), the Revolver Borrowers shall immediately prepay Revolving Credit Loans and/or cash collateralize the Letters of Credit (in accordance with Section 2.7(j)) in an aggregate amount equal to such excess.

2.15 Interest. (a) Subject to Section 9.17, each Loan shall bear interest at the Reference Rate plus the Applicable Margin.

(b) Following the occurrence and during the continuation of a Specified Event of Default, the applicable Borrowers shall pay interest on overdue amounts hereunder at a rate per annum equal to (the “Default Rate”): (i) in the case of overdue principal of, or interest on, any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.15 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.15.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided, that (i) interest accrued pursuant to paragraph (b) of this Section 2.15 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan that is not made in connection with the termination or permanent reduction of Revolving Credit Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days (or a 365- or 366-day year, as the case may be). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate, ~~Adjusted~~ Term SOFR, Term SOFR or SOFR shall be determined by the applicable Administrative Agent, and such determination shall be conclusive absent manifest error.

(e) Notwithstanding anything to the contrary in the foregoing clauses (a) and (b), and to the extent in compliance with Section 2.23, 2.24 or 2.25, as applicable, Loans made pursuant to an Incremental Facility or Replacement Facility or extended in connection with an Extension Offer shall bear interest at the rate set forth in the applicable Permitted Amendment to the extent a different interest rate is specified therein.

2.16 Alternate Rate of Interest; Benchmark Replacement Setting.

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing or a SOFR Borrowing:

(i) the applicable Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or ~~Adjusted~~ Term SOFR for such Interest Period; or

(ii) the applicable Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or ~~Adjusted~~ Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the applicable Administrative Agent shall give notice thereof to the applicable Borrowers and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the applicable Administrative Agent notifies the applicable Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Credit Borrowing, such Borrowing shall be made as, or converted to, an ABR Borrowing.

(b)

(i) Solely with respect to the Term Loan A Facility and Revolving Credit Facility, the following clause (i) shall apply: Notwithstanding anything to the contrary herein or in any other Loan Documents, upon the occurrence of a Benchmark Transition Event, the ~~Revolver~~applicable Administrative Agent and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the ~~Revolver~~applicable Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the applicable Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required ~~Revolving~~Pro Rata Facility Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.16(b) will occur prior to the applicable Benchmark Transition Start Date. No Swap Obligation or Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.16(b).

(ii) ~~Solely with respect to the Term Loan Facility, the following clause (ii) shall apply: Notwithstanding anything to the contrary herein or in any other Loan Documents, upon the occurrence of a Benchmark Transition Event, the Term Loan B Agent and the Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Term Loan B Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Term Loan B Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Term Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.16(b) will occur prior to the applicable Benchmark Transition Start Date. No Swap Obligation or Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.16(b)~~[reserved].

(iii) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the applicable Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iv) The applicable Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The applicable Administrative Agent will promptly notify the Borrowers of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(b)(v). Any determination, decision or election that may be made by the applicable Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16(b).

(v) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate or Adjusted LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the applicable Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the applicable Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the applicable Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(vi) Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to an ABR Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

(vii) Disclaimer: The applicable Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the continuation of, administration of, submission of, calculation of, or any other matter related to “ABR”, “Alternate Base Rate”, “SOFR”, “Term SOFR” and the “Term SOFR Reference Rate”, any component definition thereof or rates referenced in the definition thereof or any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any then-current Benchmark or any Benchmark Replacement, (ii) any alternative, successor or replacement rate implemented pursuant to Section 2.16(b), whether upon the occurrence of a Benchmark Transition Event and (iii) the effect, implementation or composition of any Conforming Changes, including without limitation, (A) whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as Alternate Base Rate, the existing Benchmark or any subsequent replacement Benchmark prior to its discontinuance or unavailability (including Term SOFR, the Term SOFR Reference Rate or any other Benchmark), and (B) the impact or effect of such alternative, successor or replacement reference rate or Conforming Changes on any other financial products or agreements in effect or offered by or to any obligor or Lender or any of their respective affiliates, including, without limitation, any Swap Obligation or Hedge Agreement). The applicable Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Alternate Base Rate or any Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The applicable Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate or any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers.

2.17 Increased Costs. (a) If any Change in Law shall:

(i) subject any Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the ~~Adjusted~~ Term SOFR) or any Issuing Bank; or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans or SOFR Loan made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of clause (i) above, to such Agent, such Lender or such Issuing Bank, as the case may be) of making or maintaining any Eurodollar Loan or SOFR Loan (or in the case of clause (i) above, any Loan) (or of maintaining its obligation to make any such Loan) or to increase the cost to such Agent, such Lender or such Issuing Bank, as the case may be, of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Agent, such Lender or such Issuing Bank, as the case may be, hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Agent, such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Agent, such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, in each case, that such Agent, such Lender or such Issuing Bank certifies that it has requested such payments from similarly situated borrowers.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction; provided, in each case, that such Agent or such Lender or such Issuing Bank certifies that it has requested such payments from similarly situated borrowers.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.17 by such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.17 shall be delivered to the Revolver Borrowers and shall be conclusive absent manifest error. The applicable Revolver Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, that the Revolver Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Revolver Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans or SOFR Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate or ~~Adjusted~~ Term SOFR, then, on notice thereof by such Lender to the Revolver Borrowers through the applicable Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or SOFR Loans or to convert ABR Loans to Eurodollar Loans or SOFR Loans shall be suspended until such Lender notifies the applicable Administrative Agent and the Revolver Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Revolver Borrower may at its option revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans or SOFR Loans and shall, upon demand from such Lender (with a copy to the applicable Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans or SOFR Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans or SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans or SOFR Loans. Upon any such prepayment or conversion, the applicable Revolver Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise cause economic, legal or regulatory disadvantage to such Lender.

2.18 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is conditional as contemplated by Section 2.12(c) and such condition is not satisfied) or (d) the assignment of any Eurodollar Loan or SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrowers pursuant to Section 2.21(c), then, in any such event, the applicable Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or SOFR Loan but excluding loss of anticipated profits). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18 shall be delivered to the applicable Borrowers and shall be conclusive absent manifest error. Absent manifest error in the determination of such amount, the applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.

2.19 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Requirement of Tax Law. If the applicable Withholding Agent shall be required (as determined by such Withholding Agent in its good faith discretion) by Requirement of Tax Law to deduct or withhold any Taxes from such payments, then (i) in the case of deduction or withholding for Indemnified Taxes the sum payable shall be increased by the applicable Loan Party as necessary so that after making all required deductions with respect to such Indemnified Taxes (including such deductions and withholdings applicable to additional sums with respect to such Indemnified Taxes payable under this Section 2.19(a)) the applicable Agent or Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make or cause to be made such deductions or withholdings and (iii) the applicable Withholding Agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with Requirement of Tax Law.

(b) In addition, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the applicable Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) (i) The Borrowers shall indemnify each Agent and each Lender and Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Agent or such Lender or Issuing Bank or required to be withheld or deducted from a payment to such Agent or Lender or Issuing Bank, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such claim and the amount of any such payment or liability shall be delivered to the applicable Borrowers by a Lender (with a copy to the applicable Administrative Agent) or Issuing Bank or by the applicable Agent on its own behalf or on behalf of a Lender or Issuing Bank, and shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and each Issuing Bank shall, and does hereby indemnify each Borrower and each Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Agents) incurred by or asserted against such Borrower or such Agent, as applicable, by any Governmental Authority as a result of the failure by such Lender or such Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such Issuing Bank, as the case may be, to the applicable Borrower or the applicable Agent, as applicable, pursuant to subsection (e) below. Each Lender and each Issuing Bank hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to such Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of any Agent, any assignment of rights by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.19, the Loan Party shall deliver to the applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Administrative Agent.

(e) (i) Any Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrowers and the applicable Administrative Agent, at the time or times reasonably requested by the applicable Borrowers or the applicable Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrowers or the applicable Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Issuing Bank, if reasonably requested by the applicable Borrowers or the applicable Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrowers or the applicable Administrative Agent as will enable the applicable Borrowers or the applicable Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(e)(ii)(A), (ii)(B) and (ii)(F) below) shall not be required if in such Lender’s or Issuing Bank’s reasonable judgment such completion, execution or submission would subject such Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Issuing Bank.

(ii) Without limiting the generality of the foregoing, with respect to the Obligations of HII and the Term Loan Borrower:

(A) any Lender or Issuing Bank that is a US Person shall deliver to the applicable Borrowers and the applicable Administrative Agent on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrowers or the applicable Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender or Issuing Bank is exempt from US Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrowers and the applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrowers or the applicable Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrowers and the applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrowers or the applicable Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrowers or the applicable Administrative Agent to determine the withholding or deduction required to be made; and

(D) each Lender shall promptly (x) notify Parent and the applicable Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction, and (y) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the redesignation of its lending office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or such Agent make any withholding or deduction for taxes from amounts payable to such Lender. In furtherance of the foregoing, each Lender agrees that if any form or certification previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and such Agent of its legal inability to do so;

(E) each of the Borrowers shall promptly deliver to any Agent or any Lender, as such Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or such Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction; and

(F) if a payment made to a Lender or Issuing Bank under any Loan Document would be subject to US Federal withholding Tax imposed pursuant to FATCA if such Lender or Issuing Bank were to fail to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the applicable Borrowers and the applicable Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrowers or the applicable Administrative Agent such documentation prescribed by any Requirement of Tax Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrowers or the applicable Administrative Agent as may be necessary for the applicable Borrowers or the applicable Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or Issuing Bank has or has not complied with such Lender’s or Issuing Bank’s obligations under FATCA and to determine the amount (if any) to deduct and withhold from such payment. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender or Issuing Bank, such Lender or Issuing Bank shall, to the extent permitted by Requirement of Tax Law, deliver to the applicable Borrowers and the applicable Administrative Agent revised or updated documentation sufficient for the applicable Borrowers or the applicable Administrative Agent to confirm as to whether such Lender or Issuing Bank has complied with its obligations under FATCA. Solely for purposes of this clause (F), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender or Issuing Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrowers and the applicable Administrative Agent in writing of its legal inability to do so.

(f) Each Lender and Issuing Bank shall indemnify the applicable Administrative Agent, within ten (10) days after demand therefor, for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender or Issuing Bank (including any Taxes attributable to such Lender or Issuing Bank’s failure to comply with the provisions of Section 9.4(c) relating to the maintenance of a Participant Register) and that are payable or paid by the applicable Administrative Agent in connection with any Loan Document, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the applicable Administrative Agent in good faith, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the applicable Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the applicable Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the applicable Administrative Agent to the Lender or Issuing Bank from any other source against any amount due to the applicable Administrative Agent under this Section 2.19(f).

(g) If any Agent or any Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over an amount equal to such refund to the applicable Loan Party within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Agent or such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of such Agent or such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.19(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender or Issuing Bank in the event such Agent or such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will any Agent, Lender or Issuing Bank be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place such Agent, Lender or Issuing Bank in a less favorable net after-Tax position than such Agent, Lender or Issuing Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.19(g) shall not be construed to require any Agent or any Lender or Issuing Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h) Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.20 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 1:00 p.m. New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the applicable Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments to the Term ~~B~~Loan A Agent ~~shall be made at its offices at 520 Madison Avenue New York, New York 10022, and all such payments to~~or the Revolver Administrative Agent shall be made at its offices at ~~245 Park Avenue~~151 W 42nd St., 8th floor, New York, NY ~~10167~~10036, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.17, 2.18, 2.19~~,~~ or 9.3 ~~or pursuant to the Dutch Auction Procedures~~ shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The applicable Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient recorded in the Register promptly following receipt thereof. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in US Dollars. Any Term Loans paid or prepaid may not be reborrowed.

(b) If at any time insufficient funds are received by and available to the Revolver Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including Sections 2.21(b) or (c), 2.23, 2.24~~,~~ and 2.25 ~~and 9.4(g)~~ or pursuant to the terms of any Permitted Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant permitted under this Agreement. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the applicable Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the applicable Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the such Borrower will not make such payment, the applicable Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the applicable Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.7(d) or (e), 2.8(b), 2.20(d) or 8.7, then the applicable Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the applicable Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.21 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.17, or if any Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.19, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise cause material economic, legal or regulatory disadvantage to such Lender or Issuing Bank. Each applicable Borrower hereby agrees to pay all reasonable and documented (in reasonable detail) out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.17, or if any Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender (or its Participant) or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or if any Lender becomes a Defaulting Lender, then applicable Borrowers may, at their sole expense and effort, upon notice to such Lender and the applicable Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement (other than surviving rights to payments pursuant to Section 2.17 or 2.19) and the related Loan Documents to an assignee (other than a Disqualified Lender) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the applicable Borrowers shall have received the prior written consent of the applicable Administrative Agent and each Issuing Bank, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrowers (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender and repay all obligations of the applicable Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date. A Lender shall not be required to make any such assignment and delegation, or to have its Commitments terminated and its obligations hereunder repaid, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrowers to require such assignment and delegation, or to terminate such Commitments and repay such obligations, cease to apply.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders or all Lenders or all affected Lenders of a certain Class or Classes or with respect to a certain Class or Classes of the Loans and with respect to which the Required Lenders, Required Revolving Lenders or the Required Term Lenders with respect to the applicable Class or Classes shall have granted their consent, then the applicable Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to either (i) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all or the affected portion of its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the applicable Administrative Agent (other than a Disqualified Lender); provided, that (A) all Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) of the applicable Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment (including any amount owed pursuant to Section 2.12(e), if applicable), (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (C) in connection with any such assignment the applicable Borrowers, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.4 (including obtaining the consent of the applicable Administrative Agent and each Issuing Bank if so required thereunder); provided, that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender, such Non-Consenting Lender will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender receives payment in full of the Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations, contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) of the applicable Borrowers owing to such Non-Consenting Lender, (D) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable, in accordance with the terms of such Section and (E) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Non-Consenting Lender and repay all obligations of the applicable Borrowers owing to such Lender relating to the Loans held by such Non-Consenting Lender as of such termination date; provided, that such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents.

(d) Each Lender agrees that if it is replaced pursuant to this Section 2.21, it shall execute and deliver to the applicable Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the applicable Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, that the failure of any Lender replaced pursuant to this Section 2.21 to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed cancelled upon such failure. Each Lender hereby irrevocably appoints the applicable Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the applicable Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the applicable Administrative Agent may deem reasonably necessary to carry out the provisions of clause (b) or (c) of this Section 2.21.

2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b) the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, the Required Revolving Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that this paragraph shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such amendment, waiver or modification would adversely affect such Defaulting Lender compared to other similarly affected Lenders; provided, further, that no amendment, waiver or modification that would require the consent of a Defaulting Lender under clause (1), (2), (3) or (6) of Section 9.2(b) may be made without the consent of such Defaulting Lender.

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages in respect of the Revolving Credit Facility but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s LC Exposure attributable to Letters of Credit does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (B) the Revolving Credit Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the Revolving Credit Commitment of such non-Defaulting Lender;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Revolver Borrowers shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within three (3) Business Days following notice by the Revolver Administrative Agent, cash collateralize for the benefit of each applicable Issuing Bank only the applicable Revolver Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.7(j) for so long as such LC Exposure is outstanding or make other arrangements reasonably satisfactory to the Revolver Administrative Agent and to the applicable Issuing Bank with respect to such LC Exposure and obligations to fund participations;

(iii) if the Revolver Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the such Revolver Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized except to the extent of such fees that became due and payable by any such Revolver Borrower prior to the date such Lender became a Defaulting Lender (it being understood that any cash collateral provided pursuant to this Section 2.22(c) shall be released promptly following the termination of the Defaulting Lender status of the applicable Lender);

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 2.13(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to each applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Revolver Borrowers in accordance with Section 2.22(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) if a Defaulting Lender has Revolving Credit Commitments, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, the Applicable Percentage of each non-Defaulting Lender with a Revolving Credit Commitment, shall be computed without giving effect to the Revolving Credit Commitment of the Defaulting Lender.

In the event that the Revolver Administrative Agent, the Revolver Borrowers and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par (plus such amount, if any, that would otherwise be reimbursable by the Borrowers pursuant to Section 2.18 as a result of such purchase on such date) such of the Loans of the other Lenders, if any, as the Revolver Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, and such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Revolver Borrowers while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, subject to Section 9.21 (Acknowledgement and Consent to Bail-In of Affected Financial Institutions), no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.23 Incremental Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, (I) the Term Loan Borrower may, by notice to the Term Loan ~~B~~A Agent and/or (II) ~~in the case of an Incremental Term Loan A Facility only, the Term Borrower or otherwise~~ the Revolver Borrowers may, by notice to the Revolver Administrative Agent (whereupon, in each case, the applicable Administrative Agent shall promptly deliver a copy of such notice to each of the applicable Lenders):

(i) request to incur (x) additional Term Loans ~~which are structured as a term loan A facility~~under the Term Loan A Facility or add one or more additional tranches of term loans, which may be secured on a junior or pari passu basis or unsecured (the “Incremental Term Loan A Facility” and the term loans funded thereunder, the “Incremental Term A Loans”) or (y) additional Term Loans ~~under the Term Loan B Facility~~which are structured as a term loan B facility or add one or more additional tranches of term loans, which may be secured on a junior or pari passu basis or unsecured (the “Incremental Term Loan B Facility” and the term loans funded thereunder, the “Incremental Term B Loans”); and/or

(ii) request to incur one or more increases in the Revolving Credit Commitments (an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (an “Incremental Revolving Tranche”, each such Incremental Revolving Tranche or Incremental Revolving Increase, an “Incremental Revolving Commitment”, and each such Incremental Revolving Commitment, Incremental Term A Loan or Incremental Term B Loan, an “Incremental Facility”, and any such Incremental Facility and any Incremental Equivalent Debt, “Incremental Debt”).

Notwithstanding anything to the contrary herein, without the consent of the Required Lenders, the aggregate amount of the Incremental Facilities shall not exceed, at any time, the sum of (i) ~~$300.0~~the greater of (1) $500.0 million and (2) 67% of Consolidated EBITDA on a Pro Forma Basis after giving effect to the incurrence of such additional amounts as the most recent test period for which financial statements have been delivered to the Agents pursuant to Section 5.1(a) or 5.1(b), as applicable, plus (ii) all voluntary prepayments, debt buybacks (to the extent of the actual cash price paid in connection with such buybacks) and any prepayments, repayments, refinancing, substitutions or replacements of any portion of the Term Loans of any Non-Consenting Lender pursuant to Section 2.21(c)(ii), or any other voluntary prepayments of Incremental Debt that is secured by a Lien on the Collateral that is pari passu with the Liens securing the Term Loan Facility, in each case made prior to the date of incurrence of such Incremental Debt (other than in connection with any refinancing of such Loans or other Incremental Debt or to the extent otherwise financed with the proceeds of long-term Indebtedness) and, in the case of voluntary prepayments of a revolving credit facility, solely to the extent accompanied by a corresponding permanent commitment reduction (the amount under clauses (i) and (ii), the “Incremental Dollar Basket”) plus (iii) an unlimited amount (any such Incremental Debt, in each case to the extent incurred under this clause (iii), “Ratio-Based Incremental Debt”) so long as, in the case of this clause (iii), upon the effectiveness of the relevant Incremental Facility Amendment or the relevant documentation relating to other Incremental Debt, as the case may be, (x) (A) in the case of Incremental Debt that is secured by a Lien on the Collateral that is pari passu with the Liens securing the Term Loan Facility or (B) in the case of Incremental Debt that is secured by a Lien on the Collateral that is junior to the Liens securing the Term Loan Facility, the First Lien Net Leverage Ratio calculated on a Pro Forma Basis giving effect to such Incremental Debt and the use of the proceeds thereof (but it being understood that the proceeds from such Incremental Debt shall not be used for netting indebtedness, and any such Incremental Facility that is a revolving credit facility shall be deemed to be fully drawn on the effective date thereof, and any junior lien Indebtedness incurred in reliance on the Ratio-Based Incremental Debt shall be deemed ranking pari passu in priority of security to the Obligations in respect of the Facilities at all times for any purpose of the calculation of the First Lien Net Leverage Ratio), does not exceed ~~1.25:1.00~~1.50:1.00 and (y) in the case of Incremental Debt that is unsecured, the Fixed Charge Coverage Ratio calculated on a Pro Forma Basis giving effect to such Incremental Debt and the use of the proceeds thereof (but it being understood that the proceeds from such Incremental Debt shall not be used for netting indebtedness and any such Incremental Facility that is a revolving credit facility shall be deemed to be fully drawn on the effective date thereof) shall not be less than 2.00:1.00. Unless elected otherwise by the applicable Borrowers, any Incremental Debt shall be deemed to have been incurred first, in reliance on the Ratio-Based Incremental Debt to the extent thereof, and second, in reliance on the Incremental Dollar Basket to the extent thereof. Incremental Debt may be incurred contemporaneously in reliance on the Ratio-Based Incremental Debt and in reliance on the Incremental Dollar Basket, and proceeds from any such incurrence may be utilized in a single transaction, by first calculating the amount available to be incurred in reliance on the Ratio-Based Incremental Debt and disregarding any concurrent utilization of the Incremental Dollar Basket. Any utilization of the Incremental Dollar Basket may be reclassified at any time, as the applicable Borrower may elect from time to time, as incurred under the Incremental Ratio Basket if the applicable Borrower satisfies, on a pro forma basis, the applicable leverage or coverage ratio at such time. All Incremental Term A Loans, Incremental Term B Loans and all Incremental Revolving Commitments shall be in an integral multiple of $1.0 million and in an aggregate principal amount that is not less than $5.0 million (or in such lesser minimum amount agreed by the applicable Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)); provided, that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability in respect of the Incremental Facilities.

(b) Any Incremental Facility (other than an Incremental Revolving Increase and an Incremental Term ~~B~~A Loan that is an increase to the Term Loan ~~B~~A Facility) (i) shall rank pari passu or junior in right of payment to the Obligations in respect of the other outstanding Term Loans and Revolving Credit Commitments or may be unsecured, in each case as set forth in the relevant Incremental Facility Amendment (which shall be reasonably satisfactory to the applicable Administrative Agent) and shall not be guaranteed by any Subsidiary that is not also a Guarantor and, if secured, shall be secured on a pari passu or junior basis, by the same Collateral securing the Facilities (which Liens shall be subject to intercreditor arrangements reasonably satisfactory to the applicable Administrative Agent, the Collateral Agent and the applicable Borrowers), (ii) for purposes of prepayments, shall be treated substantially the same as (or, to the extent set forth in the relevant Incremental Facility Amendment, less favorably than) the other outstanding Loans and (iii) other than with respect to amortization, maturity date and pricing (including interest rate, fees, funding discounts and prepayment premiums) and, to the extent permitted pursuant to clause (i) above, ranking of right of payment and/or security, shall have the same terms as the Facilities or such terms that are, when taken as a whole, not materially more favorable (as reasonably determined by the applicable Borrowers in good faith) to the lenders providing such Incremental Facility than the terms and conditions, taken as a whole, applicable to the then existing Facilities (except with respect to covenants (including any financial maintenance covenant added for the benefit of lenders providing such Incremental Facility) and other provisions so long as such covenants or other provisions (1) are also added for the benefit of the Lenders of under the Facilities or (2) only become applicable after the Latest Maturity Date of the then outstanding Facilities at the time of such incurrence of such Incremental Facility); provided, that (A) if the effective yield (whether in the form of interest rate margins, original issue discount, upfront fees or a “floor”, with such increased amount being equated to interest margin for purposes of determining any increase to the applicable interest margin under the Term Loan Facility or Revolving Credit Facility, as applicable) payable to all Lenders providing such Incremental Facility (but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) providing such Incremental Facility) on such Incremental Facility determined as of the initial funding date for such Incremental Facility exceeds the effective yield (determined on same basis as the preceding parenthetical) on the Term Loan Facility or Revolving Credit Facility or any then-existing Incremental Term A Loans, Incremental Term B Loans and/or Incremental Revolving Tranches that are secured on a pari passu basis with the Obligations (“Pari Passu Incremental Loans/Tranches”), as applicable, immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Margin relating to the Term Loan Facility or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches, as applicable, shall be adjusted and/or the applicable Borrowers will pay additional fees to Lenders under the Term Loan Facility or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches, as applicable, in order that such effective yield on such Incremental Facility shall not exceed such effective yield on the Term Loan Facility or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches made on or prior to the date that is 12 months after the ~~Eighth~~Ninth Amendment Effective Date by more than 0.50% (provided, that if such adjustment is required due to the application of a higher interest rate benchmark floor on such Incremental Facility, such adjustment shall be effected solely through an increase in the interest rate benchmark floor of the Term Loans or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches, as applicable (or if no interest rate benchmark floor applies to the Term Loans or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches, as applicable, at such time, an interest rate benchmark floor shall be added)), (B) any Incremental Term A Loans or Incremental Term B Loans shall not have a final maturity date earlier than the then Latest Maturity Date of the then remaining Term ~~B~~A Loans or then existing Pari Passu Incremental Loans/Tranches and any Incremental Revolving Commitments shall not have a final maturity date earlier than the Revolving Credit Maturity Date and (C) any Incremental Term A Loans or Incremental Term B Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the later of the then remaining Term ~~B~~A Loans or then existing Incremental Term A Loans or Incremental Term B Loans, as applicable (determined, solely for the purposes of this clause (C), without giving effect to prepayments that reduced amortization of the then remaining Term ~~B~~A Loans). Any Incremental Revolving Increase shall be on terms identical to the Revolving Credit Commitments under the Revolving Credit Facility proposed to be increased thereby and, for the avoidance of doubt, such Incremental Revolving Increase shall be deemed a Revolving Credit Commitment of the applicable Revolving Credit Facility pursuant to the applicable Incremental Facility Amendment (it being understood that an Incremental Facility establishing Incremental Revolving Increase will not create a separate Revolving Credit Facility and such Incremental Revolving Increase shall be deemed a part of the applicable Revolving Credit Facility); provided that the Applicable Margin or the Revolving Commitment Fee Rate, in each case applicable to the Revolving Credit Commitments and Revolving Credit Loans of such Revolving Credit Facility, may be increased, without the consent of any Lender, in connection with the incurrence of any Incremental Revolving Increase such that the Applicable Margin or the Revolving Commitment Fee Rate, as applicable, of such Revolving Credit Commitments are identical to those of the Incremental Revolving Increase, but additional upfront or similar fees may be payable to the lenders participating in the Incremental Revolving Increase without any requirement to pay such amounts to any existing Revolving Credit Lenders. Any Incremental Term ~~B~~A Loan that is an increase to the Term Loan ~~B~~A Facility shall be on terms identical to such Term Loan Facility proposed to be increased thereby and, for the avoidance of doubt, such Incremental Term ~~B~~A Loan~~, as applicable,~~ shall be deemed a Term Loan of the Term Loan Facility pursuant to the applicable Incremental Facility Amendment (it being understood that an Incremental Facility establishing such Incremental Term ~~B~~A Loan will not create a separate Term Loan Facility and such Incremental Term ~~B~~A Loan shall be deemed a part of the Term Loan Facility); provided that the Applicable Margin applicable to the Term Loan A Facility may be increased, without the consent of any Lender, in connection with the incurrence of any such Incremental Term Loan ~~B~~A Facility ~~or Incremental Term Loan B Facility, as applicable~~ such that the Applicable Margin of such Term Loan A Facility are identical to those of such Incremental Term ~~B~~A Loans~~, as applicable,~~ but additional upfront or similar fees may be payable to the lenders participating in such Incremental Term ~~B~~A Loans~~, as applicable,~~ without any requirement to pay such amounts to any existing Term Loan Lenders.

(c) Each notice from the applicable Borrowers pursuant to this Section 2.23 shall set forth the requested amount and proposed terms of the relevant Incremental ~~Term B Loans and/or Incremental Revolving Commitments~~Facility (including whether they will rank pari passu with, or junior in right of payment to, and pari passu with, or junior in priority of security to, the Obligations in respect of the other outstanding Facilities or will be unsecured). Any Additional Lenders that elect to extend ~~Incremental Term B Loans or~~any Incremental ~~Revolving Commitments~~Facility shall be reasonably satisfactory to the applicable Borrowers, and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the applicable Administrative Agent and, with respect to any Incremental Revolving Commitment, each Issuing Bank (in each case, any approval thereof not to be unreasonably withheld, delayed or conditioned), and, if not already a Lender, shall become a Lender under this Agreement pursuant to an Incremental Facility Amendment. Each Incremental Facility shall become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrowers, such Additional Lender or Additional Lenders and the applicable Administrative Agent. No Incremental Facility Amendment shall require the consent of any Lenders or any other Person other than the applicable Borrowers, the applicable Administrative Agent and the Additional Lenders with respect to such Incremental Facility Amendment. The Lenders hereby irrevocably authorize the Term Loan ~~B~~A Agent to enter into Incremental Facility Amendments and, as appropriate, amendments to the other Loan Documents as may be necessary in order to establish new tranches or sub-tranches in respect of the existing Term Loans and such other amendments as may be necessary or appropriate in the opinion of the Term Loan ~~B~~A Agent and the Term Loan Borrower to effect the provisions of this Section 2.23 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b) and including, for the avoidance of doubt, to provide for and reflect junior ranking in right of payment and/or junior priority in respect of Liens on Collateral, or the unsecured nature of such Incremental Facility, as applicable and as permitted pursuant to this Section 2.23). No Lender shall be obligated to provide any Incremental ~~Term B Loans or Incremental Revolving Commitments~~Facility unless it so agrees. Commitments in respect of any Incremental ~~Term B Loans or Incremental Revolving Commitments~~Facility shall become Commitments under this Agreement. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the applicable Administrative Agent and the Additional Lenders party thereto, be subject to (i) the payment in full of all fees and expenses owing to the applicable Administrative Agent and the Lenders in respect of such Incremental Facility, to the extent invoiced prior to such date, and (ii) the satisfaction or waiver on the date thereof (each, an “Incremental Facility Closing Date”) of (x) the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects on and as of Incremental Facility Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”); provided, that, (x) in connection with the incurrence of any Limited Conditionality Incremental Transaction, then the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be (A) the Specified Representations and (B) such of the representations and warranties made by or on behalf of the applicable acquired company or business (or the seller thereof) in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that Parent (or any Subsidiary of Parent) has the right to terminate the obligations of Parent or such Subsidiary under such acquisition agreement or not consummate such acquisition as a result of the inaccuracy of such representations or warranties in such acquisition agreement and (y) no Default or Event of Default (or, in the case of any Limited Conditionality Incremental Transaction, and to the extent agreed to by the lenders and other investors providing such Incremental Facilities, no Specified Event of Default) having occurred and being continuing on the Incremental Facility Closing Date or after giving effect to the Incremental Facility requested to be made on such date. To the extent reasonably requested by the applicable Administrative Agent, the effectiveness of an Incremental Facility Amendment may be conditioned on the applicable Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to Parent and the Restricted Subsidiaries. Upon each Revolving Credit Increase pursuant to this Section 2.23, each Revolving Credit Lender under such Revolving Credit Facility immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit under the applicable Revolving Credit Facility such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Credit Lender in such Revolving Credit Facility (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders in such Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment thereunder. Each of the parties hereto hereby agrees that the Revolver Administrative Agent may, in consultation with the Revolver Borrowers, take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Incremental Revolving Increase, the outstanding Revolving Credit Loans are held by the Revolving Credit Lenders in accordance with their respective Applicable Percentages in respect of the applicable Revolving Credit Facility. The foregoing may be accomplished at the discretion of the Revolver Administrative Agent, following consultation with the Revolver Borrowers, (A) by requiring the outstanding Revolving Credit Loans to be prepaid with the proceeds of a new Revolving Credit Borrowing, (B) by causing non-increasing Revolving Credit Lenders to assign portions of their outstanding Revolving Credit Loans to new or increasing Revolving Credit Lenders, (C) by a combination of the foregoing or (D) by any other means agreed to by the Revolver Administrative Agent and the Revolver Borrowers, and any such prepayment or assignment shall be subject to Section 2.18 but shall otherwise be without premium or penalty. The Administrative Agents and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to the immediately preceding sentence. In addition, to the extent any Incremental Term ~~B~~A Loans are not ~~Other~~other Term Loans, the scheduled amortization payments under Section 2.3 required to be made after the making of such Incremental Term ~~B~~A Loans, ~~as applicable,~~ shall be ratably increased by the aggregate principal amount of such Incremental Term ~~B~~A Loans.

(d) At any time and from time to time, subject to the terms and conditions set forth herein, the Term Loan Borrower may, subject to providing notice to the Term Loan ~~B~~A Agent (whereupon such Term Loan ~~B~~A Agent shall promptly deliver a copy of such notice to each of the Lenders), issue one or more series of Incremental Equivalent Debt in an aggregate outstanding principal amount not to exceed, as of the date of the issuance of any such Incremental Equivalent Debt, the aggregate amount of Incremental Facilities then permitted to be incurred under Section 2.23(a); provided, that solely in respect of any Incremental Equivalent Debt constituting term loans secured on a pari passu basis with the Obligations, if the effective yield (which, for such purpose only, shall be deemed to take account of interest rate margin and any then applicable benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (1) the weighted average life of such Incremental Equivalent Debt and (2) four years) payable to all lenders or investors providing such Incremental Equivalent Debt (but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or investors (in their capacity as such) providing such Incremental Equivalent Debt)) on such Incremental Equivalent Debt determined as of the initial funding date for such Incremental Equivalent Debt exceeds the effective yield (determined on same basis as the preceding parenthetical) on the Term Loans or Revolving Credit Facility or any then existing Pari Passu Incremental Loans/Tranches, as applicable, immediately prior to the effectiveness of the definitive documentation of such Incremental Equivalent Debt by more than 0.50%, the Applicable Margin relating to the Term Loans or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches, as applicable, shall be adjusted and/or the Term Loan Borrower will pay additional fees to Lenders holding the Term Loans or Revolving Credit Commitments or such then existing Pari Passu Incremental Loans/Tranches, as applicable, in order that such effective yield on such Incremental Equivalent Debt shall not exceed such effective yield on the Term Loans or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches by more than 0.50% (provided, that if such adjustment is required due to the application of a higher interest rate benchmark floor on such Incremental Equivalent Debt, such adjustment shall be effected solely through an increase in the interest rate benchmark floor of the Term Loans or such then existing Pari Passu Incremental Loans/Tranches, as applicable (or if no interest rate benchmark floor applies to the Term Loans or Revolving Credit Facility or such then existing Pari Passu Incremental Loans/Tranches, as applicable, at such time, an interest rate benchmark floor shall be added)). As conditions precedent to the issuance of any Incremental Equivalent Debt pursuant to this Section 2.23, (i) the Term Loan Borrower shall deliver to the Term Loan ~~B~~A Agent a certificate of the Term Loan Borrower dated as of the date of issuance of the Incremental Equivalent Debt signed by a Responsible Officer of the Term Loan Borrower, certifying and attaching the resolutions adopted by the Term Loan Borrower approving or consenting to the execution and delivery of the applicable financing documentation in respect of such Incremental Equivalent Debt and the issuance of such Incremental Equivalent Debt, and certifying that the conditions precedent set forth in the following subclauses (ii) through (vi) have been satisfied, (ii) such Incremental Equivalent Debt shall rank pari passu or junior in right of payment and shall not have guarantees from any Subsidiary that is not also a Guarantor and if secured, shall not be secured by any assets of the Group Members not constituting Collateral, (iii) such Incremental Equivalent Debt shall have a final maturity no earlier than the date permitted with respect to Incremental Term ~~B~~A Loans pursuant to clause (B) of the proviso in Section 2.23(b) (provided that any such Indebtedness in the form of bridge notes or bridge loans in either case with a maturity of less than 12 months shall not be required to meet the requirement in this clause (iii) so long as such bridge notes or bridge loans provide for automatic conversion, subject to customary conditions, into “permanent” financing that satisfies such requirement), (iv) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall not be shorter than that permitted for Incremental Term ~~B~~A Loans pursuant to clause (C) of the proviso in Section 2.23(b) (provided that any such Indebtedness in the form of bridge notes or bridge loans in either case with a maturity of less than 12 months shall not be required to meet the requirement in this clause (iv) so long as such bridge notes or bridge loans provide for automatic conversion, subject to customary conditions, into “permanent” financing that satisfies such requirement), (v) no Default or Event of Default (or, in the case of any Incremental Equivalent Debt incurred to fund a Limited Conditionality Incremental Transaction, and to the extent agreed to by the Persons providing such Incremental Equivalent Debt, no Specified Event of Default) shall have occurred and be continuing or would result from the issuance of such Incremental Equivalent Debt and (vi) all fees and expenses owing to the Term Loan ~~B~~A Agent and the Lenders or other financial institutions in respect of such Incremental Equivalent Debt, to the extent invoiced prior to such date, shall have been paid in full.

(e) Notwithstanding anything to the contrary in this Agreement, with respect to any Incremental Term A Loans or Incremental Term B Loans (or Incremental Equivalent Debt), the proceeds of which are to be used by the Term Loan Borrower or any other Group Member to finance, in whole or in part, a Permitted Acquisition or any other Investment permitted under Section 6.7, in each case, that is not conditioned on the availability of, or on obtaining, third party financing (each such transaction, a “Limited Conditionality Incremental Transaction”), for purposes of determining (x) compliance with any financial ratio (other than the Financial Maintenance Covenant), (y) accuracy of representations and warranties (other than Specified Representations, which shall be accurate in all material respects as of the Incremental Facility Closing Date or the date of incurrence of such Incremental Equivalent Debt, as the case may be) or occurrence of a Default or Event of Default, or (z) availability under baskets (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets), in each case, in connection with such Limited Conditionality Incremental Transaction and any related incurrence of Indebtedness or Liens under Section 6.2, 6.3 or 6.10, the Term Loan Borrower shall have the option of making any such determinations as of the date the definitive agreement related to such Limited Conditionality Incremental Transaction is signed or on the date that such Limited Conditionality Incremental Transaction is consummated. If the Borrowers elect to make such determinations as of the date the definitive agreement related to such Limited Conditionality Incremental Transaction is signed, then in connection with any subsequent calculation of any ratio or basket on or following the date of such election under this Agreement and prior to the earlier of (i) the date on which such Limited Conditionality Incremental Transaction is consummated or (ii) the date that the definitive agreement for such Limited Conditionality Incremental Transaction is terminated or expires without consummation of such Limited Conditionality Incremental Transaction, any such ratio or basket shall be calculated (A) on a Pro Forma Basis assuming such Limited Conditionality Incremental Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Conditionality Incremental Transaction has actually closed or the definitive agreement with respect thereto has been terminated and (B) on a standalone basis without giving effect to such Limited Conditionality Incremental Transaction and the other transactions in connection therewith.

2.24 Replacement Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the applicable Borrowers may, by notice to the applicable Administrative Agent (whereupon the applicable Administrative Agent shall promptly deliver a copy to each of the Lenders), request to replace all or a portion of the Term Loans under any Facility with one or more additional tranches of term loans under this Agreement (the “Replacement Term Loans”) or replace all or a portion of the Revolving Credit Facility with a new revolving credit facility under this Agreement (the “Replacement Revolving Credit Facility”; each such replacement facility, a “Replacement Facility”), which may be equal or junior to the Term Loans in right of payment and may be secured by the Collateral on a pari passu basis with the Term Loans or secured by the Collateral on a junior basis to the Term Loans. Each tranche of Replacement Term Loans shall be in an integral multiple of $1.0 million and be in an aggregate principal amount that is not less than $20.0 million (or such lesser minimum amount approved by the applicable Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed) and shall not exceed the principal amount of the Term Loans being replaced (plus the amount of fees, expenses and original issue discount incurred in connection with such Replacement Term Loans). The amount of each Replacement Revolving Credit Facility shall not exceed the amount of the Revolving Credit Facility being replaced (plus the amount of fees, expenses, original issue discount, and upfront fees incurred in connection with such Replacement Revolving Credit Facility). The Net Cash Proceeds of any Replacement Term Loans shall be applied only to prepay the Term Loans of the Class of Term Loans that such Replacement Term Loans are replacing.

(b) Any Replacement Term Loans (i) shall rank pari passu or junior in right of payment and security with or to the Obligations in respect of the Revolving Credit Commitments and the other Term Loans pursuant to the relevant Replacement Facility Amendment (which shall be reasonably satisfactory to the applicable Administrative Agent) and (ii) other than voluntary prepayment, maturity date, conditions precedent and pricing (including interest rate, fees, funding discounts and prepayment premiums) (as set forth in the relevant Replacement Facility Amendment) shall have terms, when taken as a whole, not materially more favorable (as determined by the Term Loan Borrower in good faith) to the lenders or investors providing such Replacement Term Loans than the terms applicable to the Term Loans being replaced (except with respect to covenants (including any financial maintenance covenant added for the benefit of lenders providing such Replacement Term Loans) and other provisions so long as such covenants or other provisions (1) are also added for the benefit of all then outstanding Term Loans or (2) only become applicable after the Latest Maturity Date of the then outstanding Term Loans at the time of such incurrence of such Replacement Term Loans); provided, that (A) any Replacement Term Loans shall not have a final maturity date earlier than the final scheduled maturity date of the Term Loans being replaced, (B) any Replacement Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then remaining Term Loans under the applicable Class (determined, solely, for the purposes of this clause (B), without giving effect to prepayments that reduced amortization of the then remaining Term Loans under the applicable Class), (C) principal of and interest on any Term Loans being replaced with Replacement Term Loans shall be paid in full on the Replacement Facility Closing Date for the applicable Replacement Term Loans and (D) the Term Loans of each Lender under the replaced Class shall be prepaid ratably. The principal of and interest on any outstanding Revolving Credit Loans under any replaced Revolving Credit Facility, together with all fees owed by the Revolver Borrowers under such Revolving Credit Facility, shall be paid in full and all outstanding Letters of Credit will be replaced, cash collateralized or continued on terms reasonably satisfactory to the Lenders under such Revolving Credit Facility, in each case on the Replacement Facility Closing Date for such Facility. Any Replacement Revolving Credit Facility (x) shall not have a final maturity date earlier than the final scheduled maturity date of the replaced Revolving Credit Facility and (y) shall be on the terms and pursuant to the documentation applicable to the Revolving Credit Commitments under such replaced Revolving Credit Facility (other than maturity date, conditions precedent and pricing (including interest rate, fees, funding discounts and prepayment premiums)) or on such other terms that are, when taken as a whole, not materially more favorable (as determined in good faith by the Revolver Borrowers) to the lenders or investors providing such Replacement Revolving Credit Facility than the terms and conditions, taken as a whole, applicable to the Revolving Credit Facility being replaced (except with respect to covenants (including any financial maintenance covenant added for the benefit of lenders providing such Replacement Revolving Credit Facility) and other provisions so long as such covenants or other provisions (1) are also added for the benefit of all of the then outstanding Revolving Credit Loans or (2) only become applicable after the Latest Maturity Date of the then outstanding Revolving Credit Loans at the time of such incurrence of such Replacement Revolving Credit Facility), in each case, as set forth in the relevant Replacement Facility Amendment. The obligations under any Replacement Facility shall not be guaranteed by any Subsidiary other than a Guarantor, and, if secured, the obligations under any Replacement Facility shall not be secured by a Lien on any Property of any Group Member other than Property that constitutes Collateral. In addition, the terms and conditions applicable to any Replacement Facility may provide for additional or different covenants or other provisions that are agreed between the applicable Borrowers and the Lenders under such Replacement Facility and applicable only during periods after the then Latest Maturity Date that is in effect on the date such Replacement Facility is issued, incurred or obtained or the date on which all non-refinanced Obligations (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) are paid in full. Any Replacement Term Loans that are junior in right of payment or security to any other Class of Term Loans will be subject to a customary intercreditor agreement reasonably acceptable to the Term Loan Borrower and the Term Loan ~~B~~A Agent.

(c) Each notice from the applicable Borrowers pursuant to this Section 2.24 shall set forth the requested amount and proposed terms of the relevant Replacement Term Loans and/or Replacement Revolving Credit Facility, including whether the proposed Replacement Term Loans will be pari passu with or junior to any existing Term Loans in right of payment or security. Any Additional Lender that elects to extend Replacement Term Loans or commitments under a Replacement Revolving Credit Facility shall be reasonably satisfactory to the applicable Borrowers and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Revolver Administrative Agent, and, if not already a Lender, shall become a Lender under this Agreement pursuant to a Replacement Facility Amendment. Each Replacement Facility shall become effective pursuant to an amendment (each, a “Replacement Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrowers, such Additional Lender or Additional Lenders and the Revolver Administrative Agent. No Replacement Facility Amendment shall require the consent of any Lenders or any other Person other than the applicable Borrowers, the applicable Administrative Agent and the Additional Lenders with respect to such Replacement Facility Amendment. The Lenders hereby irrevocably authorize the applicable Administrative Agent to enter into the Replacement Facility Amendment and, as appropriate, amendments to the other Loan Documents and intercreditor arrangements as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so replaced and such other amendments as may be necessary or appropriate in the opinion of the applicable Administrative Agent and the applicable Borrowers to effect the provisions of this Section 2.24 (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). No Lender shall be obligated to provide any Replacement Term Loans or commitments for any Replacement Revolving Credit Facility unless it so agrees. Commitments in respect of any Replacement Term Loans or Replacement Revolving Credit Facility shall become Commitments under this Agreement. The effectiveness of any Replacement Facility Amendment shall, unless otherwise agreed to by the applicable Administrative Agent and the Additional Lenders party thereto, be subject to the satisfaction or waiver on the date thereof (each, a “Replacement Facility Closing Date”) of (x) the representations and warranties made by any Loan Party in or pursuant to the Loan Documents being true and correct in all material respects on and as of the Replacement Facility Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”) and (y) no Default or Event of Default having occurred and being continuing on the Replacement Facility Closing Date or after giving effect to the Replacement Facility requested to be made on such date. The proceeds of any Replacement Term Loans or any Replacement Revolving Credit Facility will be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of the outstanding Loans under such replaced Facility (or replaced portion thereof). To the extent reasonably requested by the applicable Administrative Agent, the effectiveness of a Replacement Facility Amendment may be conditioned on the applicable Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to Parent and the Restricted Subsidiaries. No Replacement Revolving Credit Facility may be implemented unless such Facility has provisions reasonably satisfactory to the Revolver Administrative Agent and each Issuing Bank with respect to Letters of Credit then outstanding under the Revolving Credit Facility being replaced. Only one Revolving Credit Facility shall be in effect at any time; provided, that multiple tranches of Revolving Credit Commitments may be outstanding thereunder on the terms applicable thereto pursuant to this Agreement and any applicable Permitted Amendments, and any Replacement Revolving Credit Facility shall replace the Revolving Credit Facility under the Loan Documents. The Administrative Agents and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.24.

(d) Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Replacement Term Loans or Commitments under a Replacement Revolving Credit Facility (“Replacement Revolving Credit Commitments”), the applicable Borrowers may offer any Lender of a Term Loan Facility or then existing Revolving Credit Facility that has previously been subject to a Replacement Facility Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Replacement Facility Amendment on the applicable Replacement Facility Closing Date the right to convert all or any portion of its Term Loans or Revolving Credit Commitments into such Class of Replacement Term Loans or Replacement Revolving Credit Commitments, as applicable; provided, that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the applicable Administrative Agent; (ii) such additional Replacement Term Loans and additional Replacement Revolving Credit Commitments, (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Replacement Term Loans and Replacement Revolving Credit Commitments, as applicable, and (y) with respect to any additional Replacement Term Loans, shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to any such Replacement Term Loans, (iii) any Lender which elects to participate in a Replacement Facility pursuant to this clause (d) shall enter into a joinder agreement to the respective Replacement Facility Amendment, in form and substance reasonably satisfactory to the applicable Administrative Agent and executed by such Lender, the applicable Administrative Agent and the applicable Borrowers and (iv) any such additional Replacement Term Loans and additional Replacement Revolving Credit Commitments shall be in an aggregate principal amount that is not less than $1.0 million (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Term Loans or existing Revolving Credit Commitments less than a $1.0 million that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the applicable Borrowers and the applicable Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of Replacement Term Loans or a new tranche of Replacement Revolving Credit Commitments.

2.25 Extensions of Term Loans and Revolving Credit Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the applicable Borrowers to all Lenders of Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the applicable Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were extended, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were extended), so long as the following terms are satisfied: (i) except as to pricing (including interest rates, fees, funding discounts and prepayment premiums), conditions precedent and maturity (which shall be set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Revolver Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (3) assignments and participations of Extended Revolving Credit Commitments and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans and (4) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than two (2) different maturity dates, (ii) (1) except as to pricing (including interest rates, fees, funding discounts and prepayment premiums), amortization, maturity, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (ii)(2), (ii)(3) and (iii), be set forth in the relevant Extension Offer), the Term Loans of any Term Loan Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms, or on terms that are, when taken as a whole, not materially more favorable (as reasonably determined by Term Loan Borrower in good faith) to the Extending Term Lenders than the terms and conditions, taken as a whole, applicable to, the tranche of Term Loans subject to such Extension Offer (except with respect to covenants (including any financial maintenance covenant added for the benefit of Extending Term Lenders) and other provisions so long as such covenants or other provisions (x) are also added for the benefit of all then outstanding Term Loans or (y) only become applicable after the Latest Maturity Date of the then outstanding Term Loans at the time of such incurrence of such Extended Term Loans), (2) the Weighted Average Life to Maturity of any Extended Term Loans shall be no less than 91 days longer than the remaining Weighted Average Life to Maturity of the Class extended thereby, (3) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Term Loans hereunder, in each case as specified in the respective Extension Offer (provided that if the applicable Extending Term Lenders have the ability to decline mandatory prepayments, any such mandatory prepayment that is not accepted by the applicable Extending Term Lenders shall be applied, subject to the right of any applicable Lender to decline mandatory prepayments (if any), to the non-extended Term Loans of the Class being extended), (iii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the applicable Borrowers pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Loan Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Loan Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer and (iv) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by the applicable Borrowers pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Term Loans or Revolving Credit Commitments to be tendered. The transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including Sections 2.12 and 2.20) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.25 shall not apply to any of the transactions effected pursuant to this Section 2.25.

(c) No consent of any Lender or any other Person shall be required to effectuate any Extension, other than (A) the consent of the applicable Borrowers and each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of each Issuing Bank, which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the applicable Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the applicable Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the opinion of the applicable Administrative Agent and the applicable Borrowers to effect the provisions of this Section (including in connection with the establishment of such new tranches or sub-tranches or to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)) in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of the applicable Issuing Banks, participations in Letters of Credit expiring on or after the Revolving Credit Maturity Date shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Credit Commitments, be deemed to be participation interests in respect of such Extended Revolving Credit Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extension the respective Loan Parties shall (at their expense), within 90 days of the applicable Extension Amendment (or such later date as may be approved by the Collateral Agent), amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).

(d) In connection with any Extension, the applicable Borrowers shall provide the applicable Administrative Agent at least five Business Days (or such shorter period as may be agreed by the applicable Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the applicable Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

(e) Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Extended Term Loans or Extended Revolving Credit Commitments, the applicable Borrowers may offer any Lender of a Term Loan Facility or Revolving Credit Facility that had been subject to an Extension Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Extension Amendment the right to convert all or any portion of its Term Loans or Revolving Credit Commitments into such Class of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the applicable Administrative Agent; (ii) such additional Extended Term Loans and additional Extended Revolving Credit Commitments, (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Extended Term Loans and Extended Revolving Credit Commitments, as applicable, and (y) with respect to any additional Extended Term Loans shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to any such Extended Term Loans, (iii) any Lender which elects to participate in an Extension Facility pursuant to this clause (e) shall enter into a joinder agreement to the respective Extension Amendment, in form and substance reasonably satisfactory to the applicable Administrative Agent and executed by such Lender, the applicable Administrative Agent, the applicable Borrowers and the other Loan Parties and (iv) any such additional Extended Term Loans and additional Extended Revolving Credit Commitments shall be in an aggregate principal amount that is not less than $1.0 million (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Term Loans or existing Revolving Credit Commitments less than a $1.0 million that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the applicable Borrowers and the applicable Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of Extended Term Loans or new Extended Revolving Credit Commitments.

2.26 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by a Borrower to all Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by such Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) with outstanding Term Loans of a particular Class, such Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) (such Indebtedness, “Permitted Debt Exchange Notes” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:

(i) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under each such Class;

(ii) the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes shall not exceed the aggregate principal amount (calculated on the face amount thereof) of the Class or Classes of Term Loans so refinanced, and with respect to an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange;

(iii) the stated final maturity of such Permitted Debt Exchange Notes is not earlier than the Latest Maturity Date for the Class or Classes of Term Loans being exchanged, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes such Latest Maturity Date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Permitted Debt Exchange Notes upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof);

(iv) such Permitted Debt Exchange Notes are not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the Latest Maturity Date for the Class or Classes of Term Loans being exchanged, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated, including scheduled offers to repurchase) of such Permitted Debt Exchange Notes shall be permitted so long as the Weighted Average Life to Maturity of such Indebtedness shall be longer than the remaining Weighted Average Life to Maturity of the Class or Classes of Term Loans being exchanged;

(v) no Subsidiary is a borrower or guarantor with respect to such Indebtedness unless such Subsidiary is or substantially concurrently becomes a Loan Party;

(vi) if such Permitted Debt Exchange Notes are secured, such Permitted Debt Exchange Notes are secured on a pari passu basis or junior priority basis to the Obligations secured hereunder and (A) such Permitted Debt Exchange Notes are not secured by any assets not securing the Obligations unless such assets substantially concurrently secure the Obligations and (B) the beneficiaries thereof (or an agent on their behalf) shall become party to an intercreditor arrangement reasonably satisfactory to the applicable Agent and such Borrower;

(vii) the terms and conditions of such Permitted Debt Exchange Notes shall be as agreed between such Borrower and the lenders providing such Permitted Debt Exchange Notes;

(viii) all Term Loans exchanged under each applicable Class by such Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by such Borrower on date of the settlement thereof (and, if requested by the applicable Agent, any applicable exchanging Lender shall execute and deliver to the applicable Agent an Assignment and Assumption, or such other form as may be reasonably requested by the applicable Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to such Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the date of consummation of such Permitted Debt Exchange, or, if agreed to by such Borrower and the applicable Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange);

(ix) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by such Borrower pursuant to such Permitted Debt Exchange Offer, then such Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by such Borrower pursuant to such Permitted Debt Exchange Offer, then such Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(x) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with such Borrower and the applicable Agent; and

(xi) any applicable Minimum Tender Condition or Maximum Tender Condition, as the case may be, shall be satisfied or waived by such Borrower.

Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Term Loan Commitments exchanged pursuant to any Permitted Debt Exchange Offer.

(b) With respect to all Permitted Debt Exchanges effected by any Borrower pursuant to this Section 2.26, such Permitted Debt Exchange Offer shall be made for not less than $1,000,000 in aggregate principal amount of Term Loans of a given Class, provided that subject to the foregoing such Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in such Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in such Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The applicable Agent and the Lenders hereby acknowledge and agree that the provisions of Sections 2.10, 2.12, 2.14 and 2.20 do not apply to the Permitted Debt Exchange and the other transactions contemplated by this Section 2.26 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.26.

(c) In connection with each Permitted Debt Exchange, a Borrower shall provide the applicable Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the applicable Agent) prior written notice thereof, and such Borrower and the applicable Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.26; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the applicable Agent no later than three (3) Business Days prior to the proposed date of effectiveness for such Permitted Debt Exchange (or such shorter period agreed to by the applicable Agent in its sole discretion) and the applicable Agent shall be entitled to conclusively rely on such results.

2.27 MIRE Events. Prior to the occurrence of a MIRE Event, each Borrower shall provide (and shall use commercially reasonable efforts to provide as promptly as reasonably possible prior to such MIRE Event) to the applicable Agent (and authorize the ~~Revolving Facility~~applicable Agent to provide to the Term Loan A Lenders and the Lenders with a Revolving Credit Commitment) the following documents in respect of any Mortgaged Property: (a) a completed flood hazard determination from a third party vendor; (b) if such real property is located in a “special flood hazard area”, (i) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (ii) evidence of the receipt by the applicable Loan Parties of such notice; (c) if required by Flood Laws, evidence of required flood insurance and (d) any other customary documentation that may be reasonably requested by the applicable Agent.

~~2.28 Sustainability Adjustment Amendment.~~

~~(a) Prior to the 12 month anniversary of the Eighth Amendment Effective Date, the Revolver Borrowers, in consultation with the Revolver Administrative Agent and the Sustainability Coordinator, may in their sole discretion establish specified key performance indicators with respect to certain environmental, social and governance (“ESG”) goals, or identify certain external ESG ratings, of the Parent and its Subsidiaries (such indicators or ratings, “KPI Metrics”), which KPI Metrics shall be subject to thresholds or targets (in either case, such thresholds or targets, “SPTs”). The Revolver Administrative Agent and the Revolver Borrowers (each acting reasonably and in consultation with the Sustainability Coordinator) may propose an amendment to this Agreement (such amendment, an “ESG Amendment”) solely for the purpose of incorporating the KPI Metrics, the SPTs and other related provisions (the “ESG Pricing Provisions”) into this Agreement. Any such ESG Amendment shall become effective upon (i) the engagement by the Revolver Borrowers of Rabobank as the sustainability coordinator (the “Sustainability Coordinator”) with respect to the ESG Amendment on terms and conditions to be mutually agreed between the Revolver Borrowers and such Sustainability Structuring Agent, (ii) receipt by the Revolving Credit Lenders of a lender presentation in regard to the KPI Metrics and SPTs from the Revolver Borrowers no later than 20 Business Days before the proposed effective date of such proposed ESG Amendment, (iii) the posting of such proposed ESG Amendment to all Revolving Credit Lenders and the Revolver Borrowers, (iv) the identification, and engagement at the Revolver Borrowers’ cost and expense, of a sustainability metric auditor, which shall be a qualified external reviewer of nationally recognized standing, independent of the Parent and its Affiliates and (v) the receipt by the Administrative Agent of executed signature pages and consents to such ESG Amendment from the Revolver Borrowers, the Revolver Administrative Agent and Revolving Credit Lenders comprising the Required Revolving Lenders. Upon the effectiveness of any such ESG Amendment, based on the Revolver Borrowers’ performance against the KPI Metrics and SPTs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “ESG Applicable Rate Adjustments”) to the otherwise applicable Applicable Rate may be made; provided, that the amount of such ESG Applicable Rate Adjustments shall not exceed an increase and/or decrease of 0.03%per annum in the aggregate for all KPI Metrics (the provisions of this proviso, the “Sustainability Adjustment Limitations”). For the avoidance of doubt the ESG Applicable Rate Adjustments shall not be cumulative year-over-year and shall apply on an annual basis only. The KPI Metrics, the Revolver Borrowers’ performance against the KPI Metrics, and any related ESG Applicable Rate Pricing Adjustments resulting therefrom, will be determined based on certain Borrower certificates, reports and other documents, in each case, setting forth the KPI Metrics in a manner that is aligned with the Sustainability Linked Loan Principles (as last published in February 2023 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association, and as further amended, revised or updated from time to time), including with respect to the calculation, certification and measurement thereof. Following the effectiveness of an ESG Amendment, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Revolver Borrower, the Revolver Administrative Agent and the Required Revolving Lenders so long as such modification does not have the effect of increasing or decreasing the Sustainability Adjustment Limitations set forth in the ESG Amendment.~~

~~(b) Each party to this Agreement hereby agrees that the Revolving Credit Facility described in this Agreement is not and shall not be a sustainability-linked loan unless and until the effectiveness of any ESG Amendment.~~

~~(c) Other than increasing or decreasing the Sustainability Adjustment Limitations or (which, for the avoidance of doubt, shall be subject to the consent of “each Lender directly affected thereby” in accordance with Section 9.2), this Section 2.28 shall supersede any other clause or provision in Section 9.2 to the contrary with respect to Revolving Credit Facility, including any provision of Section 9.2 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates with respect to Revolving Credit Facility~~

2.28 Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the applicable Borrower (through the applicable Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the applicable Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until each affected Lender notifies the applicable Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the applicable Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the applicable Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.18.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, Parent and the other Borrowers hereby jointly and severally represent and warrant to the Agents and each Lender that:

3.1 Financial Condition. (a) The audited consolidated balance sheet of Parent and its Subsidiaries as of December 31, ~~2023~~2025, and the related consolidated statements of income or operations, shareholder’s equity and cash flows for such fiscal year of Parent and its Subsidiaries, including the notes thereto accompanied by an unqualified report from PricewaterhouseCoopers, LLP thereon, presents fairly in all material respects the financial condition of Parent and its Subsidiaries as at such date, and the consolidated results of its operations and cash flows for the fiscal years or other periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (unless otherwise noted therein or in the notes thereto) applied consistently throughout the periods involved (except as disclosed therein or in the notes thereto).

(b) The unaudited, consolidated balance sheet of Parent and its Subsidiaries as of September 30, ~~2023~~2025 and the related consolidated statements of operations and cash flows of Parent and its Subsidiaries for the ~~six~~nine-month period then ended, present fairly in all material respects the consolidated financial condition of Parent and its Subsidiaries as at such date, and the consolidated results of its operations and cash flows for the six-month period then ended. All such financial statements have been prepared in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes) unless otherwise noted therein or in the notes thereto.

(c) The Pro Forma Financial Statements have been prepared in good faith by Parent and each other Borrower and based on assumptions believed by Parent and each such Borrower to be reasonable when made and at the time so furnished, and the adjustments used therein are believed by each of them to be appropriate to give effect to the transactions and circumstances referred to therein.

3.2 No Change. Since December 31, ~~2023~~2025, there has been no development or event, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized or, as the case may be, incorporated, validly existing and in good standing or in full force and effect under the laws of the jurisdiction of its organization or incorporation (to the extent such concepts exist in such jurisdictions), (b) has the organizational or corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) in the case of any Domestic Subsidiary (or any Foreign Subsidiary organized or incorporated in a jurisdiction where such concept exists), is duly qualified as a foreign organization and in good standing or in full force and effect under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of the foregoing clauses (a) (solely with respect to Restricted Subsidiaries other than any Borrower), (b), (c) and (d), as would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.4 Organizational Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the consents, authorizations, filings and notices described in Schedule 3.4, (iii) the filings referred to in Section 3.17, (iv) filings necessary to create or perfect Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (v) those consents, authorizations, filings and notices the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) the Foreign Obligor Enforceability Exceptions.

3.5 No Legal Bar. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to, or violate or result in a default under, any Contractual Obligation of any Group Member, except, in each case, as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective Properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than Permitted Liens).

3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Parent or any other Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or (b) that would have or reasonably be expected to have a Material Adverse Effect (after giving effect to applicable insurance).

3.7 Ownership of Property; Liens. Each Group Member has good title to, or a valid leasehold interest in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not have or reasonably be expected to have a Material Adverse Effect. None of the Pledged Equity Interests is subject to any Lien except Permitted Liens.

3.8 Intellectual Property. Except as would not have or reasonably be expected to result in a Material Adverse Effect, (i) each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted (“Company Intellectual Property”); (ii) no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any Company Intellectual Property or the validity or effectiveness of any Company Intellectual Property owned by any Group Member, nor do any of Parent or any other Borrower know of any valid basis for any such claim; and (iii) to the knowledge of Parent and each other Borrower, the use of the Company Intellectual Property by the Group Members is not infringing, misappropriating, diluting, or otherwise violating any Intellectual Property of any Person.

3.9 Taxes. Each Group Member has timely filed or caused to be filed all US Federal and non-US income and all state and other tax returns that are required to be filed and has timely paid or caused to be paid all US Federal and non-US income and all state and other Taxes levied or imposed upon it or its Properties or income due and payable by it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Group Member) except, in each case, where the failure to do so would not have or reasonably be expected to have a Material Adverse Effect. To the knowledge of Parent and each other Borrower, no material written claim has been asserted with respect to any Taxes of any Group Member (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Group Member) and there are no tax assessments, proposed in writing that would, if made, have a Material Adverse Effect. The true and correct (i) U.S. taxpayer identification number of HII the Term Loan Borrower and each other Domestic Subsidiary (including each Domesticated Foreign Subsidiary) party to a Loan Document as of the Closing Date and (ii) unique identification number of each of Parent, HIL and each other Foreign Obligor that is not a US Person that has been issued by its jurisdiction of organization or incorporation and the name of such jurisdiction, as of the Closing Date, are set forth on Schedule 3.9.

3.10 Federal Reserve Board Regulations. No part of the proceeds of any Loans will be used by the Parent or any of Parent’s Subsidiaries (including each other Borrower) for any purpose that violates the provisions of the Regulations of the Board. If reasonably requested by the applicable Administrative Agent on behalf of any Lender, the Borrowers will furnish to the applicable Administrative Agent (for delivery to such Lender) a statement to the foregoing effect for the benefit of such Lender in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U. On the Closing Date, “margin stock” (within the meaning of Regulation U) does not constitute more than 25.0% of the value of the consolidated assets of the Group Members.

3.11 ERISA. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor the failure of any Loan Party or Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period, (iii) neither Parent nor any Commonly Controlled Entity has had, or is reasonably likely to have, a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA, (iv) no failure by any Loan Party or any Commonly Controlled Entity to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code has occurred, (v) there has not been a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), and (vi) to the knowledge of Parent or any other Borrower, no Multiemployer Plan is Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

3.12 Investment Company Act. No Loan Party is an “investment company” within the meaning of, or required to register under, the Investment Company Act of 1940.

3.13 Restricted Subsidiaries. (a) The Restricted Subsidiaries listed on Schedule 3.13(a) constitute all the Restricted Subsidiaries of Parent as of the Closing Date. Schedule 3.13(a) sets forth as of the Closing Date the exact legal name (as reflected on the certificate of incorporation (or formation)) and jurisdiction of incorporation (or formation) of each Restricted Subsidiary of Parent and, as to each such Restricted Subsidiary, the percentage and number of each class of Capital Stock of such Restricted Subsidiary owned by the Group Members.

(b) As of the Closing Date, except as set forth on Schedule 3.13(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, directors, managers and consultants and directors’ qualifying shares) of any nature relating to any Capital Stock of Parent or any Restricted Subsidiary.

(c) As of the Closing Date, Parent has no Unrestricted Subsidiaries.

3.14 Use of Proceeds. The proceeds of the Term Loans shall be used on the Closing Date, to (i) pay the Transaction Costs, (ii) consummate the Refinancing and (iii) general corporate purposes. The proceeds of the Revolving Credit Facility shall be used on the Closing Date solely to roll existing letters of credit and after the Closing Date for general corporate purposes of Parent and its Restricted Subsidiaries. The proceeds of the ~~2024~~2026 Refinancing Term ~~B~~A Loans and ~~2024~~2026 Refinancing Revolving Credit Loans shall be used on the ~~Eighth~~Ninth Amendment Effective Date (i) to consummate the ~~Eighth~~Ninth Amendment Transactions (including the payment of ~~Eighth~~Ninth Amendment Transaction Costs) and (ii) for general corporate purposes of the Borrowers and their restricted subsidiaries. After the ~~Eighth~~Ninth Amendment Effective Date, the proceeds of the ~~2024~~2026 Refinancing Revolving Credit Facility shall be used fund the ongoing working capital requirements and other general corporate purposes of the Borrowers and their restricted subsidiaries. The proceeds of any Loans under an Incremental Facility shall be used as specified in the relevant Incremental Facility Amendment. The proceeds of the Replacement Term Loans shall be used as specified in Section 2.24.

3.15 Environmental Matters. Other than exceptions to any of the following that would not, in the aggregate, reasonably have or be expected to have a Material Adverse Effect:

(a) each Group Member: (i) is, and for the period of three years immediately preceding the Closing Date has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits required for any of its current operations or for any property owned, leased, or otherwise operated by it; and (iii) is in compliance with all of its Environmental Permits;

(b) Hazardous Materials are not present at, on, under or in any real property now or formerly owned, leased or operated by any Group Member, or at any other location (including any location to which Hazardous Materials have been sent by any Group Member for re-use or recycling or for treatment, storage, or disposal) which would reasonably be expected to (i) give rise to the imposition of Environmental Liabilities on any Group Member, or (ii) interfere with Parent’s or any Group Member’s continued operations, or (iii) impair the fair saleable value of any real property currently owned or leased by any Group Member;

(c) there is no judicial, administrative, or arbitral proceeding pursuant to any Environmental Law to which any Group Member is named as a party that is pending or, to the knowledge of any Group Member, threatened in writing (including any notice of violation or alleged violation);

(d) no Group Member has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the Federal Comprehensive Environmental Response, Compensation, and Liability Act or any equivalent state Environmental Law;

(e) no Group Member has entered into any consent decree, order, settlement or other agreement, or is subject to any judgment, decree, order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to any Environmental Liability; and

(f) no Group Member has assumed or retained by contract or operation of law, or is otherwise subject to, any Environmental Liability.

3.16 Accuracy of Information, Etc.

None of any written information, report, financial statement, exhibit or schedule furnished by or on behalf of any Group Member to the Administrative Agents or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished but excluding projected financial information and information of a general economic, forward looking or industry-specific nature), when taken as a whole, contained or contains as of the date the same was or is furnished any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were or are made (after giving effect to all supplements and updates thereto), not materially misleading; provided, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or other forward looking statement, each of Parent and each other Borrower represents only that it acted in good faith based upon assumptions believed by management of Parent or such other Borrower, as the case may be, to be reasonable at the time made and at the time furnished (it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved).

3.17 Collateral Documents. (a) The Security Agreement and each other Collateral Document (other than any Mortgages) executed and delivered by a Loan Party is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by (i) applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) Foreign Obligor Enforceability Exceptions. Subject to the terms of Section 5.9(d) and except as otherwise provided under applicable Requirements of Law (including the UCC), in the case of (i) the Pledged Equity Interests described in the Security Agreement, when any stock certificates representing such Pledged Equity Interests (and constituting “certificated securities” within the meaning of the UCC) are delivered to the Collateral Agent, (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Collateral Agent of such Collateral, and (iii) the other personal property Collateral described in the Collateral Documents, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in each applicable IP Office and such other filings as are specified by the Security Agreement have been completed, the Lien on the Collateral created by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations, in each case prior to the Liens of any other Person (except Permitted Liens).

(b) Each of the Mortgages executed and delivered by a Loan Party is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein; and when the Mortgages are filed or recorded in the offices of the official records of the county where the applicable Mortgaged Property is located, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage or the Loan Documents, including Permitted Liens).

3.18 Solvency. As of the Closing Date, after giving effect to the Transactions, Parent and its Subsidiaries, on a consolidated basis, are Solvent.

3.19 PATRIOT Act; FCPA; Sanctions. (a) To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) Sanctions and (ii) the USA PATRIOT Act and applicable anti-money laundering and anti-terrorism laws and implementing regulations relating thereto. No part of the proceeds of the Loans will be used by Parent or any of Parent’s Subsidiaries (including each other Borrower), directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(b) No Group Member or any director, officer, nor, to the knowledge of Parent or any other Borrower, agent, employee or Affiliate of any Group Member (i) is a Sanctioned Person and (ii) and no Group Member will directly or indirectly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any Person (x) for the purpose of funding, financing, or facilitating any activities, business or transaction of or with a Sanctioned Person, or in any Sanctioned Country, or (y) in any manner that would result in a violation of Sanctions by any party to this agreement. Each Group Member and Borrower will maintain policies and procedures reasonably ~~designated~~designed to ensure compliance with applicable Sanctions.

(c) No Group Member nor to the knowledge of Parent, any director, officer, agent, employee, Affiliate or other person acting on behalf of Parent or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that resulted in an actionable violation by such persons of any applicable anti-bribery law, including but not limited to, the UK Bribery Act 2010 and the FCPA.

3.20 Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents.

3.21 Labor Matters. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against any Group Member pending or, to the knowledge of Parent or any other Borrower, threatened, (b) the hours worked by and payments made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, provincial, territorial, local or foreign law dealing with such matters and (c) all payments due from any Group Member, or for which any claim may be made against any Group Member, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of any such Group Member. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Group Member is bound.

3.22 Representations as to Foreign Obligors. Each of Parent and HIL represents and warrants to the Agents and the Lenders that:

(a) It is, and each other Person that is a Foreign Obligor is, to the extent the concept is applicable in the relevant jurisdiction, subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to each such party, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by it and by each other Person that is a Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute, to the extent the concept is applicable in the relevant jurisdiction, private and commercial acts and not public or governmental acts. None of Parent or HIL or any other Person that is a Foreign Obligor nor any of their respective property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such party is organized or incorporated and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which Parent, HIL and each other Person that is a Foreign Obligor are each incorporated or organized and existing for the enforcement thereof against such party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, or admissibility in evidence of the Applicable Foreign Obligor Documents, subject to the exceptions on the enforceability thereof described in Section 3.4 (including, without limitation, the Foreign Obligor Enforceability Exceptions) and any requirement under local law that the applicable Foreign Obligation Document, prior to admission into any relevant foreign court, be translated into any language required by such court. It is not necessary to ensure the legality, validity, enforceability, or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized or incorporated and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced, (ii) any charge or tax as has been timely paid, (iii) any stamp duty imposed by the Cayman Islands or other jurisdiction in the event that the Loan Documents are executed in, or thereafter brought to, the Cayman Islands or such other jurisdiction for enforcement or otherwise.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which Parent, HIL or any other Person that is a Foreign Obligor is organized or incorporated and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents (other than any stamp duty, as referenced in Section 3.22(b)(iii) above) or (ii) any payment to be made by such party pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Agents.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by Parent, HIL and each other Person that is a Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized or incorporated and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

3.23 Luxembourg Specific Representations. (a) The head office (administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Regulation (EU) of the European Parliament and the Council N° 2015/848 of May 20, 2015 on insolvency proceedings, recast), the center of main interests (centre des intérêts principaux) of each Luxembourg Loan Party is in Luxembourg and is located at the place of its registered office (siège statutaire); (b) none of the Luxembourg Loan Parties has filed and, to the best of their knowledge, no person has filed a request with any competent court seeking that the relevant Luxembourg Loan Party be declared subject to bankruptcy (faillite), reprieve from payment (sursis de paiement), judicial liquidation (liquidation judiciaire), administrative dissolution with liquidation (dissolution administrative sans liquidation), judicial reorganization (reorganization judiciaire) or such other proceedings listed at Article 13, items 4 to 12, 16 and 17 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time), (and which include foreign court decision as to faillite or analogous procedures according to Regulation (EU) of the European Parliament and the Council n°2015/848 of May 20, 2015 on insolvency proceedings, recast); (c) each Luxembourg Loan Party is not, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, be in a state of cessation of payments (cessation de paiements), or be deemed to be in such state, and has not lost, and will not, as a result of its entry into the Loan Documents or the performance of its obligations thereunder, lose its creditworthiness (ébranlement de crédit), or be deemed to have lost such creditworthiness and is not aware, or is not reasonably be aware, of such circumstances; and (d) each Luxembourg Loan Party is in compliance with any reporting requirements applicable to it pursuant to the to the Central Bank of Luxembourg regulation 2011/8 as amended by the Central Bank of Luxembourg Regulation 2014/17 or Regulation (EU) N°648/2012 of the European Parliament and of the Council dated 4 July 2012 on OTC derivatives, central counterparties and trade repositories (as applicable).

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Closing Date. Subject to Section 5.15, the agreement of each Lender and Issuing Bank to make the Term Loans requested to be made by it hereunder and Revolving Credit Commitments requested to be made available by it, in each case, on the Closing Date, is subject to the satisfaction (or waiver in accordance with Section 9.2), prior to or concurrently with the making of such extension of credit (or making such commitments available) on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agents shall have received:

(i) this Agreement, executed and delivered by the Borrowers, the Administrative Agents, the Collateral Agent and the Lenders;

(ii) Notes executed by each Borrower in favor of each Lender requesting Notes;

(iii) executed counterparts of the Guaranties, duly executed by each applicable Guarantor;

(iv) the Security Agreement, duly executed by each Loan Party that is a Domestic Subsidiary of Parent, together with:

(A) to the extent required by the Security Agreement, certificates representing the Pledged Equity Interests referred to therein, accompanied by undated stock powers and/or share transfer forms executed in blank, and instruments evidencing the Pledged Debt referred to therein, indorsed in blank;

(B) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Collateral Agent may deem necessary or desirable in order to perfect the Liens created under the Collateral Documents, covering the Collateral described in the Collateral Documents;

(C) a completed Perfection Certificate, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements;

(D) evidence that all other actions that the Collateral Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Collateral Documents have been taken, and all filing and recording fees and taxes shall have been duly paid;

(v) US IP Security Agreements, duly executed by each Loan Party that is a Domestic Subsidiary of Parent, together with evidence that all actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect the Liens created under the US IP Security Agreements has been taken;

(vi) each pledge and security agreement or mortgage delivered with respect to the Capital Stock of and in each Foreign Obligor (other than Parent), the Capital Stock of each Subsidiary of each Foreign Obligor that is organized or incorporated (as applicable) in any jurisdiction where any Loan Party is organized or incorporated (as applicable), and the Intellectual Property of such Foreign Obligors, in each case other than with respect to any Excluded Assets, but including:

(A) each Cayman Security Document dated the Closing Date, duly executed by each Loan Party that is a party thereto together with the ancillary documents to be delivered pursuant to such Cayman Security Documents on the date that each is entered into;

(B) each Luxembourg Security Document, duly executed by each Loan Party that is a party thereto; and

(C) evidence that all other actions that the Collateral Agent may deem necessary or desirable in order to perfect or register the Liens created under the Cayman Security Documents dated the Closing Date and the Luxembourg Security Documents, in each case, have been, or will be, substantially concurrently with the effectiveness of this Agreement, taken and all filing and recording fees and taxes in respect thereof shall have been or will be, substantially concurrently with the effectiveness of this Agreement, duly paid; and

(vii) the documents and deliveries described in Section 5.9(a)(i)(F) with respect to each Material Real Property listed on Schedule 1.2 (including, without limitation, a duly executed, acknowledged and delivered original Mortgage in form suitable for recording).

(b) Refinancing. The Refinancing (as defined in the Existing Credit Agreement) shall be consummated prior to or substantially concurrently with the Borrowing under the Term Loan Facility.

(c) Notes Financing. Parent has received proceeds of the senior notes financing.

(d) Pro Forma Financial Statements. The Administrative Agents shall have received a pro forma consolidated balance sheet and related pro forma statement of income of Parent and its Restricted Subsidiaries as of and for the four fiscal quarter period ending on June 30, 2018 (together, the “Pro Forma Financial Statements”), prepared on the same basis as, and reflecting the transactions reflected in, the pro forma financial statements contained in the offering memorandum for the senior notes, and giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such pro forma balance sheet) or at the beginning of such period (in the case of such pro forma statement of income) and a consolidated forecasted balance sheet, statements of income and cash flows of Parent and its Restricted Subsidiaries prepared by Parent in form reasonably satisfactory to the Administrative Agents for each fiscal year commencing with the fiscal year ending December 31, 2018 through and including the fiscal year ending December 31, 2023.

(e) Financial Statements. The Administrative Agents shall have received unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent and its Restricted Subsidiaries for each fiscal quarter ended after June 30, 2018 and at least 60 days prior to the Closing Date.

(f) Fees. All fees and expenses in connection with the Term Loan A Facility and the Revolving Credit Facility (including reasonable out-of-pocket legal fees and expenses) payable by Parent or any other Borrower to the Lenders, the Arrangers and the Agents on or before the Closing Date shall have been paid to the extent then due; provided, that all such amounts shall be required to be paid, as a condition precedent to the Closing Date, only to the extent invoiced at least one Business Day prior to the Closing Date.

(g) Solvency Certificate. The Term Loan ~~Administrative Agents~~A Agent (as defined in the Existing Credit Agreement) shall have received a solvency certificate in the form of Exhibit J from a Responsible Officer of the Parent with respect to the solvency of the Parent and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions.

(h) Closing Certificate. The Administrative Agents shall have received a certificate of the Borrowers, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, (i) (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) certifying that no such consents, licenses or approvals are so required and (ii) certifying that the conditions specified in clauses (b), (l) and (m) of this Section 4.1 have been satisfied.

(i) Other Certifications. The Administrative Agents shall have received the following:

(i) a copy of the charter or other similar Organizational Document of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized or incorporated;

(ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, certifying that such Person is duly organized and in good standing under the laws of such jurisdiction (but only to the extent such concepts exist under applicable law); and

(iii) a certificate of the Secretary, Assistant Secretary or other appropriate Responsible Officer of each Loan Party other than the Luxembourg Loan Parties dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or other similar Organizational Document of such Person (and the register of members, register of directors and officers, and register of mortgages and charges of any Loan Party incorporated in the Cayman Islands) as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or equivalent governing body and, as applicable, by the Shareholders of such Person authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of each Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation or other similar Organizational Document of such Person have not been amended since the date the documents furnished pursuant to clause (i) above were certified, (D) that attached thereto is a true copy of the certificate delivered pursuant to Clause 4.1(i)(ii) above and (E) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Person; and

(iv) in respect of any Luxembourg Loan Party, a manager’s certificate signed by a manager of the relevant Luxembourg Loan Party, certifying the following items: (A) an up-to-date copy of the articles of association of the relevant Luxembourg Loan Party; (B) an electronic true and complete certified excerpt of the Luxembourg Companies Register pertaining to the relevant Luxembourg Loan Party dated as of the Closing Date; (C) an electronic true and complete certified certificate of non-registration of judgment (certificat de non-inscription d’une décision judiciaire) dated as of the Closing Date issued by the Luxembourg Companies Register and reflecting the situation no more than one Business Day prior to the Closing Date certifying that, as of the date of the day immediately preceding such certificate, the relevant Luxembourg Loan Party has not been declared bankrupt (en faillite), and that it has not applied for general settlement or composition with creditors (concordat préventif de la faillite), controlled management (gestion contrôlée), or reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 2 to 12, and Article 14 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time), (and which include foreign court decisions as to faillite, concordat or analogous procedures according to Council Regulation (EC) n°1346/2000 of May 29, 2000 on insolvency proceedings); (D) true, complete and up-to-date board resolutions approving the entry by the relevant Luxembourg Loan Party into, among others, the Loan Documents; (E) the relevant Luxembourg Loan Party is not subject to nor, as applicable, does it meet or threaten to meet the criteria of bankruptcy (faillite), voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), general settlement with creditors or similar laws affecting the rights of creditors generally and no application has been made or is to be made by its manager or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings; (F) a true and complete specimen of signatures for each of the managers or authorized signatories having executed for and on behalf of the relevant Luxembourg Loan Party the Loan Documents; (G) a certificate of the domiciliation agent or signed by a manager of the relevant Luxembourg Loan Party certifying, as the case may be, (i) due compliance by the relevant Luxembourg Loan Party with, and adherence to, the provisions of the Luxembourg Law dated 31 May 1999 concerning the domiciliation of companies, as amended, and the related circulars issued by the Commission de Surveillance du Secteur Financier or (ii) that the premises of the Luxembourg Loan Party are leased pursuant to a legal, valid and binding (and still in full force and effect) lease agreement and correspond to sufficient unshared office space, with a separate entrance and sufficient office equipment allowing it to effectively carry out its business activities; and (H) true, complete and up-to-date shareholders registers of each of the relevant Luxembourg Loan Parties reflecting the registration of the relevant Luxembourg Security Documents.

(j) Legal Opinions. The Administrative Agents shall have received favorable legal opinions of (A) Gibson, Dunn & Crutcher LLP, special counsel to the Loan Parties, (B) Snell & Wilmer, L.L.P., Nevada counsel to the Loan Parties, (C) Maples and Calder, (Cayman) LLP counsel to the Loan Parties, (D) NautaDutilh Avocats Luxembourg S.à r.l., Luxembourg counsel to the Agents and the Lenders, with respect to the enforceability of the Luxembourg Security Documents, and (E) DLA Piper Luxembourg S.à r.l., Luxembourg counsel to the Loan Parties, with respect to the capacity of the Luxembourg Loan Parties to enter into the Loan Documents, in each case in form and substance reasonably satisfactory to the Agents.

(k) Know Your Customer and Other Required Information.

(i) The Administrative Agents and the Arrangers shall have received, no later than three Business Days prior to the Closing Date, all documentation and other information about the Loan Parties as has been reasonably requested in writing at least ten Business Days prior to the Closing Date by the Administrative Agents and the Arrangers with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(ii) At least five Business Days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(l) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the Closing Date, except in the case of any representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of such earlier date.

(m) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the extensions of credit requested to be made on the Closing Date.

(n) No Material Adverse Effect. There shall not have occurred since December 31, 2017 any event, circumstance or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(o) Insurance. The Collateral Agent shall have received current insurance certificates with respect to the Loan Parties and setting forth the insurance maintained for the benefit of each of the Loan Parties, which shall meet the requirements set forth in Section 5.5 hereof and shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Collateral Agent.

(p) Borrowing Notice. Delivery of a Borrowing Request pursuant to Section 2.2.

4.2 Conditions to Each Post-Closing Extension of Credit. The obligation of each Lender and Issuing Bank to make any extension of credit requested to be made by it hereunder on any date (other than (x) the initial extensions of credit on the Closing Date (except with respect to the condition precedent specified in clause (c) below), (y) any conversion of Loans to the other Type or a continuation of Eurodollar Loans or SOFR Loans or (z) any amendment, modification, renewal or extension of a Letter of Credit that does not increase the face amount of such Letter of Credit) is subject to the satisfaction of the following conditions precedent (except as otherwise expressly set forth in Section 2.23):

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in, or pursuant to, the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided, that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or “Material Adverse Effect”.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Notice. Delivery of a Borrowing Request pursuant to Section 2.6.

~~(d) Liquidity: Pro Forma compliance with the Minimum Liquidity Test pursuant to Section 6.14(d).~~

Each Borrowing of a Loan by or issuance of a Letter of Credit on behalf of the applicable Borrowers with respect to which the above conditions of this Section 4.2 apply shall be deemed to constitute a representation and warranty by Parent and each other Borrower as of the date of such extension of credit that the applicable conditions contained in clause (a) and (b) of this Section 4.2 have been satisfied. Notwithstanding the foregoing or anything else in this Agreement to the contrary, solely to the extent set forth in Section 2.23, in connection with any Limited Conditionality Incremental Transaction, (x) accuracy of representations and warranties (other than Specified Representations in connection with an acquisition, which shall be accurate in all material respects as of the closing date of such acquisition) or (y) occurrence of a Default or Event of Default (other than a Specified Default), in each case may, at the option of the Borrowers, be determined as of the date the definitive agreement for such Permitted Acquisition or Investment is signed or the applicable irrevocable redemption notice is given.

SECTION 5. AFFIRMATIVE COVENANTS

Parent and each other Borrower hereby jointly and severally agree that, so long as any Commitments remain in effect or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations that are not then due and payable) is owing to any Lender, the Agents or the Arrangers hereunder, each Borrower shall, and Parent shall and shall cause each of the Restricted Subsidiaries to:

5.1 Financial Statements. Furnish to the Administrative Agents for further delivery to each Agent and each Lender:

(a) within 90 days after the end of each fiscal year of Parent (beginning with the fiscal year ending December 31, 2018), a copy of the audited consolidated balance sheets of Parent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ (or members’) equity and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, all in reasonable detail and prepared in accordance with GAAP, reported on without a “going concern” or like qualification, exception or explanatory paragraph, or qualification, exception or explanatory paragraph as to the scope of the audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under any Indebtedness occurring within one year from the time such report is delivered or (y) any potential inability to satisfy the Financial Maintenance Covenant on a future date or in a future period), by PricewaterhouseCoopers, LLP or other independent certified public accountants of nationally recognized standing;

(b) within 60 days after the end of each of the first three quarterly periods of each fiscal year of Parent (beginning with the fiscal quarter ending September 30, 2018), the unaudited consolidated balance sheets of Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ (or members’) equity and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of Parent and its consolidated Subsidiaries in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes); and

(c) together with each set of consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (c) of this Section 5.1 may be satisfied with respect to financial information of Parent and its Subsidiaries by furnishing Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided, that, to the extent any such Form 10-K is in lieu of information required to be provided under Section 5.1(a), the consolidated financial statements included in the materials provided are accompanied by a report by an independent certified public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanatory paragraph, or qualification, exception or explanatory paragraph as to the scope of the audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (x) an upcoming maturity date under any Indebtedness occurring within one year from the time such report is delivered or (y) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period)).

5.2 Certificates; Other Information. For clauses (a) through (e), furnish to the Administrative Agents, in each case for further delivery to each Lender, or, in the case of clause (c) or (e), to the relevant Lender:

(a) concurrently with the delivery of any financial statements pursuant to Sections 5.1(a) and 5.1(b) (or the Form 10-K or 10-Q, as applicable, referred to in the last paragraph of Section 5.1), a Compliance Certificate of a Responsible Officer that shall include, or have appended thereto, (i) a statement that such Responsible Officer has obtained no knowledge of any continuing Default or Event of Default, or if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto and (ii) solely with respect to the delivery of any financial statements pursuant to Section 5.1(a) (or the Form 10-K referred to in the last paragraph of Section 5.1), an updated Perfection Certificate, signed by a Responsible Officer, (A) setting forth the information required pursuant to the Perfection Certificate and indicating any changes in such information from the most recent Perfection Certificate delivered pursuant to this clause (ii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (ii), from the Perfection Certificate delivered on the Closing Date) or (B) a statement certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to this clause (ii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (ii), from the Perfection Certificate delivered on the Closing Date);

(b) within ten days after the same are sent or made available, copies of all reports that any Group Member sends to the holders of any class of its public equity securities and, promptly after the same are filed, copies of all reports or other materials that any Group Member may make to, or file with, the SEC or any national securities exchange (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agents), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be furnished to the Administrative Agents or the Lenders pursuant to any other clause of this Section 5.2, in each case only to the extent such reports are of a type customarily delivered by borrowers to lenders in syndicated loan financings; provided, that the Borrowers shall not be required to deliver copies of any such reports or other materials that have been posted on EDGAR or any successor filing system thereto;

(c) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(d) no later than 90 days after the first day of each fiscal year of Parent, commencing with the fiscal year ending December 31, 2018, an annual budget (on a rolling four year basis) in form customarily prepared by Parent with regard to Parent and its Restricted Subsidiaries;

(e) promptly, such additional financial and other information regarding the business, legal, financial or corporate affairs of Parent or any Restricted Subsidiary, or compliance by any Loan Party with the terms of the Loan Documents to which it is a party, as the Administrative Agents may from time to time reasonably request (on its own behalf or on behalf of any Lender), including for the avoidance of doubt, any consolidating financial information to the extent there are any Unrestricted Subsidiaries; and

(f) [reserved].

Each Borrower hereby acknowledges and agrees that all financial statements furnished pursuant to Sections 5.1(a) and 5.1(b) above and the Compliance Certificates furnished pursuant to Section 5.2(a) are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.1 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless such Borrower otherwise notifies the Administrative Agent in writing on or prior to the delivery thereof).

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy before they become delinquent, as the case may be, all its obligations (other than Indebtedness), including Tax obligations, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of any Group Member, as the case may be, or (b) where the failure to pay, discharge or otherwise satisfy the same would not have or reasonably be expected to have a Material Adverse Effect.

5.4 Conduct of Business and Maintenance of Existence, Compliance with Laws, Etc.

(a) (i) (x) Preserve, renew and keep in full force and effect its corporate or other organizational existence (it being understood, for the avoidance of doubt, that the foregoing shall not limit any change in form of entity or organization) and (y) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except (other than in the case of the preservation of existence of Parent and each other Borrower) to the extent that failure to do so would not have or reasonably be expected to have a Material Adverse Effect; and (ii) comply with all Contractual Obligations (other than obligations under agreements or instruments relating to Indebtedness), applicable Requirements of Law (including ERISA and the PATRIOT Act) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except to the extent that failure to comply therewith would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) Notwithstanding the foregoing, if each of HII, HIL and the Term Loan Borrower maintains their respective legal existence and good standing under the Laws of the jurisdiction in which such Borrower is organized as of the Closing Date (to the extent such concepts exist in such jurisdictions), Parent shall be permitted to maintain its legal existence and good standing under the Laws of the jurisdiction in which Parent is organized as of the Closing Date or any other jurisdiction so long as (v) the change to such jurisdiction would not have an adverse effect on the interests of the Lenders (it being understood and agreed that any loss, reduction or other adverse effect on the nature and scope of the Guaranties (including, without limitation, any adverse effect on the extent to which the Obligations are guarantied thereby) and the Collateral shall be deemed to have an adverse effect on the interests of the Lenders), (w) such jurisdiction shall be any of the Republic of Ireland, the United Kingdom, any state within the United States or the District of Columbia, or any other jurisdiction approved by the Term Loan ~~B~~A Agent (such approval not to be unreasonably withheld), (x) the Administrative Agents shall have received in respect of such change in jurisdiction all documentation (including any documentation requested by Administrative Agents or any Lender as may be required under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act), deliveries and evidence of completion of any actions contemplated by Sections 5.9 and 5.11 on or before the date of any such change in jurisdiction, (y) Parent shall have taken all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (z) Parent shall have preserved or renewed all of its registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) (i) Except as would not have or reasonably be expected to have a Material Adverse Effect, keep all Property and systems necessary in its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain with insurance companies Parent believes to be financially sound and reputable insurance on all its Property in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Parent and the Restricted Subsidiaries) and against at least such risks as are usually insured against in the same geographic regions by companies of similar size engaged in the same or a similar business.

(b) Within 90 days following the ~~Closing~~Ninth Amendment Effective Date, the Collateral Agent shall be named as an additional insured on the global general liability policy and as a loss payee on Parent’s global property and casualty insurance policy.

(c) If at any time the property upon which a structure is located is identified as a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrowers shall obtain flood insurance covering the improvements and contents in an amount that is necessary to cover the estimated probable maximum loss or such other amount as the Collateral Agent may from time to time reasonably require and which flood insurance shall otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time (including with respect to coverage and deductible limits).

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct in all material respects entries in conformity with GAAP and all material applicable Requirements of Law shall be made of all material dealings and transactions in relation to its business activities and (b) permit representatives of any Agent or any Lender, upon reasonable prior notice, to visit and inspect any of its properties and examine and, at the applicable Borrower’s expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (subject to the immediately succeeding sentence) and to discuss the business, operations, properties and financial and other condition of Parent and the Group Members with officers and employees of Parent and the Group Members and with their respective independent certified public accountants (subject to such accountants’ policies and procedures). Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Term Loan ~~B~~A Agent and shall be limited to one per fiscal year plus any additional visits in connection with Lender meetings (and only one time at the Loan Parties’ expense). The Administrative Agents and the Lenders shall give Parent or any other Borrower the opportunity to participate in any discussions with Parent’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.6, no Group Member will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agents or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

5.7 Notices. Promptly after (or, in the case of clause (c) or (d), within 30 days after and in the case of clause (e), promptly following any request therefor) a Responsible Officer acquires knowledge thereof, give notice to the Administrative Agents and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time, that would have or reasonably be expected to have a Material Adverse Effect;

(c) the following events to the extent such events would have or reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan that would reasonably be expected to result in a Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Single Employer Plan; and

(d) any other development or event that has or would reasonably be expected to have a Material Adverse Effect; and

(e) provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) the relevant Group Member proposes to take with respect thereto.

5.8 Environmental Laws. (a) Comply in all respects with all applicable Environmental Laws, and obtain, maintain and comply with, any and all Environmental Permits, except to the extent the failure to so comply with Environmental Laws or obtain, maintain or comply with Environmental Permits would not have or reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with Environmental Laws and any Release or threatened Release of Hazardous Materials, except, in each case, to the extent the failure to do so would not have or reasonably be expected to have a Material Adverse Effect.

5.9 Additional Collateral, Etc.

(a) Except with respect to any Excluded Assets, at the Borrowers’ expense:

(i) in the case of any Loan Party that is a Domestic Subsidiary,

(A) within 30 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) of the delivery of any Compliance Certificate to the Administrative Agents pursuant to Section 5.2(a), with respect to any property or assets acquired during the immediately preceding fiscal quarter that are not subject to a perfected first priority Lien (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of the Secured Parties (as well as any real property not subject to a Mortgage as of the Closing Date which becomes Material Real Property after the Closing Date), furnish to the Collateral Agent a description of such property or assets so held or acquired in detail satisfactory to the Collateral Agent,

(B) [reserved],

(C) within 30 days (or such later date as may be agreed by the Collateral Agents in its sole discretion) of the delivery of any Compliance Certificate to the Administrative Agents pursuant to Section 5.2(a), after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Collateral Agent any supplements to the Security Agreement, supplements to any US IP Security Agreement and other security and pledge agreements as specified by and in form and substance satisfactory to the Collateral Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(D) within 30 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) of the delivery of any Compliance Certificate to the Administrative Agents pursuant to Section 5.2(a), cause the applicable Loan Party to take whatever action (including the filing of Uniform Commercial Code financing statements) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on such property or assets, enforceable against all third parties, but in any case, subject to any Permitted Liens and in accordance with the Collateral Documents,

(E) within 60 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) of the delivery of any Compliance Certificate to the Administrative Agents pursuant to Section 5.2(a), deliver to the Collateral Agent, upon the request of the Collateral Agent, in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to the matters contained in clauses (C) and (D) above and as to such other matters as the Collateral Agent may reasonably request, and

(F) in the case of any such Material Real Property, within 60 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) after (i) the date of the acquisition of Material Real Property or (ii) the date of the delivery of any Compliance Certificate to the Administrative Agents pursuant to Section 5.2(a) if such real property became during the immediately preceding fiscal quarter (or was determined to be) a Material Real Property, deliver to the Collateral Agent a Mortgage with respect to such Material Real Property, duly executed by such Loan Party, together with, for each such Mortgage:

(1) evidence that counterparts of such Mortgage have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien (subject only to Permitted Liens) on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and other fees in connection therewith have been paid,

(2) (i) a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy or unconditional commitment therefor, with endorsements or affirmative insurance requested by the Collateral Agent (which may include, without limitation, endorsements on matters relating to usury, first loss, last dollar (to the extent not otherwise provided), zoning, doing business, variable rate, address, separate tax lot, subdivision, tie in or cluster, contiguity, access and so-called comprehensive coverage over covenants and restrictions, to the extent such endorsements are available in the applicable jurisdiction(s) at commercially reasonable rates) and in amounts reasonably acceptable to the Collateral Agent, issued by title insurers acceptable to the Collateral Agent (collectively, the “Title Company”), insuring such Mortgage to be a valid first and subsisting Lien (subject only to Permitted Liens) on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as the Collateral Agent may deem reasonably necessary or desirable (each such policy or unconditional commitment, a “Mortgage Policy”); and the applicable Loan Party shall deliver to the Title Company such affidavits and indemnities as shall be reasonably required to induce the Title Company to issue the Title Policy contemplated in this clause (B) and (ii) evidence reasonably satisfactory to the Collateral Agent that all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording such Mortgage in the appropriate real estate records have been paid to the Title Company or to the appropriate Governmental Authorities,

(3) to the extent within the possession of Parent or any of its Restricted Subsidiaries, the most current American Land Title Association survey for the Mortgaged Property,

(4) evidence of the insurance required by Section 5.5

(5) (i) a completed “Life of Loan” standard flood hazard determination form; (ii) if the improvement(s) located on a Mortgaged Property is located in a Special Flood Hazard Area, a notification to the Title Company (“Borrower Notice”) and (if applicable) notification to the Title Company that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community in which the property is located does not participate in the NFIP; and (iii) if the Borrower Notice is required to be given and flood insurance is available in the community in which the improved Mortgaged Property is located, a copy of one of the following: the flood insurance policy, the Title Company’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance required by Section 5.5 (any of the foregoing being “Evidence of Flood Insurance”); provided that no Mortgage shall encumber any improved Mortgaged Property that is located in a Special Flood Hazard Area unless Evidence of Flood Insurance has been obtained and provided to the Collateral Agent;

(6) an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgage to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case, addressed to the Collateral Agent and the other Secured Parties and in form and substance reasonably satisfactory to the Collateral Agent; and

(7) evidence that all other action that the Collateral Agent may deem necessary or desirable in order to create valid first and subsisting Liens (subject only to Permitted Encumbrances) on the property described in the Mortgage has been taken;

(ii) in the case of any Loan Party that is a Foreign Subsidiary,

(A) within 60 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) after the date any Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a), with respect to any Capital Stock in any Restricted Subsidiaries organized or incorporated in any jurisdiction in the immediately preceding fiscal quarter in which any Loan Party is organized or incorporated or any Intellectual Property (other than Intellectual Property that is (i) of de minimis value or (ii) licensed from any IP Holding Company) that is not subject to a perfected first priority Lien (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of the Secured Parties, furnish to the Collateral Agent a description of such Capital Stock or Intellectual Property so acquired in detail satisfactory to the Collateral Agent,

(B) within 60 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) after the date any Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a), cause the applicable Loan Party to duly execute and deliver to the Collateral Agent any pledge and/or security agreements in respect of such Capital Stock, any security and pledge agreements governed by the laws of any jurisdiction in which any Loan Party is organized or incorporated (as applicable) with respect to such Intellectual Property, and any other Collateral Documents with respect to such assets, in each case, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (including delivery of, or completion of such other actions which are required to be taken by the applicable Collateral Documents to perfect the Liens in, all such pledged Capital Stock), securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such Capital Stock and Intellectual Property,

(C) within 60 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) after the date any Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a), cause the applicable Loan Party to take whatever action may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) for the benefit of the Secured Parties valid and subsisting Liens on such assets, enforceable against all third parties, and

(D) within 60 days (or such later date as may be agreed by the Collateral Agent in its sole discretion) after the date any Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a), deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to the matters contained in clauses (A), (C) and (D) above, and as to such other matters as the Collateral Agent may reasonably request.

The Borrowers shall otherwise take or cause to be taken such actions and execute and/or deliver or cause to be executed and/or delivered to the Collateral Agent such documents as the Collateral Agent shall require to confirm the validity of the Lien granted in favor of the Collateral Agent for the benefit of the Secured Parties against such after-acquired properties or assets, and such assets held on the Closing Date not made subject to a Lien created by any of the Collateral Documents.

For the avoidance of doubt, and without limitation, Section 5.9 shall apply to any division of a Loan Party and to any division of a Group Member required to become a Loan Party pursuant to the terms of the Loan Documents and to any allocation of assets to a series of a limited liability company.

(b) With respect to (A) any Restricted Subsidiary (other than any Excluded Subsidiary) which is required to become a Loan Party to comply with the provisions of Section 5.14, or (B) any Restricted Subsidiary that becomes an IP Holding Company after the Closing Date, in each case, at the Borrowers’ expense:

(i) if such Restricted Subsidiary is a Domestic Subsidiary,

(A) within 30 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), cause such Domestic Subsidiary to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the Obligations of the Loan Parties,

(B) within 30 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), furnish to the Collateral Agent a description of the properties and assets of such Domestic Subsidiary, in detail reasonably satisfactory to the Collateral Agent,

(C) within 30 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), cause to be duly executed and delivered to the Collateral Agent any pledge agreements, supplements to the Security Agreement, supplements to any US IP Security Agreement, other Collateral Documents, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (including delivery of all Pledged Equity Interests in and of such Subsidiary), securing the Obligations of such Domestic Subsidiary under the Loan Documents and constituting Liens on all such properties and assets,

(D) within 30 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), cause to be taken whatever action (including the filing of Uniform Commercial Code financing statements) may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) for the benefit of the Secured Parties valid and subsisting Liens on the properties purported to be subject to such pledge agreements, supplements to the Security Agreement, supplements to any US IP Security Agreement and other Collateral Documents delivered pursuant to this Section 5.9, enforceable against all third parties in accordance with their terms,

(E) within 60 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to the matters contained in clauses (A), (C) and (D) above, and as to such other matters as the Collateral Agent may reasonably request,

(F) within 60 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), with respect to each parcel of Material Real Property owned or held by such Domestic Subsidiary, deliver such documents, deliverables or instruments and take such actions similar to those described in Section 5.9(a)(i)(F), each in scope, form and substance satisfactory to the Collateral Agent; and

(ii) if such Restricted Subsidiary is a Foreign Subsidiary,

(A) within 60 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), cause such Foreign Subsidiary to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the Obligations of the Loan Parties,

(B) within 60 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), furnish to the Collateral Agent a description of the Capital Stock in and of such Foreign Subsidiary, the Capital Stock of its Subsidiaries, and all Intellectual Property of such Foreign Subsidiary, in detail satisfactory to the Collateral Agent,

(C) within 60 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), cause to be duly executed and delivered to the Collateral Agent any pledge and/or security agreements in respect of the Capital Stock in and of such Foreign Subsidiary and each of its direct, first-tier Subsidiaries organized or incorporated in any jurisdiction in which any Loan Party is organized or incorporated, any security and pledge agreements governed by the laws of any jurisdiction in which any Loan Party is organized or incorporated (as applicable) with respect to such Intellectual Property of such Foreign Subsidiary (excluding any Intellectual Property that is (i) of de minimis value or (ii) licensed from any IP Holding Company), and any other Collateral Documents with respect to such assets, in each case, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (including delivery of, or completion of such other actions which are required to be taken by the applicable Collateral Documents to perfect the Liens in, all pledged Capital Stock in and of such Subsidiary and each of its Subsidiaries organized or incorporated in any jurisdiction in which any Loan Party is organized or incorporated), securing the Obligations of such Foreign Subsidiary under the Loan Documents and constituting Liens on all such properties and assets,

(D) within 60 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), cause to be taken whatever action may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) for the benefit of the Secured Parties valid and subsisting Liens on such assets, enforceable against all third parties, and

(E) within 60 days after the date the applicable Compliance Certificate is delivered to the Administrative Agents pursuant to Section 5.2(a) (or such later date as may be agreed by the Collateral Agent in its sole discretion), deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to the matters contained in clauses (A), (C) and (D) above, and as to such other matters as the Collateral Agent may reasonably request.

(c) Notwithstanding anything to the contrary contained in any of the Loan Documents: (i) any guaranty of the Obligations that is provided by any Restricted Subsidiary of Parent that is an Excluded U.S. Guarantor described in clause (a) of the definition thereof shall not extend to the obligations of HII, either (x) directly or (y) indirectly by virtue of guaranteeing the Obligations of any Loan Party that is not a U.S. Person which has itself guaranteed the Obligations of HII (but, for the avoidance of doubt, any Excluded U.S. Guarantor that has guaranteed the Obligations of any Loan Party that is not a U.S. Person shall be liable for all Obligations of such Loan Party pursuant to any such guarantee other than such Loan Party’s obligations under any guarantee of the Obligations of a U.S. Person); (ii) any guaranty of the Obligations that is provided by any Restricted Subsidiary of Parent that is an Excluded U.S. Guarantor described in clause (b) of the definition thereof shall not extend to the obligations of the Term Loan Borrower, either (x) directly or (y) indirectly by virtue of guaranteeing the Obligations of any Loan Party that is not a U.S. Person which has itself guaranteed the Obligations of the Term Loan Borrower (but, for the avoidance of doubt, any Excluded U.S. Guarantor that has guaranteed the Obligations of any Loan Party that is not a U.S. Person shall be liable for all Obligations of such Loan Party pursuant to any such guarantee other than such Loan Party’s obligations under any guarantee of the Obligations of a U.S. Person); (iii) the Collateral shall not include any Excluded Assets; (iv) leasehold mortgages and landlord lien waivers, estoppels, warehouseman waivers or other collateral access letters will not be required; (v) control agreements will not be required in respect of deposit accounts, securities accounts, commodities accounts and other similar accounts; (vi) no Loan Party shall be required to execute or deliver any Collateral Documents governed by any law other than the laws of the state of New York or any jurisdiction of organization or incorporation of any Loan Party; and (vii) perfection shall not be required with respect to: (A) vehicles and any other assets subject to certificates of title to the extent a Lien therein cannot be perfected by filing a Uniform Commercial Code financing statement, (B) commercial tort claims, (C) letter of credit rights (other than supporting obligations) and (D) any property or assets of Parent or any of its Subsidiaries to the extent the cost, burden, difficulty or consequence (including any effect on the ability of the Loan Parties to conduct their operations and business in the ordinary course) of perfecting a security interest therein outweighs the benefit of the security afforded thereby to the Secured Parties as reasonably determined by Parent and the Collateral Agent (and the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and/or duties where the benefit to the Secured Parties of increasing the guaranteed or secured amount is disproportionate to the level of such fees, taxes and/or duties); provided, further, that if any Subsidiary is no longer an Excluded U.S. Guarantor or if any equity interests in any Subsidiary is no longer an Excluded Asset, such Subsidiary shall provide guarantees hereunder and such Assets shall be pledged pursuant to the provisions of this Section 5.9 as if such Subsidiary is a newly acquired Subsidiary and such Assets are newly acquired Assets.

(d) At any time upon request of the Collateral Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, supplements to the Security Agreement, supplements to any US IP Security Agreement, deeds of trust, trust deeds, deeds to secure debt, mortgages, and other Collateral Documents.

(e) Notwithstanding anything in this Section 5.9 or in any other Loan Document to the contrary, (i) prior to any Material Real Property becoming subject to a Mortgage in favor of the Collateral Agent (A) the Borrowers shall give not less than forty-five (45) prior written notice to the Lenders and (B) each Revolving Credit Lender shall have provided written confirmation to the Collateral Agent of completion of its flood insurance due diligence and flood insurance compliance and (ii) any increase, extension or renewal of any Facility shall, other than in connection with a Limited Conditionality Incremental Transaction, be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to the Revolving Credit Lenders.

5.10 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 3.14 and shall not use such proceeds in any manner that would cause the representations and warranties in Section 3.19 to be untrue.

5.11 Further Assurances.

(a) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Agents may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Collateral Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto other than any Excluded Assets.

(b) At the request of the Required Lenders from time to time when either (i) an Event of Default shall have occurred and be continuing or (ii) the Required Lenders have a reasonable belief that the Loan Parties have failed to comply in all material respects with applicable Environmental Laws, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental site assessment report for any Mortgaged Property, prepared by an environmental consulting firm reasonably acceptable to the Collateral Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, response or other corrective action to address any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Collateral Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Collateral Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and the Borrowers hereby grant and agree to cause any Restricted Subsidiary that owns or leases the Mortgaged Property described in such request to grant at the time of such request to the Collateral Agent, the Administrative Agents, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants or necessary consent of landlords, to enter onto their respective properties to undertake such an assessment.

(c) At the Collateral Agent’s election from time to time, the Collateral Agent may obtain (at the sole cost and expense of the Borrowers unless requested more frequently than once in any Appraisal Period), an appraisal for each Mortgaged Property providing a fair assessment of the fair market value of such Mortgaged Property, prepared by an independent, third-party appraiser holding an MAI designation and who is state licensed or state certified if required by the laws of the state where such Mortgaged Property is located, reasonably acceptable to the Collateral Agent as to form, assumptions, substance, and appraisal date, and prepared in accordance with the requirements of FIRREA and all other applicable Laws.

For the avoidance of doubt, and without limitation, Section 5.11 shall apply to any division of a Loan Party and to any division of a Group Member required to become a Loan Party pursuant to the terms of the Loan Documents and to any allocation of assets to a series of a limited liability company.

5.12 Maintenance of Ratings[Reserved]~~. At all times, use commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to Parent, and use commercially reasonable efforts to cause Term Loan B Facility to be continuously rated by S&P and Moody’s (it being understood that, in each case, there shall be no obligation to maintain specific ratings from either S&P or Moody’s).~~.

5.13 Designation of Subsidiaries. (a) The Board of Directors of Parent may at any time designate any Restricted Subsidiary (other than any such Restricted Subsidiary that is a Borrower or the direct parent company of such Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agents; provided, that (i) immediately before and after such designation, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Borrowers shall be in compliance, on a Pro Forma Basis, with the Financial Maintenance Covenant, (ii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if after such designation it would be a “restricted subsidiary” for the purpose of any other Material Debt, (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary and then redesignated as a Restricted Subsidiary, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is an IP Holding Company, and (v) no Intellectual Property (other than Intellectual Property that is of de minimis value) shall be transferred from any IP Holding Company to an Unrestricted Subsidiary, other than non-exclusive licenses.

(b) The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Parent therein at the date of designation in an amount equal to the fair market value of Parent’s Investment therein as determined in good faith by Parent and the Investment resulting from such designation must otherwise be in compliance with Section 6.7 (as determined at the time of such designation). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by Parent in such Unrestricted Subsidiary; provided, that (i) solely for the purpose of calculating the outstanding amounts of Investments under Section 6.7 made in respect of any Unrestricted Subsidiary being redesignated as a Restricted Subsidiary, upon such redesignation Parent shall be deemed to continue to have an outstanding Investment in such Subsidiary in an amount (if positive) equal to (a) Parent’s Investment in such Subsidiary at the time of such redesignation less (b) the fair market value of the net assets of such Subsidiary at the time of such redesignation attributable to Parent’s ownership of such Subsidiary and (ii) solely for purposes of Section 5.9(c) and the Collateral Documents, any Unrestricted Subsidiary designated as a Restricted Subsidiary shall be deemed to have been acquired on the date of such designation. Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Parent.

5.14 Guarantor Coverage Test. Ensure that within 60 days (or such later date as may be agreed by the Term Loan ~~B~~A Agent in ~~its~~their sole discretion) of the delivery of any Compliance Certificate to the Administrative Agents pursuant to Section 5.2(a),

(a) the aggregate (without duplication) Loan Party Consolidated EBITDA for the most recently ended four fiscal quarter period attributable to the Loan Parties as a group is no less than 70.0% of the Consolidated EBITDA of Parent and its Restricted Subsidiaries on a consolidated basis for such four fiscal quarter period; and

(b) the aggregate (without duplication) Loan Party Assets of the Loan Parties as a group as of the last day of the most recently ended fiscal quarter is no less than 70.0% of total assets of Parent and its Restricted Subsidiaries on a consolidated basis as of the last day of such fiscal quarter;

provided that, for the purposes of determining compliance with this Section 5.14: (w) the Consolidated EBITDA and total assets of any Restricted Subsidiary of Parent which is an Excluded Subsidiary shall be excluded in calculating the Consolidated EBITDA and the consolidated total assets of Parent and its Restricted Subsidiaries; (x) the Consolidated EBITDA and total assets of any Restricted Subsidiary of Parent which is not a Loan Party shall be excluded in calculating the Loan Party Consolidated EBITDA and the Loan Party Assets to the extent included therein; (y) Consolidated EBITDA, Loan Party Consolidated EBITDA, Loan Party Assets and the consolidated total assets of Parent and its Restricted Subsidiaries shall be determined without giving effect to any write-off of any intercompany receivables due from, or equity value attributable to, Herbalife Venezuela; and (z) the Consolidated EBITDA and the consolidated total assets of Parent and its Restricted Subsidiaries shall be calculated by giving pro forma effect to any such purchase or acquisition of the capital stock or other equity securities of another Person or the assets of another Person that constitute a business unit or all or substantially all of the business of such Person as though such purchase or acquisition had been consummated as of the first day of the applicable fiscal period; and provided, further that Restricted Subsidiaries may be excluded from the requirements of this Section 5.14 in circumstances where the Borrowers and the Administrative Agents reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby. Additionally, it is agreed and understood that any Loan Party that is not a guarantor of all of the Obligations under the Loan Documents shall be excluded for the purposes of this Section 5.14 in determining any Loan Party Consolidated EBITDA and/or any Loan Party Assets.

5.15 Post-Closing Matters. As promptly as reasonably practicable, and in any event within the time periods specified on Schedule 5.15 (or such longer period as the Term Loan ~~B~~A Agent may agree), after the Closing Date, complete, or cause the applicable Loan Party to complete, such undertakings and deliveries, in each case, as are set forth on Schedule 5.15.

SECTION 6. NEGATIVE COVENANTS

Parent and each other Borrower hereby jointly and severally agree that, so long as any Commitments remain in effect or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, that are not then due and payable) is owing to any Lender, any Agent or the Arrangers hereunder, each Borrower shall not, and Parent shall not and shall not permit any of the Restricted Subsidiaries to:

6.1 [Reserved].

6.2 Limitation on Indebtedness. Directly or indirectly, create, incur, assume, guaranty or suffer to exist any Indebtedness or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) Indebtedness pursuant to any Loan Document (including Indebtedness under any Incremental Facility, Replacement Facility and Extended Term Loans);

(b) intercompany Indebtedness; provided, that (i) any such Indebtedness owed by any Loan Party to a Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations on customary terms reasonably acceptable to the Collateral Agent and (ii) Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to the Loan Parties incurred pursuant to this Section 6.2(b) shall be subject to Section 6.7;

(c) Indebtedness consisting of (A) (i) Capital Lease Obligations or (ii) purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance or refinance (within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement of such fixed or capital assets, as applicable) the acquisition, replacement, construction, installation, repair or improvement of fixed or capital assets within the limitations set forth in Section 6.3(g), including in connection with any Sale and Leaseback Transaction or (B) any Refinancing Indebtedness in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of $175.0 million and 7.0% of Consolidated Total Assets;

(d) Indebtedness outstanding on the Closing Date and listed on Schedule 6.2(d); provided, that any such Indebtedness owed by any Loan Party to a Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations on customary terms reasonably acceptable to the Collateral Agent;

(e) Guarantee Obligations, letters of credit, indemnities (including through cash collateralization), surety bonds, performance bonds and similar obligations (i) made in the ordinary course of business by any Group Member of obligations (other than in respect of Indebtedness for borrowed money) of (v) Parent, (w) any other Borrower, (x) any other Restricted Subsidiaries, (y) any special purpose entities in connection with any construction or development projects relating to the business of the Group Members or (z) any joint venture of any Group Member, (ii) of any Group Member in respect of Indebtedness otherwise permitted to be incurred by any such Group Member, as the case may be, under this Section 6.2 (other than Section 6.2(d)), and (iii) of any Group Member in respect of Indebtedness of any Unrestricted Subsidiary or joint venture; provided, that (A) in the case of clause (ii), (x) if the Indebtedness being guaranteed is subordinated to the Obligations, then such guarantee shall be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness, and (y) no Guarantee Obligation, letter of credit, indemnity (including through cash collateralization), surety bond, performance bond or similar obligation by any Restricted Subsidiary in respect of any Indebtedness of any Loan Party shall be permitted pursuant to such clause unless such Restricted Subsidiary is or shall become a Subsidiary Guarantor, (B) in the case of clauses (ii) and (iii), any such Guarantee Obligation, letter of credit, indemnity (including through cash collateralization), surety bond, performance bond or similar obligation of a Loan Party in respect of Indebtedness of a Subsidiary or other Person that is not a Loan Party shall be a permitted Investment in such Person pursuant to Section 6.7, and (C) in the case of clause (i)(z) above, the aggregate principal or face amount of all obligations at any one time outstanding shall not exceed the greater of $~~50.0~~100.0 million and ~~2.0~~4.0% of Consolidated Total Assets at the time such guarantee is made;

(f) any Indebtedness that is unsecured to the extent that the Fixed Charge Coverage Ratio, determined on a Pro Forma basis, shall be at least 2.00:1.00;

(g) Indebtedness of any Group Member or of any Person that becomes a Restricted Subsidiary, in each case to the extent assumed in connection with a Permitted Acquisition or other acquisition permitted under Section 6.7 so long as the Total Net Leverage Ratio, determined on a Pro Forma Basis (provided, that the Total Net Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Indebtedness (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the Total Net Leverage Ratio)), does not exceed 3.00:1.00 at the time of incurrence thereof; provided, that such Indebtedness exists at the time the acquired Person becomes a Restricted Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or such asset being acquired;

(h) [reserved];

(i) Indebtedness consisting of promissory notes issued by any Loan Party or other Restricted Subsidiary to current or former officers, directors, managers, consultants and employees, or their respective estates, executors, administrators, heirs, legatees, distributees, spouses or former spouses, to finance the purchase or redemption of Capital Stock of Parent (or any direct or indirect parent thereof) to the extent permitted by Section 6.6(b)(i);

(j) Indebtedness in respect of Cash Management Obligations, in each case in the ordinary course of business or consistent with past practice, and Indebtedness arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of instruments or other payments items drawn against insufficient funds;

(k) to the extent constituting Indebtedness, indemnification, deferred purchase price adjustments, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or any Investment permitted to be acquired or made hereunder;

(l) Indebtedness of Foreign Subsidiaries in an aggregate principal amount (for all Foreign Subsidiaries) not to exceed at any time the greater of (A) $~~50.0~~75.0 million and (B) ~~2.0~~3.0% of Consolidated Total Assets at the time of incurrence thereof;

(m) (A) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business or consistent with past practice and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(n) Indebtedness in respect of Specified Hedge Agreements entered into not for speculative purposes;

(o) additional Indebtedness in an aggregate principal amount not to exceed at any time the greater of (A) $100.0 million and (B) 4.0% of Consolidated Total Assets at the time of incurrence thereof;

(p) (i) Permitted Term Loan Refinancing Indebtedness, (ii) Incremental Equivalent Debt, (iii) any Refinancing Indebtedness in respect of clauses (p)(i) or (ii) and (iv) Guarantee Obligations by the Guarantors in respect of each of clauses (p)(i) or (ii);

(q) Indebtedness representing deferred compensation or similar obligations to employees of Parent and its Subsidiaries incurred in the ordinary course of business or consistent with past practice;

(r) Indebtedness consisting of obligations of the Group Members under deferred compensation or other similar arrangements with employees incurred by such Person in connection with Permitted Acquisitions or any other Investments permitted under Section 6.7 constituting acquisitions of Persons or businesses or divisions;

(s) Indebtedness in respect of letters of credit, surety bonds, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided, that upon the drawing of such letter of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days (or such longer period as may be agreed upon by the Term Loan ~~B~~A Agent) unless the amount or validity of such obligations are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Parent or the Restricted Subsidiaries, as the case may be;

(t) Indebtedness in respect of self-insurance obligations, statutory obligations, supply chain financing transactions, statutory obligations, trade contracts, governmental contracts (other than for borrowed money), performance, tender, bid, release, stay, customs, appeal, surety, documentary letters of credit, performance and/or return of money bonds, completion guarantees, leases and similar obligations provided by or obtained by any Group Member, in each case in the ordinary course of business or consistent with past practice, and Guarantee Obligations, letters of credit, indemnities (including through cash collateralization), surety bonds (including any Surety Bonds), performance bonds and similar instruments supporting such obligations;

(u) [reserved];

(v) Refinancing Indebtedness in respect of Indebtedness permitted by Section 6.2(d), (f), (g), (l), (o), (w), (y) or (z) (it being understood and agreed that to the extent that any Indebtedness incurred under Section 6.2(f), (g), (l), (o), (w), (y) or (z) is refinanced with Refinancing Indebtedness under this clause (v), then the aggregate outstanding principal amount of such Refinancing Indebtedness shall also be deemed to utilize the related basket under the applicable clause of this Section 6.2 on a dollar-for-dollar basis (it being further understood that a Default shall be deemed not to have occurred solely to the extent that the incurrence of Refinancing Indebtedness would cause the permitted amount under such clause of this Section 6.2 to be exceeded and such excess shall be permitted hereunder));

(w) Senior Secured Notes in a principal amount not to exceed $800.0 million;

(x) [reserved];

(y) additional Indebtedness in an amount not to exceed the amount of capital contributions made to Parent, or the amount of proceeds from the issuance of Qualified Capital Stock issued by Parent, in each case after the Closing Date (so long as such capital contributions or proceeds from the issuance of Qualified Capital Stock are not included in the calculation of the Available Basket or as a Cure Amount);

(z) [reserved];

(aa) Indebtedness constituting Attributable Indebtedness, to the extent the underlying Sale and Leaseback Transaction giving rise to such Attributable Indebtedness is permitted under Section 6.10; and

(bb) to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 6.2(a) through (aa) above;

provided, that the aggregate principal amount of Indebtedness for borrowed money (excluding intercompany Indebtedness) incurred in reliance of any or all of the foregoing provisions of this Section 6.2 in respect of which any obligor is a Non-Loan Party Subsidiary shall not exceed $~~50.0~~100.0 million;

provided further, that to the extent any Indebtedness incurred in reliance on clause (c), (e), (f), (g), (l), (o), (p) or (y) of this Section 6.2 is used to finance, in whole or in part, any Limited Conditionality Incremental Transaction, then for purposes of determining compliance under such clause, the applicable Borrowers shall have the option of making such determination as of the date the definitive documentation for such Limited Conditionality Incremental Transaction is executed or the redemption or prepayment notice is given, and the applicable financial ratios or tests and any other Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Limited Conditionality Incremental Transaction were consummated on such date until consummated or terminated; provided, further, that if the applicable Borrowers elect to have such determinations occur as of the date of such definitive agreement or redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Limited Conditionality Incremental Transaction and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA or Consolidated Total Assets for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Limited Conditional Incremental Transaction) shall not reflect such Limited Conditionality Incremental Transaction until it is consummated or terminated.

For purposes of determining compliance with any US Dollar-denominated restriction on the incurrence or refinancing of Indebtedness, the US Dollar Equivalent principal amount of Indebtedness denominated in a Foreign Currency shall be calculated based on the relevant currency Exchange Rate in effect on the date such Indebtedness was incurred or refinanced, in the case of term debt, or first committed or refinanced, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a Foreign Currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable US Dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such US Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section 6.2. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the accreted amount thereof.

6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or governmental charges or levies, or other statutory obligations, not at the time delinquent or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of Parent or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP);

(b) (i) carriers’, warehousemen’s, landlords’, mechanics’, contractors’, materialmen’s, repairmen’s or other like Liens imposed by law or arising in the ordinary course of business or consistent with past practice which secure amounts that are not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no action has been taken to enforce such Lien, or that are being contested in good faith by appropriate proceedings (provided, that adequate reserves with respect to such proceedings are maintained on the books of the Group Members in conformity with GAAP), (ii) Liens of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice and (iii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business or consistent with past practice;

(c) (i) pledges or deposits in the ordinary course of business or consistent with past practice in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business or consistent with past practice securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit, surety bonds, performance bonds or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Group Member;

(d) Liens incurred in connection with, or deposits by or on behalf of any Group Member to secure, the performance of self-insurance obligations (solely in the case of such self-insurance obligations, if and to the extent required by applicable Requirements of Law), supply chain financing arrangements, bids, trade contracts and governmental contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance and/or return of money bonds, completion guarantees and other obligations of a like nature (including those to secure health and safety or environmental obligations) incurred in the ordinary course of business or consistent with past practice and Guarantee Obligations, letters of credit, indemnities (including through cash collateralization), surety bonds (including any Surety Bonds), performance bonds and similar instruments supporting such obligations;

(e) easements, rights-of-way, covenants, conditions and restrictions, trackage rights, restrictions (including zoning restrictions or similar rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property), encroachments, protrusions and other similar encumbrances and title defects incurred in the ordinary course of business or consistent with past practice that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members taken as a whole; provided, that none of the foregoing secures Indebtedness for borrowed money;

(f) Liens (i) in existence on the Closing Date (or, for title insurance policies issued in accordance with Section 5.9, on the date of such policies, including if disclosed on such title policies) and either (x) listed on Schedule 6.3(f), in the case of Liens in existence on the Closing Date, (y) disclosed on any title insurance policies obtained on Mortgaged Properties in connection with Mortgages executed and delivered after the Closing Date or (z) that would be disclosed by an updated title report for any real property and (ii) any replacement, renewal or extension of any such Lien permitted under subclause (i) of this clause (f); provided, that (I) such replaced, renewed or extended Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.2(c), and (B) proceeds and products thereof, and (II) the replacement, renewal or extension of the obligations secured or benefited by such Liens is permitted by Section 6.2;

(g) Liens securing Indebtedness incurred pursuant to Section 6.2(c) (and related obligations, including Capital Lease Obligations); provided, that (i) such Liens (other than Liens securing Indebtedness that is Permitted Refinancing of Indebtedness originally incurred under Section 6.2(c)) shall be created within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement or refinancing of such fixed or capital assets, as applicable, (ii) such Liens do not at any time encumber any Property other than the Property acquired, constructed, installed, repaired, improved or financed by such Indebtedness when such Indebtedness was originally incurred, and the proceeds and products of and accessions to such Property, and (iii) the principal amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction, installation, repair or improvement of such fixed or capital asset; provided, further, that, in each case, individual financings of equipment and other assets provided by one lender or lessor may be cross collateralized to other outstanding financings of equipment and other assets provided by such lender or lessor;

(h) Liens created pursuant to the Loan Documents (including Liens securing any Incremental Facility, Replacement Facility or Extended Term Loans);

(i) any interest or title of a lessor or sublessor under any lease or sublease or real property license or sub-license entered into by any Group Member in the ordinary course of its business and covering only the assets so leased, subleased, licensed or sub-licensed;

(j) Liens in connection with attachments or judgments or orders in circumstances not constituting an Event of Default under Section 7.1(h);

(k) Liens existing on property at the time of its acquisition or existing on the property of a Person that becomes a Restricted Subsidiary of Parent after the Closing Date (including any replacements, renewals or extensions thereof); provided, that (i) any Indebtedness secured thereby is permitted by Section 6.2(g) or is Refinancing Indebtedness in respect thereof and (ii) such Liens cover solely the Property so acquired (solely to the extent not incurred in contemplation of such acquisition) or the Property of the Person that became a Restricted Subsidiary and are not expanded to cover additional Property (other than proceeds and products thereof and accessions thereto);

(l) Liens securing (x) obligations arising under any Specified Hedge Agreements entered into not for speculative purposes or (y) Cash Management Obligations in the ordinary course of business or consistent with past practice;

(m) Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business or consistent with past practice;

(o) (i) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes and (iii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and cash and Cash Equivalents on deposit in accounts maintained by any Group Member (including any restriction on the use of such cash and Cash Equivalents or investment property), in each case under this clause (iii) granted in the ordinary course of business or consistent with past practice in favor of the banks or other financial or depositary institution with which such accounts are maintained, securing amounts owing to such Person with respect to Cash Management Services (including operating account arrangements and those involving pooled accounts and netting arrangements); provided, that, in the case of this clause (iii), unless such Liens arise by operation of applicable law, in no case shall any such Liens secure (either directly or indirectly) any Indebtedness for borrowed money;

(p) Licenses and sublicenses of Intellectual Property granted by any Group Member in the ordinary course of business or consistent with past practice;

(q) UCC financing statements, PPSA financing statements or similar public filings that are filed as a precautionary measure in connection with operating leases or consignment of goods in the ordinary course of business or consistent with past practice;

(r) Liens on property rented to, or leased by, any Group Member pursuant to a Sale and Leaseback Transaction; provided, that (i) such Sale and Leaseback Transaction is permitted by Section 6.10, (ii) such Liens do not encumber any other property of Parent or the Restricted Subsidiaries and the proceeds and products of and accessions to such property, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(s) Liens on (i) the assets of Non-Loan Party Subsidiaries that secure Indebtedness or other obligations of such Non-Loan Party Subsidiaries permitted under Section 6.2, or (ii) so long as they do not constitute Collateral, the Capital Stock of Non-Loan Party Subsidiaries or joint ventures, securing Indebtedness of such Non-Loan Party Subsidiaries or joint ventures permitted under Section 6.2 (and related obligations)~~, which, in the case of clauses (i) and (ii) shall not secure Indebtedness, in the aggregate, in excess of $50 million~~;

(t) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, or any secured Incremental Equivalent Debt, and any Permitted Refinancing of, and any Guarantee Obligations by the Guarantors in respect of any of the foregoing; provided, that a Senior Representative acting on behalf of the holders of any such Indebtedness shall become subject to the provisions of a Senior Pari Passu Intercreditor Agreement, a Senior/Junior Intercreditor Agreement or other intercreditor arrangements reasonably acceptable to the Collateral Agent, as applicable;

(u) good faith earnest money deposits made in connection with a Permitted Acquisition or any other Investment (other than Investments under Section 6.7(q) or letter of intent or purchase agreement permitted hereunder);

(v) Liens not otherwise permitted by this Section 6.3 so long as the aggregate amount of obligations secured thereby does not exceed the greater of $75.0 million and 3.0% of Consolidated Total Assets at the time of incurrence thereof, provided that Liens permitted pursuant to this clause (v) may not be pari passu Liens on Collateral;

(w) Liens securing Refinancing Indebtedness permitted by Section 6.2(v) (and related obligations) if such Liens are permitted to secure such Indebtedness in accordance with the definition of “Refinancing Indebtedness”;

(x) Liens in favor of Parent, any other Borrower or any Subsidiary Guarantor securing intercompany Indebtedness permitted hereunder;

(y) Liens (i) on cash advances or deposits in favor of the seller of any property to be acquired in a Permitted Acquisition or an Investment permitted pursuant to Section 6.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(z) (i) Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.7; provided, that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement, and (ii) reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business or consistent with past practice and not for speculative purposes;

(aa) Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of any Group Member in the ordinary course of business or consistent with past practice;

(bb) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice of the Group Members;

(cc) ground leases in respect of real property on which facilities owned or leased by any Group Member are located;

(dd) Liens on margin stock;

(ee) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.2 and incurred in the ordinary course of business or consistent with past practice of the Group Members and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(ff) so long as no Event of Default shall have occurred and be continuing, other Liens securing Indebtedness secured on a pari passu basis or junior basis with the Liens securing the Term Loan ~~B~~A Facility and the Revolving Credit Facility, the First Lien Net Leverage Ratio does not exceed ~~1.25:1.00~~1.50:1.00, determined on a Pro Forma Basis (after giving effect to any Pro Forma Transaction, including any acquisition consummated with the proceeds of such Indebtedness); provided, that (x) any junior lien Indebtedness incurred in reliance of this Section 6.3(ff) shall be deemed ranking pari passu in priority of security to the Obligations in respect of the Facilities at all times for the purpose of the calculation of the First Lien Net Leverage Ratio and (y) when calculating the First Lien Net Leverage Ratio for purposes hereof, the First Lien Net Leverage Ratio shall be determined without netting the proceeds from the incurrence of the Indebtedness secured by such Liens (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the First Lien Net Leverage Ratio); provided, further, that (x) a Senior Representative acting on behalf of the holders of the Indebtedness secured by such Liens shall become subject to the provisions of a Senior Pari Passu Intercreditor Agreement, a Senior/Junior Intercreditor Agreement or other intercreditor arrangements reasonably acceptable to the Collateral Agent, (y) such relevant Indebtedness must otherwise satisfy the requirements with respect to the incurrence of any Incremental Facility (other than with respect to any “most favored nations” pricing provisions unless such Indebtedness is secured on a pari passu basis with the Obligations), and (z) the incurrence of any Indebtedness secured by Liens pursuant to this clause (ff), regardless of the date of such incurrence, shall be subject to the satisfaction of the conditions set forth in clauses (d)(ii), (d)(iii) and (d)(iv) of Section 2.23 in the same manner as if such Indebtedness were Incremental Equivalent Debt; and

(gg) Liens securing Indebtedness incurred pursuant to Section 6.2(w).

provided, that the aggregate ~~indebtedness~~Indebtedness for borrowed money (excluding intercompany Indebtedness) or other obligations that may be secured by Liens on property or Capital Stock of any Non-Loan Party Subsidiary established pursuant to any or all of the foregoing provisions of this Section 6.3 shall not exceed $~~50.0~~100.0 million;

provided further, that to the extent any Liens incurred in reliance on clause (t), (v) or (ff) of this Section 6.3 are used, in whole or in part, as part of any Limited Conditionality Incremental Transaction, then for purposes of determining compliance under such clause, the applicable Borrowers shall have the option of making such determination as of the date the definitive documentation for such Limited Conditionality Incremental Transaction is executed or the redemption or prepayment notice is given, and the applicable financial ratios or tests and any other Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Limited Conditionality Incremental Transaction were consummated on such date until consummated or terminated; provided, further, that if the applicable Borrowers elects to have such determinations occur as of the date of such definitive agreement or redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Limited Conditionality Incremental Transaction and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA or Consolidated Total Assets for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Limited Conditional Incremental Transaction) shall not reflect such Limited Conditionality Incremental Transaction until it is consummated or terminated.

6.4 Limitation on Fundamental Changes. Consummate any merger (including by division), consolidation or amalgamation, or liquidate, wind up or dissolve itself, or Dispose of all or substantially all of its Property or business (including by allocation of assets to a series of a limited liability company), except that:

(a) so long as no Event of Default has occurred and is continuing, (x) any merger, consolidation or amalgamation or other transaction the sole purpose of which is to (i) reincorporate or reorganize any Borrower or any other Group Member in any State of the United States or (ii) change the form of entity shall be permitted and (y) any Group Member may be merged, consolidated or amalgamated with or into any other Group Member; provided, that, in each case of clauses (x) and (y), (A) in the case of any merger, consolidation or amalgamation involving any Borrower, such Borrower (or another Borrower) shall be the continuing, surviving or resulting entity and the Capital Stock of such Borrower shall remain Pledged Equity Interests and (B) in the case of any merger, consolidation or amalgamation involving one or more Subsidiary Guarantors (and not any Borrower), a Subsidiary Guarantor shall be the continuing, surviving or resulting entity or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor and the Borrowers shall comply with Section 5.9 in connection therewith;

(b) any Restricted Subsidiary of Parent (other than any Borrower) may Dispose of all or substantially all of its Property or business, including by way of a merger, amalgamation, dissolution, liquidation or consolidation, (i) to Parent, any other Borrower or any Subsidiary Guarantor or (ii) pursuant to a Disposition permitted by Section 6.5;

(c) any Non-Loan Party Subsidiary may Dispose of all or substantially all of its assets to any other Non-Loan Party Subsidiary;

(d) any merger, consolidation or amalgamation that is contemplated by, and occurs substantially simultaneously with, the Transactions shall be permitted;

(e) any Investment permitted by Section 6.7 may be structured as a merger, consolidation or amalgamation; provided, that in the case of any such merger, consolidation or amalgamation of a Loan Party, the surviving, continuing or resulting legal entity of such merger, consolidation or amalgamation is a Loan Party (or substantially simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Loan Party) and each Borrower shall comply with Section 5.9 in connection therewith;

(f) (i) any Restricted Subsidiary of Parent (other than any Borrower and any Excluded Subsidiary) may dissolve, liquidate or wind up its affairs at any time if Parent determines in good faith that such dissolution, liquidation or winding up is in the best interest of the Group Members, and not materially disadvantageous to the Lenders (as determined in good faith by Parent) (provided, that in the case of any dissolution, liquidation or winding up of a Restricted Subsidiary that is a Subsidiary Guarantor, such Subsidiary shall at or before the time of such dissolution, liquidation or winding up transfer its assets to Parent, any other Borrower or another Subsidiary Guarantor unless such Disposition of assets is permitted by Section 6.5), and (ii) any Excluded Subsidiary of Parent may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up would not have or reasonably be expected to have a Material Adverse Effect (as determined in good faith by Parent);

(g) so long as no Default exists or would result therefrom and such transaction does not constitute a Change of Control hereunder, Parent may merge or consolidate with any other Person; provided, that (A) Parent shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not Parent or is a Person into which Parent has been liquidated (any such Person, “Successor Parent”), (A) Successor Parent shall be an entity organized or existing under the laws of the United States or any State or other political subdivision thereof, (B) Successor Parent shall expressly assume all the obligations of Parent under this Agreement and the other Loan Documents to which Parent is a party pursuant to a supplement hereto or thereto and (C) the Borrowers shall have delivered to the Administrative Agents an officer’s certificate and, if requested by the Administrative Agents, an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Loan Document comply with this Agreement; provided, further, that if the foregoing are satisfied, Successor Parent will succeed to, and be substituted for, Parent under this Agreement;

(h) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.5; and

(i) any change of jurisdiction of organization of Parent permitted by Section 5.4(b).

Any transaction otherwise permitted by this Section 6.4 that results in any Subsidiary Guarantor becoming a Non-Loan Party Subsidiary or an Excluded Subsidiary (pursuant to clause (d) of the definition of such term after giving effect to such transaction) shall be deemed an Investment in a Non-Loan Party Subsidiary for purposes of (and subject to) Section 6.7 in an amount equal to the fair market value (as reasonably determined in good faith by Parent) of such Subsidiary Guarantor prior to giving effect to such transaction.

6.5 Limitation on Disposition of Property. Dispose of any of its Property (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business or consistent with past practice;

(b) the sale of inventory and other assets held for sale in the ordinary course of business or consistent with past practice;

(c) Dispositions permitted by Section 6.4 (other than Section 6.4(b)(ii));

(d) (i) the sale or issuance of any Restricted Subsidiary’s Capital Stock (other than any Borrower’s Capital Stock) to any Loan Party or the sale or issuance of any Excluded Subsidiary’s Capital Stock to another Restricted Subsidiary; provided, that the Guarantors’ collective ownership interest therein is not diluted; and (ii) the sale or issuance of any Capital Stock of, or any Indebtedness or other securities of, any Unrestricted Subsidiary;

(e) [reserved];

(f) the Disposition of cash or Cash Equivalents or investment grade securities;

(g) (i) the license or sub-license of Intellectual Property in the ordinary course of business or consistent with past practice and (ii) the lapse or abandonment in the ordinary course of business or consistent with past practice of any registrations or applications for registration of any Intellectual Property;

(h) the lease, sublease, license or sublicense of property as described in Section 6.3(i);

(i) the Disposition of surplus or other property no longer used or useful in the business of the Group Members in the ordinary course of business or consistent with past practice;

(j) the Disposition of other assets (including the issuance or sale of any shares of a Restricted Subsidiary’s Capital Stock) from and after the Closing Date, so long as (i) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $8.0 million, (A) at least 75.0% of the consideration therefor is in the form of cash or Cash Equivalents or exchanged for other assets of comparable or greater market value or usefulness to the business of the Group Members, taken as a whole and (B) such Disposition is made at fair value (as determined in good faith by Parent) and (ii) no Default or Event of Default shall have occurred and be continuing at the time of such Disposition; provided, that (A) any liabilities (as shown on Parent’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the payment in cash of the Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto), that are assumed by the transferee with respect to the applicable Disposition and, in the case of liabilities that constitute Indebtedness, for which Parent and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Parent or such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as determined in good faith by Parent) that, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that has not been converted into cash, does not exceed the greater of $50.0 million and 2.0% of Consolidated Total Assets at any time outstanding, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed for purposes of clause (j)(i) to be cash;

(k) the Disposition of assets subject to or in connection with any Recovery Event;

(l) Dispositions consisting of Restricted Payments permitted by Section 6.6;

(m) Dispositions consisting of Investments permitted by Section 6.7;

(n) Dispositions consisting of Liens permitted by Section 6.3;

(o) Dispositions of assets pursuant to Sale and Leaseback Transactions permitted by Section 6.10;

(p) Dispositions of property to any Group Member; provided, that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party (or must become a Subsidiary Guarantor substantially simultaneously with such Disposition) or (ii) to the extent constituting an Investment, such Disposition must be a permitted Investment in a Non-Loan Party Subsidiary in accordance with Section 6.7;

(q) Dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice (and not for financing purposes);

(s) the partial or total unwinding of any Hedge Agreement or any Cash Management Services;

(t) in order to resolve disputes that occur in the ordinary course of business, the Group Members may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(u) the settlement or early termination of any Permitted Convertible Indebtedness Call Transaction;

(v) any Group Member may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the governing body of the Subsidiary if and to the extent required by applicable law;

(w) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property or (iii) such property is exchanged for like property (without regard to any boot thereon) for use in a similar business, to the extent allowable under Section 1031 of the Code; provided, in each case, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral;

(x) Dispositions not otherwise permitted by this Section 6.5 so long as the aggregate fair market value (as determined by Parent in good faith at the time of the relevant Disposition) of the assets disposed does not exceed the greater of $100.0 million and 4.0% of Consolidated Total Assets at the time of any such transaction;

(y) foreclosure or any similar action (not comprising a Recovery Event) with respect to any property;

(z) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(aa) any lending or other disposition of samples, including time-limited evaluation software, provided to customers or prospective customers;

(bb) any disposition by HBL Swiss Financing GmbH, HBL Luxembourg Holdings S.à r.l., WH Luxembourg Holdings S.à R.L., Herbalife International Luxembourg S.à R.L., and/or WH Intermediate Holdings LTD (and their respective successors) of margin stock consisting of equity interests of Parent; and

(cc) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind.

Any Disposition of Capital Stock of any Loan Party from one Group Member to another Group Member otherwise permitted by this Section 6.5 that results in any Subsidiary Guarantor becoming a Non-Loan Party Subsidiary or an Excluded Subsidiary (pursuant to clause (d) of the definition of such term after giving effect to such Disposition) shall be deemed an Investment in a Non-Loan Party Subsidiary for purposes of (and subject to) Section 6.7 in an amount equal to the fair market value (as reasonably determined in good faith by Parent) of such Subsidiary Guarantor prior to giving effect to such Disposition.

6.6 Limitation on Restricted Payments. Declare or pay any dividend or make any distribution on (other than dividends or distributions payable solely in Qualified Capital Stock of the Person making the dividend or distribution so long as the ownership interest of any Loan Party in such Person is not diluted), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in cash or property (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to Parent, any other Borrower and any Subsidiary Guarantor, and any Excluded Subsidiary may make Restricted Payments to any other Excluded Subsidiary;

(b) Parent may, so long as no Event of Default has occurred and is continuing, purchase the Capital Stock of Parent owned by future, present or former officers, directors, employees or consultants of any Group Member or make payments to employees of any Group Member upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity-based incentives pursuant to management incentive plans or other similar agreements or in connection with the death or disability of such employees, in an aggregate amount not to exceed the greater of $25.0 million and 1.0% of Consolidated Total Assets (determined as of the date of any such Restricted Payment) in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $50.0 million in any calendar year) (provided, that such amounts set forth in this clause (b) may be increased by an amount equal to the cash proceeds of key man life insurance policies received by the Group Members after the Closing Date); provided, that the cancellation of Indebtedness owed to Parent or any Restricted Subsidiary by any future, present or former member of management, director, employee or consultant of Parent or Restricted Subsidiaries, and borrowed to finance such person’s non-cash purchase of the Capital Stock of Parent, which cancellation serves as consideration for the repurchase from any such person of such Capital Stock, will not be deemed to constitute a Restricted Payment for purposes of this Section 6.6 or any other provision of this Agreement;

(c) [reserved];

(d) Parent may pay cash dividends to the holders of Parent’s Capital Stock or make any other Restricted Payment in an aggregate amount not to exceed the Available Basket at the time such cash dividend is paid or such Restricted Payment is made; provided, that at any time such cash dividend is paid pursuant to this clause (d), (x) no Event of Default shall have occurred and be continuing and (y) the Total Net Leverage Ratio, determined on a Pro Forma Basis, does not exceed ~~2.50:1.00~~3.00:1.00;

(e) any non-Wholly Owned Subsidiary of Parent may declare and pay cash dividends or distributions to its equity-holders generally so long as Parent or its respective Restricted Subsidiary that owns the Capital Stock in the Restricted Subsidiary paying such dividends or distributions receives at least its proportionate share thereof (based upon the relative holding of the equity interests in the Restricted Subsidiary paying such dividends or distributions);

(f) any non-Guarantor Wholly Owned Subsidiary of Parent may declare and pay cash dividends and make other Restricted Payments to Parent or any Restricted Subsidiary of Parent that owns the equity interests in such non-Guarantor Wholly Owned Subsidiary;

(g) [reserved];

(h) to the extent constituting Restricted Payments, the Group Members may enter into and consummate transactions permitted by Section 6.4 or Section 6.7(d) or (h);

(i) repurchases of Capital Stock in any Group Member deemed to occur upon exercise of stock options or warrants or similar rights if such Capital Stock represents a portion of the exercise price of such options or warrants or similar rights shall be permitted (as long as the Group Members make no payment in connection therewith that is not otherwise permitted hereunder);

(j) any Group Member may pay cash in lieu of fractional Capital Stock in connection with any dividend, distribution, split or combination thereof;

(k) [reserved];

(l) any dividend or distribution may be paid within 60 days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default had occurred and was continuing;

(m) [reserved];

(n) so long as (i) immediately prior to and after the declaration of any Restricted Payment pursuant to this clause (n), no Event of Default shall have occurred and be continuing and (ii) the Total Net Leverage Ratio, determined on a Pro Forma Basis, does not exceed ~~2.00:1.00~~2.50:1.00, Parent may make unlimited Restricted Payments;

(o) so long as immediately prior to and after the declaration of any Restricted Payment pursuant to this clause (o), no Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed $~~75.0~~100.0 million (“General Restricted Payments Basket”), plus the amount of any unused portion of the General Specified Prepayments Basket provided for in Section 6.8(xi); and

(p) any payments in connection with a Permitted Convertible Indebtedness Call Transaction.

6.7 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit or the holding of receivables in the ordinary course of business or consistent with past practice and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or consistent with past practice;

(b) Investments in cash and Cash Equivalents or investment grade securities;

(c) Investments existing (or committed to be made) on the Closing Date and identified on Schedule 6.7(c) and any modification, replacement, renewal, reinvestment or extension thereof (provided, that the amount of the original Investment (or the committed amount) is not increased except by the terms of such original Investment or commitment or as otherwise permitted by this Section 6.7);

(d) loans and advances to employees, officers, directors, managers and consultants of any Group Member in the ordinary course of business or consistent with past practice (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) in cash in connection with such Person’s purchase of Capital Stock of Parent; provided, that, the amount of such loans and advances used to acquire such Capital Stock shall be contributed to Parent in cash;

(e) Investments in assets useful in the business of the Group Members made by any Group Member with the proceeds of any Reinvestment Deferred Amount; provided, that if the underlying Asset Sale or Recovery Event was with respect to a Loan Party, then such Investment shall be consummated by a Loan Party (or a Person that substantially simultaneously therewith becomes a Loan Party);

(f) Investments by the Group Members constituting the purchase or other acquisition of all or substantially all of the property and assets or businesses of any Person or all or substantially all of the assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person that, upon the consummation thereof, will be, or will become part of, a Wholly Owned Subsidiary of Parent (including as a result of a merger, amalgamation or consolidation) (each, a “Permitted Acquisition”); provided, that

(i) immediately prior to and after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing;

(ii) all of the applicable provisions of Section 5.9 and 5.14 the Collateral Documents have been or will be complied with in respect of such Permitted Acquisition (other than to the extent any Subsidiary purchased or acquired in such Permitted Acquisition is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary);

(iii) the aggregate amount of such Investments by Loan Parties in assets that are not (or do not become) directly owned by a Loan Party or in Capital Stock of Persons that do not become a Loan Party shall not exceed the sum of (A) the greater of $75.0 million and 3.0% of Consolidated Total Assets at the time such Investment is made plus (B) the Available Basket at the time such Investment is made; and

(iv) any Person, property, assets or divisions acquired in accordance with this clause (f) shall be in the same or a generally related, complementary or ancillary line of business as the Group Members;

(g) Investments received in connection with the workout, bankruptcy or reorganization of, insolvency or liquidation of, or settlement of claims against and delinquent accounts of and disputes with, franchisees, customers and suppliers, or as security for any such claims, accounts and disputes, or upon the foreclosure with respect to any secured Investment;

(h) advances of payroll payments to employees, officers, directors and managers of the Parent and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(i) Investments arising in connection with the purchase and sale of marketable securities to facilitate the repatriation of earnings by Foreign Subsidiaries and Investments arising in connection with the payment of intercompany and other obligations incurred in the ordinary course of business by Foreign Obligors;

(j) (w) Investments by any Loan Party in any other Loan Party, (x) Investments by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party, (y) Investments by any Restricted Subsidiary that is not a Loan Party in any Loan Party and/or (z) Investments by any Loan Party in any Restricted Subsidiary that is not a Loan Party so long as, in the case of this clause (z), the aggregate amount of any such incremental Investments made and outstanding on or after the ~~Eighth~~Ninth Amendment Effective Date does not exceed $250.0 million;

(k) Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Disposition permitted by Section 6.5;

(l) other Investments so long as (x) immediately prior to and after giving effect to any such Investment, no Event of Default shall have occurred and be continuing and (y) the Total Net Leverage Ratio, determined on a Pro Forma Basis, does not exceed ~~2.50:1.00~~3.00:1.00;

(m) Group Members may endorse negotiable instruments and other payment items for collection or deposit in the ordinary course of business or consistent with past practice or make lease, utility and other similar deposits in the ordinary course of business or consistent with past practice;

(n) Investments consisting of obligations under Hedge Agreements permitted by Section 6.2;

(o) Investments consisting of Restricted Payments permitted by Section 6.6;

(p) Investments of any Person that becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of Parent on or after the Closing Date on the date such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of Parent; provided, that (i) such Investments exist at the time such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming (or merging or consolidating or amalgamated with) a Restricted Subsidiary;

(q) Investments consisting of deposits made in accordance with clauses (c), (d), (o), (u), (y), (z)(ii) or (ee) of Section 6.3;

(r) other Investments in an aggregate amount not to exceed the greater of (x) $~~50.0~~75.0 million and (y) ~~2.0~~3.0% of Consolidated Total Assets at the time such Investment is made;

(s) so long as ~~(x)~~ no Event of Default shall have occurred and be continuing ~~and (y) the Total Net Leverage Ratio, determined on a Pro Forma Basis, does not exceed 3.00:1.00~~, other Investments in an aggregate amount not to exceed the Available Basket at the time of such Investment;

(t) deposits made in the ordinary course of business or consistent with past practice to secure the performance of leases or in connection with bidding on government contracts;

(u) advances in connection with purchases of goods or services in the ordinary course of business or consistent with past practice;

(v) Guarantee Obligations, letters of credit and similar obligations in respect of obligations not constituting Indebtedness for borrowed money entered into in the ordinary course of business or consistent with past practice;

(w) Investments consisting of Liens permitted under Section 6.3;

(x) Investments consisting of transactions permitted under Section 6.4, except for Section 6.4(e);

(y) Investments to the extent that payment for such Investments is made solely with Qualified Capital Stock of Parent;

(z) [reserved];

(aa) Investments made in connection with the Transactions;

(bb) [reserved];

(cc) Investments funded with Excluded Contributions;

(dd) Parent and the Restricted Subsidiaries may acquire Capital Stock in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Parent or any of the Restricted Subsidiaries or as security for any such Indebtedness or claim; and

(ee) Investments in joint ventures or in a Restricted Subsidiary to enable such Restricted Subsidiary to make Investments in joint ventures, in each case, consisting of the transfer to such joint venture of a going concern business or businesses (including, in each case, all related assets, including equipment, inventory and working capital); provided, that all such businesses so transferred pursuant to this clause (ee), in the aggregate, have consolidated earnings before interest, taxes, depreciation and amortization (determined in a manner equivalent to the determination of Consolidated EBITDA) for the Relevant Reference Period not to exceed the greater of (x) $~~50.0~~100.0 million and (y) ~~2.0~~15.0% of Consolidated EBITDA for the Relevant Reference Period at the time such Investment is made;

(ff) Investments in connection with reorganizations and other activities related to tax planning and reorganization, so long as after giving effect thereto, the interest of the Secured Parties in the Collateral and the guarantees under the Guaranties, taken as a whole, is not materially impaired;

(gg) Investments consisting of licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(hh) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of any Borrower;

(ii) Investments entered into by an Unrestricted Subsidiary prior to the date such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 5.13; provided that such Investment was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary; and

(jj) any Permitted Convertible Indebtedness Call Transactions;

provided, that for purposes of covenant compliance, (x) the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all Returns on such Investment up to the original amount of such Investment, and (y) in the case of any Investment in connection with any Limited Conditionality Incremental Transaction, the applicable Borrowers shall have the option of making any determination required by this Section 6.7 and any related determination required by Section 6.2, 6.3, 6.8 or 6.10, as applicable, as of the date the definitive documentation for such Investment is executed, and the applicable financial ratios or tests and any other Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Limited Conditionality Incremental Transaction were consummated on such date until consummated or terminated; provided, further, that if the applicable Borrowers elect to have such determinations occur as of the date of such definitive agreement, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Investment and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA or Consolidated Total Assets for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Investment) shall not reflect such Investment until it is consummated or terminated; provided, further, that any intercompany Investment permitted above that is in the form of a loan or advance owed to (A) a Loan Party shall be evidenced by an intercompany note (individually or pursuant to a global note (which global note may be a Subordinated Intercompany Note)) and pledged by such Loan Party as Collateral pursuant to the Collateral Documents and (B) a Non-Loan Party Subsidiary by a Loan Party (other than Parent) shall be subordinated in right of payment to the Obligations on customary terms reasonably satisfactory to the Collateral Agent.

6.8 Limitation on Optional Payments of Junior Debt Instruments. Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease or otherwise voluntarily or optionally satisfy (a “Specified Prepayment”), any Junior Debt other than (i) a Specified Prepayment with the Net Cash Proceeds of Indebtedness then permitted to be incurred pursuant to Section 6.2(p) or other Permitted Refinancing in respect of such Junior Debt (which Permitted Refinancing is permitted under Section 6.2), (ii) any Specified Prepayment in an aggregate amount not to exceed the Available Basket at the time of such Specified Prepayment, so long as (x) no Event of Default shall have occurred and be continuing and (y) the Total Net Leverage Ratio, determined on a Pro Forma Basis, does not exceed ~~2.50~~3.00:1.00, (iii) any Specified Prepayment so long as (x) no Event of Default shall have occurred and be continuing and (y) the Total Net Leverage Ratio, determined on a Pro Forma Basis, does not exceed ~~2.00:1:00~~2.50:1:00 at the time of such Specified Prepayment of Junior Debt, (iv) the conversion of such Junior Debt to Qualified Capital Stock of Parent or Capital Stock of any direct or indirect parent company of Parent, (v) a Specified Prepayment of ~~2025~~2028 Convertible Notes and/or 2029 Senior Notes, (vi) [reserved], (vii) [reserved], (viii) payments necessary so that such Junior Debt will not have “significant original issue discount” and thus will not be treated as “applicable high yield discount obligations” within the meaning of Section 163(i) of the Code, (ix) regularly scheduled interest payments and payments of fees, expenses and indemnification obligations, (x) payments of cash upon settlements of conversions or exchanges of convertible notes or (xi) other Specified Prepayments in an aggregate amount not to exceed $~~75.0~~100.0 million (the “General Specified Prepayments Basket”), plus the amount of any unused portion of the General Restricted Payments Basket provided for in Section 6.6(o); provided, that in the case of any Specified Prepayment under clause (i), (ii) or (iii) in connection with any Limited Conditionality Incremental Transaction, the applicable Borrowers shall have the option of making the applicable determination, and any related determinations required by Section 6.2 or 6.3, as applicable, as of the date the redemption or prepayment notice is given (and any Pro Forma Transactions in connection therewith shall thereafter be calculated and determined as if such Specified Prepayment were consummated on such date until consummated or terminated); provided, further, that if the applicable Borrowers elect to have such determinations occur as of the date of such redemption or prepayment notice, any related incurrence of Indebtedness or Liens shall be deemed to have occurred on such date and outstanding thereafter for purposes of subsequently calculating any ratios under this Agreement after such date and before the consummation of such Specified Prepayment and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated EBITDA or Consolidated Total Assets for purposes of other incurrences of Indebtedness or Liens or determining the permissibility of other transactions (not related to such Specified Prepayment) shall not reflect such Specified Prepayment until it has been consummated or terminated.

6.9 Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Parent, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such transaction) unless such transaction is otherwise permitted under this Agreement and is on fair and reasonable terms no less favorable to Parent and the Restricted Subsidiaries, taken as a whole, than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, Parent and the Restricted Subsidiaries may:

(a) enter into and consummate the transactions listed on Schedule 6.9(b);

(b) make Restricted Payments permitted pursuant to Section 6.6;

(c) make Investments (i) in Unrestricted Subsidiaries permitted by Section 6.7 and (ii) in any Person to the extent permitted by Section 6.7(a), (c), (d), (h), (v) or (cc) (provided, that any Investment in a Person permitted under Section 6.7 shall be permitted under this Section 6.9(d) to the extent such Investment constitutes a transaction with an Affiliate solely because a Group Member owns any Capital Stock in, or controls such Person);

(d) enter into employment and severance arrangements with officers, directors and employees of Parent and the Restricted Subsidiaries and, to the extent relating to services performed for Parent and the Restricted Subsidiaries (as determined in good faith by the senior management of the relevant Person), pay director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and expense reimbursement arrangements; provided, that any purchase of Capital Stock of Parent in connection with the foregoing shall be subject to Section 6.6;

(e) [reserved];

(f) make payments to or receive payments from, and enter into and consummate transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by Parent and the Restricted Subsidiaries in such joint venture) in the ordinary course of business or consistent with past practice to the extent otherwise permitted hereunder;

(g) pay reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to holders of Capital Stock of Parent pursuant to any stockholders’ agreement or registration and participation rights agreement as in effect on the Closing Date or entered into after the Closing Date in connection with any financing transaction, the net proceeds of which are contributed to Parent;

(h) enter into transactions between Parent or any Restricted Subsidiary and any Person other than an Unrestricted Subsidiary which would constitute a transaction with an Affiliate solely because a director of such Person is also a director of Parent or any direct or indirect Subsidiary of Parent; provided, however, that such director abstains from voting as a director of Parent or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(i) engage in the non-exclusive licensing of Intellectual Property in the ordinary course of business or consistent with past practice to permit the commercial exploitation of Intellectual Property between or among Affiliates of Parent;

(j) any transaction between or among Parent or any Restricted Subsidiary and any Person that is an Affiliate of Parent or any Restricted Subsidiary solely because Parent or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(k) [reserved];

(l) (i) investments by Affiliates in securities of Parent or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by Parent or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities of Parent or any of the Restricted Subsidiaries contemplated by the foregoing subclause (i) or that were acquired from Persons other than Parent and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(m) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 5.13; provided that such transaction was not entered into in contemplation of such Unrestricted Subsidiary becoming a Restricted Subsidiary; and

(n) enter into transactions with respect to which Parent or any of the Restricted Subsidiaries, as the case may be, obtains a letter from an independent financial advisory, investment banking or appraisal firm stating that such transaction is fair to Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of this Section 6.9.

6.10 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property which has been or is to be sold or transferred by any Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member (a “Sale and Leaseback Transaction”) to the extent the Net Cash Proceeds of all such Sale and Leaseback Transactions during the term of this Agreement are in excess of the greater of (x) $75.0 million and (y) 3.0% of Consolidated Total Assets, in the aggregate; unless (a) the sale of such property is made for cash consideration in an amount not less than the fair market value (as reasonably determined by Parent in good faith) of such property, (b) such Sale and Leaseback Transaction is consummated within 180 days after the date on which such property is sold or transferred, (c) any Liens arising in connection with such Group Member’s use of the property are permitted by Section 6.3(r) and (d) either (i) the First Lien Net Leverage Ratio, determined on a Pro Forma Basis at the time of and after giving effect to such Sale and Leaseback Transaction (but without netting the cash proceeds from such Sale and Leaseback Transaction), is equal to or less than 1.50:1.00 or (ii) the Net Cash Proceeds of such Sale and Leaseback Transaction shall be applied to mandatorily prepay the Term Loans in accordance with Section 2.14 but without giving effect to any reinvestment right set forth in the second proviso of the first sentence of clause (b) thereto (but, for the avoidance of doubt, giving effect to clause (iii) of the second proviso thereto and to the third and fourth provisos thereto) (a Sale and Leaseback Transaction with respect to which the requirements of this clause (d)(ii) are applicable, a “Specified Sale and Leaseback Transaction”).

6.11 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement (including any Permitted Amendment), the other Loan Documents, or any Guarantee Obligations in respect of any of the foregoing, (b) any agreements governing any Permitted Term Loan Refinancing Indebtedness, any Incremental Equivalent Debt, any Replacement Facility or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing (provided, that in the case of this clause (b), such prohibitions or limitations in documentation evidencing such Indebtedness are no more restrictive, when taken as a whole, than those in effect prior to the relevant incurrence of such Indebtedness), (c) any agreements governing any Indebtedness permitted by Section 6.2(c) and any other purchase money Indebtedness, Attributable Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed by or the subject of such Indebtedness and the proceeds and products thereof), (d) any agreements governing Indebtedness of any Excluded Subsidiary permitted by Section 6.2 (in which case, any such prohibition or limitation shall only be effective against the assets of such Excluded Subsidiary and its Subsidiaries), (e) any agreements governing Indebtedness permitted by Section 6.2(g) (in which case any such prohibition shall only be effective against the assets permitted to be subject to Liens permitted by Section 6.3(k) and the proceeds thereof), (f) customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures, (g) licenses or sublicenses by any Group Member of Intellectual Property in the ordinary course of business or consistent with past practice (in which case any prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (h) customary provisions (including customary net worth provisions) in leases, subleases, licenses and sublicenses that restrict the transfer thereof or the transfer of the assets subject thereto by the lessee, sublessee, licensee or sublicensee, (i) prohibitions and limitations arising by operation of law, (j) prohibitions and limitations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Restricted Subsidiary and apply only to such Restricted Subsidiary, (k) customary restrictions that arise in connection with any Disposition permitted by Section 6.5 applicable pending such Disposition solely to the assets subject to such Disposition, (l) customary provisions contained in an agreement restricting assignment of such agreement entered into in the ordinary course of business or consistent with past practice, (m) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or consistent with past practice, (n) agreements existing and as in effect on the Closing Date and described in Schedule 6.11 or (o) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of Parent, no more restrictive with respect to Parent or any Restricted Subsidiary than the then customary market terms for Indebtedness of such type, so long as Parent shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of Parent and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.12 Limitation on Restrictions on Restricted Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than a Subsidiary Guarantor) to make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by any Loan Party or to Guarantee Obligations of any Loan Party except for such encumbrances or restrictions existing under or by reason of (i) this Agreement (including any Permitted Amendment) or the other Loan Documents, (ii) any agreements governing any Permitted Term Loan Refinancing Indebtedness, any Incremental Equivalent Debt or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing (provided, that in the case of this clause (ii), such encumbrances or restrictions in documentation evidencing such Indebtedness are no more restrictive, when taken as a whole, than those in effect prior to the relevant incurrence of such Indebtedness), (iii) any agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary, solely with respect to such Restricted Subsidiary, (iv) customary net worth provisions contained in real property leases, subleases, licenses or permits entered into by any Group Member so long as such net worth provisions would not reasonably be expected to impair the ability of the Loan Parties to comply with their obligations under this Agreement or any of the other Loan Documents (as determined in good faith by Parent), (v) any restriction with respect to Excluded Subsidiaries in connection with Indebtedness permitted by Section 6.2, (vi) to the extent not otherwise permitted under this Section 6.12, agreements, restrictions and limitations described in clauses (a) through (o) of Section 6.11, to the extent set forth in such clauses, (vii) restrictions with respect to the transfer of any asset contained in an agreement that has been entered into in connection with the disposition of such asset permitted hereunder and (viii) prohibitions and limitations arising by operation of law; and (ix) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of Parent, no more restrictive in any material respect with respect to Parent or any Restricted Subsidiary than either (i) Section 6.6 of this Agreement or (ii) the then customary market terms for Indebtedness of such type, so long as, in the case of this clause (ii) only, Parent shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of Parent and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.13 Limitation on Lines of Business. Enter into any material line of business, either directly or through any Restricted Subsidiary, except for those businesses in which any Group Member is engaged on the Closing Date or that are reasonably related or ancillary thereto or reasonable extensions thereof.

6.14 Financial Covenants. (a) Total Leverage Ratio. Solely with respect to the Revolving Credit Facility and the Term Loan A Facility: ~~permit the Total Leverage Ratio~~  as of the last day of any fiscal quarter, commencing with the fiscal quarter ending ~~during any period set forth below~~ December 31, 2025, permit the Total Leverage Ratio to be greater than ~~the ratio set forth opposite such period below:~~4.00:1.00.

~~Period~~	~~Ratio~~
~~March 31, 2024 to December 31, 2024~~	~~4.50:1.00~~
~~March 31, 2025 to June 30, 2025~~	~~4.25:1.00~~
~~September 30, 2025 and thereafter~~	~~4.00:1.00~~

(b) First Lien Net Leverage Ratio: Solely with respect to the Revolving Credit Facility and the Term Loan A Facility: as of the last day of each fiscal quarter, commencing with the fiscal quarter ending ~~March~~December 31, ~~2024~~2025, permit the First Lien Net Leverage Ratio for the Test Period to be greater than 2.50:1.00.

(c) Fixed Charge Coverage Ratio: Solely with respect to the Revolving Credit Facility and the Term Loan A Facility: as of the last day of each fiscal quarter, commencing with the fiscal quarter ending ~~March~~December 31, ~~2024~~2025, permit the Fixed Charge Coverage Ratio for the Test Period to be less than 2.00:1.00.

~~(d) Minimum Liquidity Test: Solely with respect to the Revolving Credit Facility: as of the last day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2024, permit the Liquidity for the Test Period to be less than $200.0 million.~~

6.15 Modification of Certain Agreements. Amend, modify or change (a) any Organizational Document of any Loan Party or (b) the terms of the definitive documentation of any Junior Debt constituting Material Debt (other than any such amendment, modification or other change (w) that would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or amount or extend the date for payment of interest thereon or relax or eliminate any covenant, event of default or other provision applicable to Parent or any of the Restricted Subsidiaries, (x) that is pursuant to a refinancing permitted by Section 6.8(i), (y) to the extent such amendment, modification or other change is effective, or is to provisions that become applicable, after the then Latest Maturity Date hereunder (as determined as of the time of such amendment, modification or other change is made) or (z) if immediately after giving effect thereto such Junior Debt with such revised terms could be incurred pursuant to Section 6.2 (such determination to be made as if such Junior Debt was incurred at such time and had not previously been incurred)); provided, that in the case of clause (a) above, any amendment, modification or change to the Organizational Documents of any Loan Party to effectuate a change in form of entity or organization or any other transaction permitted by Section 5.4(b) or Section 6.5 shall be permitted, subject to the requirements under the Security Agreement; and provided, further, that any change to effect a change in fiscal year permitted under Section 6.16 shall be permitted.

6.16 Changes in Fiscal Periods. Permit the fiscal year of any Borrower to end on a day other than December 31, without the prior written consent of the Term Loan ~~B~~A Agent (such consent not be unreasonably withheld, delayed or conditioned), in each case other than if such change is required by GAAP or make any material change in accounting policies or reporting practices, except as required or permitted by GAAP.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events shall occur and be continuing:

(a) (i) the applicable Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or (ii) the applicable Borrowers shall fail to pay any interest on any Loan or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by such Loan Party at any time under this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished (provided, that, in each case, such materiality qualifier shall not be applicable with respect to any representation or warranty that is qualified or modified by materiality or Material Adverse Effect); or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to Parent and the other Borrowers only), Section 5.7(a) (provided, that the delivery of the notice referred to in such Section 5.7(a) at any time will cure any such Event of Default arising from the failure to timely deliver such notice of default), Section 5.10 or Section 6 ~~(provided, further, that the failure to observe or perform the Financial Maintenance Covenant shall not in and of itself constitute an Event of Default with respect to the Term Loan B Facility hereunder until the date on which the Required Revolving Lenders accelerate payment of the Revolving Credit Loans and terminate their Revolving Credit Commitments or foreclose upon the Collateral, provided, further, that prior to the time it becomes an Event of Default with respect to the Term Loan B Facility, any Event of Default under this paragraph (c) based on the failure to observe or perform the Financial Maintenance Covenant may be waived, amended, terminated or otherwise modified from time to time by the Required Revolving Lenders and the Revolver Administrative Agent)~~; or

(d) any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days following delivery of written notice thereof to the Borrowers by the applicable Agent; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and other Indebtedness under the Loan Documents) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (other than, with respect to Indebtedness consisting of obligations in respect of Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements and not as a result of any default thereunder by any such Group Member) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable (provided, that this clause (iii) shall not apply to (A) any secured Indebtedness that becomes due or subject to a mandatory offer to purchase as a result of the sale, transfer or other Disposition of assets securing such Indebtedness, if such sale, transfer or other Disposition is permitted hereunder and under the documents providing for such Indebtedness (and, for the avoidance of doubt, the aggregate principal amount of such Indebtedness shall not be included in determining whether an Event of Default has occurred under this paragraph (e)) or (B) any event which permits the conversion of convertible debt and the settlement of any Permitted Convertible Indebtedness Call Transaction); provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness, the outstanding principal amount of which would in the aggregate constitute Material Debt; provided, further, that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any acceleration of the Loans pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall no longer be continuing with respect to such Material Debt~~; provided, further, that the failure to observe or perform the Financial Maintenance Covenant shall not in and of itself constitute an Event of Default with respect to the Term Loan B Facility hereunder until the date on which the Required Revolving Lenders accelerate payment of the Revolving Credit Loans and terminate their Revolving Credit Commitments or foreclose upon the Collateral (the “Financial Covenant Standstill”), provided, further, that prior to the time it becomes an Event of Default with respect to the Term Loan B Facility, any Event of Default under this paragraph (e) based on the failure to observe or perform the Financial Maintenance Covenant may be waived, amended, terminated or otherwise modified from time to time by the Required Revolving Lenders and the Revolver Administrative Agent~~; or

(f) (i) any Material Party shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, restructuring, arrangement, adjustment, winding up, liquidation, provisional liquidation, dissolution, composition, restructuring plan or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, administrative receiver, monitor, compulsory manager, trustee, liquidator, provisional liquidator, restructuring officer, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against or with respect to any Material Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or for any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Material Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that results in liability of any Borrower or any Commonly Controlled Entity, (ii) any Person shall fail to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA and the present value of all accrued benefits, determined on a termination basis, exceeds the value of the assets of such Plan or (v) any Borrower or any Commonly Controlled Entity shall be reasonably likely to incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h) one or more final judgments or decrees for the payment of money shall be entered against Parent, any of the Borrowers or any of their Restricted Subsidiaries involving for Parent or any of its Restricted Subsidiaries, taken as a whole, a liability (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage in writing) of an amount equal to the greater of (a) $120.0 million and (b) 5.0% of Consolidated Total Assets or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any Collateral Document that creates a Lien with respect to a material portion of the Collateral shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing, or any Lien with respect to any material portion of the Collateral created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in any Guaranty shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents); or

(k) any Senior/Junior Intercreditor Agreement and/or any Senior Pari Passu Intercreditor Agreement shall cease, for any reason, to provide for the relative priorities intended thereby or to otherwise be in full force and effect; or

(l) any Change of Control shall occur;

(m) any Loan Party or any Subsidiary thereof becomes party or subject to a consent decree, agreement, public closing letter imposing explicit restrictions on business operations, administrative or judicial order, final judgment, and/or permanent injunction (a “Resolution”), with or by the Federal Trade Commission or any Governmental Authority, where the entering into or effectiveness of such Resolution could reasonably be expected to result in a material adverse change in, or have a Material Adverse Effect upon, the business operations (as currently conducted), assets or financial condition of Parent and its Subsidiaries taken as a whole, including without limitation as a result of impacts of such Resolution upon revenue or income, marketing claims or practices, distributor compensation practices, or terms or agreements with distributors or other purchasers of the Borrowers and their Subsidiaries’ products; or

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, the Commitments hereunder shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, then, with the consent of the Required Lenders, the applicable Administrative Agent may, or upon the request of the Required Lenders, the applicable Administrative Agent shall, by notice to Parent and the applicable Borrowers, (i) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable and (ii) subject to the terms and conditions of the Intercreditor Agreements, any Senior Pari Passu Intercreditor Agreement, any Senior/Junior Intercreditor Agreement and any other intercreditor arrangement entered into in connection with this Agreement, commence foreclosure actions with respect to the Collateral in accordance with the terms and procedures set forth in the Collateral Documents; provided, further that during the continuance of any Event of Default arising from a failure to comply with Section 6.14, ~~(A)~~ solely upon the request of the Required ~~Revolving~~Pro Rata Facility Lenders, either the Term Loan A Agent or the Revolver Administrative Agent shall, by notice to Parent, (1) declare the Revolving Credit Commitments, the Term Loan A Commitments and the obligation of each Lender to make Revolving Credit Loans and Term A Loans to be terminated, whereupon the same shall forthwith terminate, and (2) declare the Revolving Credit Loans, the Term A Loans, all interest thereon and all other amounts payable under this Agreement in respect of such Revolving Credit Loans and Term A Loans to be forthwith due and payable, whereupon the Revolving Credit Loans ~~and all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers and each Guarantor and (B) subject to the Financial Covenant Standstill, the Term Loan B Agent shall at the request, or may with the consent, of the Required Term Lenders in respect of the Term Loan B Facility, by notice to Parent, declare the Term B Loans, all interest thereon and all other amounts payable under this Agreement in respect of the Term B Loans to be forthwith due and payable, whereupon the~~, Term ~~B~~A Loans~~,~~ and all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers and each Guarantor.

7.2 Right to Cure.

(a) Financial Maintenance Covenant. Notwithstanding anything to the contrary contained in Section 7.1, in the event that the Borrowers fail to comply with the Financial Maintenance Covenant as of the last day of any fiscal quarter for which such Financial Maintenance Covenant is tested, the Borrower shall have the right to give written notice (the “Cure Notice”), on or prior to the 10th Business Day subsequent to the Cure Specified Date for such fiscal quarter, to the applicable Administrative Agents of the intent of Parent to issue Permitted Cure Securities for cash (collectively, the “Cure Right” and the amount of such proceeds, the “Cure Amount”) after the Cure Specified Date for such fiscal quarter pursuant to the exercise by the Borrowers of such Cure Right, which exercise shall be made after such Cure Specified Date on or before the 10th Business Day subsequent to such Cure Specified Date, the Financial Maintenance Covenant shall be recalculated giving effect to the following adjustments on a Pro Forma Basis:

(i) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any subsequent four quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Maintenance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of the Financial Maintenance Covenant, the Borrowers shall be deemed to have satisfied the requirements of such Financial Maintenance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default of such Financial Maintenance Covenant that had occurred shall be deemed cured for purposes of this Agreement.

(b) No Default. Notwithstanding anything herein to the contrary, (i) a Default or Event of Default resulting solely from a failure to be in compliance with the Financial Maintenance Covenant shall not be deemed to exist from the end of the applicable fiscal quarter until the 10th Business Day after the applicable Cure Specified Date with respect to such fiscal quarter, (ii) to the extent a Cure Notice is delivered by the Borrowers within 10 Business Days after such Cure Specified Date, a Default or Event of Default resulting solely from a failure to be in compliance with the Financial Maintenance Covenant shall not be deemed to exist from the end of the applicable fiscal quarter until the 10th Business Day after the applicable Cure Specified Date with respect to the applicable fiscal quarter and (iii) if the Cure Amount is not made within 10 Business Days after the applicable Cure Specified Date with respect to the applicable fiscal quarter, each such Default or Event of Default referenced in clauses (i) and (ii) above shall be deemed reinstated as of the end of the applicable fiscal quarter, it being further agreed that the Obligations shall bear interest at the Default Rate as applied in accordance with Section 2.15(b) as of the end of such applicable fiscal quarter.

(c) Revolver Borrowing Block. If a Default or Event of Default would have occurred and be continuing had the Borrowers not had the option to exercise the Cure Right as set forth above and not exercised such Cure Right pursuant to the foregoing provisions, the Borrowers shall not be permitted, from the applicable Cure Specified Date with respect to the applicable fiscal quarter, until such Default or Event of Default is cured in accordance with the terms of this Section 7.2, to request any Borrowings or the issuance of Letters of Credit under the Revolving Credit Commitments (including any issuance or extension (including automatic renewals) of any Letter of Credit) or otherwise request any other credit extensions under this Agreement.

(d) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period, there shall be at least two fiscal quarters during which the Cure Right is not exercised, (ii) the Cure Right may only be exercised five times during the term of this Agreement, (iii) the Cure Amount shall be no greater than the minimum amount required to cause Borrower to be in compliance with the Financial Maintenance Covenant as of the end of the applicable fiscal quarter, (iv) all Cure Amounts shall be disregarded for purposes of determining any financial ratio based conditions or any baskets with respect to the covenants contained in this Agreement, (v) there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Amount for determining compliance with the Financial Maintenance Covenant in the quarter for which such Cure Right is exercised; provided that Cure Amounts shall reduce debt in future periods to the extent used to prepay the Loans, and (vi) there shall be no cash netting of the proceeds of any Cure Amount.

7.3 Application of Funds. After the exercise of remedies provided for in Section 7.1 (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be cash collateralized (in a manner consistent with Section 2.7(j))), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.20 and 2.22, be applied by the Agents in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Sections 2.16 through 2.19) payable to the applicable Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees in respect of Letters of Credit that are payable pursuant to Section 2.13(b)) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks (including fees and time charges for attorneys who may be employees of any Lender or any Issuing Bank) and amounts payable under Sections 2.16 through 2.19), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid fees in respect of Letters of Credit that are payable pursuant to Section 2.13(b) and interest on the Loans, LC Exposure and other Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, LC Disbursements, Cash Management Obligations, Obligations then owing under Specified Hedge Agreements, Obligations owing to the Revolver Administrative Agent for the account of the Issuing Banks, to cash collateralize (in a manner consistent with Section 2.7(j)) that portion of the LC Exposure comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Revolver Administrative Agent, the Lenders, the Issuing Banks and Qualified Counterparties in proportion to the respective amounts described in this clause Fourth held by them;

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.7, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Cash Management Obligations and Obligations arising under Specified Hedge Agreements shall be excluded from the application described above if the Collateral Agent has not received written notice thereof, together with such supporting documentation as the Collateral Agent may reasonably request, from the applicable Qualified Counterparty, as the case may be. Each Qualified Counterparty that is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agents pursuant to the terms of Section 8 hereof for itself and its Affiliates as if a “Lender” party hereto. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Furthermore, notwithstanding the foregoing, any Lender (a “Declining Lender”) may from time to time voluntarily disclaim its interest in one or more assets constituting Collateral by sending irrevocable notice to the Collateral Agent identifying such assets with specificity and containing an agreement by such Lender that such assets shall no longer secure the Obligations owing to such Lender (any such asset, with respect to such Declining Lender, a “Declined Asset”). Delivery of such notice by any Declining Lender shall not affect or impair the security interest of any other Secured Party with respect to such asset. Notwithstanding anything herein to the contrary, no proceeds or other amounts distributed on account of any Declined Asset (as a result of foreclosure or otherwise) shall be distributed to any Declining Lender who has disclaimed an interest in such Declined Asset, and such proceeds or other amounts shall instead be distributed to each other Secured Party who is otherwise entitled to receive such proceeds or other amounts on the terms set forth herein. For the avoidance of doubt, the effect of any Declining Lenders disclaiming a security interest in any Declined Asset shall be borne solely by such Declining Lenders, and such Declining Lenders shall not by virtue thereof be entitled to a “true up” or otherwise be entitled to receive a greater than pro rata share of any other Collateral proceeds or other amounts distributed to the Secured Parties on account of the Obligations.

SECTION 8. THE AGENTS

8.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints ~~Jefferies~~Citizens (in its ~~capacities as the Term Loan B Agent and~~capacity as Collateral Agent (as successor to Jefferies)) and Rabobank (in its capacity as the Term Loan A Agent and the Revolver Administrative Agent) as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agents, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agents by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Agents to enter into each Collateral Document and any intercreditor or subordination agreements contemplated hereby (including any Senior Pari Passu Intercreditor Agreement and any Senior/Junior Intercreditor Agreement) on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that no Agent shall be required to take any action that (i) such Agent in good faith believes exposes it to liability unless such Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any applicable law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any applicable law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that such Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity other that the Agent. Nothing in this Agreement shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Agents are acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Arrangers and the Agents are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i) the Agents do not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank, any other Secured Party or holder of any other secured Obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Agents is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Agents based on an alleged breach of fiduciary duty by the Agents in connection with this Agreement and the transactions contemplated hereby;

(ii) where any Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of any country, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of such Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii) ~~(iii)~~ nothing in this Agreement or any Loan Document shall require any Agent to account to any Lender for any sum or the profit element of any sum received by such Agent for its own account.

8.2 Delegation of Duties. The Agents may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. None of any Agent, any Issuing Bank, nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable to any other Credit Party for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any other Credit Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or Issuing Banks under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents and the Issuing Banks shall not be under any obligation to any other Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Agents shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment or participation to a Disqualified Lender.

8.4 Reliance by the Agents. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Parent or the other Borrowers), independent accountants and other experts selected by the Agents. The applicable Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the applicable Agent. The applicable Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The applicable Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, Parent or any other Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, such Agent shall give notice thereof to the other Agents and the Lenders. Such Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided, that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on the Agents and Other Lenders. Each Lender expressly acknowledges that neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of an Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

8.7 Indemnification. The Lenders agree to indemnify each Agent and its respective officers, directors, employees, Affiliates, agents, advisors and controlling Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Parent or the other Borrowers and without limiting any obligation of Parent or any other Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders or the Required ~~Revolving~~Pro Rata Facility Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 8.7. The agreements in this Section 8.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8 The Agent in Its Individual Capacity. An Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent hereunder or any other Loan Document. With respect to its Loans made or renewed by it or with respect to any Letter of Credit issued or participated in by it, an Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent hereunder, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity.

8.9 Successor Agent.

(a) Any Agent may resign as an Administrative Agent or as the Collateral Agent, as the case may be, upon 30 days’ notice to the Lenders and the applicable Borrowers. If the applicable Agent shall resign as an Administrative Agent and/or as the Collateral Agent, as the case may be, then the Required Lenders (or Required Revolving Lenders or Required Term Lenders, as applicable) shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the applicable Borrowers (which approval shall not be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $5.0 billion and otherwise may be withheld in the applicable Borrowers’ sole discretion, which approval shall not be required during the continuance of a Specified Event of Default), whereupon such successor agent shall succeed to the rights, powers and duties of the applicable Administrative Agent and/or as the Collateral Agent, as the case may be, and the terms “Term Loan ~~B~~A Agent”, “ “Revolver Administrative Agent”, “Administrative Agents”, “Collateral Agent” and “Agents”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former applicable Agent’s rights, powers and duties as the applicable Agent shall be terminated, without any other or further act or deed on the part of such former applicable Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as the applicable Agent by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the applicable Agent hereunder until such time, if any, as the Required Lenders (or Required Revolving Lenders or Required Term Lenders, as applicable), subject to written approval by the applicable Borrowers (which approval shall not be unreasonably withheld or delayed), appoint a successor agent as provided for above. After any retiring Agent’s resignation as the applicable Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit. In case of the resignation of the Collateral Agent, if no successor agent had been appointed within 30 days from the date of resignation of the Collateral Agent, such retiring Collateral Agent shall have no duty or obligation to take any further action under any security documents, including any action required to maintain the perfection of any such liens or security interests.

(b) If the applicable Agent or a controlling Affiliate thereof admits that it is insolvent or has become the subject of a Bankruptcy Event, it may be removed by the applicable Borrowers or the Required Lenders (or Required Revolving Lenders or Required Term Lenders, as applicable). The applicable Borrowers shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Required Lenders (or Required Revolving Lenders or Required Term Lenders, as applicable) (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the applicable Agent, and the terms ~~“Term Loan B Agent”,~~ “Revolver Administrative Agent”, “Administrative Agents”, “Collateral Agent” and “Agents”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as an Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as the applicable Agent by the date that is 10 days following an Agent’s removal, such Agent’s removal shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the applicable Agent hereunder until such time, if any, as the applicable Borrowers, subject to written approval by the Required Lenders (or Required Revolving Lenders or Required Term Lenders, as applicable) (which approval shall not be unreasonably withheld or delayed), appoint a successor agent as provided for above. After any Agent’s replacement as an Agent hereunder, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10 Arrangers, Documentation AgentAgents and Syndication Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Arrangers, the Documentation ~~Agent~~Agents and the Syndication Agent, in their respective capacities, as such, shall not have any duties or responsibilities, nor shall any Arranger, the Documentation ~~Agent~~Agents or Syndication Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Arranger, the Documentation ~~Agent~~Agents and the Syndication Agent.

8.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975 such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

8.12 Swiss Matters. Without limiting any other rights of the Collateral Agent under this Agreement, the Guaranties or any other Loan Document, with regard to and as contemplated by each of the Collateral Documents governed by Swiss law (the “Swiss Collateral Documents”): the Collateral Agent shall:

(a) hold and administer any non-accessory security interest (nicht-akzessorische Sicherheit) governed by Swiss law as fiduciary (treuhänderisch) in its own name but for the benefit of the Secured Parties; and;

(b) hold and administer any accessory security interest (akzessorische Sicherheit) governed by Swiss law as direct representative (direkter Stellvertreter) in the name and on behalf of the Secured Parties;

(c) each Secured Party hereby appoints the Collateral Agent as its direct representative (direkter Stellvertreter) and authorizes the Collateral Agent (whether or not by or through employees or agents) to:

(i) exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent under the relevant Swiss Collateral Documents together with such powers and discretions as are reasonably incidental thereto;

(ii) take such action on its behalf as may from time to time be authorized under or in accordance with the relevant Swiss Collateral Documents; and

(iii) accept, enter into and execute as its direct representative (direkter Stellvertreter) any pledge or other creation of any accessory security right granted in favor of the Secured Party in connection with the Loan Documents under Swiss law and to agree to and execute in its name and on its behalf as its direct representative (direkter Stellvertreter) any amendments, confirmations and/or alterations to any Swiss Collateral Document which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security interest, all subject to the provisions of this Agreement and any other Loan Document.

8.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agents (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agents shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agents under Section 2.13 and Section 9.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the relevant Administrative Agent and, in the event that the relevant Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to such Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Administrative Agent and its agents and counsel, and any other amounts due such Administrative Agent under Section 2.13 and Section 9.3

8.14 Erroneous Payments

(a) If the applicable Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the applicable Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the applicable Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the applicable Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter (or such later date as the applicable Administrative Agent may, in its sole discretion, specify in writing), return to the applicable Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the applicable Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the applicable Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the applicable Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the applicable Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the applicable Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the applicable Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)	it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the applicable Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)	such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the applicable Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the applicable Administrative Agent pursuant to this Section 8.14(b).

For the avoidance of doubt, the failure to deliver a Payment Notice to the applicable Administrative Agent pursuant to this Section 18.4(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 18.4(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the applicable Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the applicable Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the applicable Administrative Agent has demanded to be returned under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the applicable Administrative Agent for any reason, after demand therefor by the applicable Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the applicable Administrative Agent’s request to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Revolving Credit Commitments) of the relevant Facility with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Facility”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the applicable Administrative Agent may specify) (such assignment of the Loans (but not Revolving Credit Commitments) of the Erroneous Payment Impacted Facility, the “Erroneous Payment Deficiency Assignment”) on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the applicable Administrative Agent in such instance), and is hereby (together with the relevant Borrowers) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an an electronic platform or electronic transmission system as to which the applicable Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the applicable Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the applicable Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the applicable Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the applicable Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the applicable Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Revolving Credit Commitments of any Lender and such Revolving Credit Commitments shall remain available in accordance with the terms of this Agreement.

(i) Subject to Section 9.4 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the applicable Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the applicable Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the applicable Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the applicable Administrative Agent) and (y) may, in the sole discretion of the applicable Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the applicable Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the applicable Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the applicable Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the applicable Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the applicable Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the applicable Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 18.4 shall survive the resignation or replacement of the applicable Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 9. MISCELLANEOUS

9.1 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any of Parent or any other Borrower, to it at:

Herbalife Ltd.

990 West 190th Street

Torrance, CA 90502
Attention: David Tademaru, Vice President, Treasurer

Telephone: (310) 357-0652

Facsimile: (310) 767-3321

E-mail: davet@herbalife.com mailto:

with, in the case of any Luxembourg Borrower, copies to it at:

16 Avenue de la Gare

L-1610 Luxembourg

Telephone: 352 26 20 77 21

Facsimile: 352 26 20 77 20

Email: helened@herbalife.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, CA 90067
Attention: Jonathan Layne; Cromwell Montgomery
Facsimile: (310) 552-7053
E-mail: JLayne@gibsondunn.com; CMontgomery@gibsondunn.com

(ii) if to the ~~Term Loan B Agent or~~ Collateral Agent, to it at:

~~Jefferies Finance LLC~~

~~520 Madison Avenue~~

~~New York, NY 10022~~

Citizens Bank, N.A.

20 Cabot Road

Medford, MA 02155Attention: ~~Account Manager — Herbalife~~Nirjal Tandukar

~~Facsimile: (212) 284-3444~~

Email: ~~JFin.Admin@Jefferies~~cmlagencyservicing@citizensbank.com

(iii) if to the Term Loan A Agent or Revolver Administrative Agent,

(A)	in connection with any Borrowing Request, Interest Election Request, or any payment or prepayment of the Obligations, to it at:

Coöperatieve Rabobank U.A., New York Branch,

~~Capital Markets and~~

151 West 42nd Street, 8th Floor

New York, NY 10036

Attention: Agency Services

~~Attention: Anna Marie Ybanez~~

Telephone: (212) 574-7334
~~Facsimile: (914) 304-9327~~
E-mail: fm.am.SyndicatedLoans@rabobank.com with a copy to: ~~AnnaMarie.Ybanez~~dharma.raju.katru@rabobank.com; richard.villanueva@rabobank.com and Ann.McDonough@rabobank.com; and

(B)	in connection with any matter not enumerated in clause (A) above, to it at:

Coöperatieve Rabobank U.A., New York Branch

151 West 42nd Street, 8th Floor

~~245 Park Avenue,~~ New York, NY ~~10167~~10036

Attn: Loan Syndications

Telephone: (212) 574-7334

~~Facsimile: (914) 304-9327~~

E-mail: ~~fm.am.SyndicatedLoans@rabobank.com with a copy to:~~syndications.ny@rabobank.com

~~AnnaMarie.Ybanez@rabobank.com and~~

~~Ann.McDonough@rabobank.com; and~~

(iv) if to Rabobank, in its capacity as Issuing Bank, to it at:

Coöperatieve Rabobank U.A., New York Branch

151 West 42nd Street, 8th Floor

New York, NY 10036
Trade Finance Services
Attention: Sandra Rodriguez

Telephone: (212) 574-7315
~~Facsimile: (914) 304-9329~~
E-mail: ~~RaboNYSBLC@rabobank.com~~RaboNYSBLC@rabobank.com with a copy to: Sandra.L.Rodriguez@rabobank.com and GSCNAWTrade@rabobank.com

(v) if to any other Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto, in accordance with the provisions of this Agreement, shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1, or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1. As agreed to among the Borrowers, the Agents and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Each of Parent and each other Borrower hereby agrees, unless directed otherwise by the applicable Agent or unless the electronic mail address referred to below has not been provided by the applicable Agent to Parent and the other Borrowers, that it will, and Parent will cause its Subsidiaries to, provide to the applicable Agent all information, documents and other materials that it is obligated to furnish to the applicable Agent pursuant to the Loan Documents or to the Lenders under Section 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request, a notice pursuant to Section 2.9, or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.7, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such nonexcluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the applicable Agent to an electronic mail address as directed by the applicable Agent. In addition, Parent and the other Borrowers agree, and agree to cause Parent’s Subsidiaries, to continue to provide the Communications to the applicable Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the applicable Agent.

Each of Parent and each other Borrower hereby acknowledges that (a) the applicable Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by, or on behalf of, the applicable Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that wish to receive information and documentation that is publicly available or (y) does not contain MNPI (collectively, “Public Lender Information”)) (each, a “Public Lender”). Each of Parent and each other Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the applicable Borrowers shall be deemed to have authorized the applicable Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Private Lender Information (as defined below) (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the applicable Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the applicable Borrowers notify the applicable Administrative Agent promptly that any such document contains Private Lender Information: (A) the Loan Documents, (B) notification of changes in the terms of the Facilities and (C) all information delivered pursuant to Section 5.1 and Section 5.2(a). “Private Lender Information” means any information and documentation that is not Public Lender Information.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE APPLICABLE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE APPLICABLE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE APPLICABLE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE APPLICABLE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The applicable Agent agrees that the receipt of the Communications by the applicable Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the applicable Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the applicable Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the applicable Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.2 Waivers; Amendments. (a) No failure or delay by the applicable Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the applicable Administrative Agent, each Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Parent or any other Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the applicable Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereunder or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the applicable Borrowers and the Required Lenders or by the applicable Borrowers and the applicable Administrative Agent with the consent of the Required Lenders; provided, that, notwithstanding the foregoing, solely with the written consent of each Lender directly and adversely affected thereby (but without the necessity of obtaining the consent of the Required Lenders), any such agreement may:

(1) increase the Commitment of any Lender;

(2) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder (except in connection with the waiver of applicability of any post-Default increase in interest rates (which waiver shall be effective with the consent of the Required Revolving Lenders ~~and/~~or Required Term Lenders of each directly and adversely affected Facility)), provided, that any change in any definition applicable to any ratio used in the calculation of any rate of interest or fee shall not constitute a reduction in any rate of interest or fee;

(3) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment; it being understood that the waiver of any Default~~, mandatory prepayment~~ or mandatory reduction of Commitments shall not constitute a postponement of the scheduled date of payment of principal of any Loan or expiration of any Commitment of any Lender;

(4) impose additional restrictions on the ability of any Lender to assign any of its rights and obligations hereunder;

(5) change Section 2.20(b) or (c) or Section 7.3 or any other provision providing for the pro rata sharing of payments in a manner that would alter the pro rata sharing of payments required thereby, or change the application of proceeds provision in this Agreement or any Collateral Document (or the corresponding provision in any intercreditor agreement (including any Senior Pari Passu Intercreditor Agreement and any Senior/Junior Intercreditor Agreement));

(6) change any of the provisions of this Section 9.2 or the definition of “Required Lenders”, “Required Term Lenders”, “Required Revolving Lenders”, “Required Pro Rata Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder;

(7) except as otherwise expressly provided in Section ~~9.15~~9.14 as in effect as of the Ninth Amendment Effective Date, release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the Guaranties representing all or substantially all of the value of such guarantees, taken as a whole; ~~or~~

(8) subordinate or have the effect of subordinating (x) the Liens securing any of the Obligations on all or substantially all of the Collateral to the Liens on the Collateral securing any other Indebtedness or (y) any Loans in contractual right of payment to any other Indebtedness; or

(9) change or waive the definitions of “Restricted Subsidiary”, “Unrestricted Subsidiary” or any defined terms used therein or any provisions related thereto.

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the applicable Administrative Agent or any Issuing Bank hereunder in a manner adverse to the applicable Administrative Agent or such Issuing Bank, as the case may be, without the prior written consent of the applicable Administrative Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, (i) amendments, waivers or other modifications may be made to any condition precedent to the extension of Revolving Credit Loans (or deemed extensions of Revolving Credit Loans) under the Revolving Credit Facility of the same Class with only the written consent of the Required Revolving Lenders (or by the Revolver Borrowers and the Revolver Administrative Agent with the consent of the Required Revolving Lenders) of such Class, (ii) amendments, waivers and other modifications may be made to Sections 6.14, 7.1(c), 7.1(e) and 7.2 (and definitions to the extent relating to such Sections) (including, for the avoidance of doubt, the amendment, waiver, termination or other modification of a Financial Covenant Event of Default) with only the written consent of the Required ~~Revolving~~Pro Rata Facility Lenders and (iii) amendments, waivers and other modifications to the provisions of any Loan Document in a manner that by its terms adversely affects the rights or obligations of Lenders holding Loans or Commitments of a particular Class (but not the rights or obligations of Lenders holding Loans or Commitments of any other Class) will require only the prior written consent of Lenders holding the requisite percentage under this Section 9.2(b) of the outstanding Loans and unused Commitments of such Class (as if such Class were the only Class of Loans and Commitments then outstanding under this Agreement), Parent and the Borrowers. Notwithstanding anything to the contrary contained herein, no amendment, exchange, open market purchase, refinancing, intercreditor modification, designation, transfer, or other transaction may: (i) prime or subordinate any Lien securing the Obligations; (ii) grant any Lender or other creditor superior or more favorable priority, collateral, guarantees, or payment terms relative to any other Lender of the same class; (iii) except as permitted herein as of the Ninth Amendment Effective Date, effect any non pro rata payment or consideration not offered to all Lenders of the same class on identical terms; or (iv) except as permitted herein as of the Ninth Amendment Effective Date, transfer material Collateral or Subsidiary equity or material Property or material Intellectual Property (a “Prohibited Transaction”), in each case without the prior written consent of each Lender, other than any transaction that is a debtor in possession credit facility in connection with a bankruptcy. Any Prohibited Transaction is void ab initio.

(c) Notwithstanding anything to the contrary contained in this Section 9.2, the applicable Administrative Agent and the applicable Borrowers, in their sole discretion and without the consent or approval of any other party, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (provided, that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the consent of the Required Lenders), and (ii) to permit additional affiliates of any Borrower to guarantee the Obligations and/or provide Collateral therefor. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Lender consent is required to effect any amendment or supplement to any Senior Pari Passu Intercreditor Agreement or any Senior/Junior Intercreditor Agreement or any other intercreditor arrangements entered into pursuant to this Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, Incremental Equivalent Debt or any Refinancing Indebtedness in respect of any of the foregoing (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Senior Pari Passu Intercreditor Agreement or such Senior/Junior Intercreditor Agreement or such other intercreditor arrangement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the applicable Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by such Senior Pari Passu Intercreditor Agreement or such Senior/Junior Intercreditor Agreement or any such other intercreditor arrangements, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the applicable Administrative Agent, are required to effectuate the foregoing; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the applicable Administrative Agent hereunder or under any other Loan Document without the prior written consent of the applicable Administrative Agent.

(e) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the applicable Borrowers may enter into Incremental Facility Amendments in accordance with Section 2.23, Replacement Facility Amendments in accordance with Section 2.24 and Extension Amendments in accordance with Section 2.25 and joinder agreements with respect thereto in accordance with such sections, and such Incremental Facility Amendments, Replacement Facility Amendments and Extension Amendments and joinder agreements may effect such amendments to the Loan Documents or such intercreditor agreements as may be necessary or appropriate, in the opinion of the applicable Administrative Agent and the applicable Borrowers, to give effect to the existence and the terms of the Incremental Facility, Replacement Facility or Extension, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Term Loans and Revolving Credit Loans, as applicable and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and to reflect the junior ranking as to right of payment or security of any Incremental Facility or Replacement Facility permitted to be incurred under this Agreement), in each case, without any further action or consent of any other party to any Loan Document.

(f) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the applicable Administrative Agent and the applicable Borrowers (and no other party to this Agreement) (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Exposure and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Revolving Lenders ~~and/~~or Required Term Lenders, as conclusively determined by the applicable Administrative Agent in consultation with the applicable Borrowers.

(g) Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the applicable Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the applicable Administrative Agent at the request of the applicable Borrowers without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents. In addition, if the applicable Administrative Agent and the applicable Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature in this Agreement or any other Loan Document, then the applicable Administrative Agent and the applicable Borrowers shall be permitted to amend such provision without further action or consent by any other party; provided that the Required Lenders shall not have objected to such amendment within five Business Days after receiving a copy thereof.

(h) ~~Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, this Agreement may be amended (or amended and restated) without the written consent of any Lender (except for any Lender that will hold any portion of such new Term Loans) in order to effect any Repricing Event described in clause (a) of the definition thereof in the form of a new tranche of Term Loans under this Agreement~~[reserved].

(i) Notwithstanding the foregoing, this Agreement may be amended to increase the LC Sublimit with the written consent of the Issuing Banks and the Revolver Administrative Agent.

9.3 Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Documentation ~~Agent~~Agents, the Syndication Agent and their respective Affiliates, including the reasonable fees, disbursements and other charges of legal counsel for the applicable Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the applicable Administrative Agent or any Lender or Issuing Bank, including the fees, charges and disbursements of legal counsel for the applicable Administrative Agent or any Lender or Issuing Bank, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.3(a), including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, that the Borrowers’ obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one primary outside legal counsel for all Persons described in clauses (i), (ii) and (iii) above, taken as a whole, (y) in the case of any actual or perceived conflict of interest, one outside legal counsel for each group of affected Persons similarly situated, taken as a whole, in each appropriate jurisdiction and (z) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions).

(b) The Borrowers shall indemnify the Agents, the Arrangers, each Lender, each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of (i) one primary outside legal counsel to the Indemnitees, taken as a whole, (ii) in the case of any actual or perceived conflict of interest where the Indemnitees affected by such conflict informs the Borrowers of such conflict and thereafter retains their own counsel, one additional outside legal counsel for each group of affected Indemnitees similarly situated, taken as a whole, in each appropriate jurisdiction and (iii) if necessary, one local or foreign legal counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (x) any Loan or Letters of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (y) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Parent or any of Parent’s Subsidiaries (including any predecessor entities), or any Environmental Liability relating to Parent or any of Parent’s Subsidiaries (including any predecessor entities), or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by Parent, any other Borrower or any of their respective Affiliates, their respective creditors or any other Person; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by Parent or any of Parent’s Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (provided, that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against any Agent or any Arranger (in either case, in its capacity as such) by other Indemnitees, such Agent or such Arranger, as the case may be (in its capacity as such), shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above), (3) arise from any settlement entered into by any Indemnitee or any of its Related Parties in connection with the foregoing without any Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), or (4) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the Borrowers would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b). This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c) To the extent permitted by applicable law, none of Parent, any other Borrower or any Indemnitee shall assert, and each of Parent, each other Borrower and each Indemnitee hereby waives, any claim against Parent, each other Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letters of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, Parent and each other Borrower and each Indemnitee hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, that nothing contained in this paragraph shall limit the obligations of the Borrowers under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(d) All amounts due under this Section 9.3 shall be payable not later than 30 days after written demand therefor.

(e) Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrowers to such Indemnitee for fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

9.4 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliates of any Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise expressly provided in Section 6.4, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the applicable Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliates of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) of this Section 9.4, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the applicable Borrowers; provided, that no consent of the applicable Borrowers shall be required (i) during the primary syndication of the Term Loans, Revolving Credit Commitments and Revolving Credit Loans and (ii) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (in the case of an assignment of Revolving Credit Commitments or Revolving Credit Loans, only if such Lender, Affiliate of a Lender or Approved Fund is a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund in respect of a Revolving Credit Lender, respectively, and in the case of an assignment of Term Loan ~~B~~A Commitments or Term Loans, only if such Lender, Affiliate of a Lender or Approved Fund is a Term Loan Lender, an Affiliate of a Term Loan Lender or an Approved Fund in respect of a Term Loan Lender, respectively) ~~or a Purchasing Borrower Party~~ or, if a Specified Event of Default has occurred and is continuing, any other Eligible Assignee; provided, further, that (x) the applicable Borrowers shall be deemed to have consented to any such assignment unless the Borrower shall have objected thereto by written notice to the applicable Administrative Agent not later than the tenth Business Day following the date a written request for such consent is made and (y) the withholding of consent by the applicable Borrowers to any assignment to any Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the applicable Administrative Agent shall not have any responsibility or obligation to determine or notify the applicable Borrowers with respect to whether any Lender or potential Lender or Participant is a Disqualified Lender and the applicable Administrative Agent shall have no liability with respect to any assignment or participation of Loans or disclosure of confidential information to a Disqualified Lender);

(B) the applicable Administrative Agent, provided that the consent of the Administrative Agent shall not be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (in the case of an assignment of Revolving Credit Commitments or Revolving Credit Loans, only if such Lender, Affiliate of a Lender or Approved Fund is a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund in respect of a Revolving Credit Lender, respectively, and in the case of an assignment of Term Loan A Commitments or Term Loans, only if such Lender, Affiliate of a Lender or Approved Fund is a Term Loan Lender, an Affiliate of a Term Loan Lender or an Approved Fund in respect of a Term Loan Lender, respectively; and

(C) each Issuing Bank, provided that the consent of the Issuing Banks shall not be required for (i) an assignment of all or any portion of a Term Loan and (ii) an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (in the case of an assignment of Revolving Credit Commitments or Revolving Credit Loans, only if such Lender, Affiliate of a Lender or Approved Fund is a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund in respect of a Revolving Credit Lender, respectively, and in the case of an assignment of Term Loan A Commitments or Term Loans, only if such Lender, Affiliate of a Lender or Approved Fund is a Term Loan Lender, an Affiliate of a Term Loan Lender or an Approved Fund in respect of a Term Loan Lender, respectively).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Administrative Agent) shall not be less than $1.0 million (or $5.0 million in the case of Revolving Credit Commitments) unless each of the applicable Borrowers and the applicable Administrative Agent otherwise consent; provided, that no such consent of the applicable Borrowers shall be required if a Specified Event of Default has occurred and is continuing;

(B) each partial assignment with respect to a Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Class; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall (1) execute and deliver to the applicable Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the applicable Administrative Agent or (2) if previously agreed with the applicable Administrative Agent, manually execute and deliver to the applicable Administrative Agent an Assignment and Assumption, in each case, together with (unless waived or reduced by the applicable Administrative Agent in its sole discretion) a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Parent, each other Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and any applicable tax forms; and

(E) ~~any assignment of any Loans to a Purchasing Borrower Party shall be subject to the requirements of Sections 9.4(e) through (h), as applicable, and, in the case of Purchasing Borrower Parties, with respect to Dutch Auctions, Section 2.12(f)~~[reserved].

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, and subject to the obligations, of Sections 2.17, 2.18, 2.19 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv) The applicable Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the applicable Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and, as applicable, stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the applicable Borrowers, the applicable Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the applicable Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption, in each case executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4 and any applicable tax forms, the applicable Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.7(d), 2.7(e), 2.8(b), 2.20(d) or 8.7, the applicable Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the applicable Borrowers or the applicable Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (other than any natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person), Parent or any Subsidiary of Parent and any Disqualified Lender (to the extent that a list of Disqualified Lenders has been made available to all relevant Lenders)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the applicable Borrowers, the applicable Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (2) through (4) of the first proviso to Section 9.2(b) that adversely affects the Participant. The applicable Borrowers agree that, subject to paragraph (c)(ii) and (c)(iii) of this Section 9.4, each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (and subject to the requirements and limitations of such Sections) (it being understood that the documentation required under Section 2.19(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c) and proposed United States Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, including payments of interest and principal, notwithstanding any notice to the contrary. For the avoidance of doubt, the applicable Administrative Agent (in its capacity as an Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17, 2.18 or 2.19, with respect to any participation sold to such Participant, than its participating Lender would have been entitled to receive (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the participation) with respect to the participation sold to such Participant, unless the applicable Borrowers are notified of the participation sold to such Participant and the sale of the participation to such Participant is made with the applicable Borrowers’ prior written consent expressly acknowledging such Participant may receive a greater payment and such Participant agrees to comply with Section 2.21 as if it was a Lender. A Participant shall not be entitled to the benefits of Section 2.19 unless such Participant agrees, for the benefit of the applicable Borrowers, to comply (and actually complies) with Section 2.19(e) as though it were a Lender (it being understood that the documentation required under Section 2.19(e) shall be delivered to the participating Lender).

(iii) A Participant agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section 9.4.

(iv) Each Lender that sells a participation agrees, at the applicable Borrowers’ request and expense, to use reasonable efforts to cooperate with the applicable Borrowers to effectuate the provisions of Section 2.21(b) with respect to any Participant.

(v) ~~No participation may be sold to any Purchasing Borrower Party~~[reserved].

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) [reserved].

(f) [reserved].

~~(g) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with Section 9.4(b); provided, that:~~

~~(i) such assignment shall be made pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis pursuant to the Dutch Auction Procedures set forth in Section 2.12(f) or by way of an open market purchase; provided, that in the case of any open market purchases, at the time of such assignment and after giving effect to such assignment, such assignments will not exceed, in the aggregate, 25.0% of the principal amount of all Term Loans then outstanding at such time (it being understood that, solely for purposes of this proviso, any Term Loans previously purchased and cancelled pursuant to this Section 9.4(g) shall be deemed outstanding at such time);~~

~~(ii) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;~~

~~(iii) immediately after giving effect to any such purchase, no Default or Event of Default shall exist;~~

~~(iv) the applicable Assignment and Assumption shall include a customary “big boy” representation from each of the Purchasing Borrower Party and the assignee or assignor, as the case may be (it being agreed that no Purchasing Borrower Party shall be required to make a representation as to absence of MNPI);~~

~~(v) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 9.4(g) and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans purchased; and~~

~~(vi) the applicable Borrower(s) shall not, in any event, use proceeds from any Loans made under the Revolving Credit Facility to fund any such assignment.~~

(g) [reserved].

(h) ~~Notwithstanding anything to the contrary contained herein, no Purchasing Borrower Party shall have any right (in their capacity as a Lender) to (i) attend (including by telephone) any meeting or discussions (or portion thereof) attended solely by the applicable Administrative Agent and any Lenders or (ii) receive any information or material prepared by the applicable Administrative Agent or any Lender or any communication by or among applicable Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the applicable Borrowers or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to this Agreement)~~[reserved].

(i) In the case of any assignment, transfer or novation by a Lender to a new Lender, or any participation by such Lender in favor of a Participant, of all or any part of such Lender’s rights and obligations under this Agreement or any of the other Loan Documents, such Lender and the new Lender or Participant (as applicable) and each of the Luxembourg Loan Parties hereby agrees that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any assignment, amendment, transfer and/or novation of any kind permitted under, and made in accordance with the provisions of, this Agreement or any agreement referred to herein to which any Luxembourg Loan Party is a party (including any Collateral Document), any security created or guarantee given under or in connection with this Agreement or any other Loan Document shall be preserved and shall continue in full force and effect for the benefit of such new Lender or Participant (as applicable).

(j) With respect to any assignment or participation by a Lender of any Loans or Commitments, (i) to a Disqualified Lender or (ii) to the extent the applicable Borrowers’ consent is required under the terms of Section 9.4(b)(A) and such consent is not granted (or deemed to have been granted), to any other Person, in each case, the applicable Borrowers shall be entitled to (A) notwithstanding anything to the contrary in this Agreement, prepay the relevant Loans or terminate such Commitments on a non-pro rata basis or (B) require such Disqualified Lender or other Person to assign such Loans or Commitments in accordance with the terms of this Agreement, except to the extent that the applicable Borrowers consent in writing to such assignment or participation, provided that upon inquiry by any Lender to the applicable Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the applicable Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders.

9.5 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the applicable Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.17, 2.18, 2.19 and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the applicable Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agents shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the applicable Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time with the prior written consent of the applicable Administrative Agent (which consent shall not be required in connection with customary set-offs in connection with Cash Management Obligations and Specified Hedge Agreements), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final at any time held) and other obligations at any time owing by such Lender to or for the credit or the account of the applicable Borrowers against any of and all the obligations of the applicable Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender shall notify the applicable Administrative Agent, Parent and the other applicable Borrowers promptly after any such setoff.

9.9 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Collateral Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e) Each Loan Party that is organized under the laws of a jurisdiction outside the United States of America hereby appoints HLF Financing SaRL, LLC, with an office at 251 Little Falls Drive Wilmington, DE 19808, as its agent for service of process in any matter related to this Agreement or the other Loan Documents.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality. (a) Each of the Administrative Agents, the Syndication Agent, the Documentation ~~Agent~~Agents, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or demanded by any regulatory authority claiming jurisdiction over it or its Affiliates (provided, that the applicable Administrative Agent, each Issuing Bank or such Lender, as applicable, shall notify the applicable Borrowers as soon as practicable in the event of any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (provided, that the applicable Administrative Agent, such Issuing Bank or such Lender, as applicable, shall notify the applicable Borrowers promptly thereof prior to any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) as reasonably determined to be necessary, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or ~~by~~to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the applicable Borrowers and their obligations or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder (provided, that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) to the extent that such information is independently developed by it, (viii) with the prior written consent of the Borrower, (ix) to the extent such Information becomes available other than as a result of a breach of this Section 9.12 to the applicable Administrative Agent, the Syndication Agent, the Documentation ~~Agent~~Agents, the Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower or any of its Affiliates, (x) on a confidential basis to (A) any rating agency in connection with rating Parent or Parent’s Subsidiaries or the Facilities or (1) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or (2) market data collectors, similar service providers to the lending industry and service providers to the applicable Administrative Agent in connection with the administration, settlement and management of this Agreement and the Loan Documents, (xi) to the extent necessary or customary for inclusion in league table measurement, and (xii) for purposes of establishing a “due diligence” defense. For the purposes of this Section 9.12, “Information” means all information received from Parent, each other Borrower or any of their Affiliates relating to Parent or any of Parent’s Subsidiaries or businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to the applicable Administrative Agent, the Syndication Agent, the Documentation ~~Agent~~Agents, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Borrower; provided, that, in the case of information received from any Borrower after the Closing Date, such information is clearly identified on or before the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY APPLICABLE BORROWERS OR THE APPLICABLE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS AND WARRANTS TO THE APPLICABLE BORROWERS AND THE APPLICABLE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(d) For the avoidance of doubt, nothing herein prohibits or impedes any individual from communicating or disclosing Information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.

9.13 PATRIOT Act. Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the PATRIOT Act.

9.14 Release of Liens and Guarantees; Secured Parties. (a) In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets (including any Mortgaged Property) of any Loan Party to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement, the Liens created by the Loan Documents in respect of such Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents (including Mortgage release documents) as may be reasonably requested by Parent or any other Borrower and at such Borrower’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets. In the event that any Capital Stock or other asset (including any Mortgaged Property) constituting Collateral has become, or is becoming, an Excluded Asset, then, at the request of Parent or any Borrower, the Collateral Agent agrees to promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute such documents (including mortgage release documents) as may be reasonably requested by Parent or any Borrower and at such Borrower’s expense to terminate, discharge and release (or to further document and evidence the termination, discharge and release of) the Liens created by any Loan Document in respect of such assets. In the case of a transaction permitted under this Agreement the result of which is that a Loan Party would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary (or in case any Restricted Subsidiary otherwise becomes an Excluded Subsidiary or any Borrower elects that any Discretionary Guarantor that would otherwise constitute an Excluded Subsidiary cease to be a Discretionary Guarantor), the Guarantee Obligations created by the Loan Documents in respect of such Loan Party (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released, without the requirement for any further action by any Person and the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Parent or any Borrower and at such Borrower’s expense to further document and evidence such termination and release of such security interests and such Loan Party’s Guarantee Obligations in respect of the Obligations (including its Guarantee Obligations under the Guaranties). Notwithstanding anything in this Agreement to the contrary, no Guarantee (nor the security interest granted by any such Guarantor) will be released solely as a result of the relevant Guarantor ceasing to be a Wholly-Owned Subsidiary unless such transaction is entered into for a bona fide business purpose and, for the avoidance of doubt, not for the primary purpose of causing such release; provided that a Guarantor subsidiary shall only be released from its Guarantee as set forth above if (x) at the time such Guarantor ceases to be a Wholly-Owned Subsidiary, (y) at the time of the definitive documentation for the transaction in which such Guarantor subsidiary ceases to be a Wholly-Owned Subsidiary, and (z) at the time of such release and the consummation of the transaction that causes such Guarantor Subsidiary to cease to be a Wholly-Owned Subsidiary, the Borrowers are deemed to have made a new investment in such subsidiary in an amount equal to the portion of the fair market value of the net assets of such person attributable to the Borrowers’ or any subsidiary’s equity interests therein as determined by the Borrower in good faith and such investment is a permitted Investment. Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or Subsidiary of any Loan Party shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(b) Upon the payment in full of the Obligations and the termination or expiration of the Commitments, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person and the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Parent or any Borrower and at such Borrower’s expense to further document and evidence such termination and release of Liens created by the Loan Documents (including by way of assignment), and the Guarantee Obligations created by the Loan Documents in respect of the Guarantors shall automatically terminate and be released, without the requirement for any further action by any Person and the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Parent or any Borrower and at such Borrower’s expense to further document and evidence such termination and release of the Guarantors’ Guarantee Obligations in respect of the Obligations (including the Guarantee Obligations under the Guaranties).

(c) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent on behalf of the Secured Parties at such sale or other disposition.

9.15 No Fiduciary Duty. The Agents, each Issuing Bank and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals and not as the agents or fiduciaries of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto. In furtherance of the foregoing, no Hedge Agreement the obligations under which constitute Specified Hedge Agreement obligations and no other agreements the obligations under which constitute Cash Management Obligations, in each case will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedge Agreement or such agreement in respect of Cash Management Services shall be deemed to have appointed the applicable Administrative Agent to serve as administrative agent and the Collateral Agent to serve as collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.16 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the applicable Administrative Agent, each Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrowers. In determining whether the interest contracted for, charged, or received by the applicable Administrative Agent, Issuing Bank or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.17 Intercreditor Agreements. The Collateral Agent is authorized and directed to, to the extent required or permitted by the terms of the Loan Documents, (x) enter into (i) any Collateral Document, (ii) any Senior Pari Passu Intercreditor Agreement, (iii) any Senior/Junior Intercreditor Agreement or (iv) any other intercreditor agreement contemplated hereunder or (y) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement contemplated hereunder, any Collateral Document, and any consent, filing or other action will be binding upon them. Each of the Lenders (including in its capacities as a Lender) and each of the Secured Parties (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement contemplated hereunder (if entered into) and (b) hereby authorizes and instructs the Collateral Agent to enter into any Senior Pari Passu Intercreditor Agreement, any Senior/Junior Intercreditor Agreement and any other intercreditor agreements contemplated hereunder or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be incurred and secured pursuant to Sections 6.2 and 6.3, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

9.18 Discretionary Guarantors. At any time after the Closing Date, the Borrowers may elect to add a Group Member that is an Excluded Subsidiary or any other Person reasonably satisfactory to the Collateral Agent to be added as an additional guarantor and a Loan Party (a “Discretionary Guarantor”) as follows:

(a) the Borrowers shall provide a Notice of Additional Guarantor to the Collateral Agent of its intention to add any Discretionary Guarantor at least 15 Business Days (or such shorter period as the Collateral Agent may reasonably agree) prior to the date of the proposed addition;

(b) consent of the Collateral Agent shall be required to approve any such addition (such consent not to be unreasonably withheld or delayed, but which may be withheld if the Collateral Agent reasonably determines that such Discretionary Guarantor is organized or incorporated under the laws of a jurisdiction where (i) the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized or incorporated in the relevant jurisdiction is materially and adversely limited by applicable law or contractual limitations, (ii) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are materially and adversely limited by applicable law or (iii) there is any reasonably identifiable and material adverse political risk to the Lenders or the Collateral Agent associated with such jurisdiction); provided, that no such consent shall be required for the addition of any Discretionary Guarantor organized under the laws of the United States, or any State or political subdivision thereof, or any province or political subdivision thereof;

(c) the Borrowers and such Discretionary Guarantor shall deliver the documents required by Section 5.9, at the time such Group Member or other Person becomes a Discretionary Guarantor (or such later date as the Collateral Agent may reasonably agree) with respect to each such additional Guarantor (and solely for purposes of Section 5.9(c) and the Collateral Documents, such Subsidiary shall be deemed to have been acquired at the time such Notice of Additional Guarantor is received by the Collateral Agent); and

(d) as a condition to the effectiveness of any joinder of any Discretionary Guarantor, such Discretionary Guarantor shall deliver opinions, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1 and all other documentation and other information, in each case as reasonably requested in writing by the Collateral Agent within ten Business Days following receipt of such Notice of Additional Guarantor to satisfy requirements under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the PATRIOT Act.

9.19 Posting of Margin and Collateral. Notwithstanding anything to the contrary in this Agreement or any Loan Document, to the extent that any Group Member or counterparty to a Hedge Agreement is required to post any margin or collateral under a Hedge Agreement as a result of any regulatory requirement, swap clearing organization rule, or other similar regulation, rule, or requirement, (i) a Group Member shall be permitted to make payments of such margin or collateral to the counterparty in satisfaction of any such regulation, rule, or requirement; and (ii) if any such counterparty posts any such margin or collateral with any Group Member, such margin or collateral shall not be subject to any cash trap, cash sweep, or other cash management provision or restriction in any Loan Document, save and except any pledge or assignment of such hedging agreement, with the express intention that the relevant Group Member shall be permitted to receive, return (including any return payment), or apply such margin or collateral in accordance with the relevant Hedge Agreement; provided, however, that such Group Member shall not use any such margin or collateral for any other purpose than in accordance with the relevant Hedge Agreement.

9.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to any Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, such Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to any Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to any Agent or any Lender in such currency, such Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

9.21 Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an ~~EEA~~Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of ~~any EEA~~the applicable Resolution Authority.

9.22 Collateral. Each of the parties hereto represents to each of the other parties hereto that it, in good faith, is not relying upon any margin stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

9.23 Swiss Limitations. Any obligations assumed by a Guarantor incorporated in Switzerland (a “Swiss Guarantor”) under this Agreement, the Guaranties and any other Loan ~~"~~Document (the “Swiss Guarantor Obligations”) shall be subject to the following limitations:

(a) If and to the extent a Swiss Guarantor under or in connection with this Agreement, the Guaranties or any other Loan Document guarantees, indemnifies and/or otherwise secures obligations of any other Loan Party (other than the wholly owned direct or indirect subsidiaries of a Swiss Guarantor) and the performing of the relevant obligation, a guarantee payment in fulfilling such obligations and/or the using of the proceeds from enforcement of the security interests securing such obligations (in each case hereunder defined as, an “Enforcement”) would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor, the repayment of statutory capital reserves (Rückzahlung von gesetzlichen Kapitalreserven) or would otherwise be restricted under Swiss law and practice then applicable, the use of the proceeds of such Enforcement shall not exceed the amount of such Swiss Guarantor’s freely disposable equity at the time of the Enforcement including, without limitation, any statutory reserves which can be transferred into unrestricted, distributable reserves, in accordance with Swiss law (the “Freely Disposable Amount”).

(b) This limitation shall only apply to the extent it is a requirement under applicable law at the time of Enforcement. Such limitation shall not free the Swiss Guarantor from its obligations in excess of the Freely Disposable Amount, but merely postpone the performance date thereof until such times when the Swiss Guarantor has again freely disposable equity.

(c) If the use of the proceeds of any Enforcement under the Guaranties or any other Loan Document would be limited due to the effects referred to in this Clause 9.23, the Swiss Guarantor shall further, to the extent permitted by applicable law and Swiss accounting standards and upon request by the Collateral Agent, write up or sell any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of sale, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig) and such sale is permitted under the Loan Documents.

(d) The Swiss Guarantor shall, and any holding company of the Swiss Guarantor which is a party to a Loan Document shall procure that such Swiss Guarantor will take and cause to be taken all and any action as soon as reasonably practicable, including, without limitation, (i) the passing of any shareholders’ and/or quotaholders’ resolutions to approve any payment or other performance under this Agreement or any other Loan Documents, (ii) the provision of an audited interim balance sheet, (iii) the provision of a determination by the Swiss Guarantor of the Freely Disposable Amount based on such audited interim balance sheet, (iv) the provision of a confirmation from the auditors of the Swiss Guarantor that the payment in an amount corresponding to the Freely Disposable Amount or the performance of other obligations is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, and (v) the obtaining of any other confirmations which may be required as a matter of Swiss mandatory law in force at the time of Enforcement, in order to allow a prompt payment or performance of other obligations with a minimum of limitations.

(e) If so required under applicable law (including tax treaties) at the time of Enforcement under this Agreement or any other Loan Document, the Swiss Guarantor:

(i) shall use its reasonable endeavors to ensure that the proceeds of any Enforcement can be used without deduction of Swiss withholding tax, or with deduction of Swiss withholding tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii) shall deduct the Swiss withholding tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to sub-paragraph (i) above does not apply; or shall deduct the Swiss withholding tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (i) applies for a part of the Swiss withholding tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(iii) shall promptly notify the Collateral Agent that such notification or, as the case may be, deduction has been made, and provide the Collateral Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(f) In the case of a deduction of Swiss withholding tax, the Swiss Guarantor shall use its reasonable endeavors to ensure that any person that is entitled to a full or partial refund of the Swiss withholding tax deducted from such payment under this Agreement or any other Loan Document, will, as soon as possible after such deduction:

(i) request a refund of the Swiss withholding tax under applicable law (including tax treaties); and

(ii) pay to the Collateral Agent upon receipt any amount so refunded.

(g) Notwithstanding any other provision to the contrary in this Agreement (including Section 2.19), to the extent the Swiss Guarantor is required to deduct Swiss withholding tax pursuant to the Guaranties or any other Loan Document, and if the Freely Disposable Amount is not fully utilised and if the refund procedure pursuant to paragraph (f) above does not apply, the Swiss Guarantor will be required to pay, directly or by way of use of the proceeds of Enforcement, an additional amount so that after making any required deduction of Swiss withholding tax the aggregate net amount paid to the Collateral Agent, directly or by way of use of the proceeds of Enforcement, is equal to the amount which would have been paid if no deduction of Swiss withholding tax had been required, provided that the aggregate amount paid (including the additional amount) shall in any event be limited to the Freely Disposable Amount. For the avoidance of doubt and notwithstanding anything to the contrary, any additional amount required to be paid pursuant to the preceding sentence shall not exceed the additional amount on account of Indemnified Taxes that are required to be paid pursuant to Section 2.19 and shall be subject to the provisions and limitations contained in Section 2.19. If a refund is made to a Credit Party, such Credit Party shall transfer the refund so received to the Swiss Guarantor, subject to any right of set-off of such Credit Party pursuant to the Loan Documents.

9.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 9.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

9.25 Luxembourg Limitations.

(a) Notwithstanding any other provision of this Agreement, to the extent that any guarantee provided herein or in connection with any Loan Document (a “Luxembourg Guarantee”) is granted by a Guarantor incorporated in Luxembourg (a “Luxembourg Guarantor”), the maximum liability amount payable by such Luxembourg Guarantor under this Agreement or the Loan Document, shall be limited, at any time, to an aggregate amount (without duplication) not exceeding the greater of (the “Available Amount”):

(i) ninety-five per cent (95)% of such Luxembourg Guarantor’s net assets (capitaux propres), as referred to in annex I of the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account, and enforcing the Luxembourg law dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings (the “Regulation”) and its subordinated debt (dettes subordonnées) as referred to in annex I of the Regulation, as reflected in the financial information of such Luxembourg Guarantor, including, without limitation, its latest financial statements (comptes annuels) available at the date of this Agreement and approved by the shareholders of the applicable Luxembourg Guarantor and certified by the statutory or the independent auditor, and any (unaudited) interim financial statements signed by its board of managers (gérants), as the case may be, and

(ii) ninety-five per cent (95)% of such Luxembourg Guarantor’s net assets (capitaux propres) as referred to in annex I of the Regulation and its subordinated debt (dettes subordonnées) as referred to in annex I of the Regulation, as reflected in the financial information of such Luxembourg Guarantor, including, without limitation, its latest financial statements (comptes annuels) available at the date of the relevant payment hereunder and approved by the shareholders of the applicable Luxembourg Guarantor and certified by the statutory or the independent auditor, and any (unaudited) interim financial statements signed by its board of managers (gérants), as the case may be.

(b) Should the financial information referred in clauses (i) and (ii) above not be available on the date the Luxembourg Guarantee is called, the relevant Luxembourg Guarantor’s net assets (“capitaux propres”) will be determined in good faith by the Collateral Agent or any other person designated by the Collateral Agent, acting reasonably, in accordance with the Luxembourg accounting principles applicable to the relevant Luxembourg Guarantor and at the cost of such Luxembourg Guarantor.

(c) The limitations set forth under this section shall not apply to any amounts raised under this Agreement and made available, in any form whatsoever, to the relevant Luxembourg Guarantor or any of its direct or indirect Subsidiaries.

(d) No Luxembourg Guarantee granted by a Luxembourg Guarantor will extend to include any obligation or liability, and no security granted by a Luxembourg Guarantor will secure any obligations, in each case, if to do so would be unlawful financial assistance in respect of the acquisition of shares in itself under Article 430-19 or would constitute a misuse of corporate assets (“abus de biens sociaux”) as defined at Article 1500-11 of the Luxembourg Act on commercial companies of 10 August 1915, as amended. For the avoidance of doubt, the limitations set forth in this Section 9.25 shall not apply to (i) any enforcement of real security interests (sûretés réelles) granted by a Luxembourg Guarantor or any recoveries derived from the enforcement thereof, and (ii) any obligations of any direct or indirect subsidiary of a Luxembourg Guarantor.

(e) The Available Amount due by each Luxembourg Guarantor under the Luxembourg Guarantee shall be reduced by any amount paid by such Luxembourg Guarantor under any guarantee granted by such Luxembourg Guarantor in respect of any obligations owed under the Senior Secured Notes.

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